EXECUTION COPY

LEASE

between

11 MADISON AVENUE LLC,

Landlord

and

YELP INC.,

Tenant

Premises:

The entire 14th and 16th floors
of the Building located at
11 Madison Avenue
New York, New York

NEITHER THIS DRAFT LEASE, NOR ANY OTHER DRAFT LEASE, NOR ANY CORRESPONDENCE, WRITINGS, COMMUNICATIONS OR OTHER DOCUMENTS DELIVERED OR EXCHANGED BETWEEN THE PARTIES HERETO SHALL BE DEEMED TO BE AN OFFER OR AGREEMENT ON THE TERMS SET FORTH HEREIN OR OTHERWISE, AND NO AGREEMENT SHALL BE BINDING ON EITHER PARTY UNLESS AND UNTIL EXECUTED AND DELIVERED BY BOTH PARTIES HERETO.

1

Table of Contents
(continued)

2

EXHIBITS

Exhibit A	Description of Land
Exhibit B	Premises Floor Plans
Exhibit C-1	Landlord’s Work
Exhibit C-2	Tenant’s Work
Exhibit D-1	Building Rules and Regulations
Exhibit D-2	Alterations Rules and Regulations
Exhibit E	Transfer Restrictions
Exhibit F	Prohibited Uses
Exhibit G	Cleaning Specifications
Exhibit H	HVAC Specifications
Exhibit I	Form of Security Deposit Letter of Credit
Exhibit J	Holidays
Exhibit K	Intentionally Omitted
Exhibit L	Approved Contractors
Exhibit M	Signage Plan
Exhibit N	Certificate of Occupancy

INDEX OF DEFINED TERMS

A/S Notice	31
A/S Notice Date	31
A/S Review Period	31
A/S Subject Space	31
A/S Term Sheet	31
AAA	100
Abatement Amount	78
Abatement Commencement Date	77
Abatement Expiration Date	77
Abatement Period	77
AC Service	68
ADA	46
Additional Rent	6
Adjusted by CPI	53
affiliate of Landlord	6
Affiliated Person	42
After Hours Freight Elevator/Loading Dock
Usage	73
After Hours HVAC Service	69
Alteration	53
Alteration Permits	56
Alteration Threshold	53
Ancillary Permitted Uses	1
Annual Condenser Water Charge	72
Approved Working Drawings	2
Architect	1
Assignment Consideration	39
Assignment Expenses	39
AWARD	101
Bankruptcy Event	91
Base Expense Year	23
Base Expenses	23
Base Rent	1
Base Taxes	15
Basic Cost	65
Board of Managers	26
Brokers	98
Building	1
Building Basement Premises	1
Building Common Areas	64
Building Electrical Modifications	66
Building HVAC Systems	69
Building HVAC Units	69
Building Standard	1
Business Days	2
Business Hours	60
By-Laws	26
Close Out Deliverables	13
Commencement Date	2
Competitor Restrictions	119
Condominium	26
Condominium Documents	26
Construction Drawings	1
Consumer Price Index	53
Contract	3
Contract Release Price	3
Contractor	3
Contractor’s Statement	86
control	6, 40
controlled by	6
controlling	6
Controlling Interest Transfers	40
CS Lease	23
CS Lease Premises	23
CS Lease Tenant	23
date of the taking	88
Declaration	26
Decorative Alteration	53
Deficiency	94
Determination Date	109
Disputing Survey	67
Election to Lease Notice	115
Electrical Consultant	67
Electricity Invoice	65
Engineers	1
Environmental Laws	46
Estimated Cost Schedule	4
Event of Default	2
Excluded Tax Lots	15
Execution Date	2
Existing Security Letter	107
Expense Payment	24
Expense Statement	24
Expense Year	23
Expiration Date	2
Extension Exercise Notice	108
Extension Exercise Notice Date	108
Extension Occupancy Requirements	109
Extension Option	108
Extension Term	108
Extension Term Commencement Date	108
Extension Term Expiration Date	108
Final Space Plan	2
Final Working Drawings	2
Fire System	47
First Class Office Building	2

FMV Agreement	110
FMV Amount	109
FMV Dispute Notice	110
Freight Elevator/Loading Dock Hours	73
Freight Elevators	72
GAAP	2
Governmental Authority (Authorities)	2
Hazardous Materials	46
Heating Service	68
hereby	6
herein	6
hereof	6
hereto	6
hereunder	6
Holdover Period	90
Holidays	2
HVAC After Hours	68
HVAC Regular Hours	68
in full force and effect	5
include	4
Included Tax Lots	15
including	4
Incomplete Floor	12
Insurance Requirements	2
Intended Use	7
Interest Rate	3
Interim Extension Rent	111
Land	3
Landlord	1
Landlord Additional Insureds	49
Landlord Indemnitees	83
Landlord Violations	13
Landlord’s Option	31
Landlord’s Option Notice	31
Landlord’s Rate	65
Landlord’s Work	3
Landlord's affiliate	6
Late Charge	97
lease documents	101
LEED	14
Legal Requirements	3
Long Term Sublease	32
Maximum Supplemental HVAC Capacity	70
Maximum Work Allowance	7
mortgage	4
Named Tenant	109
net effective rent	35
NET PROCEEDS	103
New Provider	75
Non-Landlord Violations	13
Non-Renewal Space	108
Nonstructural Alteration	53
Notices	98
Objection Notice	67
obligations of this Lease	4
Occupancy Requirements	118
Offer Determination Date	113
Offer FMV Agreement	113
Offer FMV Amount	113
Offer FMV Dispute Notice	113
Offer Rent Notice	113
Offer Space	112
Offer Space Effective Date	115
Offer Space Notice	112
Office Use	3
Operating Expenses	18
Outside Date	116
Parent	40
parties	6
Periodic Payment	7
Permits	2
Permitted Affiliated Person	42
Permitted Nonstructural Alteration	53
Permitted Occupant	30
Permitted Uses	3
person	5
persons	5
Premises	3
Premises Unit	26
prevailing party	102
Prime Rate	3
Prohibited Uses	8
Project Manager	3
Proposed New Lease	117
Real Estate Tax Component	14
Real Property	3
Reduction Benefits	16
Reduction Date	108
Regulated Work	60
Rejected ROFO Space	115
Related Entity	40
Related Entity Assignment	40
Related Entity Sublease	40
Renewal Space	108
Rent Abatement Period	7
Rent Commencement Date	3
Rent Notice	109
rents	6
repair	5
Replacement Notice	107
Replacement Security Letter	107
Required Landlord Restoration	86

Required Net Worth	42
Required Security Amount	108
Requirements	4
Restoration Period	86
Restoration Work	62
Right of First Offer	115
ROFO Applicable Space	112
ROFO Cap	112
ROFO Interim Period	115
ROOF INSTALLATIONS	119
RSF	3
Rules and Regulations	52
Second A/S Notice	34
Second A/S Notice Date	34
Security Letter	106
Services Abatement Event	77
Short Term ROFO Space	113
Short Term ROFO Term	113
Sign	118
Signage Plan	119
SNDA	29
Soft Costs	7
Sony Lobby	82
Specialty Installation(s)	61
Structural Alteration	54
Subletting Consideration	39
Subletting Expenses	39
substantially complete	4
Substantially Complete	4
successor landlord	28
superior leases	27
superior mortgages	27
Superior Rights	117
Supplemental HVAC Units	70
Takeback Sublease	32
Tax Payment	16
Tax Rate	15
Tax Reduction Actions	18
Tax Reduction Expenses	18
Tax Statement	16
Tax Year	15
Taxes	14
Tenant	1, 4
Tenant Caused Building Alterations	47
Tenant Party	4
Tenant ROFO Term	112
Tenant Work Costs	6
Tenant’s Consultant	67
Tenant’s Cost	65
Tenant’s Deposit	6
Tenant’s Expense Share	23
Tenant’s HVAC Equipment	70
Tenant’s Plans	55
Tenant’s Projected Expense Payment	24
Tenant’s Property	61
Tenant’s Request	7
Tenant’s Requisition Share	8
Tenant’s Tax Share	16
Tenant’s Work	13
Term	6
Terrace Space	11
Third Consultant	67
Total Cost	54
Total Requisitioned Amount	8
Unavoidable Delay	84
Unavoidable Delays	84
under common control with	6
Untenantability Notice	77
untenantable	85
Unused Premises	92
Usage	65
Work Allowance	6
Work Allowance Conditions	7
Zoning Resolution	7

LEASE

     LEASE dated July 31, 2014, between 11 MADISON AVENUE LLC (“Landlord”), a Delaware limited liability company having an office 261 Madison Avenue, 27th floor, New York, NY 10016, and YELP INC. (“Tenant”), a Delaware corporation having an office at 140 New Montgomery Street, 9th Floor, San Francisco, CA 94105.

     Landlord and Tenant hereby covenant and agree as follows:

ARTICLE 1

BUSINESS TERMS, PREMISES, TERM, RENTS

     1.01 Certain Definitions and Rules of Construction. For the purposes of this Lease:

          (a) “Ancillary Permitted Uses” means the following uses that are ancillary to Office Use provided such ancillary uses are used exclusively by Tenant or other Permitted Occupants, and their respective employees and invitees (including consultants, clients and guests) (and which are not open to the general public), in connection with business being conducted by Tenant in the Premises: one or more pantries and serveries (provided, however, there shall be no cooking or baking of any food performed in any pantry, except that Tenant may warm food and beverages in any pantry using equipment such as vending machines, microwave ovens, coffee makers and hot water dispensers that do not require any venting), storage areas, conference and meeting rooms, training rooms, libraries, messenger and mail room facilities, ATM kiosk, library, reproduction and copying facilities, IT rooms, word and data processing centers, computer and communications facilities, storage rooms and file rooms (including condensed file rooms with reinforced flooring, subject to the provisions of Articles 13 and 14 hereof).

          (b) “Base Rent” means:

               (A) TWELVE MILLION NINE HUNDRED THIRTY-NINE THOUSAND SEVEN HUNDRED TWENTY AND 00/100 ($12,939,720.00) DOLLARS per annum for the period commencing on the Rent Commencement Date and ending on the day preceding the fifth (5th) anniversary of the Rent Commencement Date, both dates inclusive; and

               (B) FOURTEEN MILLION FOUR HUNDRED SIXTY-TWO THOUSAND AND FORTY AND 00/100 ($14,462,040.00) DOLLARS per annum for the period commencing on the fifth (5th) anniversary of the Rent Commencement Date and ending on the Expiration Date, both dates inclusive.

          (c) “Building” means the building and other improvements located from time to time at 11 Madison Avenue, New York, New York.

          (d) “Building Basement Premises” means the entire B-1 and B-2 levels of the Building.

          (e) "Building Standard" means such materials, equipment, fixtures and specifications as Landlord may uniformly elect to use from time to time as a part of its standard construction substantially throughout the Building, which shall be of a standard not less than the prevailing standards at other First Class Office Buildings.

          (f) “Business Days” shall mean Mondays through Fridays, except such days as are observed by the State or Federal government as legal holidays and those days designated as holidays by the applicable building service union employees contract (all of such holidays being hereinafter referred to as "Holidays", a list of such Holidays currently observed at the Building as of the date of this Lease is attached hereto as Exhibit J).

          (g) “Commencement Date” means the date which, is the earlier of (i) the date (which shall be no earlier than July 1, 2014) on which possession of the Premises is delivered to Tenant in broom clean condition with Landlord's Work therein substantially complete, and (ii) the date on which Tenant or any other Tenant Party first occupies any portion of the Premises for any purpose, including the commencement of Tenant’s Work, other than the taking of measurements, space planning, inspections and other similar pre-construction activities. Landlord may, at its option, deliver possession of each floor comprising the initial Premises under this Lease separately, in which event the Commencement Date shall be determined for each such floor separately in according with the foregoing definition.

          (h) “Event of Default” means a default under any of the terms, covenants or conditions of this Lease on Tenant's part to observe, perform or comply with, that remains or remained uncured after the giving of any required notice to Tenant and the expiration of any applicable cure period, or any of the events described in Section 25.01 of this Lease, or any other event or occurrence designated in this Lease as an "Event of Default."

          (i) “Execution Date” means the date of full execution and delivery of this Lease by both parties.

          (j) “Expiration Date” means the last day of the calendar month in which occurs the date preceding the tenth (10th) anniversary of the last Rent Commencement Date to occur for all portions of the Premises.

          (k) “First Class Office Building” means a first class multi-tenanted office building located in Manhattan of comparable size to the Building, excluding owner occupied buildings.

          (l) "GAAP" means generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

          (m) "Governmental Authority (Authorities)" means all governmental, public and quasi-public authorities, including the United States of America, the State of New York, the City of New York and all subdivisions thereof, including all executive, legislative and judicial bodies, agencies, departments, commissions, boards, bureaus and instrumentalities of any of the foregoing, now existing or hereafter created.

          (n) "Insurance Requirements" means all present and future rules, regulations, orders and other requirements of the New York Board of Fire Underwriters, the New York Fire Insurance Rating Organization and all other similar organizations performing the same or similar functions and having jurisdiction or cognizance of the Building and/or the Premises, and all requirements, obligations and conditions imposed by the carrier of Landlord's property damage policy for the Building.

          (o) “Interest Rate” means the Prime Rate plus two hundred (200) basis points.

          (p) “Land” means the parcel of land on which the Building is located, as more particularly described in Exhibit A annexed hereto.

          (q) “Landlord’s Work” means the work set forth on Exhibit C-1 annexed hereto.

          (r) "Legal Requirements" means all present and future laws, ordinances, requirements, orders, directives, rules, resolutions, codes, and regulations of all Governmental Authorities, and the direction or order of any public officer pursuant to law, then having jurisdiction over the Building, Landlord and/or Tenant.

          (s) “Permitted Uses” means, collectively, (i) general, administrative and executive office use consistent with a First Class Office Building (such general, administrative and executive office use being herein referred to as “Office Use”), and (ii) the Ancillary Permitted Uses.

          (t) “Premises” means the following portions of the Building, substantially where shown on the floor plans annexed hereto as Exhibit B, together with all fixtures, equipment and systems which at the commencement of, or during, the Term (as hereinafter defined), are thereto attached (except items not deemed to be included therein and removable by Tenant as provided in Article 14): the entire rentable area of the sixteenth (16th) floor which shall be deemed to contain 71,430 RSF and the entire rentable area of the fourteenth (14th) floor which shall be deemed to contain 80,802 RSF of the Building.

          (u) “Prime Rate” means, on any particular date, a rate per annum equal to the rate of interest published in The Wall Street Journal as the "prime rate," as in effect on such day, with any change in the "Prime Rate" resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate; provided, however, that if more than one prime rate is published in The Wall Street Journal for a day, the average of the prime rates shall be used; provided, further, however, that the prime rate (or the average of the prime rates) will be rounded up to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%. In the event that The Wall Street Journal ceases or temporarily interrupts publication (or publication of a "prime rate"), then the Prime Rate shall mean the daily average prime rate published in another business newspaper, or business section of a newspaper, of national standing chosen by Landlord. If The Wall Street Journal resumes publication, the substitute index will immediately be replaced by the prime rate published in The Wall Street Journal.

          (v) “Real Property” means the Building and the Land.

          (w) “RSF” shall mean the rentable square feet or rentable area of the Premises and/or other portions of the Building (as the case may be).

          (x) “Rent Commencement Date” means, subject to Section 1.06 of this Lease, the date which is nine (9) months following the Commencement Date (and if there are different Commencement Dates for each full floor of the initial Premises as permitted under Section 1.01(g) hereof, then the Rent Commencement Date for each such floor shall be the date which is nine (9) months following the Commencement Date with respect thereto).

          (y) "Requirements" means, collectively, Legal Requirements and Insurance Requirements.

          (z) “Substantially Complete” or “substantially complete” means that the work in question is complete substantially in accordance with the plans and specifications therefor and applicable Legal Requirements, other than so called “punch list” items or other minor items of work or adjustment the non-completion of which does not interfere with the performance of, as applicable, either further alterations or the use of the Premises for the Permitted Uses.

          (aa) “Tenant” means Tenant herein named or any assignee or other successor in interest (immediate or remote) of Tenant herein named, including any Permitted Transferee, while such Tenant or such assignee or other successor in interest, as the case may be, is in possession of the Premises as owner of Tenant's estate and interest granted by this Lease. In addition, in Section 25.01 hereof, the term Tenant shall mean the then Tenant and all predecessors-in-interest of the then Tenant under this Lease who remain liable for all or a portion of the Tenant's obligations or liabilities under this Lease, except that to be effect, the notice of termination described in said Section 25.01 need only be given to the then Tenant under this Lease.

          (bb) “Tenant Party” means and includes Tenant and all persons claiming by, through and under Tenant, including subtenants, licensees and concessionaires of any portion of the Premises, and the employees, invitees, customers, patrons, agents and contractors of Tenant or of any such subtenants (excluding Landlord or its designee pursuant to a Takeback Sublease and all persons claiming by, through or under Landlord or its designee pursuant to a Takeback Sublease), licensees or concessionaires.

          (cc) The term “mortgage” shall include an indenture of mortgage and deed of trust to a trustee to secure an issue of bonds, and the term mortgagee shall include such a trustee.

          (dd) The terms “include,” “including” and such as shall each be construed as if followed by the phrase "without being limited to".

          (ee) The term “obligations of this Lease”, and words of like import, shall mean the covenants to pay rent and Additional Rent under this Lease and all of the other covenants and conditions contained in this Lease. Any provision in this Lease that one party or the other or both shall do or not do or shall cause or permit or not cause or permit a particular act, condition, or circumstance shall be deemed to mean that such party so covenants or both parties so covenant, as the case may be. Reference to performance of either party's obligations under this Lease shall be construed as "performance and observance".

          (ff) Reference in this Lease to Tenant being or not being in default hereunder or in default under this Lease, or words of like import, shall mean that Tenant is in or is not in, as the case may be, default in the observance or performance of, or compliance with, one or more of the terms, covenants, obligations or conditions on Tenant's part to observe, perform or comply with under this Lease.

          (gg) References in this Lease to Landlord having no liability to Tenant or to any other person or being without liability to Tenant or to any other person, or words of like import, (x) shall mean that Tenant is not entitled to terminate this Lease, or to claim actual or constructive eviction, partial or total, or to receive any abatement or diminution of rent, or to claim or receive damages of any kind (including consequential damages) or to be relieved in any manner of any of its other obligations hereunder, or to be compensated for loss or injury suffered or to enforce any other kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant's use or occupancy of the Premises, except as may otherwise be expressly provided in this Lease, and in all provisions of this Lease that provide for the indemnification or the holding harmless of Landlord, the benefit of such provisions shall inure to the benefit of all Landlord Indemnitees, as if the term "Landlord" included all Landlord Indemnitees.

          (hh) The term “repair” shall be deemed to include restoration and replacement as may be necessary to achieve and/or maintain good working order and condition.

          (ii) Reference to termination of this Lease includes expiration or earlier termination of the Term or cancellation of this Lease pursuant to any of the provisions of this Lease or to any Legal Requirement. Upon a termination of this Lease, the term and estate granted by this Lease shall end at noon of the date of termination as if such date were the date of expiration of the Term and neither party shall have any further obligation or liability to the other after such termination (i) except as shall be expressly provided for in this Lease, or (ii) except for such obligation as by its nature or under the circumstances can only be, or by the provisions of this Lease, may be, performed after such termination, and, in any event, unless expressly otherwise provided in this Lease, any liability for a payment which shall have accrued to or with respect to any period ending prior to or at the time of termination shall survive the termination of this Lease.

          (jj) The term “in full force and effect” when herein used in reference to this Lease as a condition to the existence or exercise of a right on the part of Tenant shall be construed in each instance to mean that the Term has not expired, and this Lease has not been terminated or cancelled.

          (kk) Words and phrases used in the singular shall be deemed to include the plural and vice versa, and nouns and pronouns used in any particular gender shall be deemed to include any other gender.

          (ll) The rule of ejusdem generis shall not be applicable to limit a general statement following or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned.

          (mm) All references in this Lease to numbered Articles, numbered Sections and lettered Exhibits are references to Articles and Sections of this Lease, and Exhibits annexed to (and thereby made part of) this Lease, as the case may be, unless expressly otherwise designated in the context. All references in this Lease or the Exhibits or Schedules hereto shall, unless otherwise expressly provided to the contrary, be deemed to mean this Lease, including all Exhibits and Schedules hereto.

          (nn) The terms “person” and “persons”, as used in this Lease, shall mean and include natural persons, firms, corporations, partnerships, joint ventures, limited liability partnerships, limited liability companies, associations and any other private or public entities, including any government or political subdivision or agency, department or instrumentality thereof.

          (oo) The terms “hereby”, “hereof”, “herein”, “hereto”, “hereunder” and any similar terms in this Lease shall be deemed to refer to this Lease in its entirety and not solely to the particular clause of this Lease in which such term is used.

          (pp) The terms "Landlord's affiliate," "affiliate of Landlord," and words of like import, shall mean a person which controls, is controlled by or is under common control with Landlord, with the word "control" (including the derivations of the word "control," such as "controlling", "controlled by" or "under common control with" or words of like import), for the purpose of this definition, meaning the ability to effectively control or direct the business decisions of the person in question.

     1.02 Demise. Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the Premises, for the term herein stated, for the rents herein reserved and upon and subject to the conditions (including limitations, restrictions and reservations) and covenants hereinafter provided. Each party hereby expressly covenants and agrees to observe and perform all of the conditions and covenants herein contained on its part to be observed and performed.

     1.03 Term. The term for which the Premises are hereby leased (such term being herein sometimes referred to as the “Term”) shall commence on the Commencement Date, and shall expire on the Expiration Date, or shall expire on such earlier date upon which said term may expire or be cancelled or terminated pursuant to any of the conditions or covenants of this Lease or pursuant to any Legal Requirement. Promptly following the Commencement Date the parties hereto (hereinafter sometimes referred to as the “parties”) shall enter into a supplementary agreement fixing the Commencement Date, the Rent Commencement Date and the Expiration Date, in form reasonably satisfactory to both parties, but either party’s failure to execute or deliver such agreement shall in no way affect such dates or amounts.

     1.04 Rents. The “rents” reserved under this Lease, for the term thereof, shall be and consist of:

          (a) The Base Rent, all of which Tenant covenants and agrees to pay in equal monthly installments in advance on the first day of each and every calendar month during the Term; and

          (b) All such other sums of money as shall become due from and payable by Tenant to Landlord hereunder (for default in payment of which Landlord shall have the same rights and remedies as for a default in payment of Base Rent), such other sums of money being herein referred to as “Additional Rent.”

     1.05 Time and Manner of Payments. (a) Tenant shall pay the Base Rent and the Additional Rent herein reserved to Landlord at its office, or such other place, or to such agent and at such place, as Landlord may designate by notice to Tenant, in lawful money of the United States of America. Tenant shall pay the Base Rent and Additional Rent herein reserved promptly as and when the same shall become due and payable, without demand therefor and without any abatement, reduction, deduction, setoff or claim whatsoever except as expressly provided in this Lease. If no time period is set forth in this Lease for the payment of an item of Additional Rent, then such item of Additional Rent shall be payable within twenty (20) days after Tenant receives written notice demanding payment of same.

          (b) All Base Rent and Additional Rent payable under this Lease shall be paid by wired funds of Tenant or electronic ACH transfers.

     1.06 Rent Concessions. Provided and for so long as no Event of Default has occurred and is continuing, the Base Rent shall be abated for the period beginning on the Commencement Date and ending on the day immediately preceding the Rent Commencement Date (the “Rent Abatement Period”). In addition, provided and for so long as no Event of Default has occurred and is continuing, the Base Rent shall be abated for the last month of the initial Term of this Lease (but not the last month of any Extension Term). There shall be no abatement of any Additional Rent (including, without limitation, Additional Rent payable on account of electricity, Taxes or Operating Expenses) during or with respect to the Rent Abatement Period or such last month of the initial Lease Term.

     1.07 No Development Rights. Tenant acknowledges that it has no rights to any development rights, “air rights” or comparable rights appurtenant to the Real Property or any part thereof, and consents, without further consideration, to any utilization of such rights by Landlord and agrees to promptly execute and deliver any instruments which may be requested by Landlord, including instruments merging zoning lots and evidencing such acknowledgment and consent. The provisions of this Section 1.08 shall be deemed to be and shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest”, as such quoted term is defined in Section 12-10 of the Zoning Resolution of the City of New York (the “Zoning Resolution”), in the Real Property or any part thereof.

     1.08 Independent Covenants. Each and every covenant contained in this Article shall be deemed separate and independent, and not dependent on any other term of this Lease, and the performance of any such term by Landlord shall not be considered to be for rent or other payment for use of the Premises.

ARTICLE 2

USE

     2.01 Permitted Uses. (a) Subject to, in accordance with, and to the extent permitted by, all Requirements and the other provisions of this Lease, Tenant covenants and agrees that the Premises shall be used, occupied and operated solely as and for the Permitted Uses, and for no other purpose. Landlord represents that, as of the Execution Date, office use generally (the “Intended Use”) does not violate (i) any Legal Requirements or any Insurance Requirements applicable to the Building or the Premises or (ii) any matter of record to the extent applicable to the Premises and the Intended Use, and Landlord covenants that neither now nor in the future, shall any Insurance Requirements or any matter of record applicable to the Premises be deemed to materially limit or prohibit the use, occupation and operation of the Premises and the Building for the Intended Use. Except for the proceeding sentence, and notwithstanding that the Permitted Uses are all acceptable to Landlord, nothing contained in this Section 2.01 or elsewhere in this Lease shall be deemed to constitute a warranty or representation by Landlord that the Premises may lawfully be used, occupied or operated for any of the Ancillary Permitted Uses or that the Premises, are or will be suitable for the Permitted Uses or any of the Ancillary Permitted Uses, Tenant hereby acknowledging that Landlord has made no representation or warranty as to whether any portion of the Premises may be so used, occupied or operated or whether any portion of the Premises is or will be suitable for such uses.

          (b) Notwithstanding anything in this Lease to the contrary, no portion of the Premises shall be used, occupied or operated, and Tenant covenants and agrees that it will not permit any portion of the Premises to be used, occupied or operated, by the United States Government, the City or State of New York, any foreign government, an autonomous governmental corporation, a trade mission, the United Nations or any agency or department of any of the foregoing, or any other person having or who is entitled to, directly or indirectly, sovereign or diplomatic immunity or who is not subject to service of process in New York State or to the jurisdiction of both the State and Federal Courts located in New York State.

          (c) Notwithstanding anything in this Lease to the contrary, no portion of the Premises shall be used, occupied or operated by Tenant or any other Tenant Party, and Tenant covenants and agrees that no portion of the Premises shall be used, occupied or operated by Tenant or any other Tenant Party, for or as any of the uses or operations set forth in Exhibit F to the extent applicable to the relevant portion of the Premises as set forth therein (such uses or operations being herein collectively referred to as the “Prohibited Uses”).

     2.02 Requirements; Certificate of Occupancy; License and Permits. No portion of the Premises shall be used, occupied or operated, and Tenant covenants and agrees that it will not permit any portion of the Premises to be used, occupied or operated, for any unlawful purpose, in violation of any provision of this Lease or in violation of any Requirement. No portion of the Premises shall be used, occupied or operated, and Tenant covenants and agrees that it will not permit any portion of the Premises to be used, occupied or operated or otherwise permit anything to be done in the Premises in violation of the certificate of occupancy for the Building, or which requires an amendment to, or modification of, the then certificate of occupancy for the Building. If any governmental approval, permit or license shall be required for the proper and lawful conduct of business in the Premises or any parts thereof (other than a certificate of occupancy for the Building that permits the Premises to be used for general office use), Tenant, at its cost and expense, shall duly procure and thereafter maintain such approval, permit or license and submit the same for inspection by Landlord. Tenant shall at all times comply with, and cause the compliance with, the terms and conditions of each such license or permit. The use of the Premises shall be subject to, and conditioned upon, procuring, maintaining and complying with such licenses and permits, but the failure or inability to procure, maintain or comply with such licenses or permits shall not relieve or release Tenant from any of its obligations or liabilities under this Lease.

     2.03 General Use Restrictions. (a) Tenant shall not suffer or permit the Premises or any part thereof to be used in any manner, or anything to be done therein, or suffer or permit anything to be brought into or kept therein, which would in any way (i) violate any grant, lease or mortgage to which this Lease is subordinate to the extent applicable to the Premises, (ii) violate any Legal Requirements, (iii) make unobtainable from reputable insurance companies authorized to do business in New York State at standard rates any fire insurance with extended coverage, or liability, elevator or boiler or other insurance carried by Landlord in connection with the Building, (iv) cause, or be likely to cause, physical damage to the Building or any part thereof, (v) constitute a public or private nuisance, (vi) impair the appearance, character or reputation of the Building, (vii) discharge objectionable fumes, vapors or odors into the Building air-conditioning system or into Building flues or vents not designated to receive such fumes, vapors, or odors, or otherwise discharge same, in such manner as may adversely affect other tenants or occupants of the Building or as may adversely affect space outside of the Premises, (viii) impair or interfere with any of the Building Services or the proper and economic heating, cleaning, air-conditioning or other servicing of the Building or the Premises, or impair or interfere with the use of any of the other areas of the Building by any other tenants or occupants of the Building, or (ix) occasion any unreasonable annoyance or discomfort to any tenants or occupants of the Building or interfere with the use or occupancy of other portions of the Building in a manner inconsistent with a first-class office building in Manhattan.

          (b) Tenant, on its behalf and on behalf of all persons operating, using or otherwise occupying any portion of the Premises, further covenants and agrees that Tenant shall, at Tenant’s sole cost and expense:

     (i) have deliveries to and from the Premises done at the time, in the manner and through the entrances reasonably designated by Landlord;

     (ii) not to suffer, permit, install or operate in or about the Premises any arcade-type of amusement devices or any coin or token operated vending machine or other devices for the sale of goods, wares, merchandise, food and beverages, including, but not limited to, pay lockers, pay toilets, and machines for the sale of beverages, food, candy, gum, cigarettes or other commodities or edibles (except that the foregoing shall not prevent the installation or operation of food and beverage vending or arcade machines for use only by the employees and invitees (including consultants, clients and guests) of Tenant or any other Permitted Occupant); and

     (iii) keep the drain, waste and sewer pipes and connections in, and servicing, the Premises free from obstructions to the reasonable satisfaction of Landlord in compliance with all applicable Requirements.

          (c) (i) Neither Tenant nor any Tenant Party shall use or obstruct, or permit to be used or obstructed, any corridor or other space outside the Premises, for display, sale, storage or any other purpose, or use, or permit to be used, any portion of the Premises for housing accommodations or sleeping purposes.

     (ii) Tenant shall not permit noise or other sounds (including music, public address systems and advertisements) emanating from the Premises or generated or created by the use or occupancy of any portion of the Premises or the conduct or operation of business therein or the operation of any equipment or systems that exclusively service the Premises (or any portion thereof), to be audible from outside the Premises (including the portions of the Building outside the Premises).

     (iii) Tenant will not permit any odors to emanate from the Premises into any areas or space outside of the Premises.

     (iv) Neither Tenant nor any Tenant Party shall use the plumbing facilities in or serving the Premises for any purpose other than that for which they were constructed, and neither Tenant nor any Tenant Party shall dispose of any garbage or other foreign substance therein, whether through the utilization of so-called “disposals” or similar units, or otherwise.

     (v) Neither Tenant nor any Tenant Party shall perform any act, or carry on any practice, that may damage, mar, or deface the Premises or any other part of the Building (other than Alterations performed in accordance with this Lease).

     (vi) Tenant shall not permit window cleaning or other maintenance and janitorial services in and for the Premises to be performed except (A) in accordance with all applicable Requirements, (B) by either such person(s) as shall be reasonably approved by Landlord or, to the extent permitted pursuant to applicable Requirements, by Tenant’s employees, and (C) during reasonable hours designated for such purposes by Landlord.

     (vii) Neither Tenant nor any Tenant Party shall place a load on any floor in the Premises that (A) exceeds the floor load per square foot that such floors were designed to carry, or (B) exceeds the floor loads otherwise allowed by applicable Requirements.

     (viii) In addition to the provisions of Section 13.08 below, neither Tenant nor any Tenant Party shall knowingly take any action that would (A) violate the union contracts, if any, affecting the Building, (B) create any work stoppage, picketing, labor disruption, or labor dispute, or (C) interfere with the management or operation of the Building or with the use or occupancy of any person lawfully in and upon the Building. In the event of the occurrence of any condition described above arising from Tenant’s exercise of any of its rights pursuant to the provisions of this Lease, Tenant shall, immediately upon receipt of written notice from Landlord, cease or cause to be ceased the manner of exercise of such right giving rise to such condition. In the event that Tenant fails to cease such manner of exercise of its rights as aforesaid, Landlord, in addition to any rights available to it under this Lease, at law or equity, shall have the right to injunction without notice.

          (d) Tenant shall neither commit nor suffer, and shall use all reasonable precaution to prevent, waste, damage or injury to the Real Property.

     2.04 Additional Lease Restrictions. Tenant agrees that the value of the Premises and the Building and the reputation of the Landlord will be seriously injured if the Premises are used for any obscene or pornographic purposes or any sort of commercial sex establishment. Tenant shall not display (in a manner which is visible from outside the Premises), or sell or offer to sell directly to the public, any obscene or pornographic material from, at, in or on any portion of the Building or the Premises, and shall not permit or conduct any obscene, nude, or semi-nude live performances on or in the Building or the Premises, nor permit the use of any portion of the Building or the Premises for nude modeling, rap sessions, or as a so called rubber goods shops, or as a sex club of any sort, or as a “massage parlor,” and Tenant shall not permit any of the foregoing uses by any Tenant Party. Pornographic material is defined for purposes of this Lease as any written or pictorial matter with prurient appeal or any objects or instruments that are primarily concerned with lewd or prurient sexual activity. Obscene material is defined here as it is in Penal Law §235.00. The foregoing provisions of this Section shall not prohibit Tenant from preparing any advertising materials in the Premises in connection with the business being conducted by Tenant therein, that are used in locations and media other than at the Real Property.

     2.05 Use of Building Common Areas. Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with others, subject to the Building Rules and Regulations and the other applicable provisions of this Lease, (i) the public areas of the Building, including, without limitation, the common lobbies, corridors, stairways, elevators and loading docks of the Building for their intended uses, and (ii) if the Premises includes less than the entire RSF of any floor, the common toilets, corridors and elevator lobby of such floor for their intended uses. Tenant shall have no right to use or occupy any terraces or setbacks of the building (the “Terrace Space”). For so long as the Premises include the portions of the 14th or 16th floor of the Building immediately adjacent to the Terrace Space on such floors, no other tenant or occupant of the Building may use or occupy such Terrace Space, provided that Landlord shall at all times have access to the Terrace Space and may store, maintain and operate window cleaning equipment and/or other equipment required for the maintenance or operation of the Building thereon. For purposes of the preceding sentence, space which is the subject of a Takeback Sublease shall not be deemed to be included in the Premises.

     2.06 Certain Devices. Tenant shall, at its sole cost and expense, install fire extinguishing devices as required, from time to time, by all applicable Requirements and as approved by the Fire Insurance Rating Organization and its successors (to the extent such devices do not presently exist or are not in good working order), and shall, at its sole cost and expense, keep such devices under service, and maintain such devices in good working order, throughout the Term as so required.

     2.07 Tenant’s Obligations Not Affected. None of the restrictions, conditions, limitations or other provisions of this Article 2 with respect to the use or manner of the Premises, nor the compliance therewith by Tenant, shall in anyway relieve Tenant from its obligation to pay rent or to perform its other obligations under this Lease or entitle Tenant to any compensation or abatement of rent, even if Tenant could demonstrate that compliance with any of the foregoing adversely affects the operation of its business in the Premises.

     2.08 Certificate of Occupancy. Tenant will not at any time use or occupy the Premises in violation of the certificate of occupancy then issued for the Building. A copy of the current certificate of occupancy is attached hereto as Exhibit N. Tenant may, at Tenant’s sole cost and expense, from time to time, modify the certificate of occupancy for the Premises, solely to permit a use by Tenant that is permitted under this Article 2 but that is not currently permitted under the existing certificate of occupancy, provided that such modification (i) does not permit uses other than those permitted under Article 2 of this Lease and (ii) does not affect the certificate of occupancy for the Building other than with respect to the Premises. Tenant shall use an expediter for such purpose approved in writing in advance by Landlord and, at Landlord’s option, any such modification shall be coordinated with Landlord or any other tenant in the Building then seeking an amendment to the certificate of occupancy for the Building. Prior to Tenant’s application to change the certificate of occupancy, Tenant shall seek Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord shall, upon request by Tenant and at Tenant’s sole cost and expense, promptly execute and deliver (or cause to be executed and delivered) all factually correct and lawful applications and consents required by Legal Requirements to be filed in order to enable such amendment to the certificate of occupancy to be obtained. Subject to the terms of this Lease, Landlord agrees to cooperate with Tenant, at Tenant’s sole cost, in amending the certificate of occupancy as permitted hereunder.

ARTICLE 3

FAILURE TO GIVE POSSESSION

     3.01 No Effect on Lease. If, for any reason whatsoever, the Premises or any additional space to be included within the Premises shall not be available for occupancy by Tenant in the condition required by this Lease on the specific date or anticipated date herein designated for the commencement of the Term or for the inclusion of such space in the Premises for any reason whatsoever, then this Lease shall not be affected thereby but, in such case, the Commencement Date with respect to the Premises, and the effective date of the inclusion within the Premises of any additional space, as the case may be, shall be deemed to be postponed until the date when the Premises or the additional space, as the case may be, shall be available for occupancy by Tenant, and Tenant shall not be entitled to possession of the Premises or the additional space until the same are available for occupancy by Tenant; provided, however, that, except as provided in the immediately following sentence, Tenant shall have no claim against Landlord, and Landlord shall have no liability to Tenant by reason of any such postponement, and the parties hereto further agree that any failure to have the Premises or such additional space available for occupancy by Tenant shall in no way affect the obligations of Tenant hereunder nor shall the same be construed in any way to extend the Term. The foregoing notwithstanding, if the Commencement Date for either floor of the initial Premises hereunder does not occur on or before August 1, 2014 for any reason other than a delay caused by Tenant or any Tenant Party or Unavoidable Delay, then (i) the Rent Commencement Date for such floor shall be extended by one day for each day from (and including) August 1, 2014, and ending on the day immediately preceding the Commencement Date therefor as provided in Section 1.01(x) hereof (i.e., if the Commencement Date occurred on August 5, 2014 for example, the Rent Commencement Date would be nine (9) months after August 5, 2014), and (ii) if the Commencement Date for either such floor does not occur on or before September 1, 2014, for any reason other than a delay caused by Tenant or any Tenant Party or Unavoidable Delay, then, in addition to the provisions of clause (i) of this sentence, Tenant shall be entitled to a credit against the Base Rent in the amount of (x) $18,816.90 per day in the case of the 14th floor, and (y) $16,634.38 per day in the case of the 16th floor, for each day from (and including) September 1, 2014 to (and including) the date immediately preceding the Commencement Date. Notwithstanding anything to the contrary contained herein, if the Commencement Date for either such floor (an “Incomplete Floor”) has not otherwise occurred on or before October 1, 2014 for any reason, then (A) the Commencement Date for such Incomplete Floor shall be October 1, 2014 for all purposes (including for purposes of determining the extension of the Rent Commencement Date and the rent credit provided for in the immediately preceding sentence to which Tenant is entitled for such Incomplete Floor), (B) Tenant shall accept the Premises in their “as is” condition, and shall promptly and diligently complete the Landlord’s Work remaining incomplete on October 1, 2014, and (C) Landlord shall reimburse Tenant for Tenant’s actual and reasonable cost of completing Landlord’s Work on such Incomplete Floor. Landlord's payment shall be due within thirty (30) days after receipt of Tenant's bill therefor accompanied by reasonable evidence that Tenant has incurred and paid the costs so billed. If Landlord fails to reimburse Tenant for the actual and reasonable costs incurred by Tenant to complete any such Landlord’s Work within thirty (30) days from the date of Tenant's written demand therefor, Tenant may offset such costs from the next installment or installments of Base Rent due under this Lease together with interest on such unreimbursed costs at the Interest Rate, such offset right to be exercisable upon written notice from Tenant to Landlord; provided however, Tenant may not offset more than twenty-five (25%) percent of any monthly installment of Base Rent. This Section 3.01 shall be deemed to be an express provision to the contrary of Section 223-a of the Real Property Law of the State of New York and any other Requirement of like import now or hereafter in force.

ARTICLE 4

CONDITION OF PREMISES

     4.01 (a) Landlord shall perform Landlord’s Work in the manner and subject to the provisions of Exhibit C-1 attached hereto and made a part hereof. Landlord’s Work shall be deemed to have been Substantially Completed (subject to Landlord’s obligation to complete same) even though minor details or adjustments may not then be completed. The taking of possession of the Premises by Tenant for the performance of Tenant’s Work (or the completion of Landlord’s Work pursuant to Section 3.01 hereof) or for the conduct of business or for any other reason whatsoever shall be deemed an acceptance of the Premises and Substantial Completion by Landlord of Landlord’s Work (except as otherwise expressly provided in Section 3.01 hereof). Notwithstanding anything to the contrary contained in this Lease, in the event that the Commencement Date is delayed by reason of delays caused or occasioned by Tenant, Tenant agrees that at Landlord’s option the term of this Lease and Tenant’s obligations shall commence on the date that this Lease would have commenced had the Commencement Date not been so delayed by Tenant. Other than Landlord’s obligation to perform Landlord’s Work and pay the Work Allowance (as defined in Exhibit C-2) in accordance with, and subject to, the provisions of Exhibit C-2, Landlord shall have no obligation to perform any work, supply any materials or incur any cost in preparing the Premises for Tenant’s occupancy, and Tenant shall accept possession and occupancy of the Premises on the Commencement Date in their then “AS-IS” condition and state of repair, subject to any and all defects therein, latent or otherwise. Any installations, materials and work which may be undertaken by or for the account of Tenant to equip, decorate and furnish the Premises for Tenant’s initial occupancy thereof (hereinafter referred to as “Tenant’s Work”) shall be performed in accordance with Exhibit C-2 at Tenant’s sole cost and expense (except for Landlord’s obligation to perform Landlord’s Work and pay the Work Allowance in accordance with, and subject to, the provisions of Exhibit C-2), in accordance with the terms, covenants and conditions set forth in this Lease, including, without limitation, Articles 13 and 14 hereof.

          (b) Landlord shall cure (promptly following receipt of notice from Tenant) any existing New York City Department of Buildings or other municipal agency violations which were caused by Landlord (as contrasted with any violations which are caused by other tenants or occupants of the Building, hereinafter called “Non-Landlord Violations”) and are outstanding against the Building and which prevent Tenant from receiving any governmental permits required for the performance of Tenant’s Work (“Landlord Violations”). In the event (i) Landlord fails to cure any Landlord Violation within ten (10) days after receipt of notice from Tenant (which cure period shall be extended on a day for day basis to the extent Landlord is prevented from curing such violation by reason of delay caused by Tenant or any Tenant Party, or if such cure is not susceptible to being cured within ten (10) days, if Landlord is diligently pursuing the cure), and (ii) Tenant is actually delayed in completing Tenant’s Work and occupying the Premises as a result of a Landlord Violation, then the Rent Commencement Date shall be extended by one day for each day Tenant is actually delayed in completing Tenant’s Work and occupying the Premises as a result of a Landlord Violation. Landlord agrees to use commercially reasonable efforts to cause the responsible tenant or occupant of the Building to cure any Non-Landlord Violations.

          (c) Except to the extent submitted to Landlord pursuant to Section 4.02 below, within a reasonable time after the completion of the Tenant’s Work, Tenant shall deliver to Landlord the following items (the “Close Out Deliverables”):

(i) copies of paid receipted invoices from the contractors and subcontractors who performed the Tenant’s Work, and from the materialmen and suppliers who supplied the materials and supplies for the Tenant’s Work;

(ii) a certificate from Tenant’s architect that (1) all Tenant’s Work has been Substantially Completed substantially in accordance with the Tenant’s Plans and revisions thereto theretofore approved by Landlord; (2) to the best of such architect’s knowledge, after due inquiry, there are no violations or liens pending as a result of any of the Tenant’s Work; and (3) all Tenant’s Work has been paid for in full;

(iii) final lien waivers from the general contractor or construction manager and each contractor, subcontractor, materialman and supplier to the extent of the amount paid to such parties and a general release in favor of Landlord from the general contractor or construction manager; and

(iv) in respect of all Tenant’s Work, three (3) copies of as-built drawings (in hard copy/blueprint format and in the latest version of AutoCAD format (or such other format as may be approved by Landlord)), and three (3) copies of balancing reports, operating manuals, maintenance logs, warranties and guaranties, sign-offs and inspection reports.

     4.02 Tenant, at Tenant’s sole cost and expense, may obtain a certification by the U.S. Green Building Council under the Leadership in Energy and Environmental Design Rating System (“LEED”). Landlord may also attempt to obtain LEED certification for the Building. Landlord and Tenant shall discuss and cooperate with one another, without cost or expense to the cooperating party, to obtain a potential LEED Certification for the Building and/or the Premises and establish appropriate goals with respect thereto. Any failure for any reason by Landlord or Tenant to obtain or maintain any LEED certification shall be without liability to Landlord or Tenant and shall not constitute a default by Landlord or Tenant hereunder. As of the date of this Lease, the Building is Energy Star rated.

ARTICLE 5

ADJUSTMENTS OF RENT

     5.01 Certain Definitions re: Taxes. For the purpose of this Lease:

          (a) “Taxes” means the aggregate amount of (i) all real estate taxes that are imposed upon the Real Property (or any interest therein or portion thereof) or upon an owner of an interest of the Real Property or are otherwise payable with respect to the Real Property, and, in all such cases, are payable, directly or indirectly, by Landlord in respect of any Tax Year (the real estate tax component of “Taxes” is herein after referred to as the “Real Estate Tax Component.”), plus (ii) all general and special assessments that are imposed upon the Real Property (or any interest therein or portion thereof) or upon an owner of an interest of the Real Property or are otherwise payable with respect to the Real Property, and, in all such cases, are payable in respect of any Tax Year after the Base Tax Year, including, in the case of any general or special assessments, (x) assessments imposed or made upon or with respect to any “air” and “development” rights now or hereafter appurtenant to or affecting the Real Property, and (y) all charges and fees imposed by any business improvement district or other civic or community organization (whether payment thereof is voluntary or required by law), plus (iii) all fees, taxes, assessments and/or charges imposed by any Governmental Authority for any vaults, vault space or other space within or outside the boundaries of the Real Property and for water and sewer. If at any time during the Term the Real Property (or any portion thereof) is subject to any Reduction Benefits (as such term is defined in subsection 5.01(h) below), including the Base Taxes, then “Base Taxes” and “Taxes” shall be determined as if the Reduction Benefits did not exist. If at any time after the date of this Lease the methods of taxation prevailing on the date of this Lease shall be altered so that in lieu of or as an addition to or as a substitute for the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereon, there shall be levied, assessed or imposed (A) a tax, assessment, levy, imposition or charge wholly or partially as capital levy or otherwise on the rents received therefrom, or (B) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon the Premises, or (C) a license fee measured by the rents payable by Tenant to Landlord, then all such taxes, assessments, levies, impositions or charges, or the part thereof so measured or based, shall be deemed to be included within the term “Taxes” for the purposes hereof. The term “Taxes” shall not include any income, franchise, transfer, inheritance, sales, estate, capital stock or other similar tax imposed on Landlord unless, due to a future change in the method of taxation, an income, franchise, transfer, inheritance, capital stock or other tax shall be levied against Landlord in substitution for any tax or increase therein which would otherwise constitute “Taxes”, as defined in the first sentence of this subsection (a), in which event such income, franchise, transfer, inheritance, capital stock or other tax shall be deemed to be included in the term “Taxes”. If any assessment is paid by Landlord in installments, then same shall be deemed payable in the maximum number of installments payable by law only the installments so payable by Landlord in a given Tax Year (together with any interest thereon payable to the assessing authority by reason of the payment of same in installments) shall be included in “Taxes” for such Tax Year.

          (b) “Tax Rate” means the tax rate applicable to the Real Property as established from time to time by the applicable Governmental Authority for the purposes determining the real estate taxes payable in respect of the Real Property;

          (c) “Tax Year” means the fiscal year for which Taxes are levied by the applicable Governmental Authority;

          (d) “Base Taxes” means the average of the Taxes, as finally determined, for the 2014/2015 Tax Year and the 2015/2016 Tax Year.

          (e) For so long as the Building and the Land are subject to condominium ownership (as more particularly described in Article 6 hereof), notwithstanding anything to the contrary contained herein, the term “Real Property,” as used in Sections 5.01 through 5.04 hereof, shall mean the aggregate of all of the tax lots comprising the Building and the Land which are from time to time owned by Landlord (or an affiliate of Landlord) (the “Included Tax Lots”) and shall exclude any tax lots comprising the Building and the Land which are not owned by Landlord (or an affiliate of Landlord) (the “Excluded Tax Lots”). Landlord anticipates that, as of the Commencement Date, (a) the Building and the Land will be subject to condominium ownership, and (b) all tax lots comprising the Land and the Building will be Included Tax Lots. Notwithstanding the foregoing, if at any time (or from time to time) after the Commencement Date one or more of the tax lots then comprising the Included Tax Lots is sold or transferred to a party other than Landlord (or an affiliate of Landlord) or one or more of the tax lots then comprising the Excluded Tax Lots is sold or transferred to Landlord (or an affiliate of Landlord), then from and after the first day of the Tax Year immediately succeeding the Tax Year in which ownership of the Included Tax Lots or Excluded Tax Lots in question was sold or transferred, the tax lots comprising the Real Property for purposes of calculating Taxes for all purposes hereunder (including Base Taxes) shall be adjusted to reflect only those tax lots then comprising the Included Tax Lot; provided however, in no event shall Tenant’s Tax Payment be increased by reason of the sale or transfer of any condominium unit in the Building (other than a transfer of all condominium units in the Building) to a party other than Landlord, and at all times Tenant’s Tax Payment shall be determined as if such sale or transfer had not occurred and that all the tax lots comprising the Land and Building are Included Tax Lots.

          (f) Subject to the provisions of Section 9.03(b) hereof, “Tenant’s Tax Share” means the quotient (expressed as a percentage) obtained by (x) dividing the RSF of the Premises, by (y) the RSF of the Building (exclusive of Building mechanical space and exclusive of fifty (50%) percent of the rentable area of the Building Basement Premises), which Landlord and Tenant agree is 2,149,131 RSF. Tenant’s Tax Share will initially be 7.0834 percent (7.0834%), which Tenant’s Tax Share is subject to equitable adjustment from time to time if the composition of the Premises changes, including, by way example and not limitation, as a result of the exercise of any right by Tenant pursuant to Article 42 hereof. Notwithstanding the foregoing, if for any period during the term of this Lease, Landlord (or an affiliate of Landlord) shall not own all of the condominium units comprising the Building and Land, then for such period “Tenant’s Tax Share” shall mean the quotient (expressed as a percentage) obtained by (x) dividing the RSF of the Premises by (y) the RSF of the condominium units comprising the Building and Land which are owned by Landlord (or an affiliate of Landlord) (exclusive of any Building mechanical space located therein and exclusive of fifty (50%) percent of the rentable area of the Building Basement Premises located in such condominium units, if any).

          (g) “Tax Payment” means an amount equal to (i) Tenant’s Tax Share, multiplied by (ii) the amount, if any, by which the Taxes for the subject Tax Year exceeds the Base Taxes, but in no event shall the Tax Payment be less than zero.

          (h) “Reduction Benefits” means any real estate tax exemption, abatement, deferral, reduction or benefit having the effect of reducing or deferring Taxes or reducing the assessed valuation of the Real Property (or any portion thereof) or the Tax Rate. “Reduction Benefits” shall not include any reduction in Taxes or the assessed valuation of the Real Property attributable to tax certiorari or similar proceedings or any city-wide general reduction in Taxes in New York City.

     5.02 Tenant’s Tax Payment. For each Tax Year that occurs (in whole or in part) during the Term commencing with the 2015/2016 Tax Year and continuing thereafter throughout the term of the lease, Tenant shall pay, as Additional Rent, the Tax Payment for each such Tax Year and for each and every Tax Year thereafter, as more particularly provided in subsection 5.03(a) below.

     5.03 Tax Statements. (a) After Landlord receives the tax bill or notice of assessment for the subject Tax Year, Tenant shall be furnished with a statement, which statement shall be accompanied by the tax bill or notice of assessment for the subject Tax Year and shall set forth the Tax Payment for the subject Tax Year. Each statement, notice and bill given or furnished by, or on behalf of, Landlord under this Article is hereinafter called a “Tax Statement.” The Tax Payment for each Tax Year shall be paid in the same number of installments, and in the same proportion, that real estate taxes are payable to the applicable Governmental Authority, but at least thirty (30) days prior to the dates on which the corresponding installments of real estate taxes are payable to the applicable Governmental Authority. As of the date of this Lease, real estate taxes are payable to the applicable Governmental Authority in two (2) equal semi-annual installments due on July 1 and January 1, so that as of the date of this Lease, the Tax Payment would be payable in two (2) equal installments no later than June 1 and December 1. If at any time or from time to time during the Term, real estate taxes are required to be paid to the applicable Governmental Authority in monthly or other installments and/or on any other date or dates than as presently required and/or in other than equal proportions, then Tenant’s installments of its Tax Payment shall be correspondingly accelerated so that said payments are payable, in the same proportion as the payment of real estate taxes, thirty (30) days prior to the date(s) that real estate taxes are payable to the applicable Governmental Authority.

          (b) If the Taxes for the subject Tax Year are increased or decreased after a Tax Statement therefor has been given to Tenant, or if the Base Taxes are increased or decreased after Tax Statement for a Tax Year has been given to Tenant, or if the Tax Statement for the subject Tax Year sets forth the Tax Rate for the prior Tax Year because the Tax Rate for the subject Tax Year had not been established (and Landlord notified Tenant thereof) by the date such Tax Statement was given to Tenant (which Landlord has the right to do) or for any other reason, then Landlord shall give Tenant a revised Tax Statement for the subject Tax Year (reflecting, where applicable, the correct Tax Rate) and the Tax Payment for the Tax Year in question shall be adjusted accordingly. If the revised Tax Statement is given to Tenant after Tenant has paid the Tax Payment for the subject Tax Year based on a prior Tax Statement, then Tenant shall, within thirty (30) days after the date the revised Tax Statement is given to Tenant, pay to Landlord an amount equal to the difference between the Tax Payment theretofore paid by Tenant for the subject Tax Year and the Tax Payment indicated in the revised Tax Statement (if the Tax Payment indicated in the revised Tax Statement for the subject Tax Year is greater than the Tax Payment theretofore paid by Tenant for the subject Tax Year), or, together with the revised Tax Statement for the subject Tax Year, Landlord shall credit or refund (at Landlord’s election) to Tenant the difference (less any amounts of other rents then owing to Landlord) between the Tax Payment theretofore paid by Tenant for the subject Tax Year and the Tax Payment indicated in the revised Tax Statement for the subject Tax Year (if the Tax Payment theretofore paid by Tenant for the subject Tax Year is more than the Tax Payment indicated in the revised Tax Statement for the subject Tax Year).

          (c) Every Tax Statement (including revised Tax Statements) given to Tenant shall be conclusive and binding upon Tenant, unless Tenant shall notify Landlord within one hundred eighty (180) days after the Tax Statement in question is given to Tenant that Tenant disputes the correctness of the computations made thereon, specifying the particular respects in which such computations are claimed to be incorrect. Pending the resolution of such dispute, Tenant shall, within thirty (30) days after it is given such disputed Tax Statement, pay any Additional Rent due in accordance therewith, but such payment shall be without prejudice to Tenant’s position.

     5.04 Additional Provisions re: Taxes. (a) Notwithstanding the fact that the Tax Payment is measured by an increase in Taxes, such increase is Additional Rent and shall be paid by Tenant as herein provided regardless of the fact that Tenant may be exempt, in whole or in part, from the payment of any taxes by reason of Tenant’s diplomatic or other tax exempt status or for any other reason whatsoever.

          (b) In no event whatsoever shall the Base Rent be reduced below Base Rent amounts set forth in subsection 1.01(b).

          (c) In the event that the holder of any superior mortgage or the lessor of any superior lease (as such terms are defined in Article 7 hereof) shall require advance payments or deposits from Landlord on account of real estate taxes, then Tenant shall make advance payments or deposits of the Tax Payment with Landlord, or, at Landlord’s option, directly with such holder or lessor, in the same number of payments or deposits, and in the same proportions, as Landlord is required to make or deposit with such holder of lessor, except that any payments or deposits to be made by Tenant under this subsection (c) shall be made thirty (30) days prior to the date Landlord is required to make such payments or deposits to the holder of the superior mortgage or the lessor of the superior lease.

          (d) Only Landlord shall be eligible to contest the Taxes or the assessed valuation of the Building or the Land, or to institute tax reduction or other proceedings to reduce the Taxes or such assessed valuations, or to negotiate for a reduction in such assessed valuations prior to the issuance of a tax bill or notice of assessment (all of the foregoing being collectively referred to as the “Tax Reduction Actions”). If Landlord takes any Tax Reduction Action, then Tenant shall pay to Landlord for any Tax Reduction Action, within thirty (30) days after Landlord’s demand therefor, Tenant’s Tax Share of the actual and out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred or paid by Landlord in taking the Tax Reduction Action (such costs and expenses being herein referred to as the “Tax Reduction Expenses”). If by reason of any Tax Reduction Actions, (i) for the Real Estate Tax Component of Taxes, the actual assessed valuation of the Real Property and/or the Tax Rate for such Tax Year is reduced for a Tax Year in respect of which Tenant has made a Tax Payment, or (ii) for any other component of Taxes, Landlord receives a refund of Taxes for a Tax Year in respect of which Tenant has made a Tax Payment, and Tenant is not then in default under this Lease after receipt of written notice and the expiration of any applicable cure period, the Taxes and the Tax Payment for the Tax Year in question shall be recalculated and Landlord shall reimburse to Tenant the difference between the amount of Tax Payment theretofore paid by Tenant for the Tax Year in question and the amount of the recalculated Tax Payment, less Tenant’s Tax Share of the Tax Reduction Expenses attributable to such reduction and/or refund (to the extent not previously paid), and less any amounts of other rents then owing to Landlord.

     5.05 Certain Definitions re: Operating Expenses. For the purpose of this Lease:

          (a) "Operating Expenses" means expenses incurred or paid by Landlord (which includes Landlord's affiliates for the purposes of, and subject to, this Section 5.05) or on Landlord's behalf (either directly, by the Board of Managers (as defined in Section 6.02 below) of the Condominium (as defined in Section 6.01 below) of which the Premises are apart, or otherwise) in connection with the operation, management, maintenance and repair of the Real Property and otherwise to observe, perform and comply with all of its obligations under this Lease, including the following:

     (i) Salaries, wages, medical, surgical and general welfare benefits (including group life insurance), pension payments and other fringe benefits of employees of Landlord or Landlord’s managing agent engaged in the operation and maintenance of the Building for any employees at the level of building manager or lower (the salaries and other benefits aforesaid of such employees servicing the Building shall be comparable to those of employees servicing buildings similar to the Building, located in the Borough of Manhattan, and if such employees shall service other buildings, only the share, as reasonably allocated by Landlord, of the salaries and benefits representing compensation for work in the Building shall be included in “Operating Expenses”);

(ii) Payroll taxes, worker’s compensation, uniforms and dry cleaning for the employees referred to in subdivision (i);

(iii) The cost of all charges for steam, heat, ventilation, air conditioning and water (including sewer rental) furnished to the Building and/or used in the operation of all of the service facilities of the Building and the cost of all charges for electricity furnished to the public and service areas of the Building and/or used in the operation of all of the service facilities of the Building including any taxes on any of such utilities;

(iv) All charges and premiums for insurance in respect of the Real Property and/or Landlord’s interest therein, including liability, property damage and loss rent insurance;

(v) The cost of cleaning all portions of the Building and of all building and cleaning supplies for all portions of the Building and charges for the telephone for the Building;

(vi) The cost of all charges for management (as provided in subsection 5.05(a)(x) below), security, cleaning and service contracts for the Building, provided, however, that if any such management, security, cleaning or other services are provided by affiliates of Landlord, same, for the purposes of inclusion in “Operating Expenses,” shall not be in excess of the competitive charges for the same service then being paid by owners or managing agents of similarly situated comparable buildings in Manhattan;

(vii) The cost of rentals of capital equipment designed to result in savings or reductions in Operating Expenses;

(viii) The cost incurred in connection with the maintenance and repair of the Building;

(ix) Expenditures for Capital Items (hereinafter defined) but only to the extent permitted under Section 5.05(d)(v) below; and

(x) For each calendar year or portion thereof occurring during the Term (including the Base Year), a management fee of three percent (3%) of all rents and other charges collected from tenants or other permitted occupants of the Building during such calendar year (or which would have been collected if the Building was one hundred percent (100%) occupied with tenants paying rent as provided under their respective leases for the entire year), regardless of the actual management fee, or increases in the actual management fee, incurred by Landlord during such calendar year or portion thereof.

          (b) Landlord may use related or affiliated entities to provide services (including management services) or furnish materials for the Building, provided that, subject to Section 5.05(a)(x) above, the rates or fees charged by such entities are reasonably competitive with those charged by unrelated or unaffiliated entities in the same area in the Borough of Manhattan as the Building, for the same services or materials;

          (c) Wherever in this Lease it is provided that a service or repair or other item is to be at Landlord’s cost or expense (or at Landlord’s sole cost or expense), the cost of such service or repair or other item, as the case may be, shall nevertheless be includible in Operating Expenses (subject to any specific limitations or exclusions provided for in this Article), unless such other clause specifically provides that the cost of such service or repair or other item, as the case may be, shall not be includible in Operating Expenses;

          (d) “Operating Expenses” shall exclude or have deducted from them, as the case may be, and as shall be appropriate:

(i) Taxes;

(ii) Leasing and brokerage commissions in connection with leasing or attempting to lease space in the Building;

(iii) Salaries, fringe benefits and other compensation of personnel above the grade of general manager;

(iv) The cost of any electricity furnished to the Premises or any other areas of the Building occupied or available for occupancy by tenants for purposes other than operation of building equipment or machinery or the lighting of restrooms, shaft ways or building machinery or fan rooms, the cost of electricity for which shall be included in “Operating Expenses”;

(v) Costs of items considered capital repairs or replacements, or alterations, additions or changes, improvements and equipment which are considered a capital expenditure under GAAP consistently applied (''Capital Items"), except for (A) the annual amortization (amortized on a straight line basis over the useful life, thereof as determined in accordance with GAAP consistently applied, except that, with respect to a Capital Item which is of the type specified in clause (B) of this subsection, such cost shall be amortized over such period of time as Landlord reasonably estimates the savings in Operating Expenses will equal Landlord’s cost for such Capital Item) of costs, incurred by Landlord after the Commencement Date for any Capital Item installed or paid for by Landlord and required by any new (or change in) Legal Requirements enacted or put into effect or first becoming applicable to the Building after the Commencement Date; (B) the annual amortization (amortized as set forth above in clause (A) hereof) of costs of any equipment, device or capital improvement purchased or incurred as a labor-saving measure or to affect other economics in the operation or maintenance of the Building (provided the annual amortized costs does not exceed the reduction in Operating Expenses actually realized, as reasonably estimated by Landlord); or (C) expenditures for items which are ostensibly capital improvements but which under GAAP, as applied to real estate practice, may be expensed rather than amortized, for purposes of example and not of limitation, painting; or (D) minor capital improvements, tools or expenditures to the extent each such improvement or acquisition costs less than five thousand dollars ($5,000) (which amount shall be Adjusted by CPI on each anniversary of the Commencement Date); including, in each of clauses (A) through (D) inclusive, an interest factor equal to two (2%) percent above the Prime Rate (as hereinafter defined) at the time of Landlord’s having incurred the expenditure;

     (vi) The cost of items, including overtime HVAC, for which Landlord is directly compensated by payment by tenants, or any other party including this Tenant (except pursuant to provisions similar in intent to Sections 5.05 through 5.11 hereof for the payment of a share of the costs of operating the Building), which are not included in Base Rent;

     (vii) The cost of repairs or replacements incurred by reason of an insured fire or other casualty (except to the extent of a commercially reasonable deductible amount in Landlord’s insurance policies), or condemnation;

     (viii) Advertising and promotional expenditures and any other expense incurred in connection with the renting of space;

     (ix) Legal and other professional or consulting fees incurred in connection with disputes with tenants;

     (x) Depreciation of the Building, equipment or other improvements (except as expressly provided above with respect to Capital Items);

     (xi) Mortgage debt service (including interest and amortization) and ground rents, and any recording or mortgage tax or expense in connection therewith;

     (xii) The cost to prepare a space in the Building for occupancy by a tenant, including painting and decorating, or any cash or other consideration paid by Landlord on account of, with respect to, or in lieu of such preparation;

     (xiii) Costs incurred with respect to a sale of all or any portion of the Building or any interest therein or in connection with the purchase or sale of any air or development rights;

     (xiv) The cost of the acquisition or installation of any fine art (as opposed to other sculptures, paintings or objects of art that are used to decorate the common areas of the Real Property, the cost of which shall be in included in “Operating Expenses”);

     (xv) The cost of performing work or furnishing services to or for any tenant other than Tenant, at Landlord’s expense, to the extent such work or service is in excess of any work or service Landlord is obligated to provide to Tenant or generally to other tenants in the Building at Landlord’s expense;

     (xvi) Costs to comply with violations of Legal Requirements except to the extent such costs are non-capital costs to comply with Legal Requirements enacted after the date hereof or for Capital Improvements installed to comply with such Legal Requirements and such Capital Improvements would be includable in Operating Expenses pursuant to Section 5.05(a)(ix) (but specifically excluding interest and penalties other than interest as expressly provided in Section 5.05(a)(ix));

     (xvii) Expenses of relocating or moving any tenant(s) of the Building, except if necessary, in Landlord’s discretion, in connection with any repair or alteration the cost of which is properly includable in Operating Expenses;

     (xviii) Lease takeover or take-back costs incurred by Landlord in connection with leases in the Building;

     (xix) Costs incurred in connection with making any additions to, or building additional stories on, the Building or its plazas, or adding buildings or other structures adjoining the Building, or connecting the Building to other structures adjoining the Building;

     (xx) Costs to the extent benefitting and properly allocable to other buildings or properties owned by Landlord (it being acknowledged that if Landlord incurs any cost which benefits any other building or property owned by Landlord in addition to the Building, Landlord shall be permitted to, and shall, reasonably allocate such expense between the Building and such other building(s) or property(ies) and shall, upon request, provide Tenant with a reasonably detailed explanation of any such allocation and reasonable documentation supporting the same);

     (xxi) Costs that Landlord incurs in installing (as contrasted with reading, maintaining or repairing, provided that "repairing" as used in the clause (xxi) shall not include replacements) submeters measuring electricity in the portions of the Building that Landlord has leased or that Landlord is offering for lease, or that otherwise constitute leasable space that is not used for the general benefit of the occupants of the Building;

     (xxii) Costs relating to withdrawal liability or unfunded pension liability under a multi-employer pension plan (under Title IV of the Employee Retirement Income Security Act of 1974, as amended);

     (xxiii) Expenditures for repairing and/or replacing any defect in any work performed by or on behalf of Landlord pursuant to the provisions of this Lease or elsewhere in the Building, in each case to the extent expenditures for such repairs and/or replacements are recovered by warranty for such work;

     (xxiv) Costs of any electricity and Building HVAC and condenser water or chilled water supplemental systems consumed in or furnished to portions of the Premises or any other RSF in the Building leased (or available to be leased) to other tenant(s) during HVAC After Hours, except to the extent such services (e.g., heat or condenser water systems) are typically operated on a 24-hour per day basis in First Class Office Buildings;

     (xxv) Any bad debt loss, rent loss or reserves for bad debt or rent loss;

     (xxvi) Costs and expenses incurred by Landlord in connection with any obligation of Landlord to indemnify any tenant (including Tenant) pursuant to its lease or otherwise or which result from Landlord’s or any other tenant’s breach of a lease and except to the extent such cost would otherwise be includable in Operating Expenses; and

     (xxvii) Costs of clean-up, removal or remediation of any Hazardous Materials from the Building (other than removal of customary recyclables) and other materials typically found in the operation of comparable First Class Office Buildings that is not the result or by-product of construction or renovations).

          (e) “Base Expenses” means the Operating Expenses for the Base Expense Year, subject to the provisions of Section 5.05(e) hereof;

          (f) “Base Expense Year” means the 2015 calendar year;

          (g) “Expense Year” means each calendar year occurring in whole or in part during the Term hereof;

          (h) (i) If during all or part of the Base Expense Year or any other Expense Year, Landlord shall not furnish any particular item(s) of work or service or perform any of its other obligations (the cost of which would otherwise constitute an Operating Expense hereunder) to office portions of the Building due to the fact that (A) such portions are not occupied or leased, (B) such item of work or service is not required by the tenant of such portion, or (C) such tenant is itself obtaining and providing such item of work or service, then, for the purposes of computing Operating Expenses, the amount for such item and for such period shall be deemed to be increased to an amount equal to 100% of the costs and expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such item of work or services to such portion of the Building or to such tenant. The foregoing shall not result in the Operating Expenses being greater than if the circumstances described in clauses (A), (B) or (C) had not occurred or were not otherwise applicable.

     (ii) In furtherance of subsection (g)(i) above, Landlord has advised Tenant that, pursuant to various lease agreements between Landlord and Credit Suisse Securities (USA), LLC or its affiliates (collectively, the “CS Lease Tenant”) (said lease agreements, as same have been, and may hereafter be, amended, modified and/or assigned, being herein referred to as the "CS Lease" and the premises demised from time to time to the CS Lease Tenant under the CS Lease are herein referred to as the "CS Lease Premises"), Landlord may or may not, at various times during the term of this Lease, be providing to the CS Lease Tenant and/or the CS Lease Premises all of the Building services, utilities, amenities and/or other benefits that Landlord provides to the other tenants and occupants of the Building, including Tenant, and, accordingly, Landlord will take into account, clauses "(A)" and "(B)" of subsection (h)(i) above as applicable in determining the operating expenses for the Real Property for the purposes charging Tenant its proportionate shares of increases in operating expenses for the Real Property;

          (i) Subject to the provisions of Section 9.03(b) hereof, “Tenant’s Expense Share” means the quotient (expressed as a percentage) obtained by (x) dividing the RSF of the Premises, by (y) the RSF of the Building (exclusive of Building mechanical space and retail space), which Landlord and Tenant agree is 2,223,107 RSF. Tenant’s Expense Share will initially be 6.8477 percent (6.8477%), which Tenant’s Expense Share is subject to equitable adjustment from time to time if the space which comprises the Premises changes, including, by way example and not limitation, as a result of the exercise of any right by Tenant pursuant to Article 42 hereof. Notwithstanding the foregoing, if for any period during the term of this Lease Landlord (or an affiliate of Landlord) shall not own all of the condominium units comprising the Building and Land, then for such period “Tenant’s Expense Share” shall mean the quotient (expressed as a percentage) obtained by (x) dividing the RSF of the Premises, by (y) the RSF of the condominium units comprising the Building and Land which are owned by Landlord (or an affiliate of Landlord) (exclusive of the mechanical space and retail space located in such condominium units, if any).

              (j) “Expense Payment” means Tenant’s Expense Share multiplied by the amount, if any, by which the Operating Expenses for the subject Expense Year exceeds the Base Expenses, but in no event shall the Expense Payment be less than zero; and

              (k) “Tenant’s Projected Expense Payment” means, for each Expense Year after the Base Expense Year, Landlord’s reasonable estimate of the Expense Payment for the Expense Year in question, which Tenant’s Projected Expense Payment may be adjusted from time to time by Landlord during the Expense Year in question, not to exceed two (2) times per Expense Year, based on Landlord’s good faith determination that the total actual Operating Expenses for the Expense Year in question and, solely for the first Expense Year after the Base Expense Year, based upon Landlord’s good faith determination that the Base Expenses will be different than the amount originally estimated by Landlord. Tenant’s Projected Expense Payment shall be applied to the Expense Payment for the subject Expense Year, as more particularly provided in Section 5.09 below.

       5.06 Expense Statement. After the expiration of the Base Expense Year, Landlord shall furnish Tenant a statement setting forth the aggregate amount of the Operating Expenses for the Base Expense Year. After the expiration of each Expense Year after the Base Expense Year, Landlord shall furnish Tenant a statement setting forth the aggregate amount of the Operating Expenses for such Expense Year. Each statement furnished under this Section 5.06 is hereinafter referred to as an “Expense Statement.” Landlord shall deliver an Expense Statement for each Operating Year within one hundred fifty (150) days after the end of such Operating Year.

       5.07 Tenant’s Expense Payment. Commencing with the first Expense Year after the Base Expense Year, and continuing thereafter throughout the balance of the Term, Tenant shall pay, as Additional Rent, the Expense Payment for the Expense Year in which the Commencement Date occurs and for each and every Expense Year thereafter that occurs (in whole or in part) during the Term. The Expense Payment shall be prorated, if necessary, to correspond with that portion of an Expense Year occurring within the Term. The Expense Payment shall be paid by Tenant within thirty (30) days after Landlord gives to Tenant the corresponding Expense Statement.

       5.08 Tenant’s Projected Expense Payment. On account of Tenant’s obligation to pay the Expense Payment for a given Expense Year, commencing with the first Expense Year after the Base Expense Year, and for each and every Expense Year thereafter occurring in whole or in part during the Term, Tenant shall pay, as Additional Rent, for the then Expense Year, in equal monthly installments (subject to adjustment as herein provided) Tenant’s Projected Expense Payment. If after the expiration of a given Expense Year, the Expense Statement for such Expense Year indicates an underpayment of the Expense Payment, Tenant shall pay to Landlord the amount of the underpayment within thirty (30) days after it is furnished with such statement. If such statement indicates an overpayment of the Expense Payment, and Tenant is not then in default under this Lease after receipt of written notice and the expiration of any applicable cure period, then Landlord shall refund or credit (at Landlord’s election) the overpayment to Tenant, within thirty (30) days after the date of such statement, less any amounts of other rents then owing to Landlord, or, if the Term has ended, pay such funds to Tenant within thirty (30) days after the date of such statement.

       5.09 Binding Nature of Expense Statements; Tenant’s Right to Inspect. Every Expense Statement given by Landlord shall be conclusive and binding upon Tenant unless (i) within one (1) year after the receipt of such Expense Statement Tenant shall notify Landlord that it disputes the correctness of the Expense Statement, specifying the particular respects in which the Expense Statement is claimed to be incorrect, and (ii) if such dispute shall not have otherwise been settled by agreement, Tenant shall submit the dispute to arbitration in accordance with Article 34 hereunder within one hundred eighty (180) days after receipt of the Expense Statement. If Tenant so notifies Landlord of a dispute, Landlord agrees, at no cost or expense to Landlord, to grant Tenant’s representatives (who shall be either Tenant’s regular employees, a CPA from a qualified and reputable accounting firm which regularly performs such inspections) or a CPA from a company that specializes in auditing operating expenses, reasonable access to those books and records of Landlord relevant to such dispute (other than privileged materials) for the purpose of verifying Operating Expenses incurred by Landlord in the Expense Year in question and to have and make copies of any and all bills and vouchers relating to such dispute. Notwithstanding anything to the contrary contained herein, Tenant agrees that Tenant will not employ, in connection with any review or dispute under this Lease, any person who is to be compensated, in whole or in part, on a contingency fee basis. In connection with any review, audit or dispute contemplated in this Section, Tenant and its representatives shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord and Tenant, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review or audit, or the substance of any admissions or stipulations by any party in connection therewith, or of any resulting reconciliation, compromise or settlement. Tenant may defer its review and audit of the Expense Statement for the Base Expense Year until its review and audit (if any) of the first Expense Year immediately following the Base Expense Year (but shall be deemed to have waived the right to review and audit the Expense Statement for the Base Expense Year if Tenant fails to do so within the time period provided herein for the review and audit of the first Expense Year immediately following the Base Expense Year. In the event Landlord has overstated Operating Expenses in excess of five percent (5%), within thirty (30) days after final resolution of any dispute over such billing and demand therefor by Tenant, accompanied by copies of Tenant's paid invoices, Landlord will reimburse Tenant for all overcharges and the reasonable costs of such audit and verification incurred by Tenant. Pending the determination of such dispute by agreement or arbitration as aforesaid, Tenant shall pay to Landlord the Expense Payment payable in accordance with the disputed Expense Statement, within thirty (30) days after Landlord gives same to Tenant, and such payment to be without prejudice to Tenant’s position. If the dispute shall be determined in Tenant’s favor, Landlord shall either pay (within thirty (30) days) or credit (at Landlord’s option) to Tenant the amount of Tenant’s overpayment with interest (but only if the overstatement of Operating Expenses exceeds five (5%) percent) at the Interest Rate, or refund the amount of the overpayment to Tenant within thirty (30) days if the Term has ended.

       5.10 No Waiver. Landlord’s failure to prepare, give or furnish any Tax Statement or Expense Statement, or Landlord’s failure to make a demand, shall not in any way cause Landlord to forfeit or surrender its rights to collect any of the foregoing items of Additional Rent that may have become due during the Term. Landlord’s and Tenant’s obligation and liability for the amounts due under this Article shall survive the expiration of the Term, and any amount due for a partial period between the expiration of a Tax Year and the Expiration Date shall be prorated. Notwithstanding the foregoing, and except in the case where the Term ends as a result of a default under any of the terms, covenants or conditions in this Lease on Tenant’s part to observe, perform or comply with, or otherwise as a result of an Event of Default, Landlord shall be deemed to have waived its right to claim any then unpaid Tax Payment for any Tax Year occurring (in whole or in part) during the Term if Landlord shall fail to render a Tax Statement with respect to any such Tax Year within three (3) years after the last day of the applicable Tax Year and Landlord shall be deemed to have waived its right to claim any then unpaid Expense Payment for any Expense Year occurring (in whole or in part) during the Term if Landlord shall fail to render a Expense Statement with respect to any such Expense Year within three (3) years after the last day of the applicable Expense Year.

       5.11 Occupancy Tax. Tenant shall pay to Landlord as Additional Rent, any occupancy tax or rent tax imposed, levied or assessed by any Requirements in respect of this Lease, any sublease of any portion of the Premises, or the occupancy by Tenant or any Tenant Party of any portion of the Premises, whether now in effect or hereafter enacted, if payable by Landlord in the first instance or hereafter required to be paid by Landlord based upon Tenant’s occupancy of the Premises.

ARTICLE 6

CONDOMINIUM

       6.01 11 Madison Avenue Condominium. Tenant acknowledges that the Land and Building have been heretofore converted into a commercial condominium known as 11 Madison Avenue Condominium (the "Condominium") and that the Premises (including any space added to the Premises during the term of this Lease pursuant to the terms hereunder) is (and will continue to be) in all or portions of various condominium units within the Condominium. The condominium unit(s) of which the Premises, from time to time is/are a part is/are herein referred to collectively as the "Premises Unit."

       6.02 Condominium Defined Terms. For the purposes of this Lease, (i) the term "Declaration" means that certain Declaration, dated as of December 13, 1995, and recorded in the Office of the Register of the City of New York establishing under Article 9-B of the Real Property Law of the State of New York a plan for condominium ownership of the Building and the Land; (ii) the term "By-Laws" means the By-Laws annexed to the Declaration (the Declaration and By-Laws, as each may be amended from time to time, collectively, the “Condominium Documents”); and (iii) the term "Board of Managers" means the persons responsible under, and as elected pursuant to and in accordance with, the Declaration for the operation of the Condominium.

       6.03 Performance of Landlord’s Obligations. Tenant acknowledges and agrees that: (i) this Lease represents a lease of Landlord's interest in all or a portion of the Premises Unit; (ii) one (1) or more of Landlord's obligations under this Lease may, from time to time, be performed on behalf of Landlord by the Board of Managers; and (iii) if and should Landlord at any time and for any reason terminate the Condominium, this Lease shall nonetheless continue as a direct lease between Landlord and Tenant without the need for any further action required to be taken by either party.

       6.04 Consents and Approvals. Landlord hereby represents and warrants that the consent of the Board of Managers is not required for this Lease or, if such consent is required, such consent has already been obtained. Landlord hereby represents and warrants that Tenant's compliance with the terms of this Lease shall not violate any obligations under the Condominium Documents. Tenant shall not be required to obtain any separate consents or approvals from the Board of Managers with respect to any matter or thing under this Lease. Tenant shall have no obligation or liability under the Condominium Documents separate and apart from its obligations under this Lease.

       6.05 Landlord’s Performance. Landlord shall not perform any act, or fail to perform any act (including the timely payment of all sums due from Landlord under the Condominium Documents), if such performance or failure to perform would be a violation of or a default under the Condominium Documents, or would adversely affect Tenant's use and occupancy of the Premises or Tenant's rights, obligations or remedies under the Condominium Documents.

       6.06 Unit Ownership. Landlord warrants and represents that, as of the date hereof, other than the New York City Industrial Development Agency, which owns certain Condominium units in the Building and leases such units to Landlord pursuant to the Overlease Agreement (as such term is defined in the Declaration), Landlord owns all of the Condominium units in the Building (including the Premises Unit) and Landlord (or an affiliate of Landlord) controls the Board of Managers.

ARTICLE 7

SUBORDINATION, NOTICE TO LESSORS AND MORTGAGEES

       7.01 Subordination. Subject to the provisions of Section 7.05 hereof, this Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate in all respects to all ground leases, overriding leases and underlying leases of the Land and/or the Building and/or the Premises Unit now or hereafter existing and to all mortgages which may now or hereafter affect the Land and/or the Building and/or any of such leases, whether or not such mortgages shall also cover other lands and/or buildings or units within the Condominium, to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such leases and such mortgages and spreaders and consolidations of such mortgages. This Section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall execute and deliver any instrument that Landlord, the lessor of any such lease or the holder of any such mortgage or any of their respective successors in interest may reasonably request to evidence such subordination within ten (10) days after such request. The leases to which this Lease is, at the time referred to, subject and subordinate pursuant to this Article are hereinafter sometimes referred to as “superior leases,” the mortgages to which this Lease is, at the time referred to, subject and subordinate are hereinafter sometimes referred to as “superior mortgages,” and the lessor of a superior lease or its successor in interest at the time referred to is sometimes hereinafter referred to as a “lessor.”

       7.02 Notice to Superior Parties. In the event of any act or omission of Landlord that would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a permanent partial or total eviction, Tenant shall not exercise such right (i) until it has given written notice of such act or omission or the accrual of such claim or right, to the holder of each superior mortgage and the lessor of each superior lease in each case whose name and address shall previously have been furnished to Tenant, and (ii) unless such act or omission shall be one which is not capable of being remedied by Landlord or such mortgage holder or lessor within a reasonable period of time, until a reasonable period (not to exceed thirty (30) days beyond the length of the period provided to Landlord hereunder) for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such holder or lessor shall have become entitled under such superior mortgage or superior lease, as the case may be, to remedy the same, provided such holder or lessor shall with due diligence give Tenant written notice of intention to, and commence and continue to remedy such act or omission.

       7.03 Attornment. Subject to the terms of any SNDA (as hereinafter defined) in effect, if the lessor of a superior lease or the holder of a superior mortgage shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, or if a superior lease shall terminate or be terminated for any reason, then, at the election and upon demand of the party so succeeding to Landlord’s rights, as the successor owner of the property of which the Premises is a part, or as the mortgagee in possession thereof, or otherwise (such party, owner or mortgagee being herein sometimes called the “successor landlord”), Tenant shall attorn to and recognize such successor landlord as Tenant’s landlord under this Lease, and shall promptly execute and deliver any instrument that such successor landlord may reasonably request to evidence such attornment. Subject to the terms of any SNDA in effect, upon such attornment, this Lease shall continue in full force and effect as, or as if it were, a direct lease between the successor landlord and Tenant, upon all of the executory terms, conditions and covenants as are set forth in this Lease and shall be applicable after such attornment, except that the successor landlord shall not be:

              (a) liable for any previous act or omission of Landlord (or any of its predecessors-in-interest) under this Lease, except that the successor landlord shall be obligated to cure any defaults of Landlord which continue following the date such successor landlord succeeds to the interest of Landlord hereunder and which are reasonably susceptible of being cured by such successor landlord;

              (b) subject to any credits, offsets, claims, counterclaims, demands or defenses which Tenant may have against Landlord (or any of its predecessors in interest), except for credits or offsets specifically provided for in this Lease;

              (c) bound by any previous modification of this Lease or by any previous prepayment of more than one month’s Base Rent, unless such modification or prepayment shall have been expressly approved in writing by the lessor of the superior lease or the holder of the superior mortgage through or by reason of which the successor landlord shall have succeeded to the rights of Landlord under this Lease;

              (d) bound by any covenant to undertake or complete any construction of the Premises, the Building or any portion thereof or pay for or reimburse Tenant for any costs incurred in connection with such construction;

              (e) required to account for any security deposit of Tenant other than any security deposit actually delivered to the successor landlord by Landlord;

              (f) liable for the obligations of Landlord under this Lease for any period of time other than such period as such successor landlord holds such interest;

              (g) responsible for any monies owing by Landlord to the credit of Tenant; and

              (h) bound by any obligation to make any payment to Tenant that Landlord (or any of its predecessors-in-interest) was then obligated to pay, or grant or be subject to any credits except for those expressly set forth in this Lease.

       The foregoing provisions shall inure to the benefit of any successor landlord, shall apply to the tenancy of Tenant notwithstanding that this Lease may terminate upon the termination of the superior lease, and shall be self-operative upon any such demand, without requiring any further instrument to give effect to said provisions. Tenant, however, upon demand of any successor landlord, agrees to execute, from time to time, an instrument in confirmation of the foregoing provisions, satisfactory to such successor landlord, in which Tenant shall acknowledge such attornment. Nothing contained in this Section shall be construed to impair any right, privilege or option of any successor landlord.

       7.04 Non-disturbance. Notwithstanding anything contained in this Article to the contrary, for so long as Tenant is not in default (after receipt of written notice and the expiration of any applicable cure period ) of its obligation to pay any Base Rent or any Additional Rent payable pursuant to Article 5 hereof and no Event of Default then exists, Landlord shall obtain and deliver to Tenant a Subordination, Non-Disturbance and Attornment Agreement (hereinafter referred to as an “SNDA”) for the benefit of Tenant from the holder of each new superior mortgage that becomes effective after the date hereof and from the lessor under each superior lease that becomes effective after the date hereof, each of which SNDA’s shall be on the standard form then utilized by such holder or lessor and shall be executed by Tenant and returned to Landlord within fifteen (15) Business Days of Landlord’s request therefor. Notwithstanding the foregoing, if Tenant fails to execute, acknowledge or deliver to Landlord or to such holder or lessor such SNDA, this Lease shall be subordinate to such superior mortgage or superior lease, as the case may be, as set forth in this Article, and Landlord shall be deemed to have fulfilled all of its obligations under this Section with respect to obtaining an SNDA from such holder or lessor, as the case may be. (For the purposes of the preceding sentence, a “holder” or “lessor” shall include a person who, at the time such SNDA is delivered to Tenant, is not yet a holder of a superior mortgage or a lessor under a superior lease, but is a prospective holder or a prospective lessor who thereafter becomes an actual holder of a superior mortgage or an actual lessor under a superior lease, as the case may be.) Landlord shall be responsible for any fees or expenses charged by the mortgagee or lessor for such SNDA and for Landlord’s legal fees and expenses, if any, in connection therewith, but Tenant shall be responsible for Tenant’s own legal fees and expenses, if any, in connection therewith.

       7.05 Lease is Subordinate to the Condominium. So long as the Condominium remains in being, this Lease is subject and subordinate to the Condominium, including but not limited to the Condominium Documents, as the same may be from time to time amended, provided that nothing therein shall materially and adversely affect the rights of Tenant or the obligations of Landlord to Tenant hereunder. This clause shall be self-operative and no further instrument of subordination shall be required by the Condominium or its Board of Managers. However, within twenty (20) days after Landlord's request, Tenant shall promptly execute a certificate in confirmation of such subordination, in form and content reasonably satisfactory to Landlord.

ARTICLE 8

QUIET ENJOYMENT

       8.01 Quiet Enjoyment. So long as this Lease is in full force and effect, Tenant shall peaceably and quietly have, hold and enjoy the Premises subject, nevertheless, to the obligations of this Lease and any SNDA with any lessors under superior leases and the holders of any superior mortgages.

ARTICLE 9

ASSIGNMENT AND SUBLETTING

       9.01 Consent Required. (a) Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, expressly covenants that it shall not assign, mortgage, or encumber this Lease or any of its rights, interests or estates hereunder or in the Premises, sublet the Premises or any part thereof, or suffer or permit the Premises, or any part thereof, to be used, occupied or operated by others for desk space, mailing privileges or any other purpose, or suffer or permit any of the other transactions or events described in this sentence by operation of law or otherwise, without the prior written consent of Landlord in each instance, which consent may be given or withheld by Landlord in its sole and absolute discretion (except as otherwise expressly provided in this Article), and if any of the foregoing transactions or events occur without Landlord’s consent same shall be null and void. If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by person other than Tenant, Landlord may, after an Event of Default, collect rent from the assignee, subtenant, or occupant, and apply the net amount collected to the rent herein reserved, but no assignment, subletting, occupancy, or collection shall be deemed a waiver of the provisions hereof, the acceptance of the assignee, subtenant, or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. Landlord’s consent to an assignment or subletting shall not, in any way, be construed to relieve Tenant from obtaining Landlord’s express written consent to any further assignment or subletting. In no event shall any permitted subtenant assign or encumber its sublease, further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space, or any part thereof, to be used, occupied or operated by others, except as otherwise expressly provided in Section 9.16 hereof. In no event shall any assignment instrument or sublease be amended or modified, without Landlord’s prior written consent in each instance, in accordance with the applicable provisions of this Lease. For the purposes of this Lease, the entering into of any management, franchise or operating agreement, or any agreement in the nature thereof transferring control of the operation or management of any portion of the Premises or of the business being conducted in the Premises or any portion thereof to a person other than Tenant (or a permitted subtenant, as the case may be), or transferring control of any substantial percentage of the profits and losses from the business operations in the Premises (or any portion thereof) to a person other than Tenant (or a permitted subtenant, as the case may be), or otherwise having substantially the same effect, including a so-called “take-over agreement” in respect of the Premises or Tenant’s interest therein or in this Lease, shall be treated for all purposes as an assignment of this Lease (or an assignment of a permitted sublease, as the case may be) and shall be governed by the provisions of this Section 9.01.

              (b) For the purposes of this Lease, “Permitted Occupant” means Tenant, a subtenant or other person that is permitted to occupy all or a portion of the Premises pursuant to this Article 9, for so long as such subtenant or other person is so permitted to occupy all of a portion of the Premises and a Permitted Affiliated Person (as such term is defined in Section 9.17 hereof).

       9.02 (a) If Tenant shall, at any time or times during the Term, desire to assign this Lease or sublet all or any portion of the Premises, then, prior to executing any assignment or sublease agreement (or, if no agreement shall be executed by and between Tenant and any proposed sublessee or assignee, prior to the effective date of any such assignment or sublease), Tenant shall give notice thereof to Landlord, which notice (the “A/S Notice”) shall be accompanied by a summary (the “A/S Term Sheet”), of (1) in the case of a sublease, the portion of the Premises Tenant proposes to sublease (such portion of the Premises, including the entire Premises, being herein referred to as the “A/S Subject Space”, and in the case of an assignment, the entire Premises being herein referred to as the “A/S Subject Space”), including (x) the RSF of the A/S Subject Space, (y) a reasonably detailed floor plan thereof, and (z) the amount, if any, of condenser water Tenant is making available to the A/S Subject Space from its Maximum Supplemental HVAC Capacity (hereinafter defined), (2) in the case of an assignment, the effective date of the proposed assignment, and in the case of a sublease, the commencement date and the expiration date of the proposed subletting, neither of which shall be less than 30 days nor more than 180 days following the date of the A/S Notice, (3) in the case of an assignment, all sums and other consideration to be paid to, or on behalf of, Tenant or Tenant’s designee for, or by reason of, such assignment, including all sums to be paid for the sale or rental of fixtures, leasehold improvements, Supplemental HVAC Capacity, equipment, furniture, furnishings and/or other personal property, and in the case of a sublease, the annual rental payable during the term of the proposed subletting, all additional rent payable under, or with respect to, the proposed sublease, including any additional rent related to increases in real estate taxes or operating expenses for the Building, charges for condenser water, increases in any price index or wage or labor rate, and any sprinkler or water charges, (4) the dollar amount of any work which Tenant is willing to perform or pay for in the A/S Subject Space, and (5) any concession or free rent period applicable to the proposed assignment or subletting, and (6) all other material terms and conditions of the proposed subletting, including any allocations of condenser water to the A/S Subject Space.

              (b) Each A/S Notice with respect to a proposed assignment of this Lease or a proposed subletting of all or any portion of the Premises which is a Long Term Sublease (as hereinafter defined) given to Landlord shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at its option (hereinafter referred to as “Landlord’s Option”), (i) sublease the A/S Subject Space from Tenant upon the terms and conditions hereinafter set forth (if the proposed transaction is a sublease), or (ii) terminate this Lease with respect to the A/S Subject Space (if the proposed transaction is an assignment of this Lease or a Long Term Sublease (as hereinafter defined). Landlord’s Option may be exercised by Landlord by notice (the “Landlord’s Option Notice”) to Tenant at any time during the thirty (30) day period (the “A/S Review Period”) commencing on the date (the “A/S Notice Date”) that Landlord has received the A/S Notice, accompanied by the A/S Term Sheet, and through the last day of the A/S Review Period Tenant shall not assign this Lease or sublet any portion of the Premises to any person. If Landlord shall not exercise its rights hereunder Tenant may proceed to market the Premises as contemplated in the A/S Offer Terms. If the terms agreed to in the final documents of transfer, including without limitation, any amounts of condenser water to be furnished to the A/S Subject Space from the Maximum Supplemental HVAC Capacity or any consideration paid therefor, are more favorable to Tenant by an aggregated factor of five (5%) percent or more, Landlord may, again, have the right to exercise its right hereunder, provided, however, that the period within which the Landlord may exercise such right shall be ten (10) Business Days.

              (c) For the purposes of this Article a “Long Term Sublease” means a sublease whose term (including all extensions and renewals thereof, regardless of whether or not the right or the option to so extend or renew is exercised) is to end on a date that is during the last two (2) years of the Term.

       9.03 Landlord’s Option to Terminate. (a) If Landlord exercises Landlord’s Option to terminate this Lease with respect to A/S Subject Space that is (or is deemed to be) the entire Premises, then this Lease shall end and expire on the date that such assignment or sublet was to be effective or commence, as the case may be, and the Base Rent and Additional Rent shall be paid and apportioned to such date.

              (b) If Landlord exercises Landlord’s Option to terminate this Lease with respect to A/S Subject Space that is less than the entire Premises, then, (i) this Lease shall end and expire with respect to A/S Subject Space on the date that the proposed sublease was to commence as set forth in the A/S Notice, as if, with respect to the A/S Subject Space only, such expiration date were the Expiration Date; (ii) on or before such expiration date, Tenant shall quit and surrender to Landlord the A/S Subject Space in the condition and in the manner provided in this Lease for the surrender of the Premises to Landlord on the Expiration Date; (iii) from and after the date that this Lease ends and expires with respect to the A/S Subject Space the Base Rent and Tenant’s Expense Share and Tenant’s Tax Share shall be adjusted, based upon the proportion that the RSF of the Premises remaining bears to the total RSF of the Premises, and the Maximum Supplemental HVAC Capacity shall be reduced by the amount of condenser capacity as set forth in Tenant’s A/S Notice and A/S Terms as accepted by Landlord; and (iv) Tenant shall pay to Landlord, as Additional Rent, within ten (10) days after Landlord’s demand therefor, the costs reasonably incurred by Landlord in physically separating the A/S Subject Space from the balance of the Premises and in complying with any Requirements relating to such separation. The failure of Tenant to quit and surrender to Landlord the A/S Subject Space in the condition and in the manner provided in this Lease for the surrender of the Premises to Landlord on the Expiration Date on or before such expiration date shall be a default under this Lease, entitling Landlord to exercise any or all of its rights and remedies hereunder, and available at law and in equity, other than the termination of this Lease. In addition, Landlord may exercise any or all of Landlord’s rights and remedies under Section 24.02 of this Lease as if, for the purposes of said Section 24.02, the A/S Subject Space were the Premises. Furthermore, for the purposes of said Section 24.02, “the rents (including Base Rent, Tax Payment, Expense Payment and all other items of Additional Rent) payable by Tenant during the last year of the Term,” as applied to the surrendered A/S Subject Space, shall mean the amounts of the rents (including Base Rent, Tax Payment, Expense Payment and all other items of Additional Rent) that would have been payable for the A/S Subject Space, but for the surrender of the A/S Subject Space.

       9.04 Takeback Sublease. (a) If Landlord exercises Landlord’s Option to sublet the A/S Subject Space, such sublease (the “Takeback Sublease”) to Landlord or its designee (as subtenant) shall be at the lower of (i) the rental rate per RSF of Base Rent and Additional Rent then payable pursuant to this Lease and (ii) the rentals set forth in the, A/S Term Sheet, and (iii) the Maximum Supplemental HVAC Capacity shall be reduced as set forth in the A/S Term Sheet, and in all cases shall be for the same term as that of the proposed subletting commencing on the date fixed in the A/S Term Sheet as the commencement date of the term thereof, and such sublease shall:

      (i) be expressly subject to all of the covenants, agreements, terms, provisions and conditions of this Lease except such as are irrelevant or inapplicable, and except as otherwise expressly set forth to the contrary in this Section;

       (ii) be upon the same terms and conditions as those contained in the A/S Term Sheet, except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this Section;

       (iii) give the subtenant the unqualified and unrestricted right, without Tenant’s permission, to assign such sublease or any interest therein and/or to sublet the A/S Subject Space or any part or parts of the A/S Subject Space and to make any and all changes, alterations, decorations, installations and improvements in the space covered by such sublease;

       (iv) provide that any assignee or further subtenant, of Landlord or its designee, may, at the election of Landlord, be permitted to make changes, alterations, decorations, installations and improvements in the A/S Subject Space or any part thereof and shall also provide in substance that any such changes, alterations, decorations, installations and improvements in the A/S Subject Space therein made by any assignee or subtenant of Landlord or its designee may be removed, in whole or in part, by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such sublease provided that such assignee or subtenant, at its expense, shall repair any damage and injury to that portion of the A/S Subject Space so sublet caused by such removal; and

       (v) also provide that (A) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, (B) any assignment or subletting by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord, in Landlord’s uncontrolled discretion, shall deem suitable or appropriate, (C) Tenant, at Tenant’s sole cost and expense, shall and will at all times provide and permit reasonably appropriate means of ingress to and egress from the A/S Subject Space so sublet by Tenant to Landlord or its designee, (D) Landlord, at Tenant’s sole cost and expense, may make such alterations as may be required or deemed necessary by Landlord to physically separate the A/S Subject Space from the balance of the Premises and to comply with any Requirements relating to such separation, and (E) that at the expiration of the term of such sublease, Tenant will accept the space covered by such sublease in its then existing condition.

              (b) If Landlord exercises Landlord’s Option to sublet the A/S Subject Space, then:

       (i) Performance by Landlord, or its designee, under a sublease of the A/S Subject Space shall be deemed performance by Tenant of any similar obligation under this Lease and any default under any such sublease shall not give rise to a default under a similar obligation contained in this Lease, nor shall Tenant be liable for any default under this Lease or deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of the tenant under such sublease or is occasioned by or arises from any act or omission of any occupant holding under or pursuant to any such sublease;

       (ii) Tenant shall have no obligation, at the expiration or earlier termination of the Term, to remove any alteration, installation or improvement made in the A/S Subject Space by Landlord (or its designee);

       (iii) Each month Landlord shall credit the base rent, additional rent and other amounts payable to Tenant by Landlord pursuant to the Takeback Sublease against the payments by Tenant of rent next becoming due under this Lease, but Tenant shall be obligated to pay to Landlord the balance of all Base Rent and Additional Rent payable by Tenant under this Lease; and

       (iv) If Landlord or its designee (as a sub-sublandlord of the A/S Subject Space) shall receive rents and other charges in excess of the rents and other charges payable to Tenant by Landlord under the Takeback Sublease, any such excess shall belong exclusively to Landlord and Tenant shall have no right to any such excess.

          (c) If Landlord or its designee shall take back all or any part of the Premises pursuant to Subsections 9.04 (a) and (b) hereof, and if thereafter, Landlord or its designee shall further assign the Lease or further sublet the portion so re-taken, Tenant’s liability hereunder shall not be increased, and shall remain as if such further subletting or assignment had not occurred.

       9.05 Landlord’s Consent. (a) In the event that Tenant complies with the provisions of Section 9.02 and Landlord does not exercise any Landlord’s Option within the A/S Review Period, and provided that no Event of Default then exists, and subject to the provisions of Section 9.05(c) hereof, Landlord’s consent (which must be in writing and in form reasonably satisfactory to Landlord) to a proposed assignment or sublease to the party identified in the Second A/S Notice (hereinafter defined) shall not be unreasonably withheld or delayed, provided and upon the condition that (Tenant hereby agreeing that it shall be reasonable for Landlord to withhold its consent to a proposed assignment or subletting if, among other things, any of the following conditions are not satisfied):

       (i) Tenant has complied with the provisions of Section 9.02, the A/S Review Period has expired and Landlord has not exercised any Landlord’s Option by the last day of the A/S Review Period;

       (ii) Within six (6) months after the last day of the A/S Review Period, Tenant has given notice to Landlord (the “Second A/S Notice”) of Tenant’s desire to assign this Lease or sublet or a portion of the Premises to a specific person, together with a fully executed counterpart of the proposed assignment or sublease, the date on which Landlord receives the Second A/S Notice and the documentation described above being herein referred to as the “Second A/S Notice Date”. The Second A/S Notice shall contain (A) a statement setting forth, in reasonable detail, the identity of the proposed assignee or subtenant, including the names and addresses of the proposed assignee or subtenant and of its constituent members, shareholders, partners and/or other principals; (B) reasonably satisfactory information as to the nature and character of the business of the proposed assignee or subtenant and as to the nature of its proposed use of the Premises; (C) current banking, financial and other credit information relating to the proposed assignee or subtenant reasonably sufficient to enable Landlord to determine the financial responsibility and character of the proposed assignee or subtenant, including its most recent financial report (all of which Information shall be accurate and complete in all material respects);

       (iii) The economic, business and other material terms and conditions of the proposed transaction, as set forth in the a fully executed counterpart of the proposed assignment or sublease that is part of the A/S Information, are materially and substantively the same as the economic, business and other material terms and conditions set forth in the A/S Term Sheet, it being agreed that the economic and business terms of the proposed transaction shall be deemed materially and substantively different than the economic and business terms set forth in the A/S Term Sheet if the net effective rent reflected in the said proposed assignment or sublease is less than 95% of the net effective rent reflected in the A/S Term Sheet, or, the amount of condenser water to be supplied to the A/S Subject Space from Tenant’s Maximum Supplemental HVAC Capacity is increased by more than 5% of that set forth in Tenant’s A/S Term Sheet, or both. As used herein “net effective rent” shall mean, on a dollar per RSF basis, the present value of the projected future rent payments, including escalations, free rent and amortized landlord concessions, expressed as an equivalent annuity over the lease term or the remaining portion of the lease term, using the same discount rate (expressed monthly or annually) for all calculations, and the dollar cost per RSF being calculated by dividing the actual gross annuity amount by the rentable area in question;

       (iv) In Landlord’s reasonable judgment the proposed assignee or subtenant is engaged in a business, and the A/S Subject Space will be used in a manner, which is in keeping with the then standards of the Building;

       (v) The proposed assignee or subtenant is reputable and has sufficient financial worth considering the responsibility involved (taking into account (a) any guaranty of any of the Tenant’s obligations under this Lease then in effect and (2) any guaranty of any of the subtenant’s obligations under the sublease, and the then credit of Tenant and of all such guarantor(s) under such guarantee(s)), and Landlord has been furnished with reasonable proof thereof;

       (vi) If no other space (with comparable RSF to the RSF of the proposed A/S Subject Space) is then available for leasing the Building or is scheduled to become available within ten (10) months of the A/S Notice, neither (x) the proposed assignee or subtenant nor (y) any person that, directly or indirectly, controls, is controlled by, or is under common control with, the proposed assignee or subtenant or any person who controls the proposed assignee or subtenant, is then an occupant or tenant of any part of the Building;

       (vii) If no other space (with comparable RSF to the RSF of the proposed A/S Subject Space) is then available for leasing the Building or is scheduled to become available within ten (10) months of the A/S Notice, the proposed assignee or subtenant is not a person with whom Landlord is then, or shall have been during the previous four (4) month period, negotiating to lease space in the Building;

       (viii) The proposed assignment agreement or sublease agreement, as the case may be, shall be in form reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article;

       (ix) At no time shall there be more than four (4) occupants or entities occupying any floor of the Premises (or a maximum of five (5) occupants of the entire Premises), in all cases including Tenant and Landlord (or its designee(s)) pursuant to one or more Takeback Subleases;

       (x) Tenant shall not utilize any advertisement which states the name (as distinguished from the address) of the Building or the proposed rental; and

       (xi) The A/S Sublet Space will be used for the Permitted Use, subject to the other applicable provisions of this Lease.

       9.06 Procedures. (a) Tenant shall reimburse Landlord, on demand and as Additional Rent, for all reasonable costs and expenses incurred or paid by Landlord in connection with all proposed assignments and subleases (including proposed assignments of any subleases and further sublettings by any subtenant), including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and legal costs incurred in connection with the reviewing of the proposed assignment or subletting and all of the documents and other information related thereto, and the preparation of Landlord’s consent to the proposed transaction and all related documents (which costs and expenses Tenant covenants and agrees to reimburse to Landlord regardless of whether Landlord consents to the proposed assignment or sublease or whether such consent is required hereunder).

              (b) If (A) Landlord fails to exercise any Landlord’s Option and (B) Landlord does not receive the Second A/S Notice together with the fully executed counterpart of the sublease and assignment documentation within six (6) months after the last day of the A/S Review Period, then, in either case, Tenant shall again comply with all of the provisions and conditions of Sections 9.02 and 9.05, before assigning this Lease or subletting all or part of the Premises.

              (c) With respect to each and every assignment of this Lease or sublease of all or any portion of the Premises, whether or not consent is required under this Article, the assignment agreement or sublease agreement, as the case may be, shall expressly provide that the assignee’s or subtenant’s use of the Premises or the portion(s) thereof being sublet, as the case may be, is expressly limited to the Permitted Uses and is expressly subject to all of the limitations and restrictions set forth in this Lease, including all of the provisions of Article 2 above. To the extent that Landlord’s consent is required for such assignment or subletting, it shall be reasonable for Landlord not to consent to a proposed assignment or sublease or to a proposed assignee or subtenant if the proposed assignment agreement or sublease agreement, as the case may be, expressly permits, or does not expressly prohibit, the proposed assignee or subtenant, as the case may be, to use the Premises or the portion(s) thereof being sublet, as the case may be, for any purpose, or in a manner, that is not permitted, or is restricted or prohibited, under the terms, conditions or covenants of this Lease, or that the proposed assignee or subtenant, as the case may be, intends or is likely to use the Premises or the portion(s) thereof being sublet, as the case may be, for any purpose, or in a manner, that is not permitted, or is restricted or prohibited, under the terms, conditions or covenants of this Lease. Tenant covenants and agrees, and, by accepting an assignment of this Lease or a sublease of all or a portion of the Premises, all assignees and subtenants hereby agree, that, whether or not Landlord’s consent is required for an assignment or subletting, (i) nothing contained in this Article shall expand or increase the uses for which the Premises or any portion thereof may be used, and (ii) any use of the Premises or any portion thereof by an assignee or subtenant that is not in accordance with, and subject to, the applicable provisions of this Lease shall be a default by Tenant under this Lease.

       9.07 Requirements for Subleases. Except for any subletting by Tenant to Landlord or its designee pursuant to the provisions of this Article, each subletting pursuant to this Article (including further sublettings by a subtenant that are expressly permitted by this Article or approved by Landlord) shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Lease. Notwithstanding any subletting and/or acceptance of rent or additional rent by Landlord from any subtenant of Tenant, Tenant shall and will remain fully liable for the payment of the Base Rent and Additional Rent due, and to become due, hereunder, for the performance of all of the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and for all acts and omissions of any licensee, subtenant, or any other person claiming under or through any subtenant that shall be in violation of any of the obligations of this Lease, and any such violation shall be deemed to be a violation by Tenant. Tenant further agrees that, notwithstanding any such subletting, no other and further subletting of the Premises by Tenant or any Tenant Party (except as provided in Section 9.04), shall or will be made, except as otherwise expressly permitted pursuant to Section 9.16 hereof. If Landlord shall decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under Section 9.02, Tenant shall indemnify, defend and hold Landlord harmless from and against any and all actions, proceedings, claims, deficiencies, judgments, suits, losses, obligations, penalties, liabilities, damages, costs and expenses (including court costs and reasonable legal fees and disbursements) for which Landlord may be directly or indirectly liable), that are paid by, imposed upon, incurred by or asserted against, Landlord arising under or out of, or in connection with, or resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

       9.08 Additional Requirements for Subleases. With respect to each and every sublease or subletting, whether or not consent is required under this Article, it is further agreed that:

              (a) no subletting shall be for a term (as the same may be extended by the exercise of any renewal or extension option thereunder) ending later than one day prior to the expiration date of this Lease, and no sublease shall provide for an option on behalf of the subtenant thereunder to extend or renew the term of such sublease on substantially different terms than the terms of the original sublease;

              (b) no sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, until a true, complete, fully-executed counterpart of such sublease has been delivered to Landlord;

       (i) each sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that, in the event of termination, re-entry, or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant as sublandlord under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be:

       (ii) liable for any previous act or omission of Tenant (or its predecessor in interest) under such sublease;

       (iii) subject to any credits, offsets, claims, counterclaims, demands or defenses which the subtenant may have against Tenant (or its predecessors in interest);

       (iv) bound by any previous modification of such sublease or by any previous prepayment of more than one month’s rent, unless such modification or prepayment shall have been expressly approved in writing by Landlord;

       (v) bound by any covenant to undertake or complete any construction of the premises demised to the subtenant or any portion thereof or to perform any other work that Tenant is obligated to perform or to pay for or reimburse the subtenant for any costs incurred in connection with any construction or work;

       (vi) required to account for any security deposit of the subtenant other than any security deposit actually delivered to Landlord;

       (vii) liable for the obligations of Tenant under such sublease for any period of time other than such period as Landlord holds such interest;

       (viii) responsible for any monies owing by Tenant to the credit of the subtenant;

       (ix) bound by any obligation to make any payment to the subtenant or grant or be subject to any credits; or

       (x) bound by any obligation to provide any service or furnish any utility that Landlord is not obligated to provide or furnish under this Lease to the portion of the Premises demised to the subtenant under such sublease beyond the date which is one day prior to the expiration date of this Lease.

       9.09 Requirements for Assignments, Transfers. (a) Any assignment or transfer, whether or not Landlord’s consent is required under this Article, shall be made only if, and shall not be effective until, the assignee executes, acknowledges and delivers to Landlord an agreement, in form and substance reasonably satisfactory to Landlord, whereby the assignee assumes all of the obligations of this Lease on the part of Tenant to be performed or observed from and after the date of this Lease and whereby the assignee agrees that the provisions contained in Section 9.01 shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect of all future assignments and transfers. The original named Tenant covenants that, notwithstanding any assignment or transfer, whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of Base Rent and/or Additional Rent by Landlord from an assignee, transferee, or any other party, the original named Tenant shall remain fully liable for the payment of the Base Rent and Additional Rent and for the other obligations of this Lease on the part of Tenant to be performed or observed.

     9.10 Additional Rent. (a) If Landlord shall give its consent to any assignment of this Lease or to any sublease, Tenant shall in consideration therefor, pay to Landlord, as Additional Rent:

     (i) in the case of an assignment, an amount equal to 50% of the amount equal to (x) all sums and other consideration (collectively, the “Assignment Consideration”) payable to, or on behalf of, Tenant by, or on behalf of, the assignee for or by reason of such assignment (including sums payable for the sale or rental of Tenant’s Property and Alterations, and sums payable for Supplemental HVAC Capacity), less (y) (A) in the case of a sale of Tenant’s Property where a portion of the Assignment Consideration is specifically and expressly allocated to the sale of Tenant’s Property, the then fair market value thereof, up to the portion of the Assignment Consideration specifically and expressly allocated thereto, and (B) the out-of-pocket costs and expenses, to the extent reasonable, paid or incurred by Tenant for alteration costs (or contributions in lieu thereof), rent concessions, advertising, brokerage or consulting fees or commissions and legal fees in connection with such assignment (the amounts described in clauses (A) and (B) being hereinafter referred to as the “Assignment Expenses”); and

     (ii) in the case of a sublease, an amount equal to 50% of the amount equal to (x) all rents, Additional Rents, charges and other consideration (collectively, the “Subletting Consideration”) payable under the sublease to, or on behalf of, Tenant by, or on behalf of, the subtenant, to the extent such amounts, in the aggregate, exceed the Base Rent and Additional Rent accruing during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof (including sums payable for the sale or rental of Tenant’s Property and Alterations, and sums payable for Supplemental HVAC Capacity), less (y) (A) in the case of the sale of Tenant’s Property where a portion of the Subletting Consideration is specifically and expressly allocated to the sale of Tenant’s Property, the then fair market value thereof, up to the portion of the Subletting Consideration specifically and expressly allocated thereto, and (B) the out-of-pocket costs and expenses, to the extent reasonable, paid or incurred by Tenant for alteration costs (or contributions in lieu thereof), rent concessions, advertising, brokerage or consulting fees or commissions and legal fees in connection with such subletting (the amounts described in clauses (A) and (B) being hereinafter referred to as the “Subletting Expenses”). For the purpose of this Lease, “Subletting Consideration” shall also include all amounts payable to Tenant in connection with the amendment, modification, extension, renewal or termination of the sublease in question.

          (b) The sums payable under subsection 9.10(a) shall be paid to Landlord as and when the Assignment Consideration or Subletting Consideration is paid by, or on behalf, of the assignee or subtenant, as the case may be. Within twenty (20) days after receipt of written request from Landlord therefor, Tenant shall deliver to Landlord a statement of the Assignment Consideration and the Assignment Expenses, or the Subletting Consideration and the Subletting Expenses, as the case may be, certified as true, complete and correct by an officer or principal of Tenant. In the event of any dispute with respect to the Assignment Consideration, the Assignment Expenses, the Subletting Consideration or the Subletting Expenses, such dispute shall be determined by arbitration in accordance with the provisions of Article 34 hereof.

     9.11 Certain Permitted Transactions.

          (a) For the purpose of this Article, the following are “Controlling Interest Transfers” to which Section 9.01 shall apply as if any of such Controlling Interest Transfers were an assignment of Tenant’s interest in this Lease requiring, among other things, the prior consent of Landlord in accordance with, and subject to, the applicable provisions of this Lease, except as otherwise expressly provided in subsection (c) below: (i) The issuance or transfer of interests in Tenant or any person (a “Parent”) that directly or indirectly controls Tenant (whether stock, partnership interests, interests in a limited liability company or otherwise) to a person or group of related persons, whether in a single transaction or a series of related or unrelated transactions (other than transfers of such interests over national securities exchanges), in such quantities that after such issuance or transfer, control of Tenant, such Parent (as it shall be constituted after giving effect to such issuance or transfer of interests in Tenant or Parent, as the case may be), directly or indirectly, shall have changed, (ii) the merger or consolidation of Tenant or a Parent into or with any other entity, or (iii) the acquisition by a third-party, of all or substantially all of the assets of Tenant or a Parent. Any person or legal representative of Tenant, to whom Tenant’s interest under this Lease passes by operation of law, or otherwise, shall be bound by the provisions of this Article.

          (b) As used in this Lease, except as expressly provided herein to the contrary, the word “control,” (including the derivations of the word “control,” such as “controlling” “controlled by” or “under common control with” or words of like import) shall mean: (i) ownership of more than 50% of the outstanding voting capital stock of a corporation or more than 50% of the beneficial interests of any other entity or (ii) the ability effectively to control or direct the business decisions of such corporation or entity. The term “Related Entity” shall mean an entity which controls, is controlled by or is under common control with Tenant, which for purposes hereof shall mean (x) ownership of more than 50% of the outstanding voting capital stock of a corporation or more than 50% of the beneficial interests of any other entity or (y) the ability to effectively control or direct the business decisions of such corporation or entity.

          (c) Either (i) a Controlling Interest Transfer, or (ii) an assignment of Tenant’s interest in this Lease (a “Related Entity Assignment”) to a Related Entity, or a sublease of or a license to use all or any portion of the Premises (a “Related Entity Sublease”) to a Related Entity, shall not require Landlord’s consent, provided that:

                    (A) No Event of Default exists on either the date Landlord receives the applicable A/S Notice, or on the effective date or commencement date, as the case may be, of the proposed assignment, Controlling Interest Transfer or sublease;

                    (B) The proposed transaction is for a valid business purpose other than for the purpose of transferring the leasehold estate created hereby;

                    (C) In the case of a Controlling Interest Transfer, immediately after the effective date thereof the Tenant under this Lease shall have the then Required Net Worth (as hereinafter defined) and reasonable proof satisfactory to Landlord that such condition shall be satisfied shall have been delivered to Landlord at least ten (10) Business Days prior to the effective date of such Controlling Interest Transfer;

                    (D) In the case of a Related Entity Assignment or a Related Entity Sublease, such documentation as may be necessary to establish that any assignee or subtenant claimed by Tenant to be a Related Entity is in fact a Related Entity shall have been delivered to Landlord at least ten (10) Business Days after the effective date of any Related Entity Assignment or the commencement date of any Related Entity Sublease, provided, however, the failure to provide such documentation within such ten (10) Business Day period shall be deemed to be a default by Tenant hereunder;

                    (E) The purposes for which the Tenant under this Lease from and after the effective date of such Controlling Interest Transfer or Related Entity Assignment, as the case may be, or for which the subtenant under a Related Entity Sublease from and after the commencement date thereof, shall use the Premises are limited to the Permitted Uses, in accordance with, and subject to, the terms, covenants and conditions of this Lease;

                    (F) An executed duplicate original of the assignment and assumption agreement (in the case of a Related Entity Assignment) or sublease (in the case of a Related Entity Sublease), that complies with the applicable provisions of this Article, shall be delivered to Landlord at least ten (10) Business Days prior to the effective date of any Related Entity Assignment or the commencement date of any Related Entity Sublease, and said assignment and assumption agreement or sublease, as the case may be, complies with the applicable provisions of this Article;

                    (G) Within ten (10) Business Days after the date of Landlord’s request therefor, Tenant shall deliver to Landlord a certified copy of a duly adopted resolution of the board of directors (or other documentation reasonably satisfactory to Landlord) of both Tenant and the assignee, authorizing the execution, acknowledgment and delivery of said assignment and assumption agreement, and the transactions contemplated therein, which resolutions may be specific to the transactions relating to this Lease or may be general, and refer to this Lease or the Premises as part of a larger transaction; and

                    (H) Tenant (in the case of a Controlling Interest Transfer or a Related Entity Sublease) or the assignor (in the case of a Related Entity Assignment) shall and will remain fully liable for the payment of the Base Rent and Additional Rent due and to become due under this Lease and shall not be released from any of its obligations or liabilities under this Lease and Tenant shall be fully responsible and liable for all acts or omissions of the subtenant (in the case of a Related Entity Sublease) or the assignee (in the case of a Related Entity Assignment) or any person claiming by, through or under Tenant, or such subtenant or such assignee, as the case may be.

          (d) In connection with the information to be provided to Landlord pursuant to this Section, within thirty (30) days after Landlord’s request from time to time, Tenant shall deliver to Landlord a certification from both Tenant and its assignee, in the case of a Related Entity Assignment, and from both Tenant and the subtenant, in the case of a Related Entity Sublease, stating whether the assignee or the subtenant, as the case may be, remains a Related Entity, together with such other information and documentation reasonably requested by Landlord to evidence and substantiate the relationship between Tenant and its assignee, or Tenant and its subtenant, as the case may be. If at any time after the effective date of a Related Entity Assignment or the commencement date of a Related Entity Sublease, the assignee or subtenant thereunder is no longer a Related Entity, then the provisions of this Article 9 (including, but not limited to, Sections 9.07, 9.08, 9.09 and 9.10, but excluding Sections 9.02, 9.03, 9.04 and 9.05) shall apply as if Landlord did not exercise Landlord’s Option and Landlord consented to the proposed assignment or sublease.

          (e) “Required Net Worth” shall mean net current assets and net worth, determined in accordance with GAAP, consistently applied, and certified to Landlord by an independent certified public accountant, at least equal to the net current assets and net worth of Tenant on the date of this Lease.

          (f) The provisions of Section 9.10 and Landlord’s Option shall not apply to the transactions contemplated in this Section 9.11 for which Landlord’s consent is not required.

     9.12 No Release. The joint and several liability of Tenant and any immediate or remote successor in interest to Tenant, and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not be discharged, released, or impaired in any respect by any agreement or stipulation made by Landlord extending the time of, or modifying any of the obligations of, this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of this Lease.

     9.13 No Rights Conferred. Neither the listing of any name other than that of Tenant, whether on the doors of the Premises, on the Building directory, if any, or otherwise, nor the acceptance by Landlord of any rent, security deposits or other monies from any person other than Tenant, shall operate to vest any right or interest in this Lease or in the Premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease, to any sublease of the Premises, or to the use or occupancy thereof by others.

     9.14 Further Assignment, Subletting. Any permitted direct subtenant of Tenant shall have the right to assign its sublease on one occasion or to further sublet its space subject to compliance with all of the provisions of this Article 9, as if such subtenant were the tenant hereunder; provided however, no assignee or undertenant of such direct subtenant of Tenant shall assign or encumber its sublease, nor further sublet or underlet all or any portion of its sublet space, or otherwise suffer or permit its sublet space, or any part thereof, to be used or occupied by others, except with Landlord’s prior written consent, which consent Landlord may withhold in its sole discretion in each instance.

     9.15 Desk Space Arrangements. (a) For the purposes of this Section, an “Affiliated Person” means an individual who (or an individual that is an employee of a company that) then has a business arrangement or affiliation with, or provides services for, Tenant (or a Permitted Occupant), other than the mere use or occupancy of portions of the Premises, and a “Permitted Affiliated Person” means an Affiliated Person who is permitted to use a portion of the Premises pursuant to this Section, but only for as long as such Affiliated Person is so permitted to use a portion of the Premises.

          (a) Notwithstanding anything contained in Section 9.01 above to the contrary, but provided this Lease is in full force and effect and no Event of Default exists, Landlord hereby consents to the use, in common with Tenant, of up to ten (10%) percent of the RSF of the Premises, in the aggregate and at any given time, by Affiliated Persons for any of the Office Uses, in accordance with, and subject to, the applicable provisions of this Lease, and for no other purpose, provided, and upon the condition that, the portions of the Premises so used are not separately demised from the balance of the Premises, and further provided, and upon the condition that:

     (i) At least five (5) Business Days prior to the date each Affiliated Person first so uses any portion of the Premises, Tenant shall give Landlord notice of such intended use, together with the name, address and telephone number of such Affiliated Person(s) and the purpose for which such Affiliated Person(s) are using such portions of the Premises;

     (ii) Within ten (10) Business Days after Landlord’s request from time to time, Tenant shall provide to Landlord the names of each of the Affiliated Persons using portions of the Premises, and the purposes for which such Affiliated Person(s) are using such portions of the Premises, together with the name, address and telephone number of the Affiliated Persons and a written sworn statement of another officer of Tenant with knowledge of the information in question, certifying to Landlord that the persons in question is/are Affiliated Persons, as defined in this Lease and, in reasonable detail, the basis therefor;

     (iii) Such use shall be subject to all the terms, covenants and conditions to this Lease on Tenant’s part to observe and perform, except that no Affiliated Person shall have the right to make any Alterations, assign any right to use or occupy any portion of the Premises or otherwise permit any other person to use any portion of the Premises, and such use shall end on the earlier to occur of the last day of the Term of this Lease and the date that the leasehold estate ends with respect to the portion(s) of the Premises that the Affiliated Person(s) is/are using;

     (iv) Such use shall in no way increase, amend, modify or extend Landlord’s obligations or liabilities under this Lease in any way whatsoever, or diminish, restrict, limit, forfeit or waive any of Landlord’s rights or remedies under this Lease in any way whatsoever;

     (v) Such use shall in no way give to any Affiliated Person any rights, title or interest in, to or under the Premises or any other portion of the Building and/or Land, or any rights or remedies against Landlord, and Tenant shall indemnify, defend and hold Landlord harmless from and against any and all actions, proceedings, claims, deficiencies, judgments, suits, losses, obligations, penalties, liabilities, damages, costs and expenses (including court costs and reasonable legal fees and disbursements) arising under or out of or in connection with or resulting from such use and occupancy;

     (vi) Tenant shall remain fully liable for the payment of Base Rent and Additional Rent due and to become due under this Lease and for the observance, performance and compliance with all of the terms, covenants and conditions contained in this Lease on Tenant’s part to observe, perform or comply with, and all acts or omissions by the Affiliated Persons or anyone claiming under or through Tenant or any of the Affiliated Persons which shall be a default under this Lease, shall be deemed to be a default by Tenant;

     (vii) Such use shall not be deemed a waiver of Landlord’s rights under this Lease to consent to the use or occupancy of the Premises (or any portion thereof) by any other person or to the assignment of this Lease or the subletting of the Premises (or any portion thereof);

     (viii) The use by any Affiliated Person of any portion of the Premises shall be deemed an acceptance by such Affiliated Person of all of the terms, covenants and conditions set forth in this Section;

     (ix) The space or area of the Premises used by the Affiliated Persons shall not be separately demised from the balance of the Premises, nor shall there be any separate access to or from the Premises for any of the Affiliated Persons;

     (x) No later than thirty (30) days after any person who is an Affiliated Person ceases being an Affiliated Person, such person shall cease using and occupying all portions of the Premises and shall vacate the Premises; and

     (xi) There shall be no separate identification of any Affiliated Person in the lobby of the Building (other than the permitted listings allocated to Tenant in the Building directory) or elevator landing.

     9.16 Transfer Restrictions. Notwithstanding anything herein to the contract, Tenant covenants not to assign, sublease, license or otherwise transfer the same to any Sony Competitor (as hereinafter defined). For purposes hereof, the term “Sony Competitor” shall mean those entities listed on Exhibit E attached to this Lease, which Exhibit E may be revised by Landlord from time to time as more particularly set forth thereon, any such revision to be effective immediately upon delivery of notice to Tenant of such revision.

ARTICLE 10

COMPLIANCE WITH REQUIREMENTS

     10.01 Compliance. (a) Tenant shall give prompt notice to Landlord of any notice it receives of the violation of any Requirement. Tenant and all Tenant Parties, at their sole cost and expense, shall comply with, and cause the compliance with, all Requirements having or claiming jurisdiction, directly or indirectly, over the Premises (or the appurtenances of any part thereof), the business conducted therein, and/or the operation, occupancy, maintenance and use of the Premises by, through or under Tenant, whether or not, in any of the foregoing cases, arising out of the use or manner of use thereof, including the Requirements under the Federal Occupational Safety and Health Act of 1970 and the ADA (as hereinafter defined). In furtherance of the foregoing, Tenant and all Tenant Parties, at their sole cost and expense, shall comply with, and cause the compliance with, all Requirements which shall, with respect to the Premises or the use and occupation thereof (or the abatement of any nuisance), impose any violation, order, duty or obligation on Landlord or Tenant (including an obligation to perform or make Alterations including Structural Alterations (as such terms are defined in Article 13 below) or repairs including structural repairs), arising from (i) the use of the Premises (other than for Office Use, generally), (ii) the manner of conduct of business in any portion of the Premises or the operation of the installations, equipment or other property therein to the extent inconsistent with Office Use, generally, (iii) any cause or condition created by or at the instance of Tenant or any Tenant Party that is inconsistent with Office Use, generally, other than by Landlord’s performance of any work for or on behalf of Tenant, (iv) any Alterations, or (v) a default in the observance, performance or compliance with any of Tenant’s obligations hereunder. However, Tenant shall not be so required to make any Structural Alterations, structural repairs in the Premises, the Building HVAC Systems, windows in the Office Premises, or to Building elevators, unless the requirement arises from the particular use or manner of use of the Premises (other than the mere use of the Premises for Office Use) or if the Requirement is specific to any of the Ancillary Permitted Uses (as opposed to the mere use of the Premises for Office Use) or from a cause or condition referred to in clause (ii), (iii) or (iv) above. Notwithstanding the foregoing, Tenant shall not be required to comply with any such Requirement so long as Tenant shall be contesting the validity thereof, or the applicability thereof to the Premises, in accordance with Section 10.02 of this Lease. To the extent that Tenant is obligated to perform any Structural Alterations or structural repairs to any portion of the Premises or other portion of the Building or is obligated to perform any changes, alterations or repairs outside of the Premises, Landlord, at its election, may perform such Structural Alterations, structural repairs, changes, alterations or repairs on Tenant’s behalf, in which event, Tenant shall reimburse Landlord for the actual costs paid or incurred by Landlord to perform same within thirty (30) days after Landlord’s request therefor.

          (b) Landlord, at its expense, shall comply with all Requirements with which Tenant is not obligated to comply, but only to the extent that non-compliance by Landlord with such Requirements will prevent Tenant from using or occupying the Premises for Office Use (as opposed to any of the Ancillary Permitted Uses) or otherwise materially adversely affect Tenant’s use or occupancy of the Premises for Office Uses. Landlord shall have the right to contest and appeal any such Requirements, provided that same is done with all reasonable promptness and provided that such appeal does not subject Tenant to prosecution for a criminal offense.

     10.02 Contests. (a) Tenant may, at its expense contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Premises, of any Requirement with which Tenant is obligated to comply pursuant to the provisions of this Lease, and Landlord shall cooperate with Tenant in such proceedings, provided that:

     (i) Landlord shall not be subject to criminal penalty or to prosecution for a crime nor shall the Premises or any part thereof be subject to being condemned or vacated, by reason of non-compliance or otherwise by reason of such contest;

     (ii) Tenant shall defend, indemnify and hold harmless Landlord from and against any and all actions, proceedings, claims, deficiencies, judgments, suits, losses, obligations, penalties, liabilities, damages, costs and expenses (including court costs and reasonable legal fees and disbursements) which Landlord shall suffer by reason of such non-compliance or contest;

     (iii) such non-compliance or contest shall not constitute or result in any violation of any superior lease or superior mortgage, or if such superior lease and/or superior mortgage shall permit such non-compliance or contest on condition of the taking of action or furnishing of security by Landlord, such action shall be taken and such security shall be furnished at the expense of Tenant; and

     (iv) Tenant shall keep Landlord advised as to the status of such proceedings.

          (b) Without limiting the application of subsection (a)(i) above thereto, Landlord shall be deemed subject to prosecution for a crime within the meaning of said Subsection, if Landlord, or any officer, director, partner, member, principal or employee of Landlord individually, is charged with a crime of any kind or degree whatever, whether by service of a summons or otherwise, unless such charge is withdrawn before Landlord or such officer, director, partner, member, principal or employee (as the case may be) is required to plead or answer thereto.

     10.03 Hazardous Materials. (a) Tenant shall not cause or permit “Hazardous Materials” (as defined below) to be used, transported, stored, released, handled, produced or installed in, on or from the Premises or the Building, except that Tenant may use and store in the Premises limited quantities of substances reasonably necessary in the ordinary operation and maintenance of office equipment and permitted business operations, provided such substances are used and stored within the Premises, in accordance with all applicable Requirements. The term “Hazardous Materials” shall, for the purposes hereof, mean any flammable, explosive or radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos, or any other substance or material, as now or hereafter defined as a hazardous material or a hazardous substance by any Requirement, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, and in the regulations adopted and publications promulgated pursuant to each of the foregoing (collectively, “Environmental Laws”). In the event of a default by Tenant or any Tenant Party of any of the provisions of this Article, Landlord shall, in addition to all of its rights and remedies under this Lease and pursuant to any applicable Requirements, require Tenant to remove any or all of such Hazardous Materials from the Premises or the Building in the manner prescribed for such removal by all applicable Requirements.

          (b) Landlord warrants that, as of the Commencement Date, no Hazardous Materials shall be located at the Premises, except (i) in accordance with all applicable Requirements and (ii) as may have been introduced by Tenant, its employees, contractors, agents, representatives or invitees. Landlord shall not cause or knowingly permit Hazardous Materials to be used, transported, stored, released, handled, produced or installed in, on or from the Premises or the Building, except for such substances typically found in first-class buildings comparable to the Building, provided such substances are used and stored in accordance with all applicable Requirements. Landlord shall at its sole cost and expense be responsible for removing any Hazardous Materials which are located at the Premises as of the Commencement Date in violation of Requirements or which Landlord may thereafter cause or knowingly permit to be used, transported, stored, released, handled, produced or installed in, on or from the Premises in violation of Requirements except as permitted by this Section 10.03(b).

     10.04 ADA; Tenant Caused Alterations. Except to the extent Landlord is otherwise obligated to cause compliance with Requirements pursuant to Section 10.01(b) and/or Exhibit C-1, Tenant shall be solely responsible, at its expense, to cause the Premises (including the lavatories within or servicing the Premises and all entrances and exits to and from the Premises, but not the Building exterior entrances and exits, Common Areas of the Building, the ground floor lobby, elevator lobbies, elevators, which shall be Landlord’s responsibility) to be, and to remain throughout the Term, in compliance with the provisions of the Americans With Disabilities Act of 1990 and all other Requirements of like import, and any regulations adopted and amendments promulgated pursuant to any of the foregoing (hereinafter referred to collectively as the “ADA”), and Landlord shall have no obligation whatsoever in connection therewith, except as may otherwise be expressly provided for in this Lease, including the Exhibits. Within ten (10) Business Days after receipt, Tenant shall advise Landlord in writing, and provide Landlord with copies of, any notices alleging violations of the ADA relating to any portion of the Premises; any claims made or threatened in writing regarding non-compliance with the ADA and relating to any portion of the Premises; or any governmental or regulatory actions or investigations instituted or threatened regarding non-compliance with the ADA and relating to any portion of the Premises. In addition, without Landlord’s prior written consent in each instance, which consent may be withheld by Landlord in its sole and absolute discretion, no portion of the Premises shall be used in any manner (other than for the Permitted Uses and the Ancillary Permitted Uses), and no Alterations (as hereinafter defined) shall be performed, if such manner of use or such Alterations requires that any alterations, changes, additions, improvements or other work be performed or made to any portions of the Building (outside the Premises) or the Land. (Any such alterations, changes, additions, improvements or other work to be performed or made to any portions of the Building (outside the Premises) or the Land that are required because of such manner of use or Alterations are herein referred to as “Tenant Caused Building Alterations.”) If Landlord gives its consent for such manner of use or Alterations, then, Landlord, at Tenant’s sole cost and expense, shall perform or make the Tenant Caused Building Alterations, and Tenant shall pay to Landlord as Additional Rent the cost and expense incurred or paid by Landlord to perform or make same, within thirty (30) days after Landlord’s demand therefor, which demand shall be accompanied by a reasonably detailed statement of the Tenant Caused Building Alterations so performed or made and the cost and expense incurred or paid by Landlord.

     10.05 Fire System. Notwithstanding anything to the contrary contained in this Lease, to the extent required under all applicable Requirements (including the Building Code and the Fire Code of the City of New York) to occupy the Premises for the purposes permitted under this Lease, Tenant, at its sole cost and expense, shall (a) furnish and install (to the extent not furnished and installed) a fire alarm and life safety system within the Premises (the “Fire System”), (b) connect same (to the extent not connected) to the Building’s fire alarm and life safety system, and (c) thereafter maintain the Fire System within the Premises in compliance with all Requirements, including the performance of any changes, additions and repairs thereto or replacements thereof. Landlord shall have no obligation whatsoever in connection with the Fire System within the Premises; provided, however, Landlord agrees to provide a sufficient number of connection points to the Building’s fire alarm and life safety system for Tenant to properly connect the Fire System within the Premises to the Building’s fire alarm and life safety system. Tenant shall retain Landlord’s fire alarm system contractor for the Building to repair and maintain Tenant’s Fire System in the Premises.

     10.06 Sprinkler. Notwithstanding anything to the contrary contained in this Lease, to the extent required under all applicable Requirements (including the Building Code and the Fire Code of the City of New York) to occupy the Premises for the purposes permitted under this Lease, Tenant, at its sole cost and expense and in accordance and in compliance with all applicable Requirements, shall (a) furnish, install and distribute (to the extent not furnished, installed or distributed as part of Landlord’s Work or otherwise) sprinkler pipes and heads throughout the Premises, (b) connect same (to the extent not connected) to the sprinkler standpipe or risers on each floor of the Building on which the Premises are located, (c) perform all other sprinkler work in or to the Premises that is required under all applicable Requirements to occupy the Premises for the purposes permitted under this Lease, and (d) thereafter maintain the sprinkler system within the Premises in compliance with all Requirements, including the performance of any changes, additions and repairs thereto or replacements thereof. In furtherance of the foregoing, if any Governmental Authority requires or recommends that any changes, modifications, alterations or additions be made or supplied in said sprinkler system, or if any changes, modifications, alterations or additions become necessary to prevent the imposition of a penalty or charge against the full allowance for a sprinkler system in the fire insurance rate set by any Governmental Authority or by any property insurance company, Tenant shall, at Tenant’s sole cost and expense, promptly make such changes, modifications, alterations and additions whether the work involved shall be structural or non-structural in nature, in accordance with the provisions of Article 13. Landlord shall have no obligation whatsoever in connection with any sprinkler system compliance or otherwise in connection with the sprinkler system within the Premises.

     10.07 Survival. The provisions of this Article 10 shall survive the expiration or sooner termination of this Lease.

ARTICLE 11

INSURANCE

     11.01 No Landlord Liability. Landlord or its agents shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain, or snow or leaks from any part of the Building, or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature, except to the extent any of the foregoing shall be caused by or due to the willful misconduct or negligent act or omission (in violation of Landlord’s obligations under, or covenants, terms, provisions or agreements contained in, this Lease or which would be violative of Legal Requirements or Insurance Requirements, which Landlord is obligated to comply with pursuant to the covenants, provisions or agreements of this Lease) of Landlord, its agents, contractors, servants or employees.

     11.02 Notice of Casualty. Tenant shall give Landlord notice in case of a fire or accident in the Premises as well as notice of any other event occurring in the Premises which is reasonably likely to give rise to a damage or injury claim against Landlord or Tenant promptly after Tenant is aware of such fire, accident or other event.

     11.03 Waiver of Subrogation. (a) Landlord agrees that it will include in its fire insurance policies appropriate clauses pursuant to which the insurance companies (i) waive all right of subrogation against Tenant with respect to losses payable under such policies and/or (ii) agree that such policy or policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policy or policies. If Landlord is unable to obtain in such policy or policies either of the clauses described in the preceding sentence, Landlord shall, if legally possible and without necessitating a change in insurance carriers, have Tenant named in such policy or policies as an additional insured. If Tenant shall be named as an additional insured in accordance with the foregoing, Tenant agrees to endorse promptly to the order of Landlord, without recourse, any check, draft, or order for the payment of money representing the proceeds of any such policy or representing any other payment growing out of or connected with said policies, and Tenant does hereby irrevocably waive any and all rights in such proceeds and payments.

          (b) Tenant agrees to include, in its fire insurance policy or policies on Tenant’s Property, appropriate clauses pursuant to which the insurance company or companies (i) waive the right of subrogation against Landlord and/or any tenant of space in the Building with respect to losses payable under such policy or policies and/or (ii) agree that such policy or policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policy or policies. If Tenant is unable to obtain in such policy or policies either of the clauses described in the preceding sentence, Tenant shall, if legally possible and without necessitating a change in insurance carriers, have Landlord named in such policy or policies as an additional insured. If Landlord shall be named as an additional insured in accordance with the foregoing, Landlord agrees to endorse promptly to the order of Tenant, without recourse, any check, draft, or order for the payment of money representing the proceeds of any such policy or representing any other payment growing out of or connected with said policies, and Landlord does hereby irrevocably waive any and all rights in and to such proceeds and payments.

          (c) To the extent of the waiver included in Landlord’s fire insurance policy pursuant to subsection (a) above or, if Landlord fails to comply with its obligations under such subsection (a), to the extent of the waiver which would have been included if Landlord had procured the same, Landlord hereby waives any and all right of recovery which it might otherwise have against Tenant, its servants, agents and employees, for loss or damage occurring to the Building and the fixtures, appurtenances and equipment therein, to the extent the same is covered by Landlord’s insurance, notwithstanding that such loss or damage may result from the negligence or fault of Tenant, its servants, agents or employees. To the extent of the waiver included in Tenant’s fire insurance policy pursuant to subsection (b) above or, if Tenant fails to comply with its obligations under such subsection (b), to the extent of the waiver which would have been included if Tenant had procured the same, Tenant hereby waives any and all right of recovery which it might otherwise have against Landlord, its servants, and employees and against every other tenant in the Building who shall have executed a similar waiver as set forth in this Section 11.03(c) for loss or damage to Tenant’s furniture, furnishing, fixtures and other property removable by Tenant under the provisions hereof to the extent that same is covered by Tenant’s insurance, notwithstanding that such loss or damage may result from the negligence or fault of Landlord, its servants, agents or employees, or such other tenant and the servants, agents or employees thereof.

          (d) Each of Landlord and Tenant hereby agrees to advise each other promptly if the clauses to be included in their respective insurance policies pursuant to subparagraphs (a) and (b) above cannot be obtained, and thereafter to furnish the other with a Certificate of Insurance or copy of such policies showing the naming of the other as an additional insured, as aforesaid. Each of Landlord and Tenant hereby also agrees to notify the other promptly, but no later than thirty (30) days after such party becomes aware, of any cancellation or change of the terms of any such policy which would affect such clauses or naming. All such policies which name both Landlord and Tenant as additional insureds shall, to the extent obtainable, contain agreements by the insurers to the effect that no act or omission of any additional insured will invalidate the policy as to the other additional insureds.

     11.04 Coverage. Tenant shall maintain at its own cost and expense during the term of this Lease insurance with a company or companies licensed to do business or authorized in New York State, insuring Tenant as follows:

          (a) Commercial General Liability Insurance covering the Premises on an occurrence basis against all claims for personal injury, bodily injury, death and property damage, including contractual liability coverage. Such insurance shall be for limits not less than a combined single limit of Ten Million Dollars ($10,000,000). Limits may be a combination of Commercial General Liability and Umbrella Liability policies. Such policy shall name Landlord and any ground lessor, overlandlord, its managing agent or mortgagee of the Building in which the Premises are a part (collectively “Landlord Additional Insureds”) as additional insureds. Coverage shall be primary and noncontributory;

          (b) Employers’ Liability Insurance with a minimum limit of One Million Dollars ($1,000,000) and Workers’ Compensation Insurance in statutory limits.

          (c) “Special Form” (or then equivalent) property insurance in an amount adequate to cover the full replacement cost of all Tenant’s Property and Alterations;

          (d) In the event a motor vehicle is to be used by Tenant in connection with its business operation from the demised premises, Comprehensive Automobile Liability Insurance coverage (or then equivalent) with limits of not less than Three Million Dollars ($3,000,000.00) combined single limit coverage against bodily injury liability and property damage liability arising out of the use by or on behalf of Tenant, its agents and employees in connection with this Lease, of any owned (if applicable), non-owned or hired motor vehicles. This policy shall name the Landlord Additional Insureds as additional insureds;

          (e) Any insurance required by the terms of this Lease to be carried by Tenant may be under a blanket policy (or policies) covering other properties of Tenant and/or any Permitted Transferee , provided that (i) Landlord and the Landlord Additional Insureds required to be named by Tenant pursuant to this Article are named in such policy as additional insureds where applicable hereunder, (ii) the Building is expressly listed (by address) as a covered property and (iii) such blanket policy shall not diminish the obligations of Tenant so that the proceeds from such blanket policy shall be an amount no less than the amount of the proceeds that would be available if Tenant obtained the required insurance under policies separately insuring the risks which this Lease requires Tenant to insure;

          (f) Boiler and machinery coverage on a replacement cost basis if Tenant controls such systems;

          (g) Host liquor liability insurance; and

          (h) When reasonably required by Landlord, such other insurance against other insurable hazards and in such amounts as may from time to time be commonly and customarily insured against in First Class Office Buildings.

     11.05 Cancellation. Tenant shall notify Landlord (or use commercially reasonable efforts to obtain an endorsement in its insurance policies that would cause its respective insurers to notify Landlord) at least fifteen (15) days in advance of any cancellation (other than for non-payment of premium) or non-renewal (other than for non-payment of premium) and, at least five (5) days in advance, of cancellation or non-renewal for non-payment of premium, written notice to Landlord and such additional insureds (when applicable) by Tenant (Tenant agreeing to use commercially reasonable efforts to cause the insurance company issuing such policy to provide such notices).

     11.06 Evidence of Insurance. Tenant shall, on or before the Commencement Date, furnish Landlord with Certificates of Insurance or summaries of insurance policies showing that all insurance required by this Article is being maintained as required herein. Tenant’s Certificate of Insurance (except for those evidencing Worker’s Compensation coverage) shall name Landlord, and, to the extent identified in writing to Tenant, the Landlord Additional Insureds as additional insureds. Upon renewal of any such insurance that expires before the expiration of this Lease, Landlord shall be provided with renewal Certificates of Insurance within ten (10) days following such expiration. Receipt of each Certificate of Insurance or other documentation of insurance by Landlord or by any of its representatives which indicate less coverage than required herein will not constitute a waiver of Tenant’s obligation to fulfill said insurance requirements. Tenant shall provide evidence of the payment of the premiums on any insurance which Tenant is required to carry hereunder within fifteen (15) days following request of Landlord therefor.

     11.07 Landlord Coverage. (a) Landlord shall maintain in respect of the Building at all times during the term of this Lease:

     (i) standard “All-Risk” (or its then equivalent) property insurance, covering the Building (excluding Tenant’s Property, Tenant’s Special Work, the Back of House Work, and any Tenant’s Work or other Alterations) in amounts equal to the full replacement cost of the Building (excluding such items) at the time in question (with commercially reasonable deductibles for a First Class Office Building);

     (ii) Commercial General Liability Insurance (including contractual liability) in an amount not less than Twenty-Five Million Dollars ($25,000,000) (with commercially reasonable deductibles for a First Class Office Building);

     (iii) Employer’s Liability Insurance in an amount not less than One Million Dollars ($1,000,000), with a waiver of subrogation endorsement;

     (iv) boiler and machinery coverage on a replacement cost basis; and

     (v) Workers’ Compensation Insurance in statutory limits.

          (b) Landlord covenants to maintain the foregoing insurance subject to such deductibles as are usual and customary for a prudent landlord of Landlord’s size and financial condition of a First Class Office Building.

          (c) Any insurance required by the terms of this Lease to be carried by Landlord may be under a blanket policy (or policies) covering other properties of Landlord and/or Landlord’s Affiliates.

     11.08 Deductibles. Each of Landlord and Tenant shall be responsible for its own deductibles and self-insurance retention and such costs shall not be the responsibility or liability of the other party.

     11.09 Contractors. Should Tenant engage a contractor or consultant to do work in or on any portion of the Building, Tenant shall require such parties to obtain (and name Landlord as an additional named insured on) such insurance policies as would customarily be required for such parties doing work in a First-Class Office Building.

     11.10 No Violations. Tenant shall not do or suffer or permit anything to be done on its behalf in or about the Premises or the Building which would (i) cause insurance companies of good standing to refuse to insure the Building in amounts reasonably satisfactory to Landlord, (ii) result in the cancellation of any policy of insurance or the assertion of any defense by the insurer to any claim under any policy of insurance maintained by or for the benefit of Landlord, or (iii) violate any Insurance Requirement of which Tenant has been given notice.

     11.11 Landlord’s Right to Obtain. If Tenant shall fail to furnish or maintain the insurance coverages required to be obtained and maintained by Tenant pursuant to, and as required by, this Article 11 and to furnish evidence reasonably satisfactory to Landlord that such insurance coverages have been obtained and are, at all times throughout the term of this Lease, in full force and effect, Landlord shall have the right (but not the obligation) to obtain and maintain such insurance coverages on behalf of Tenant upon ten (10) Business Days’ prior written notice to Tenant and Tenant hereby covenants and agrees to (i) furnish Landlord with all necessary information required by Landlord to obtain and maintain such insurance coverages and (ii) to pay the premiums therefor upon Landlord’s demand for such payment.

     11.12 Tenant’s Cost. Any type of insurance or any increases in the limits of liability described in this Article 11 that Tenant obtains for its own protection or as otherwise required by statute shall be at Tenant’s sole cost and expense.

     11.13 Insurers. All insurance required to be carried by Tenant herein shall be evidenced by valid and enforceable policies issued by and distributed among insurers of recognized responsibility having a Best’s (or S&P or equivalent) rating of A- or better and a financial size category of Class VII or above. Such insurers shall be authorized to do business in New York. Upon Landlord’s demand, from time to time and upon thirty (30) days written notice to Tenant, where a casualty or claim under such insurance has occurred at or with respect to the Premises or this Lease and Landlord reasonably requires such information, Tenant shall cause to be delivered to Landlord a summary or copy (as Tenant may elect) of the relevant provisions, exclusions and qualifications of Tenant’s insurance policies applicable to the Premises (and specifically the referenced casualty or claim).

ARTICLE 12

RULES AND REGULATIONS

     12.01 Rules and Regulations. Tenant, at Tenant’s sole cost and expense, shall faithfully observe and comply with (and compel its officers, employees, contractors, agents, licensees, invitees, subtenants (excluding Landlord or its designee pursuant to a Takeback Sublease and all persons claiming by, through or under Landlord or its designee pursuant to a Takeback Sublease), concessionaires, other Tenant Parties and all others doing business with it, faithfully to observe and comply with), the Building Rules and Regulations annexed hereto as Exhibit D-1 and the Alterations Rules and Regulations annexed hereto as Exhibit D-2, in each case with such reasonable changes therein (whether by modification, elimination or addition) as Landlord at any time or times hereafter may make and communicate in writing to Tenant (collectively, the “Rules and Regulations”), provided any such changes are consistent with rules and regulations then being implemented and enforced at comparable First Class Office Buildings, and provided further that such changes will not materially increase Tenant’s costs hereunder.

     12.02 Other Tenant. Nothing in this Lease contained shall be construed to impose upon Landlord any duty or obligation to Tenant to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant or its employees, agents or visitors. However, Landlord shall not enforce any of the Rules and Regulations in such manner as to discriminate against Tenant, and regardless of whether or not the Rules and Regulations are enforced, Landlord shall operate the Building as a First Class Office Building.

ARTICLE 13

ALTERATIONS

     13.01 Certain Definitions. (a) “Alteration” means an alteration, decoration, installation, improvement, repair, addition or other physical change in, to or about any portion of the Building, made, or to be made, by or on behalf of Tenant or any other Tenant Party. Except as otherwise expressly provided in this Lease, all references to “Alterations” shall be deemed to include Tenant’s Work.

          (b) “Decorative Alteration” means a Nonstructural Alteration consisting solely of painting (and/or other wall covering) and carpeting, and that does not require the approval of any Governmental Authority.

          (c) “Nonstructural Alteration” means an Alteration in and to the interior of the Premises only, which, in Landlord’s reasonable determination, (i) is not structural in nature and which does not and will not otherwise affect the structural parts or integrity of the Building, (ii) does not and will not affect any portion of the Building outside of the Premises or involve core drilling, (iii) does not and will not adversely affect or increase the usage of, any of the mechanical, electrical, plumbing, sanitary or other systems or service of the Building, (iv) does not and will not adversely affect any service or utility being provided to Tenant or to any other tenant or occupant of the Building, (v) does not and will not reduce the value, cubic content or utility of the Building, and (vi) does not and will not result in, or require, an amendment to, or modification of, the certificate of occupancy for the Building, and does not and will not result in a violation of said certificate of occupancy.

          (d) “Permitted Nonstructural Alteration” means a Nonstructural Alteration the cost of which, together with the cost of all other such Nonstructural Alterations undertaken in any twelve (12) month period, is not more than $200,000.00 (the “Alteration Threshold”), “Adjusted by CPI” (as that term is defined below), for each floor in which such Nonstructural Alteration is undertaken. With respect to Nonstructural Alterations undertaken on a floor the entire rentable area of which is not included in the Premises, the Alteration Threshold shall be decreased in proportion to the percentage of the rentable area of such floor not included in the Premises. The term “Adjusted by CPI” shall mean that the amount in question shall be adjusted on each anniversary of the Execution Date by adding to the amount in question (as of the date this Lease is executed but not as theretofore increased) an amount equal to the product of (i) such amount and (ii) the percentage of increase, if any, in the Consumer Price Index for the month in which the applicable anniversary occurs over the Consumer Price Index for the month in which this Lease shall have been executed. “Consumer Price Index” means the Consumer Price Index for all Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York, New York-Northeastern New Jersey Area (1982-84-100), or any successor index thereto. In the event that the Consumer Price Index is converted to a different standard reference base or otherwise shall be made with the use of such other conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then with the use of other such conversion factor, formula or table as may be published by Prentice-Hall, Inc., or any other nationally recognized publisher of similar statistical information, provided that if there shall be no successor index and the parties shall be unable to agree on a substitute index within thirty (30) days, or if the parties shall fail to agree on the appropriate adjustment of such successor or substitute index within thirty (30) days, a substitute index or the appropriate adjustment of a successor or substitute index, as the case may be, shall be determined by arbitration pursuant to Article 34 hereof.

          (e) “Structural Alteration” means any Alteration that is not a Nonstructural Alteration.

     13.02 Performance of Alterations. (a) Alterations shall be performed only in accordance with, and subject to, this Article and the other applicable provisions of this Lease.

          (b) No Alterations of any nature, including any Alterations outside the Premises or to the exterior of the Premises, shall be made without Landlord’s prior written consent in each instance, except as otherwise expressly permitted in this Article.

          (c) All Structural Alterations shall be subject to Landlord’s prior written consent in each instance. With respect to any Structural Alteration, Landlord’s consent may be withheld or conditioned in Landlord’s sole and absolute discretion.

          (d) With Landlord’s prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed, Tenant may, from time to time during the Term, at its sole expense, make Nonstructural Alterations.

          (e) Landlord’s consent shall not be required for any Decorative Alterations and Permitted Nonstructural Alterations, provided that (i) same are performed in accordance with, and subject to, this Article and all other applicable provisions of this Lease, and (ii) at least twenty (20) days prior to commencing any such Decorative Alteration or Permitted Nonstructural Alteration, Tenant gives to Landlord a notice of Tenant’s intention to perform such Decorative Alteration(s) or Permitted Nonstructural Alteration(s), which notice, to be effective, shall be accompanied by a reasonably detailed description of the Decorative Alteration(s) or Permitted Nonstructural Alteration(s) that Tenant intends to perform, the estimated commencement date and completion date of such Decorative Alterations(s) or Permitted Nonstructural Alteration(s), and the estimated cost of Permitted Nonstructural Alterations(s).

     13.03 Plans, Etc. (a) With respect to any Alteration (except for, subject to the provisions of subsection 13.02(e) above, Decorative Alterations), Tenant shall advise Landlord thereof and, at Tenant’s sole cost and expense, shall:

     (i) At least ten (10) Business Days prior to the commencement of such Alteration, deliver to Landlord a certificate from Tenant’s architect setting forth such architect’s good faith estimate of the total cost of the proposed Alteration (including Soft Costs), such total cost being herein referred to as the “Total Cost”, which Total Cost shall be subject to Landlord’s verification, Tenant hereby agreeing to deliver to Landlord a revised certificate from Tenant’s architect from time to time setting forth a revised estimate of the Total Cost if, and promptly after, the Total Cost changes;

     (ii) At least ten (10) Business Days prior to the commencement of any Alterations, deliver to Landlord copies of all construction contracts, contracts and other agreements relating to the Alterations in question, including those agreements that provide for the so-called “hard costs” and the Soft Cost, Tenant hereby agreeing to deliver to Landlord from time to time all change orders and other agreements relating to the Alterations, including amendments and modifications to any of the foregoing, if, and promptly after, same are entered into; and

     (iii) Have prepared by a licensed architect or engineer approved by Landlord (which approval shall not be unreasonably withheld or delayed), and deliver to Landlord for Landlord’s approval, completed and reasonably detailed architectural, mechanical and electrical working drawings, plans and specifications therefor, including construction drawings and documents and plans and specifications for the sprinkler, fire and life safety systems, and any amendments or modifications to the foregoing (such complete and reasonably detailed working drawings, plans and specifications being herein referred to as “Tenant’s Plans”), which approval shall not be unreasonably withheld, conditioned or delayed for Nonstructural Alterations. Notwithstanding the foregoing provisions of this Section 13.03(a)(iii), Landlord’s approval shall not be required for Tenant’s Plans for Permitted Nonstructural Alterations, provided, however, Tenant shall deliver the same to Landlord as provided herein. The submission to Landlord of Tenant’s Plans (or any revisions thereto) shall not be effective if same are not complete or if three (3) copies thereof in hard copy/blueprint format and three (3) copies thereof in the latest version of AutoCAD format (or such other format as may be approved by Landlord) are not delivered to Landlord in accordance with Article 32.

          (b) Tenant shall pay, as Additional Rent, to Landlord within thirty (30) days after receipt of Landlord’s reasonably detailed invoice therefor, Landlord’s out-of-pocket, third-party costs and expenses in connection with (A) the review of the Tenant’s Plans (and all revisions thereto), (B) during the performance and after the completion of any Alterations, the inspection, by or on behalf of Landlord or any person claiming by, through or under Landlord, of Alterations , (C) the securing and keeping safe the Premises and other portions of the Real Property during the performance of Alterations , and (D) complying with applicable Requirements during the performance of Alterations , Tenant hereby agreeing that neither Landlord’s approval of the Tenant’s Plans (or any revisions thereto), nor its inspection, nor its right or failure to inspect of such work, nor its attempts, right or failure to secure or keep safe the Premises or other portions of the Real Property during the performance of Alterations , nor its attempts, right or failure to comply with applicable Requirements during the performance of Alterations, shall impose upon Landlord any obligation or liability whatsoever with respect thereto, including any obligation or liability that might arise as a result of such work not being performed in accordance with applicable Requirements or with the Tenant’s Plans (and revisions thereto) approved by Landlord or otherwise. The review or approval by Landlord of any Tenant’s Plans or any revisions thereto is solely for Landlord’s benefit, and is without any representation or warranty whatsoever with respect to the adequacy, correctness or efficiency thereof or otherwise. Neither the granting by Landlord of its approval of any Tenant’s Plans or any revisions thereto, nor Landlord’s execution of any of the applications referred to in Section 13.04 below, shall in any manner constitute or be deemed to constitute a judgment or acknowledgment by Landlord as to their legality or compliance with Requirements. Landlord may, as a condition of its approval, require Tenant to make reasonable revisions in and to Tenant’s Plans. Landlord’s approval of any Tenant’s Plans or revisions thereto shall not be effective unless same is in writing.

          (c) Tenant shall not use, employ or retain any contractor, construction manager, engineer or architect, or permit the use, employment or retention of any subcontractor, that has not been first approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned. Landlord has pre-approved the contractors and subcontractors listed on Exhibit L annexed hereto to perform Alterations, provided, however, that Landlord shall have the right (for good cause in Landlord’s reasonable discretion) to withdraw any such approval as to any contractor or subcontractor on Exhibit L at any time after the date hereof and prior to such time as Tenant has entered into any contract for the performance of Alterations by such contractor or subcontractor. Notwithstanding the foregoing, (i) for any Alterations involving the fire and life safety equipment or systems, Tenant may only use contractors and subcontractors approved by Landlord in Landlord’s sole reasonable discretion or designated by Landlord, (ii) the Tenant’s Plans for the Alterations described in clause “(i)” above shall be prepared, at Tenant’s sole cost and expense, by engineers or other professions approved by Landlord (which approval may be granted or withheld in Landlord’s sole and absolute discretion) or designated by Landlord, and (iii) all Tenant’s Plans that are required to be submitted to, filed with, or approved by, any Governmental Authority, shall be submitted or filed by an expediter approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

     13.04 Permits; Insurance. (a) All permits, notices, approvals and certificates required by all Governmental Authorities, if any, or the commencement and prosecution of an Alteration, and, upon completion, for the final approval of such Alterations, are herein referred to as the “Alteration Permits). At least five (5) Business Days prior to commencing any Alteration, Tenant shall, at its expense, obtain, and deliver copies to Landlord of, all Alteration Permits required for the commencement and prosecution of the Alterations in question, and promptly after the substantial completion of an Alteration, Tenant shall, at its expense, obtain, and deliver to Landlord copies of, all Alteration Permits for the final approval of such Alterations. To the extent Landlord’s cooperation is reasonably required to obtain any Alteration Permit, Landlord agrees to cooperate reasonably with Tenant (at no cost to Landlord) in connection with Tenant obtaining such Alteration Permit(s) (including, if necessary, the execution of any applications or other documents required therefor), provided that no Event of Default exists and provided further that in Landlord’s reasonable judgment, such cooperation by Landlord is not reasonably likely in Landlord’s reasonable opinion to subject Landlord (or any person claiming by, through or under Landlord) to any civil or criminal liability. If Landlord in its sole discretion elects to execute such applications prior to approving Tenant’s Plans or any revisions thereto, such execution of any such applications shall in no way be deemed to be the approval by Landlord of any of the Alterations contemplated in such applications or any of the Tenant’s Plans or revisions thereto in respect of such Alterations, even if the Tenant’s Plans or revisions thereto in question were submitted to Landlord with, or prior to, the submission to Landlord of such application(s). Tenant shall indemnify, defend and hold harmless Landlord and all Landlord Indemnitees (as defined in Section 21.01(a) hereof) from and against any and all actions, proceedings, claims, deficiencies, judgments, suits, losses, obligations, penalties, liabilities, damages, costs and expenses (including court costs and reasonable legal fees and disbursements) arising from, relating to or resulting from any misrepresentation contained in any application prepared by Tenant and signed by Landlord.

          (b) (i) In addition to the insurance required to be maintained pursuant to Article 11 above, throughout the performance of all Alterations, all contractors and subcontractors of Tenant or any other Tenant Party shall, at no cost or expense to Landlord, obtain, and keep in full force and effect, for the benefit of the Landlord Indemnitees, the following insurance coverage, which insurance coverage shall be primary, notwithstanding any other insurance that might be in effect for the Landlord Indemnities:

                    (A) Commercial General Liability Insurance, including Contractual Liability (to specifically include coverage for the indemnification set forth in subsection (b)(i) above), Products & Completed Operations Liability (including XCU coverage), Broad Form Property Damage, Personal Injury Liability and Advertising Injury Liability, all written on an occurrence form, with combined bodily injury and property damage limits of liability of not less than $5,000,000 combined single limit, $5,000,000 Personal & Advertising Injury and $5,000,000 Products and Completed Operations liability with an aggregate limit per project. The limits of liability can be provided in a combination of a Commercial General Liability policy and an Umbrella Liability policy, which is written on a no less than follow form basis. The policy should be written on form CG00 01 07 98 or its equivalent and shall not include any exclusions or limitations other than those incorporated in the standard form. Such insurance shall be primary notwithstanding any insurance maintained by any Landlord Indemnitee; and

                    (B) Worker’s Compensation Insurance, providing statutory benefits for contractor’s and subcontractor’s employees and Employer’s Liability coverage in the amounts required by applicable Requirements, if any, otherwise in an amount that is not less than $1,000,000.00.

     (ii) The general contractor or construction manager of Tenant and of all other Tenant Parties shall have included, and shall cause all other contractors and subcontractors to have included, in each of the above insurance policies, except Workers Compensation, a waiver of the insurer’s right of subrogation against the Landlord Indemnitees, and notwithstanding anything which may be deemed to the contrary, the general contractor or construction manager of Tenant and of all other Tenant Parties and all other contractors and subcontractors, shall agree to waive all rights of subrogation in favor of Landlord Indemnitees.

     (iii) Landlord, the Landlord Indemnitees and all other Additional Insureds (as defined in Article 11 above), all as their interests may appear, and such other parties in interest as Landlord may designate in writing from time to time, shall be named as additional insureds in each of the above policies, except with respect to Workers Compensation.

     (iv) Certificates in the customary form, (e.g., Acord 25, evidencing all of the insurance required to be obtained pursuant to subsection (ii) above shall be delivered to Landlord at least five (5) Business Days prior to the commencement of the Alterations in question, and similar certificates shall be delivered evidencing the renewal or replacement of such insurance at least ten (10) days prior to the effective date of such renewal or change of insurer.

     (v) Except for Alterations taking thirty (30) days or less to complete, the general contractor or construction manager of Tenant and of all other Tenant Parties and all other contractors and subcontractors then performing Alterations shall notify Landlord, or use commercially reasonable efforts to cause their respective insurers to notify Landlord, at least thirty (30) days in advance, of any cancellation (other than for non-payment of premium), non-renewal (other than for non-payment of premium) or material change in any such insurance policies during performance of such Alterations, and, at least fifteen (15) days in advance, of cancellation or non-renewal for non-payment of premium.

     13.05 Closing Out Permits. (a) Tenant shall close out or cancel all open Alteration Permits promptly after the completion of the work requiring such Alteration Permit or, in the event Tenant decides not perform any portion of its Alterations for which an Alteration Permit was issued, Tenant shall promptly cancel such Alteration Permits (without prejudice, however, to Tenant’s right thereafter to re-apply for such Alteration Permit in accordance with the applicable provisions of this Article), but in all events (1) Tenant shall cancel all such Alteration Permits prior to the earlier to occur of (A) the expiration of the Term of this Lease, and (B) Tenant’s assignment of this Lease, and (2) Tenant shall cancel all Alteration Permits for any portion of the Premises (A) with respect to which this Lease is terminating, on or prior to the date of such termination, and (B) that is the subject of a Takeback Sublease, on or prior to the commencement date of such Takeback Sublease. Once commenced, an Alteration shall be performed and substantially completed in compliance with all Alteration Permits and all applicable Requirements (including obtaining all necessary sign-offs), in accordance with the Tenant’s Plans (and revisions thereto) theretofore approved by Landlord, which approval shall be governed by the same standard as applies to Landlord’s approval of the Alterations shown thereon as otherwise provided in this Article, and otherwise in a good and workmanlike manner, using new materials and equipment of a quality and class at least equal to the original installations in the Building. Alterations shall be performed in such a manner as not to unreasonably interfere with or delay, and as not to impose any additional expense upon Landlord (that is not reimbursed by Tenant) in, the maintenance or operation of the Building or any part thereof. If any Alterations shall involve the removal of any fixtures, equipment, or other property in the Premises owned by Landlord and not connected to the Building systems or equipment (such as electricity, plumbing and/or heating, ventilation and air conditioning equipment), Tenant shall, if Landlord so requests in writing at the time of Landlord’s approval of Tenant’s Plans (provided Tenant delivers Tenant’s Plans therefor and such plans contain the Required Landlord Property Removal Statement (as hereinafter defined)), deliver to Landlord any such fixtures, equipment, or property so removed. If any Alterations shall involve the removal of any fixtures, equipment, or other property in the Premises owned by Landlord and connected to the Building systems or equipment, such fixtures, equipment, or other property shall be promptly replaced, at Tenant’s sole cost and expense, with new fixtures, equipment, or other property (as the case may be) of like utility and at least equal value unless Landlord shall otherwise expressly consent in writing, and Tenant shall, if Landlord so requests in writing at the time of Landlord’s approval of Tenant’s Plans (provided Tenant delivers Tenant’s Plans therefor and such plans contain the Required Landlord Property Removal Statement), deliver to Landlord any such fixtures, equipment, or property so removed. If, pursuant to this subsection (a), Tenant does not submit Tenant’s Plans for the removal of any fixtures, equipment, or other property in the Premises owned by Landlord, then, prior to any such removal, Tenant shall notify Landlord in writing of Tenant’s intention to remove the same, which notice must contain the Required Landlord Property Removal Statement, and Landlord shall if it so desires, within twenty (20) days after receipt of Tenant’s notice, request that any such fixtures, equipment or property so removed be delivered to Landlord. Any such fixtures, equipment so removed that Landlord does not request to be delivered to Landlord shall be discarded and removed from the Building by Tenant at Tenant’s sole cost and expense. For purposes of this Section 13.05(a), “Required Landlord Property Removal Statement” means the following statement in bold and capital letters: “THIS IS A SECTION 13.05(a) REQUEST FOR LANDLORD’S DIRECTION WITH RESPECT TO THE REMOVAL BY TENANT OF FIXTURES, EQUIPMENT AND OTHER PROPERTY OWNED BY LANDLORD IN THE PREMISES PURSUANT TO THE PROVISIONS OF SECTION 13.05(a) OF THE LEASE. IF LANDLORD FAILS TO DIRECT TENANT TO DELIVER TO LANDLORD ANY REMOVED FIXTURES, EQUIPMENT OR OTHER PROPERTY SIMULTANEOUSLY WITH THE APPROVAL OF TENANT’S PLANS (OR, IF THIS NOTICE WAS NOT SENT SIMULTANEOUSLY WITH, AND AS A PART OF, TENANT’S PLANS, WITHIN TWENTY (20) DAYS AFTER LANDLORD’S RECEIPT OF THIS NOTICE), THEN TENANT SHALL DISCARD AND REMOVE FROM THE BUILDING ANY SUCH FIXTURES, EQUIPMENT AND OTHER PROPERTY OWNED BY LANDLORD.”

          (b) Promptly after the substantial completion of each Alteration (and within ten (10) Business Days after Landlord’s written request therefor), Tenant, at its sole cost and expense:

     (i) Shall have prepared and delivered to Landlord, three (3) copies of as-built plans (in hard copy/blueprint format and in the latest version of AutoCAD format (or such other format as may be approved by Landlord)), and three (3) copies of balancing reports, operating manuals, maintenance logs, warranties and guaranties, sign-offs and inspection reports with respect to the Alterations in question. Landlord shall have an unrestricted non-exclusive license to use such “as built” plans, as well as all field notes and plans, for any purpose relating to the Premises without paying any additional cost or compensation therefor; and

     (ii) Final lien waivers from the general contractor and/or construction manager and each direct contractor, subcontractor, materialman and supplier of the general contractor or construction manager or any other party entitled to claim a mechanics or other lien on account of the Alterations, as applicable, to the extent of the amount paid to such parties.

     13.06 No Liens. Tenant shall not permit any mechanic’s or other liens to be filed, or violations to be issued by the Department of Buildings or any other Governmental Authority, in any such case in connection with or arising from, or otherwise connected with, any Alterations or any other work claimed to have been done for, or materials furnished to, Tenant or any Tenant Party, whether or not done or furnished pursuant to this Article, including the liens of any security interest in, conditional sales of, or chattel mortgages upon, any materials, fixtures or articles so installed in and constituting part of the Premises, and, at Tenant’s sole cost and expense, shall defend, indemnify and save Landlord harmless from and against all such liens, violations, security interests, conditional sales or chattel mortgages and against all costs, expenses and liabilities incurred or paid in connection with any such lien, violation, security interest, conditional sale, or chattel mortgage or any action or proceeding brought thereon. Tenant, at its expense, shall satisfy, cancel or discharge all such liens and violations, and remove same from the record (by bond or otherwise), within thirty (30) days after Landlord makes written demand therefor; provided, however, that the granting of such thirty (30) days shall not affect Tenant’s other obligations and liabilities under this Lease, including the indemnification obligation set forth in this Section.

     13.07 No Authority. Nothing contained in this Lease shall be deemed or construed to constitute the consent or request of Landlord, express or implied, by implication, inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement of, alteration to, or repair of, the Real Property or any part thereof on behalf of Landlord or any lessor under any superior lease, nor as giving Tenant any right, power or authority to contract on behalf of Landlord or any such lessor, or permit the rendering, on behalf of Landlord or any such lessor of, any services or the furnishing of materials that would give rise to the filing of any lien, mortgage or other encumbrance against the Real Property or any part thereof or against any assets of Landlord or any such lessor.

     13.08 Labor Harmony. No Alteration shall be done in a manner (including the contractors and subcontractors performing the Alteration) that would: (i) create any work stoppage, picketing, labor disruption, or dispute; (ii) violate the union contracts, if any, affecting any part of the operation of maintenance the Real Property; or (iii) interfere with the business of Landlord or any tenant or occupant of the Building. In the event of the occurrence of any condition described above arising from Tenant’s exercise of any of its rights pursuant to the provisions of this Article or any other provision of this Lease, Tenant shall, immediately upon notice from Landlord, cease the manner of exercise of such right giving rise to such condition. In the event that Tenant fails to cease such manner of exercise of its rights as aforesaid, Landlord, in addition to any rights available to it under this Lease, at law or equity, shall have the right to injunction without notice. Tenant shall use union labor for the performance of all Alterations, including Tenant’s Work.

     13.09 Hours and Performance. Tenant may perform approved Alterations only at such times and other such conditions as are reasonably determined by Landlord in the Rules and Regulations or otherwise on a uniform basis for the Building. Tenant and Tenant Parties may only perform Regulated Work (as hereinafter defined) in connection with approved Alterations or any other work on (A) days that are not Business Days and (B) Business Days other than during the hours of 8:00 AM to 6:00 PM (“Business Hours”). Tenant covenants and agrees to use all reasonable and diligent efforts in accordance with customary construction practice for First Class Office Buildings to prevent noise resulting from the performance of Alterations or any other work required or permitted to be performed by Tenant or any other Tenant Party under or pursuant to this Lease, from being audible outside the Premises (including portions of the Building outside the Premises). The term “Regulated Work” shall mean any work creating excessive noise, vibration or fumes (including, by way of example, any work involving: (a) demolition; (b) cutting, trenching, chopping and drilling of floor slabs; (c) shooting fasteners into slab, floor or over-head; (d) spraying of paint or other coatings; (e) disconnects or shutdowns; (f) burning or welding of steel which causes fumes to be transmitted to other parts of the Building; or (h) the use of air-hammers or concrete saws). Notwithstanding the foregoing to the contrary, Tenant shall be permitted to undertake Regulated Work as part of Tenant’s Work other than during the aforementioned hours and on Business Days so long as such work is not audible outside of the Premises and does not cause Building vibrations perceptible in other tenant premises. In the event that any such Regulated Work performed by Tenant pursuant to the immediately preceding sentence is audible outside of the Premises or causes vibrations perceptible in other tenant premises in the Building, Tenant shall suspend such Regulated Work immediately upon notice from Landlord (which may be oral) and shall reschedule the applicable.

     13.10 Additional Costs. Notwithstanding anything herein to the contrary, Tenant shall be solely responsible for all costs with respect to any fire protection personnel, standby labor and/or operating personnel that may be required to comply with applicable Requirements and/or union jurisdictional requirements, and otherwise to comply with Landlord’s Rules and Requirements or other reasonable requirements for the safety and protection of the Real Property and other property and individuals in or about the Real Property, in connection with the performance by Tenant of Alterations and for all actual overtime costs of Building personnel incurred by Landlord for Landlord to have representative on site by during the performance of any Alterations by Tenant other than during the hours of 8:00 AM to 6:00 PM on Business Days.

ARTICLE 14

TENANT’S PROPERTY

     14.01 Property of Landlord. All fixtures, equipment, improvements and appurtenances attached to or built into the Premises at the commencement of or during the Term, whether or not by or at the expense of Tenant, shall be and remain a part of the Premises, shall be deemed the property of Landlord and shall not be removed by Tenant, except as hereinafter in this Article expressly provided.

     14.02 Tenant’s Property. All paneling, movable workstations, trade fixtures, machinery and equipment, communications equipment and office furniture, whether or not attached to or built into the Premises, which are installed in the Premises by or for the account of Tenant or any other Tenant Party, without expense to Landlord, and can be removed without permanent structural damage to the Building, and all furniture, furnishings and other articles of movable personal property owned by Tenant or any other Tenant Party and located in the Premises (all of which are sometimes referred to as “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by it at any time during the Term; provided that if any of Tenant’s Property is removed, Tenant or any party or person entitled to remove same shall repair or pay the cost of repairing any damage to the Premises or to the Building resulting from such removal.

     14.03 End of Term Removal. At or before the Expiration Date, or the date of any earlier termination of this Lease, or as promptly as practicable after such an earlier termination date, Tenant at its expense, shall remove from the Premises all of Tenant’s Property except such items thereof as Tenant shall have expressly agreed in writing with Landlord were to remain and to become the property of Landlord, and shall fully repair any damage to the Premises or the Building resulting from such removal.

     14.04 Abandonment. Any other items of Tenant’s Property which shall remain in the Premises after the Expiration Date or after a period of thirty (30) days following an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case either may be retained by Landlord as its property or may be disposed of, without accountability, at Tenant’s sole cost and expense in such manner as Landlord may see fit.

     14.05 Specialty Installations. (a) For purposes of this Lease, “Specialty Installation(s)” means all Alterations which in Landlord’s reasonable judgment are of a specialized nature (e.g., not typical of a customary office installation) including, without limitation, the following: kitchens (as contrasted with pantries, which shall not constitute Specialty Installations), fitness centers, private or executive lavatories, plumbing and gas installations from the Building core to the Premises and throughout the Premises, internal staircases, slab cuts, raised and reinforced floors, communication installations, all wiring and cabling (as well as all other equipment related thereto), conduits, spray booth equipment, video, audio and graphic production room/suite equipment, security systems, vaults, dumbwaiters, pneumatic tubes, vertical and horizontal transportation systems and other installations of similar character or nature, any food serving line equipment in any kitchen or cafeteria, any mailroom equipment, and any Alterations made to the roof or terrace of the Building or otherwise outside of the Premises. If, at the time that Tenant requests Landlord’s consent to the performance of any Alteration in accordance with the terms of this Lease, Tenant specifically inquires whether any part of such Alteration is a Specialty Installation, then Landlord shall inform Tenant along with Landlord’s response to Tenant’s consent request, whether any aspect of Tenant’s Alteration is a Specialty Installation. If Landlord informs Tenant in the notice indicated in the immediately preceding sentence that an item is not a Specialty Installation, then such item shall be deemed not to be a Specialty Installation hereunder and removal thereof may not subsequently be required by Landlord unless such Specialty Installation is materially altered following Landlord’s initial notice to Tenant. Unless otherwise expressly advised in writing by Landlord to the contrary not later than one hundred twenty (120) days prior to the Expiration Date, on or before the Expiration Date or sooner termination of this Lease, Tenant shall, at its sole cost and expense, remove all Specialty Installation(s) from the Premises and cap off plumbing and gas lines at the Building core on the applicable floor in accordance with applicable Requirements and good construction practices, and restore all affected areas of the Premises and the Building to the condition that existed prior to such penetrations (all such removal, repair and restoration work being hereinafter referred to as the “Restoration Work”), except that prior to commencing such Restoration Work, Tenant shall notify Landlord thereof and, if Landlord shall advise Tenant, within ten (10) Business Days after Landlord’s receipt of such notice that Landlord wishes any Specialty Installations to remain, Tenant shall not perform Restoration Work with respect to that particular Specialty Installation.

          (b) If at any time during the Lease Term, Tenant ceases using any wiring or cabling installed by or on behalf of Tenant in any portion of the Premises or in any other portions of the Building (other than a cessation that is temporary and where Tenant intends to resume using such wiring or cables within a reasonable period of time after such cessation), Tenant shall promptly give notice to Landlord of such cessation and, subject to the applicable requirements of this Lease, shall promptly remove such unused wiring and cabling at Tenant’s sole cost and expense. In order for Landlord and Tenant to (i) identify any wiring or cabling installed by or on behalf of Tenant in any portion of the Premises or in any other portions of the Building and/or (ii) trace the starting and terminating points of such wiring and cabling, Tenant shall cause such wiring and cabling to be labeled and tagged, when installed, with appropriate identification marks and shall maintain, during the Term for all then existing wiring and cabling, “as installed” drawings containing a guide or key to such marks and showing the routing of such wiring and cabling. Upon Landlord’s request, Tenant shall provide to Landlord and Landlord’s representatives and contractors copies of such “as installed” drawings.

          (c) Tenant’s obligation and liability with respect to the removal of Specialty Installation(s) and the performance the Restoration Work shall survive the Expiration Date (as same may be extended) or sooner expiration or termination of this Lease.

ARTICLE 15

REPAIRS AND MAINTENANCE

     15.01 Tenant Repairs. Tenant, at its sole cost and expense, (a) shall maintain (without any requirement to make structural repairs, except as otherwise provided in this Lease) in good working order and condition, and shall repair promptly, the floors, columns, ceilings, interior walls, plate glass and doors of the Premises, (b) shall maintain in good working order and condition all other portions of the Premises, and the fixtures, equipment and appurtenances therein, including all Building systems and equipment within and exclusively serving the Premises that have been installed or modified in any way by or on behalf of Tenant or any other Tenant Party, and (c) promptly shall make all nonstructural repairs to all of the foregoing as and when needed to preserve the Premises (and all such fixtures, equipment and appurtenances) in good working order and condition, except for reasonable wear and tear and damage by fire or other casualty if such damage is the obligation of Landlord to repair under this Lease. Furthermore, and notwithstanding anything in this Lease to the contrary, Tenant, at its sole cost and expense, shall maintain in good working order and condition, repair promptly, all devices, systems, equipment and installations (including HVAC controls), whether located inside or outside the Premises and regardless of whether such repairs are structural in nature, that were installed by or on behalf of Tenant or any other Tenant Party and which exclusively service the Premises (including the Supplemental HVAC Units, Tenant’s obligations for which are more particularly set forth in Article 17 below), and regularly service same under a maintenance agreement as may be required by applicable Requirements and as may be otherwise required to maintain such devices, systems, equipment and installations in good working order and condition. Notwithstanding anything in this Lease to the contrary, Tenant, at its sole cost and expense, shall promptly make all Alterations and repairs, ordinary or extraordinary, interior or exterior, structural or otherwise, in and about the Premises and the Building, as shall be required by reason of (i) the performance or existence of Tenant’s Work or other Alterations (which obligation shall include the making of both structural and nonstructural repairs to all installations and other Alterations made by Tenant or any other Tenant Party), (ii) the installation, use or operation of Tenant’s Property in the Premises, (iii) the moving of Tenant’s Property in or out of the Building, (iv) the negligence or willful act of, or omission by, Tenant or any other Tenant Party, (v) the use of any portion of the Premises for a use that is not permitted under this Lease, or (vii) a default under any of the terms, covenants or conditions in this Lease on Tenant’s part to observe, perform or comply with. In addition, and notwithstanding anything in this Lease to the contrary, Tenant, at its sole cost and expense, shall promptly make (A) all repairs that are structural in nature, to all devices, systems, equipment and installations, whether located inside or outside the Premises that are installed by or on behalf of Tenant or any other Tenant Party, (B) all repairs (both structural and nonstructural) to all modifications of Building systems or equipment outside the Premises that were made by Tenant or any other Tenant Party (but not general repairs to the Building systems except to the extent that such repairs were necessitated by the acts of Tenant or any other Tenant Party), and (C) all repairs (both structural and nonstructural) to any other portion of the Building systems or equipment outside of the Premises the repair of which is required because of any of such modifications. Notwithstanding the foregoing, to the extent that Tenant is obligated to perform any Structural Alterations or structural repairs to any portion of the Premises or other portion of the Building or is obligated to perform any Alterations or repairs outside of the Premises (including to the Building Systems or equipment outside of the Premises), Landlord, at its election, may, after ten (10) days prior written notice to Tenant (except in the event of an emergency in which no notice shall be required), perform such Alterations or repairs on Tenant’s behalf, in which event, Tenant shall reimburse Landlord for the actual reasonable costs paid or incurred by Landlord to perform such Alterations or repairs within thirty (30) days after Landlord’s request therefor, which request shall be accompanied by a reasonably detailed description of the repairs in question and the costs thereof. In addition to Tenant’s obligation with respect to plate glass, Tenant, at its sole cost and expense, shall be responsible for all repairs, maintenance and replacement of interior doors, walls and wall and floor coverings, Signs, window treatments and window shades in the Premises and, for the repair and maintenance of all lighting fixtures therein. All repairs made by Tenant shall be made in accordance with Article 13 of this Lease, as if such repairs were an Alteration, subject to Landlord’s right to make such repairs on behalf of Tenant, as more particularly provided above. All repairs, maintenance and alterations performed by Tenant are to be performed consistent with a First Class Office Building standard. Except with respect to floors on which Tenant leases less than all of the RSF (i.e., multi-tenanted floors), Tenant shall at its sole cost and expense maintain and repair the core restrooms in the Premises and the fixtures and appurtenances contained therein.

     15.02 Landlord Repairs. Subject to Tenant’s obligations set forth in Sections 10.01 and 15.01 hereof and in other applicable provisions of this Lease, Landlord, at its expense, shall (i) maintain and repair the Building and its systems and facilities that serve the Premises (including the Building HVAC Systems (as defined in Section 17.02 hereof) to the point of connection with any internal distribution systems therefor in the Premises, the other Building mechanical, electrical and plumbing systems to the point of connection with any internal distribution systems therefor in the Premises, and the Building Common Areas (as hereinafter defined)), all to the extent required to maintain the Building in first class condition, and (ii) make such structural and non-structural repairs to the Building (including the roof and façade thereof) that are not the obligation of Tenant to make, that are required to maintain the Building in first class condition. For the purposes of this Lease, “Building Common Areas” means (i) all of the common facilities in or around the Real Property that are owned or controlled by Landlord and which are designed and intended, from time to time, to be used on a non-exclusive use, without the express permission of Landlord, by the tenants and other occupants of the Building in common with Landlord and each other, including the ground floor lobby (which is to be used by Tenant and all other Tenant Parties solely for access to and from the Premises by individuals), the fire stairs (which are to be used by Tenant and all other Tenant Parties as set forth in Section 18.10 hereof), and all outdoor walkways and plazas, if any, and (ii) all Terrace Space (other than that which has been designated for the exclusive use of any tenant or occupant of the Building). For the purposes of this Section only, the Building Common Areas expressly excludes those portion of the Real Property that are to be used, or are intended to be used, on an exclusive basis by Landlord or any tenant or occupant of the Building, including the restrooms in the Building; the telephone and telecommunications closets of the Building; the shaft space in the Building; and the roofs of the Building and any Terrace Space. To the extent Tenant has the right to use any of the Building Common Areas pursuant to any other provision of this Lease, Tenant’s right to use such Building Common Areas shall be governed by such other provision.

     15.03 Except as may otherwise be expressly provided in this Lease, Landlord shall have no liability to Tenant by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord, Tenant or others making or failing to make any repairs or changes which, with respect to Landlord, Landlord is required or permitted by this Lease, or required by any Requirement to make, in or to any portion of the Building or the Premises, or in or to the fixtures, equipment or appurtenances of the Building or the Premises.

ARTICLE 16

ELECTRICITY

     16.01 The Building is equipped with risers, feeders and wiring so as to supply the Premises, up to the electrical panel(s) on the 14th and 16th floors of the Building that serve the Premises, with electrical service of an average demand load of not less than six watts per usable square foot of the Premises for lighting and for the operation of normal office equipment, exclusive of the operation of the Building HVAC Units (as defined in Article 17) that serves the Premises. Electrical service shall be delivered to each floor of the Premises at 480 volts and stepped down to 277 volts for the lighting and 120 volts for receptacle power. Additionally, there is a metering system that measures the amount of “Usage” (as defined in Section 16.02(a) hereof) in and to the Premises. Where more than one meter measures the amount of Usage, Usage through each meter shall be totalized and computed and billed conjunctively. Landlord shall maintain such metering system in working order and condition. Tenant, at its sole cost and expense, shall distribute the electricity within the Premises from said electrical panel.

     16.02 For purposes of this Article:

          (a) “Usage” means actual usage of electricity in the Premises and to operate the Roof Installations for each calendar month or such other period as Landlord shall determine and shall include the quantity and peak demand (kilowatt hours and kilowatts);

          (b) “Landlord’s Rate” means the service classification (including all applicable taxes, surcharges, demand charges and rates, energy charges and rates, fuel adjustment charges, time of day charges and other charges, adjustments and sums payable in respect thereof excluding discounts (other than bulk discounts)) pursuant to which Landlord purchases electric current for the Building from the utility company supplying electric current to the Building.

          (c) “Basic Cost” means the product of (i) Usage multiplied by (ii) the Landlord’s Rate, for the period that corresponds to the period during which Usage was measured; and

          (d) “Tenant’s Cost” means 105% of the Basic Cost.

     16.03 Invoicing. Landlord, from time to time but not more often than monthly, shall give to Tenant an invoice indicating the period during which the Usage was measured and the amount of Tenant’s Cost payable by Tenant to Landlord for such period. (If, pursuant to Section 16.09 below, Usage is determined by an Electrical Consultant, then Landlord, from time to time but not more often than monthly, shall give to Tenant an invoice (an “Electricity Invoice”) indicating the period during which the Usage was determined by the Electrical Consultant and the amount of Tenant’s Cost payable by Tenant to Landlord for such period, subject to the provisions of Section 16.09 below.) Tenant shall pay to Landlord the amount of Tenant’s Cost set forth on such invoices, as Additional Rent, within thirty (30) days after Tenant is given such invoices. In addition, if any tax is imposed upon Landlord by any Governmental Authority with respect to the purchase, sale or resale of electrical energy supplied to Tenant hereunder, then, to the extent permitted by law, such taxes shall be passed on to Tenant and included in the bill to, and paid by, Tenant to Landlord, as Additional Rent.

     16.04 No Representation. Tenant hereby acknowledges that Landlord has made no representation or warranty as to whether or not the electrical service described in Section 16.01 above is or will be sufficient or adequate for its or any other Tenant Party’s electrical needs from time to time during the Term. In addition, except as provided in Section 18.09 hereof, Landlord shall not in any wise be liable or responsible for any loss, damage, or expense that may be sustained or incurred if either the quantity or character of electrical service is changed, is no longer available, or is unsuitable for the requirements of Tenant or any other Tenant Party.

     16.05 Equipment. Other than any equipment necessary to bring the electrical service described in Section 16.01 above to the electrical panel serving the Premises, any panel boards, feeders, risers, wires, conduits, or other conductors and equipment necessary and proper in connection with providing electrical service to the Premises and such other portions of the Building in which, pursuant to the applicable provisions of this Lease, Tenant is permitted to install equipment that consumes electricity, shall be furnished and installed by Tenant in accordance with the terms of, and subject to the applicable provisions of this Lease (including Section 16.07 below) (or, at Landlord’s election, by Landlord at Tenant’s sole cost and expense) and thereafter maintained by Tenant, at Tenant’s sole cost and expense (or, at Landlord’s election, by Landlord at Tenant’s sole cost and expense), in good working order and condition.

     16.06 No Overload. In no event shall Tenant or any Tenant Party use or install any fixtures, equipment or machines, the use which in conjunction with other fixtures, equipment and machines in the Premises, would result in an overload of the electrical circuits servicing the Premises. At all times Tenant’s and all Tenant’s Parties’ use of electric current shall never exceed the capacity of the then existing feeders and other equipment to the Premises, which Tenant may supplement from time to time during the Term, in accordance with, and subject to, the applicable provisions of this Lease; however Tenant may distribute the electrical current as Tenant deems appropriate. Tenant shall purchase, at its sole cost and expense, all lighting tubes, lamps, bulbs and ballasts required in the Premises and install the same. All lighting tubes, lamps, bulbs and ballasts so installed shall become Landlord’s property upon the expiration or sooner termination of this Lease.

     16.07 Alterations, etc. All installations, alterations and additions of and to the electrical distribution system within or servicing the Premises and all other portions of the Building that Tenant or any Tenant Party is permitted to use exclusively, subject to Landlord’s right of access, shall be subject to Landlord’s prior written approval in each instance in its sole, good faith judgment. If, in connection with any request for such approval, Landlord determines that the then existing risers, feeders or other installations or equipment of, in or servicing the Building that are not part of the internal electrical distribution within the Premises require modification or additions (such modifications or additions being herein collectively referred to as “Building Electrical Modifications”), Landlord shall make, with all due diligence, the Building Electrical Modifications with respect thereto (if Tenant is not in default (after receipt of written notice and the expiration of any applicable cure period) of its obligation to pay any Base Rent or any Additional Rent payable pursuant to Article 5 hereof and no Event of Default then exists), provided, however that, if Landlord shall determine that the same will cause permanent damage or injury to the Building or to the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs or expense, or interfere with, or disturb, the other tenants or occupants of the Building, or adversely affect Landlord’s ability to supply or furnish electricity to other portions of the Building at any time during, prior to, or after, the Term, then Landlord shall not be obligated to approve the installations, alterations or additions described in the first sentence of this subsection or make the Building Electrical Modifications, and Tenant shall not make the installation, alteration, or addition with respect to which Tenant requested Landlord’s approval. To the extent that Landlord makes such modifications and/or additions, the reasonable, out-of-pocket third-party costs and expenses incurred by Landlord in connection therewith shall be paid by Tenant to Landlord, as Additional Rent, within thirty (30) days after Tenant is given a reasonably detailed bill or statement therefor.

     16.08 Additional Power. If at any time during the Term Tenant determines that Tenant requires the electrical service being furnished to any portion of the Premises to be greater than six (6) watts per usable square foot, on a demand load basis, Tenant may request that Landlord provide up to two (2) watts per usable square foot, on a demand load basis, of additional power. Landlord shall provide such additional power if Landlord shall determine that the Building has sufficient available capacity for the provision of such additional power, taking into account any current electrical requirements which have been identified prior to Tenant’s request as well as any electrical requirements for future leasing in the Building, in each case as reasonably determined by Landlord. Tenant shall be responsible for all actual out-of-pocket costs Landlord incurs associated with providing additional power to the Premises.

     16.09 End of Term; Redistribution. (a) If at any time during the Term, as a result of an act of Tenant or any other Tenant Party (including the re-distribution of electrical service among the various portions of the Premises, the electrical service being furnished to any portion of the Premises is less than six (6) watts per usable square foot, on a demand load basis, exclusive of the electrical service required to operate the Building HVAC Units, then on or before the last day of the Term for all such portions of the Premises, Tenant, at its sole cost and expense, shall redistribute the electrical service within the Premises so that all portions of the Premises with respect to which the Term is so ending is being furnished with electrical service of not less than six (6) watts per usable square foot, on a demand load basis, exclusive of the electrical service required to operate the Building HVAC Units. If Tenant fails, or elects not, to perform such redistribution work, Landlord, at its election, may perform such work on Tenant’s behalf, in which event, Tenant shall reimburse Landlord for the actual costs paid or incurred by Landlord to perform same within thirty (30) days after Landlord’s request therefor. For the purposes of the foregoing, the Term shall be deemed to have ended for any portion of the Premises that becomes subject to a Takeback Sublease, as of the commencement date thereof.

          (b) Notwithstanding anything contained in this Lease to the contrary, neither Tenant nor any other Tenant Party shall be permitted to re-distribute the electrical service required to operate the Building HVAC Units.

     16.10 Electrical Consultants in Lieu of Submetering. In the event the submetering system for the measurement of electricity consumption in the Premises or any alternative submetering system installed by Landlord at a later date, becomes prohibited from use, then Landlord, at its expense, may cause an independent electrical engineer chosen by Landlord or an electrical consulting firm selected by Landlord (hereinafter referred to as the “Electrical Consultant”) to survey and determine Usage, Basic Cost and Tenant’s Cost from time to time, at least once per twelve (12) month period, and the Electrical Consultant shall make such determination using criteria generally accepted in the Metropolitan New York City area and Landlord’s Rate in effect at the time, and shall include the quantity and peak demand for all Usage. The determinations made by the Electrical Consultant shall be conclusive and binding on both Landlord and Tenant, except as expressly provided in Section 16.10 hereof. Such determinations shall be set forth in the Electricity Invoices.

     16.11 Objections to Electrical Consultant. Notwithstanding anything in Section 16.10 to the contrary, Tenant shall have the right, as hereinafter provided, to dispute the Usage determined by the Electrical Consultant pursuant to Section 16.09, only by giving to Landlord notice of such dispute (hereinafter referred to as an “Objection Notice”) within ninety 90) days after the date Landlord gives to Tenant the applicable Electricity Invoice,. If Tenant fails to give to Landlord an Objection Notice within such ninety (90) day period, or if Tenant fails to give to Landlord a copy of the Disputing Survey (as hereinafter defined) within thirty (30) days after Tenant gives to Landlord the corresponding Objection Notice, , then, in either case, the Usage set forth in the Electricity Invoice in question shall be conclusive and binding upon Tenant. If Tenant disputes any such notice by giving an Objection Notice within the time and in the manner hereinbefore provided, then Tenant shall, at its sole cost and expense, have the right to engage an electrical engineer or electrical consulting firm (hereinafter referred to as “Tenant’s Consultant”) who shall promptly make a survey (hereinafter referred to as the “Disputing Survey”) indicating the Usage for the period in question. In the event that Landlord and Tenant are unable to agree on the amount of Usage within thirty (30) days after the date Tenant gives to Landlord a copy of the Disputing Survey, then the Electrical Consultant and Tenant’s Consultant shall select a mutually acceptable electrical engineer or electrical consulting firm (hereinafter referred to as the “Third Consultant”) within ten (10) days after the expiration of such thirty (30) day period. The Electrical Consultant and Tenant’s Consultant shall submit the dispute to the Third Consultant and the determination by the Third Consultant shall be conclusive and binding upon Landlord and Tenant. During the pendency of any such dispute, Tenant shall pay to Landlord the amount set forth in the Electricity Invoice until the dispute is finally determined in accordance with the provisions of this Section and, in the event that the Tenant’s Cost, based on such final determination of the Usage for the period in question, is less than the amount set forth in the Electricity Notice, Landlord shall, at Tenant’s election, refund to Tenant the amount of such excess payment (less all amounts then owing to Landlord under this Lease) or credit any such excess against any amounts then due or becoming due to Landlord under this Lease. The cost of the Third Consultant shall be borne equally by Landlord and Tenant.

     16.12 Discontinuance of Landlord Service. Landlord may discontinue the provision of electrical service upon ninety (90) days’ notice to Tenant without being liable to Tenant therefor and without in any way affecting this Lease or the liability of Tenant hereunder, and the same shall not be deemed to be a lessening or diminution of services within the meaning of any Legal Requirement now or hereafter enacted, promulgated, or issued. In the event that Landlord gives such notice of discontinuance, Landlord shall permit Tenant to receive such service directly from one of such utility companies and shall permit Landlord’s electrical equipment, to the extent safely capable, to be used for such purpose. Any additional wires, conduits, or other equipment necessary and proper in connection therewith shall be installed by Landlord in accordance with the terms of, and subject to the conditions contained in this Article at Landlord’s sole cost and expense. In the event that Landlord exercises its rights under this Section 16.11, then: (a) Tenant shall contract for such electrical service directly with the said utility company for all of the electricity requirements of Tenant and all other Tenant Parties, and (b) Landlord shall have no obligation to furnish electricity to Tenant or the Premises or to operate the Roof Installations. Provided Tenant is diligently and in good faith arranging to obtain electricity directly from said utility company, Landlord may not discontinue the electric service to the Premises until Tenant is able to contract directly for, and actually receive, such electric service. All meters and all additional panel boards, feeders, risers, wiring and other conductors and equipment which may be required to obtain electricity, of substantially the same quantity, quality and character as is being furnished immediately prior to such discontinuance, shall be installed by Landlord at Landlord’s sole cost and e expense.

ARTICLE 17

HEAT, VENTILATING AND AIR-CONDITIONING

     17.01 Certain Definitions. For the purposes of this Lease:

          (a) “HVAC Regular Hours” means the hours between 8:00 A.M. and 6:00 P.M. on Business Days; and

          (b) “HVAC After Hours” means any time other than the HVAC Regular Hours.

     17.02 HVAC Service. In accordance with, and subject to, the provisions of this Article, from and after the date Tenant first occupies the Premises for the conduct of business, Landlord shall furnish heat to the Premises (such heating service being herein referred to as the “Heating Service”), and air-conditioning to the Premises (such air-conditioning service being herein referred to as the “AC Service”). The Building heating, ventilation and air-conditioning systems and equipment, together with the other systems and equipment through which Landlord so supplies the Heating Service and the AC Service to the Premises are herein referred to as the “Building HVAC Systems,” and the air conditioning units that service the Premises, together with all related controls, fans, motors, drives, pumps and other facilities, equipment and machinery, are herein collectively referred to as the “Building HVAC Units.” Notwithstanding anything contained in this Lease which may be deemed to the contrary, all work (other than as existing in the Premises as of the Commencement Date) required to distribute the heating, ventilation and air-conditioning within the Premises, including the installation and distribution of ductwork and other equipment, shall be performed by Tenant, at its sole cost and expense, as part of Tenant’s Work.

     17.03 After Hours Service. Subject to applicable Requirements (including energy conservation requirements of Governmental Authorities), during the Term, Landlord shall furnish Heating Service during HVAC Regular Hours for Heating Service, and AC Service during HVAC Regular Hours for AC Service, in both cases, in both cases substantially in accordance with the design specifications set forth in Exhibit H attached hereto, at no additional charge to Tenant, and if Tenant shall require Heating Service or AC Service during HVAC After Hours for Heating Service or AC Service, as the case may be (such Heating Service or AC Service being herein referred to as “After Hours HVAC Service”), Landlord shall furnish such After Hours HVAC Service, but for After Hours HVAC Service on Business Days only, upon advance notice from Tenant, given prior to 3:00 P.M. on the day, Monday through Friday, on which such service is required, and given prior to 3:00 P.M. on the Friday before any Saturday or Sunday or on the last Business Day (but excluding Saturday) before any legal holiday on which service is required, and at Landlord’s then current charge for After Hours HVAC Service (provided that Landlord’s rate for HVAC After Hours for AC Service shall be $427.11 per hour for calendar year 2014, such rate to be increased in subsequent calendar years to reflect increases, if any, in Landlord’s actual costs to provide such service), which shall be paid by Tenant within thirty (30) days after demand therefor, as Additional Rent. Notwithstanding the foregoing to the contrary, if another tenant has requested After Hours HVAC Service covering the same period as Tenant’s request, Tenant shall pay its pro rata share of the overtime charge (pro rata based on the number of tenants, excluding Credit Suisse, who are requesting overtime). Notwithstanding anything in the Lease to the contrary, if an Event of Default exists, Landlord shall not be obligated to furnish any After Hours HVAC Service. Tenant acknowledges that there may be times when minimum After Hours HVAC Service is required on account of Landlord’s obligations under labor contracts.

     17.04 Building HVAC System. Use of the Premises, or any part thereof, in a manner exceeding the design conditions (including occupancy and connected electrical load) specified for the Building HVAC Systems or rearrangement of partitioning which interferes with normal operation of the Heating Service or AC Service, may require changes in the Building HVAC Systems. If Landlord approves such changes, such changes shall be made by Landlord, with due diligence and at Tenant’s sole cost and expense, which shall be reimbursed to Landlord within thirty (30) days after Landlord’s demand therefor. Tenant shall not make any change, alteration, addition or substitution to the Building HVAC Systems. If Tenant requests any change, alteration, addition or substitution be made to the Building HVAC Systems, Tenant shall notify Landlord and, if Landlord approves the same (which approval may be withheld or denied in Landlord’s sole good-faith discretion), Landlord shall make such change, alteration, addition or substitution, and Tenant shall pay to Landlord as Additional Rent the cost and expense incurred or paid by Landlord to perform or make same, within thirty (30) days after Landlord’s demand therefor. Tenant shall keep or cause to be kept closed all windows in the Premises whenever the Heating Service or AC Service is being provided. In addition, Tenant agrees at all times to cooperate fully with Landlord and to abide by all reasonable, nondiscriminatory regulations and requirements which Landlord may prescribe (including closing blinds or shades) for the proper functioning and protection of the Building HVAC Systems. Tenant’s failure to keep blinds closed and shades drawn in compliance with Landlord’s regulations and requirements shall not constitute a default hereunder (unless failure to do so would constitute a breach of any Legal Requirements); however, Landlord shall have no liability to Tenant if the Building HVAC Systems fail to meet the specifications therefor set forth in the Lease, or otherwise fail to keep the Premises adequately cooled or heated, by reason of such failure.

     17.05 Supplemental HVAC. (a) To furnish the Premises with supplemental air-conditioning, Tenant, at Tenant’s sole cost and expense, and in accordance with, and subject to, the applicable provisions of this Lease, including Article 13 hereof, may furnish and install in the Premises condenser water cooled air conditioning units (with an electric heat coil, if Tenant so desires), the aggregate tonnage of which does not exceed the Maximum Supplemental HVAC Capacity (as hereinafter defined), and, in connection with such installation, shall, at its sole cost and expense, furnish, design, install and distribute (all within the Premises) the ductwork, fans, blowers, chilling equipment, thermostatic controls, smoke detectors, condensate removal and other facilities, equipment and machinery (collectively, “Tenant’s HVAC Equipment”) required to make the said units operational, and shall, at its sole cost and expense, in connection with such distribution, furnish, design, install, distribute and locate said units and Tenant’s HVAC Equipment in accordance with the approved Tenant’s Plans therefor. All of said condenser water cooled air conditioning units, together with Tenant’s HVAC Equipment, is herein referred to as the “Supplemental HVAC Units.” The Supplemental HVAC Units shall be installed by Tenant at its sole cost and expense and in accordance with, and subject to, the applicable provisions of this Lease, and shall be located solely within the Premises. Landlord shall connect the Supplemental HVAC Units so installed by Tenant to the Building’s condenser water system, and Tenant shall pay to Landlord, within thirty (30) days after Landlord’s demand therefor, the out-of-pocket costs and expenses reasonably incurred by Landlord to third-parties to connect the Supplemental HVAC Units to the Building’s condenser water system.

          (b) For the purposes of this Lease, “Maximum Supplemental HVAC Capacity” means 25 tons for each full floor portion of Premises (proportionately reduced for any partial floors included within the Premises); provided, however, Tenant shall have the right to reduce from time to time, within the twenty four (24) month period commencing on the Commencement Date, the number of tons constituting the Maximum Supplemental HVAC Capacity, by giving notice(s) to Landlord of such reduction(s) no later than the last day of such twenty four (24) month period. If Tenant reduces the number of tons constituting the Maximum Supplemental HVAC Capacity as provided herein, then, Tenant may request an increase in the number of tons constituting the Maximum Supplemental HVAC Capacity to the amounts set forth in the first sentence of this Section 17.05(b), and, if (i) Landlord has not allocated to any person the condenser water needed to so increase the Maximum Supplemental HVAC Capacity, (ii) Landlord has not committed itself to allow any person to use such condenser water, and (iii) Landlord does not then require and, in Landlord’s reasonable determination, Landlord is not likely to require such condenser water for any other tenant or occupant of the Building or for the operation of the Building, then the Maximum Supplemental HVAC Capacity shall be increased by the lesser of (A) amount so requested by Tenant, and (B) the maximum amount Landlord reasonably determines is available based on clauses “(i),” “(ii)” and “(iii)” above. Further, if at any time after the date hereof, portions of the Premises that are part of the premises under this Lease on the date hereof are subject to a Takeback Sublease or are no longer a part of the premises demised under this Lease pursuant to the exercise of a Landlord’s Option, then from and after the date(s) that such portions of the Premises are no longer part of the premises demised under this Lease, the Maximum Supplemental HVAC Capacity shall, at Landlord’s election, be reduced by the amount set forth in Tenant’s A/S Notice and A/S Term Sheet, and at any time from and after such dates Landlord, at Tenant’s sole cost and expense, shall perform all work necessary to reduce the condenser water available to operate the Supplemental HVAC Units at a capacity not to exceed the revised Maximum Supplemental HVAC Capacity, and Tenant shall reimburse Landlord, within thirty (30) days after Landlord’s demand therefor, all costs and expenses incurred by Landlord to perform such work, including modifications to the Building’s condenser water system resulting from the change in the number of tons constituting the Maximum Supplemental HVAC Capacity or any change in the Premises. There shall be no “tap-in” fees.

          (c) Tenant, at its sole cost and expense, shall properly install, operate, maintain in good working order and repair the Supplemental HVAC Units, in compliance with all applicable Requirements and in compliance with the installation, design and operating specifications therefor (including the manufacturer’s installation, operating and maintenance instructions, guidelines and manuals and all manufacturers’ warranties and guaranties), and otherwise in accordance with sound engineering practice. Tenant’s obligation under the first sentence of this subsection (c) shall include, but not be limited to, the periodic cleaning and/or replacement of filters, replacement of fuses and belts, the calibration of thermostats and all startup and shut down maintenance of the Supplemental HVAC Units. Such maintenance and repair obligations shall be performed throughout the Term, on Tenant’s behalf, by a reputable air-conditioning service and maintenance company engaged by Tenant with Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. On the expiration or sooner termination of this Lease, Tenant shall surrender the Supplemental HVAC Units to Landlord in a safe condition and in compliance with all applicable Requirements. During the Term, Tenant shall, within twenty (20) days after Landlord’s request for the same, deliver to Landlord all maintenance and repair records in Tenant’s possession or control relating to the Supplemental HVAC Units.

          (d) All electricity used in connection with the operation of the Supplemental HVAC Units (including any electric coil) shall be paid for by Tenant and measured by the metering system described in Article 16 hereof and shall be supplied with electricity in accordance with, and subject to, all of the terms, covenants and conditions contained in said Article 16. The Supplemental HVAC Units shall be operated by Tenant at Tenant’s sole cost and expense. Tenant shall control the hours of operation of the Supplemental HVAC Units; however, Tenant, immediately upon Landlord’s request in the case of an emergency and upon prior reasonable (oral or written) notice in all other cases, shall stop service of the Supplemental HVAC Units when necessary, by reason of accident or emergency or when necessary to maintain, or make repairs to, the Building or any of the Building’s systems or equipment. Landlord shall use reasonable efforts to minimize any inconvenience to Tenant in connection with such stoppage; provided, however, the foregoing shall not require Landlord to perform any such repairs or changes on an overtime or premium time basis (unless Tenant agrees to be responsible for the incremental costs of performing same on an overtime or premium time basis). Tenant shall operate the Supplemental HVAC Units in compliance with all applicable Requirements, including the New York State Energy Conservation Code, as the same may be from time to time amended. Tenant shall not be obligated to pay for the electricity consumed by the Building’s cooling tower or condenser water equipment.

          (e) Landlord shall, subject to all applicable Requirements and to Sections 18.08 and 21.03 below, from and after the Commencement Date, furnish condenser water to the Supplemental HVAC Units, on a twenty-four (24) hour, 365 day per year basis (subject to reasonable interruptions from time to time for maintenance, repairs and replacements of and to the Building’s condenser water system and equipment which do not materially interfere with Tenant’s use of the Premises), unless, and except to the extent that, Landlord is prevented, prohibited or limited from furnishing such condenser water by reason of any Requirement. Commencing on the Commencement Date, Tenant shall pay, as Additional Rent, together with each monthly installment of Base Rent, one-twelfth (1/12th) of the Annual Condenser Water Charge (as hereinafter defined), which first monthly installment shall be prorated on a per diem basis if the Commencement Date is not the first day of a calendar month. For the purposes of this Lease, “Annual Condenser Water Charge” shall mean $675 per ton of the Maximum Supplemental HVAC Capacity (as the Maximum Supplemental HVAC Capacity may be adjusted from time to time during the Term), which $675 shall be Adjusted by CPI from and after the date of this Lease. At Landlord’s option, Landlord may bill Tenant for the Annual Condenser Water Charge other than on a monthly basis, provided that Landlord may not so bill Tenant more frequently than monthly and not less frequently than annually.

     17.06 No Other Units. In no event shall Tenant or any other Tenant Party install, maintain or operate any air-cooled air-conditioning units or window air-conditioning units in any portion of the Premises.

ARTICLE 18

OTHER SERVICES

     18.01 Elevators. (a) Subject to the provisions of this Lease, including Section 18.10 below, Landlord shall provide non-exclusive public elevator service to Tenant by the existing passenger elevators located in the elevator bank (currently Elevator Bank “C”) serving the floors on which the Premises are situated, between 8:00 A.M. and 6:00 P.M. on Business Days (subject to reasonable outages for normal maintenance, repair, testing and upgrade work), and shall have an adequate number of non-exclusive passenger elevators subject to call at all other times. Except in the event of an emergency, Landlord shall only remove one elevator from Elevator Bank “C” at time for the purposes of routine maintenance.

          (b) Tenant acknowledges that as of the date hereof, the Premises are serviced by two (2) freight elevators (the “Freight Elevators”), and subject to Section 18.01(c), Tenant may use one (1) Freight Elevator (freight car “55”) at all times and may use of one (1) Freight Elevator (freight car “80”) only for After Hours Freight Elevator/Loading Dock Usage (as hereinafter defined). All deliveries to and from the Premises that are of a size that require a cart, hand truck or other type of rolling or carrying mechanism, or which are reasonably determined by Landlord not to be appropriate for the passenger elevators, shall be made only through the Building’s loading dock and the Freight Elevators. In addition, all of construction personnel and materialmen performing work in, or delivering materials (including furniture and furnishings) to, the Premises on behalf of Tenant or any other Tenant Party, shall only use the Building’s loading dock and the Freight Elevators to access the Premises. Tenant acknowledges that Landlord has provided exclusive use to certain Building tenants to certain freight elevators in the Building and that Tenant shall only have use of the Freight Elevators, and may only use the Freight Elevators pursuant to the terms herein. Landlord shall maintain the Freight Elevators and loading dock area in a manner consistent with other First Class Office Buildings and shall keep such areas broom clean and maintain security in accordance with the Building’s security procedures.

          (c) Tenant shall make all arrangements for, and pay all expenses incurred by Tenant or any other Tenant Party, in connection with, use of the Building’s loading dock and the Freight Elevators. Landlord agrees that between the hours (the “Freight Elevator/Loading Dock Hours”) of 8:00 A.M. and 5:00 P.M. (excluding a one (1) hour lunch break) on Business Days there shall be no charge for Tenant’s normal use of the Building’s loading dock or the Freight Elevators. However, Tenant acknowledges that (x) Tenant’s use of such loading dock and Freight Elevators is non-exclusive and subject to scheduling by Landlord, (y) if, at certain times, Tenant’s use of such loading dock and/or Freight Elevators for transporting materials, supplies, equipment, machinery, furniture or furnishings will, in Landlord’s reasonable opinion, disrupt the operation of the Building (including the normal use of such loading dock and/or the Freight Elevators) or cannot be scheduled during the Freight Elevator/Loading Dock Hours, then, in such cases, Tenant will only be permitted to use such loading dock and the Freight Elevators during certain times other than during the Freight Elevator/Loading Dock Hours on Business Days, in which event Tenant shall be obligated to pay for such usage at the Freight Elevator/Loading Dock Rate (as hereinafter defined), and (z) there may be times when minimum usage of the Freight Elevators or loading dock is required pursuant to the applicable labor agreements, such as on weekend days. Usage of such loading dock and/or the Freight Elevators during certain times other than during the Freight Elevator/Loading Dock Hours on Business Days is herein referred to as “After Hours Freight Elevator/Loading Dock Usage.” For the use of the Building’s loading dock or the Freight Elevators by Tenant or any other Tenant Party during After Hours Freight Elevator/Loading Dock Usage, Tenant shall pay to Landlord, within thirty (30) days after Landlord’s written demand therefor, the then Freight Elevator/Loading Dock Rate, it being agreed that the Freight Elevator/Loading Dock Rate shall be payable for After Hours Freight Elevator/Loading Dock Usage of the Building’s loading dock and each of the Freight Elevators. The Freight Elevator/Loading Dock Rate means $100.43 per hour in calendar year 2014, such rate to be increased in subsequent calendar years to reflect increases, if any, in Landlord’s actual costs to provide such service. Notwithstanding the forgoing, Tenant shall be entitled to use the freight elevator service to the Premises for After Hours Freight Elevator/Loading Dock Usage for up to one hundred twenty-five (125) hours for Tenant’s Work and Tenant’s initial move-in to the Premises, at no additional charge, but subject in all other respects to the Rules and Regulations and the other terms and conditions of this Section 18.01.

          (d) In addition to the provisions of subsections (a) through (c) above and the other applicable provisions of this Lease, the use of the Building’s loading dock and the Freight Elevators by Tenant and all other Tenant Parties, shall be subject to the condition that, and Tenant covenants and agrees that, such use shall be in accordance and compliance with, and subject to, (i) the design specifications therefor, (ii) all Requirements, and (iii) the Building’s rules and regulations which are now in effect or which from time to time hereafter are reasonably promulgated by Landlord.

     18.02 Cleaning. Tenant, at its sole cost and expense, shall maintain the Premises in an orderly condition. Landlord shall cause the Premises to be cleaned in accordance with the then current Building Standard cleaning specifications for the Building, which specifications in effect on the date of this Lease, are set forth in Exhibit G hereto. Landlord agrees that the cleaning specifications for the Building shall not at any time be less favorable (except to a de minimis degree) to Tenant than those annexed hereto as Exhibit G. Tenant shall pay to Landlord as Additional Rent, within thirty (30) days after Landlord’s demand therefor, the costs incurred by Landlord for (a) extra cleaning work in the Premises required because of (i) misuse or neglect on the part of Tenant or its employees or visitors, (ii) use of portions of the Premises for preparation, cooking, serving or consumption of food or beverages; data processing or reproducing operations; private lavatories or toilets; or other special purposes requiring greater or more difficult cleaning work than office areas, (iii) unusual quantity of interior glass surfaces, or (iv) non-Building Standard materials or finishes installed by Tenant or at its request, and (b) the removal from the Premises and the Building of any refuse and rubbish of Tenant in excess of that ordinarily accumulated daily in the routine of business office occupancy. Landlord, its cleaning contractor and their employees shall have after hours access to the Premises and the free use of light, power and water in the Premises as reasonably required for the purpose of cleaning the Premises in accordance with Landlord’s obligations hereunder. Landlord acknowledges that Tenant expects to receive high quality cleaning services in accordance with Exhibit G for the Premises throughout the Term, and Landlord agrees to take commercially reasonable steps to address reasonable issues raised by Tenant if the quality of such services at any times fails to meet the standards required by this Lease. Additionally, Tenant shall have the right to contract directly with the Building’s cleaning contractor for any supplemental cleaning, which supplemental cleaning shall be at Tenant’s sole cost and expense.

     18.03 Garbage. Tenant covenants and agrees, at Tenant’s sole cost and expense, to comply with all Requirements regarding the collection, sorting, separation and recycling of the waste products, garbage, refuse and trash generated in the Premises or by Tenant or any other Tenant Party. Each separately sorted category of waste products, garbage and trash shall be placed in separate receptacles and shall be removed from the Premises in accordance with a collection schedule prescribed by applicable Requirements. Tenant shall pay all costs, expenses, fines, penalties or damages which may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Section, and, at Tenant’s sole cost and expense, shall indemnify, defend and hold Landlord harmless from and against any and all actions, proceedings, claims, deficiencies, judgments, suits, losses, obligations, penalties, liabilities, damages, costs and expenses (including court costs and reasonable legal fees and disbursements) arising from such non-compliance.

     18.04 Water. From and after the Commencement Date, Landlord shall furnish (i) domestic cold water to the Premises for drinking and cleaning, and (ii) domestic hot and cold water for normal lavatory purposes to the Building core lavatories and core slop sinks on each floor of the Office Premises. Tenant shall distribute such water in the Premises in accordance with, and subject to, the applicable provisions of this Lease. If water is used for any other purpose (including cafeteria, pantry and/or private or executive lavatory purposes), Landlord, at Tenant’s sole cost and expense, may install meters to measure the consumption of all water in the Premises or in such portions thereof where water is being used for any other purpose, in which event Tenant shall pay for the quantities of water furnished to the Premises (or such portions) as shown on such meters, at 105% of Landlord’s actual cost thereof, within thirty (30) days after Landlord’s demand therefor from time to time. If Tenant desires hot water in the Premises (other than in core lavatories and core slop sinks), Tenant, at its sole cost and expense, shall furnish and install (and thereafter operate, maintain and repair), in accordance with, and subject to, the applicable provisions of this Lease, electric hot water heaters in the Premises to furnish itself with such hot water. All electricity used in connection with the operation of said hot water heaters installed by Tenant shall be paid for by Tenant and measured by the metering system described in Article 16 hereof and shall be supplied with electricity in accordance with, and subject to, all of the terms, covenants and conditions contained in said Article 16.

     18.05 Security. From and after the Commencement Date, Landlord shall cause to be provided to the Building security personnel, equipment and procedures with respect to ingress to, and egress from, the Building and the Building Common Areas, 24 hours per day, 365 days per year, consistent with other First Class Office Buildings. Tenant shall not have dedicated attendant at the Building security desk. Tenant shall have the right to install its own security system in the Premises, and in the fire staircase as set forth in, and subject to, the provisions of Section 18.10 of the Lease, and further subject to Landlord’s review and approval of the Plans therefor, which approval shall not be unreasonably withheld, conditioned or delayed, and Tenant shall be permitted to tie such security system into the Building’s security system, provided Tenant’s security system is compatible with the Building’s security system.

     18.06 Cable and Telecommunications. (a) Cable television, telephony and telecommunications services are available currently in the Building. As of the date hereof, and subject to the terms of the Lease, including but not limited to Subsection 18.06 (b) hereof, Verizon, AT&T and Time Warner Cable provide telecommunications service to the Building, Time Warner Cable provides cable television service, and Rainbow Broadband can provide internet and telephone service from WiFi antennas on the Building roof. Landlord shall grant Tenant access to the telecom rooms on the floor(s) on which the Premises are located to connect to such existing services. If, at any time during the Term, Tenant desires cable television, telephony and/or telecommunications services from providers other than the respective cable television, telephony and telecommunications service providers then serving the Building (a “New Provider”), to the extent there is sufficient riser space in the Building to accommodate same as reasonably determined by Landlord, and subject to the provisions of this Lease, including this Section 18.06, and the reasonable rules, regulations and/or requirements adopted or imposed by Landlord, Tenant shall have the right to obtain cable television, telephone and/or telecommunications services from a New Provider. Landlord shall cooperate with Tenant, at no cost or expense to Landlord, in connection with Tenant obtaining cable television, telephony and/or telecommunications service for the Premises from such New Provider, to the extent such cooperation is necessary and to the extent Tenant’s requests such cooperation in writing, except as otherwise set forth in this Section 18.06. Tenant, at Tenant’s sole cost and expense, shall directly arrange and contract with such New Provider. The New Provider shall be subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed). All wiring and related work required to be performed within the Premises to allow Tenant to access the desired service shall be performed by or on behalf of Tenant in accordance with, and subject to, the applicable provisions of this Lease, including, Subsection 18.06 (b) and (d), and Articles 13 and 14. All fees and charges charged by the New Provider, shall be paid directly to the New Provider by Tenant. Tenant’s use of a New Provider shall be conditioned upon such New Provider executing and delivering to Landlord (or to Landlord’s agent or designee) a license agreement, in form and content reasonably satisfactory to Landlord in all respects, and for Landlord (or such agent or designee) to charge such New Provider a commercially reasonable fee for installing, operating and maintaining equipment in the Building. Tenant acknowledges and agrees that such a condition is reasonable and necessary for the orderly and proper maintenance and operation of the Building and its systems. Subject to the other provisions of this Section 18.06 and elsewhere in the Lease, Landlord shall provide paths sufficient for Tenant to install, at Tenant’s sole cost and expense, two (2) diversely routed four inch (4”) conduits from the Telecom “Point of Entry” room in the Building to the Premises. There are two separate points of entry into the Building for use by Tenant, at no cost to Tenant, located on 1B Level Northwest and 1B Level Southeast.

          (b) Subject to and in accordance with the terms of the Lease, including specifically this Section 18.06(b), Landlord, at Landlord’s cost and expense, shall provide and install a neutral host cellular telephony system which is capable of carrying all major wireless telecommunications carriers (“Telephony System”) for all floors of the Premises as well as common areas and MER spaces in which Tenant MEP systems are located (the “Telephony AS Work”), and the installation shall be completed by no later than April 1, 2016 (the “Scheduled Telephony AS Work Completion Date”). For the avoidance of doubt, (i) even though the Telephony System is capable of carrying all major wireless communications carriers, such carriers must sign up with the provider of the Telephony System in order to be carried on such Telephony System, and (ii) Landlord shall have no obligation, monetary or otherwise, to effect such sign up; provided, however, that Landlord shall reasonably cooperate with all such providers to carry their services, including, but not limited to, providing access, room for equipment reasonably required by such service providers and entering into commercially reasonable operating agreements, in all instances consistent with owners of other First Class Office Buildings. Notwithstanding anything to the contrary in the Lease, from and after the substantial completion of the Telephony AS Work and for so long as the Telephony System being installed in connection therewith remains operational (other than during periods of reasonable duration for repair, replacement or alteration or when out of service by reason of fire, casualty or other circumstances force majeure), Tenant not install or permit to be installed any other cellular telephony system in the Premises. Landlord shall permit Tenant to make arrangements with providers approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed) to utilize the Telephony System. Promptly after receipt by Landlord of a written request by Tenant, Landlord shall take reasonable steps (at Tenant’s sole cost and expense) in order to allow such provider to provide service to Tenant at the Building including the execution by Landlord and such provider of a license agreement in form and substance reasonably acceptable to Landlord pursuant to which Landlord (i) will allow such provider to (x) access portions of the Building reasonably designated by Landlord, and (y) have the dedicated use of a sleeve for use by such service provider at a point of entry to the Building reasonably designated by Landlord and (ii) subject to the limitations hereinafter provided, may charge such provider such license fees as Landlord reasonably requires in connection with the entering into of any such license agreement, provided that (xx) Landlord is generally requiring that license fees be paid by service providers for such services and (yy) such license fees are consistent with the fees charged by landlords of other First Class Office Buildings that charge such license fees.

     18.07 Building Services Provided. Except as otherwise expressly specified in this Article 18 and in Articles 16 and 17 hereof, Landlord shall not be obligated to supply to the Premises any utilities or building services of any kind.

     18.08 No Eviction. Interruption or curtailment of any building service or utility shall not constitute a constructive or partial eviction nor entitle Tenant to any compensation or (except as otherwise expressly provided in Section 18.09 below) abatement of rent. Promptly after Landlord’s oral or written request, and without any liability to Tenant, Tenant shall stop operating any of the heating, ventilating, air conditioning, electric, sanitary or other systems, services or utilities serving the Premises, as well as all of Tenant’s HVAC Equipment and Equipment (as hereinafter defined), whenever and for so long as may be necessary by reason of accidents, emergencies, or the making of repairs or changes that Landlord is required by this Lease or by law to make or in good faith deems necessary. In addition, and without any liability to Tenant, Landlord reserves the right, without any liability to Tenant, to stop operating any of the heating, ventilating, air conditioning, electric, sanitary, elevator, or other building systems serving the Premises, and to stop the rendition of any of the other services required of Landlord under this Lease, whenever and for so long as may be necessary, by reason of an Unavoidable Delay (as such term is defined in Section 21.03 hereof). Landlord shall use reasonable efforts to the extent practicable to minimize any inconvenience to Tenant in connection with such stoppage; provided, however, the foregoing shall not require Landlord to perform any such repairs or changes on an overtime or premium time basis (unless Tenant agrees to be responsible for the incremental costs of performing same on an overtime or premium time basis). Nothing contained in this Section or elsewhere in this Lease shall obligate Landlord to provide or furnish any service to the Premises or to Tenant that Landlord is not expressly required to provide or furnish.

     18.09 Abatement. (a) Anything herein contained to the contrary notwithstanding if for any reason, including, without limitation, Unavoidable Delay (except as limited in this Section 18.09), if (A) Landlord fails to make any repair or to provide any utility or service (except cleaning) which, in either case, Landlord is expressly obligated to make or provide to the Premises pursuant to a provision of this Lease (such event being hereinafter referred to as a “Services Abatement Event”), and such Services Abatement Event renders untenantable (which shall include inaccessible) at least 5,000 RSF of the Premises (Landlord and Tenant hereby agreeing that the Premises, or the applicable portion thereof, shall be deemed untenantable if the Services Abatement Event reasonably prevents Tenant from using the affected portions of the Premises for Office Use, (ii) Landlord receives notice from Tenant of the Services Abatement Event and of the fact that Tenant is prevented from, and has actually ceased, so using at least 5,000 of the RSF of the Premises and of the specific portions of the Premises that Tenant is prevented from, and has actually ceased, so using (such notice being hereinafter referred to as the “Untenantability Notice”), (iii) for at least five (5) consecutive days after Landlord’s receipt of the Untenantability Notice (fourteen (14) consecutive days in the event such untenantability results from Unavoidable Delay) or at least ten (10) days (whether or not consecutive) in any forty-five (45) day period (or at least twenty (20) days (whether or not consecutive) in any sixty (60) day period in the event such untenantability results from Unavoidable Delay) after Landlord’s receipt of the Untenantability Notice, in any case arising out of the same Services Abatement Event (the day following the last day of the foregoing 5-day, 14-day, 10-day or 20-day period, as the case may be, being hereinafter called the “Abatement Commencement Date”), and, as a result of the Services Abatement Event, Tenant actually ceases using, and continues not to use, such specific portions of the Premises (provided that the entry by representatives of Tenant to the affected area that is the subject of an Untenantability Notice on a limited basis solely to retrieve files and documents or to maintain equipment in such affected portion or any unaffected portion of Premises shall not by itself be deemed to be reoccupying for the ordinary conduct of its business), (iv) the Services Abatement Event is not the result of any act or (where Tenant has a duty to act) omission of Tenant or of any other Tenant Party, and (v) no Event of Default then exists (other than an Event of Default substantially caused by such Services Abatement Event), then, as Tenant’s sole right and remedy, the rents payable by Tenant under this Lease shall be reduced as provided in subsection (b) below. The Untenantability Notice, to be effective, shall specify (in reasonable detail) the portion(s) of the Premises which is/are untenantable as a result of the Services Abatement Event; the manner and respects in which such portion is untenantable; and the steps or actions (to the extent known by Tenant) which Tenant believes are required to cure or correct same. Notwithstanding the foregoing to the contrary, if Tenant shall have no elevator access whatsoever, including no freight elevator access, to the Premises (or Landlord is utilizing freight elevator service as a substitute for passenger elevator service for more than a one (1) week period), and if all the other criteria for a Services Abatement Event are satisfied, then notwithstanding that (x) the Premises may be accessible via the stairs, and (y) that the Premises may be usable once ascended to via the stairs, such failure of elevator service, shall be deemed to constitute a Services Abatement Event.

          (b) Provided that the conditions described in clauses (i) through (v) of subsection (a) above have been satisfied, during the period (the “Abatement Period”) commencing on the applicable Abatement Commencement Date and ending on the last day that the Premises (or the applicable portions thereof) is untenantable as result of the Services Abatement Event (such last day, the “Abatement Expiration Date”), the rents payable by Tenant under this Lease that are attributable to the Abatement Period shall be reduced by an amount (the “Abatement Amount”) equal to (i) the annual Base Rent, Tax Payment and Expense Payment, per RSF, payable during, or attributable to, the Abatement Period, divided by (ii) 365, and multiplied by (iii) the number of days during the Abatement Period, and multiplied further by (iv) the RSF of the portion of the Premises that is so untenantable (as such area may change from time to time). Notwithstanding anything contained in this Article to the contrary, the Abatement Period shall end with respect to the portion(s) of the Premises in question, and the Abatement Expiration Date shall be deemed to have occurred with respect to such portions, on the date that either Tenant or any other Tenant Party resumes using or occupying such portion(s) of the Premises for any reason (other than for inspection purposes), or on the date that the continuation of the untenantability results from any act or (where Tenant has a duty to act) omission of Tenant or any other Tenant Party. In addition, and notwithstanding anything contained in this Section 18.09 to the contrary, the Abatement Period shall end for all portions of the Premises, and the Abatement Expiration Date shall be deemed to have occurred for all portions of the Premises, on the date that an Event of Default has otherwise occurred, provided such Event of Default is not substantially caused by Services Abatement Event (the ending of the Abatement Period and the occurrence of the Abatement Expiration Date, being in addition to all of Landlord’s other rights and remedies in respect of such default).

          (c) Notwithstanding anything contained in subsection (a) above to the contrary, if within ten (10) days after Tenant gives the Untenantability Notice to Landlord, Landlord notifies Tenant that Landlord disputes Tenant’s contention that the applicable portion of the Premises is untenantable, or that such untenantability resulted from a Services Abatement Event, or that Tenant is entitled to the abatements set forth in this Section, and such notice describes in reasonable detail the reasons for Landlord’s dispute, Tenant shall not be entitled to any reduction of the Base Rent, the Tax Payment or the Expense Payment until such time as Landlord and Tenant agree, in writing, on such reduction, or Tenant obtains a reduction decision of an from a court of competent jurisdiction (beyond any appeals) that Tenant is entitled to such reduction. Any dispute between Landlord and Tenant under this Section 18.09(c) shall be submitted to expedited arbitration in accordance with the provisions of Article 34 hereof.

          (d) The rights and remedies of Tenant expressly set forth in this Section 18.09, shall be Tenant’s only rights and remedies in respect of a Services Abatement Event, and notwithstanding anything contained in this Lease to the contrary, under no circumstances shall Tenant be entitled to consequential damages as a result of a Services Abatement Event. Subject to the foregoing and the other applicable provisions of this Lease, the rights and remedies of Tenant set forth in this Section shall not be deemed a waiver by Tenant of Landlord’s continued obligation to make the repair or to provide the service in question.

     18.10 Fire Stairs. Subject to the provisions of this Lease, Tenant shall have the non-exclusive right to use the Building’s fire stairs for walking between its full floors in order to obtain access to the Premises. In using said stairs, Tenant shall comply with the terms of this Lease as well as any applicable Requirements. Tenant shall not use the stairs so as to interfere with the rights of other tenants in the Building. Tenant shall pay as Additional Rent any additional cost reasonably incurred by Landlord to clean and maintain such fire stairs on account of the foregoing use by Tenant. Tenant shall have the right to install a security system (which must be tied into the Building’s Class E and security systems) in the fire stairway which security system and the installation thereof shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, delayed or conditioned. Tenant shall have the right to upgrade lighting and finishes in the fire stairway subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, delayed or conditioned. Landlord shall maintain the fire stair doors (other than Tenant’s security system, which Tenant shall maintain) and be responsible for compliance of the fire stairs with applicable Requirements at Landlord’s cost and expense (which shall be part of Operating Expenses to the extent permitted under the definition thereof).

     18.11 Building Management. Subject to the provisions of this Lease, Landlord shall maintain and operate the Building (including the Building Common Areas) in accordance with prevailing standards for First Class Office Buildings.

     18.12 Ambient Noise. Any equipment installed by Landlord in the Building shall not cause an ambient noise level in the Office Premises which exceeds NC-40 at all points within the interior of the Office Premises except within 10’-0” of a mechanical equipment room, where it will not exceed NC-42. In the event that Landlord is in default of its obligations under this Section 18.15 beyond applicable notice and cure periods, then Landlord shall, as Tenant’s sole remedy in respect thereof, undertake and pay for such testing and additional sound proofing as is reasonable required to cure the default and shall follow the reasonable guidelines established by an acoustic consultant reasonably approved by Tenant for the purposes of further attenuating any risk of noise from equipment installed by Landlord in excess of the limits provided hereunder, all at Landlord’s sole cost and expense. Notwithstanding the foregoing, Tenant acknowledges that the base Building emergency generator is located on the 15th floor of the Building and that when such generator is run for testing and maintenance or when operated during a Building power outage, the noise from such generator may exceed the foregoing limitations. Landlord agrees that, except in emergency circumstances or where required by applicable Requirements, all routine testing and maintenance of such emergency generator will be performed at times other than Business Hours of Business Days.

ARTICLE 19

ACCESS, ALTERATIONS IN BUILDING FACILITIES, NAME

     19.01 Reserved Areas. Except as otherwise expressly provided in this Lease, all portions of the Building, except for the inside surfaces of all walls, windows and doors bounding the Premises, but including exterior building walls, core corridor walls and doors and any core corridor entrances, and all space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks, elevators, fire stairs or other building facilities and systems, and the use of all of the foregoing, as well as access thereto through the Premises for the purpose of operation, maintenance, decoration and repair, are reserved to Landlord.

     19.02 Pipes and Conduits, Etc. Tenant shall permit Landlord and its agents and contractors, and the utility companies servicing the Building, to erect, install, use, maintain, repair and replace equipment, pipes, ducts and conduits in and through the Premises as may be necessary for Landlord to comply with its obligations under this Lease, to operate the Building and/or to exercise any of its rights hereunder. Such equipment, pipes, ducts and conduits shall be installed in locations that do not adversely affect the layout or useable area of the Premises except to a de minimis extent. If reasonably practicable, such equipment, pipes, ducts and conduits shall either be concealed behind, beneath or within partitioning, columns, ceilings or floors located or to be located in the Premises, or completely furred at points immediately adjacent to partitioning, columns or ceilings located or to be located in the Premises. Landlord shall use reasonable efforts to the extent practicable to minimize any inconvenience to Tenant in connection with the performance of the work described in this Section; provided, however, the foregoing shall not require Landlord to perform any such work on an overtime or premium time basis (unless Tenant agrees to be responsible for the incremental costs of performing same on an overtime or premium time basis). In an emergency, i.e., an act or event posing an imminent threat of serious damage to life, limb or property (“Emergency”), or, if any installation, maintenance, repair or replacement shall be extremely disruptive to Tenant’s business (“Disruption Event”), Landlord shall perform the work during both Business and non-business hours at Landlord’s expense on an expedited basis to the extent consistent with the then prevailing practices of owners of First Class Office Buildings.

     19.03 Landlord Access. Landlord and/or Landlord’s employees, agents and contractors may (but shall not be obligated to) have access to, enter and/or pass through the Premises or any part thereof, at reasonable times upon at least one days’ advance notice, which notice may be oral if written notice is impractical under the circumstances (except that no oral or written notice shall be required in an Emergency), (i) to examine the Premises and/or to show the Premises to the fee owners, lessors of superior leases, holders of superior mortgages, prospective purchasers, mortgagees or ground lessees of the Real Property (or any part thereof), investors and prospective investors in Landlord or the Real Property (or any part thereof), lenders and prospective lenders in respect of any interest in Landlord or the Real Property (or any part thereof), and/or (ii) for the purpose of making such repairs, replacements, improvements or other changes in or to the Real Property or any part thereof (including the facilities or fixtures of the Premises or other parts of the Building), as may be provided for by this Lease, as may be mutually agreed upon by the parties, as Landlord may be required or permitted to make under this Lease or by Requirements, or in order to repair and maintain the Building or other parts of the Real Property, or as Landlord may deem necessary or reasonably desirable. Tenant shall have the right to accompany Landlord and its employees, agents and contractors at all times provided Tenant makes a representative reasonably available for such purpose. Landlord shall be allowed to take all materials into and upon the Premises that may be reasonably required for such repairs, changes, repainting or maintenance to the Premises (but shall not store more than the materials needed for the current day’s work in the Premises), without liability to Tenant. Landlord and/or Landlord’s employees, agents and contractors, as well as emergency personnel (such as, but not limited to, firemen, policemen and utility workers) shall also have the right to enter on and/or pass through the Premises, or any part thereof, at such times as such entry shall be required by circumstances of emergency affecting the Premises or the Building. In the event of an Emergency, if Tenant is not present in the Premises to open or permit Landlord and/or Landlord’s employees, agents and contractors and/or such emergency personnel, access or entry to or through the Premises, then Landlord and/or Landlord’s employees, agents and contractors and/or such emergency personnel, as the case may be, may enter the Premises whenever such access or entry is permitted, required or otherwise provided for under this Lease, by master key (if readily available) or forcibly, and such entry and access shall not constitute an actual or constructive eviction, impose any liability upon Landlord or Landlord’s employees, agents and contractors, or affect any of Tenant’s obligations under this Lease. Notwithstanding anything herein to the contrary, for purposes of this Section 19.03, the term “Premises” shall include any other portion of the Building reserved for the exclusive use of Tenant, and Landlord’s and/or Landlord’s employees’, agents’ and contractors’ right of access, entering and/or passing through for the purposes expressly set forth in this Section, shall include the right to actually do or perform same.

     19.04 End of Term Exhibiting. During twenty-four (24) month period prior to the Expiration Date (or at any time following such earlier date as Tenant shall have executed a lease for premises at a building other than the Building to which Tenant intends to relocate its business), on at least one (1) Business Day’s prior notice (which may be oral) and during Tenant’s normal business hours, Landlord may exhibit the Premises to prospective tenants. Tenant shall have the right to accompany the Landlord and its agents and prospective employees at all times, provided Tenant makes a representative reasonably available for such purpose. Notwithstanding anything herein to the contrary, for purposes of this Section 19.04, the term “Premises” shall include any other portion of the Building reserved for the exclusive use of Tenant.

     19.05 Name; Landlord Permitted Changes. Landlord has the right, at any time or from time-to-time, in its sole discretion, to, and may adopt or change the name, number or designation by which the Building is commonly known. Landlord has the right to (a) build, add to, subtract from, relocate, or otherwise use the Building, the land on which the Building is located, or any parts thereof, or any equipment, buildings, structures, or other areas or facilities therein or thereon, as Landlord, in its sole discretion, deems necessary, appropriate or desirable, and/or (b) make such changes, alterations, additions, improvements, repairs and/or replacements to the Building, the systems, services, equipment and utilities of the Building, and the land on which the Building is located, including changing the arrangement and/or location of entrances, passageways, halls, doors, doorways, corridors, elevators, escalators, stairs, toilets and/or other common or public parts of the Building, as Landlord, in its reasonable discretion, deems necessary, appropriate or desirable, provided in the case of either clause (a) or (b) of this sentence, Tenant is not denied access to the Premises, and Tenant’s use and occupancy of the Premises are not materially adversely affected (Tenant hereby waiving such proviso to the extent the change, alteration, addition, improvement, repair and/or replacement in question violates such proviso but is required by applicable Requirements). Without limiting, reducing, restricting or otherwise adversely affecting Landlord’s rights under the preceding sentence, Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the making of such changes or alterations, provided Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever (unless Tenant agrees to be responsible for the incremental costs of performing same on an overtime or premium time basis). Notwithstanding anything contained in this Lease which may be deemed to the contrary, (x) there shall be no allowance to Tenant for a diminution of rental value, (y) there shall be no actual or constructive eviction, and (z) there shall be no liability on the part of Landlord by reason of inconvenience, annoyance, injury to business, or otherwise; as a result of the exercise of any of Landlord’s rights set forth in this Section or in any other provision of this Article, or as a result of the performance or completion of the work or acts described therein or in any other provision of this Lease, except as may otherwise be expressly provided in Section 18.09 or elsewhere in this Lease.

     19.06 Access Hours. Subject to the provisions of Section 21.03 and Articles 22 and 23, access to the Premises and the Building will be available to Tenant 24 hours per day, 7 days per week, subject to Landlord’s reasonable security measures for the Building, the Rules and Regulations and the other applicable provisions of this Lease.

     19.07 No Reservations. Any reservation in this Lease of a right by Landlord to enter upon the Premises and to make or perform any repairs, alterations or other work in, to or about the Premises which, in the first instance, is the obligation of Tenant pursuant to this Lease shall not be deemed to: (i) impose any obligation on Landlord to do so, (ii) render Landlord liable (to Tenant or any third party) for the failure to do so, or (iii) relieve Tenant from any obligations to indemnify Landlord as otherwise provided elsewhere in this Lease. Notwithstanding anything herein to the contrary, for purposes of this Section 19.07, the term “Premises” shall include any other portion of the Building reserved for the exclusive use of Tenant.

     19.08 Scaffolding. In connection with the performance of any work that Landlord shall at any time elect or be required to perform, or in connection with complying with any Requirement applicable to the Building or any portion thereof (whether or not Landlord is obligated to comply with such Requirement), Landlord may erect, in accordance with good construction practice, and thereafter maintain scaffolding, “bridges” and/or other temporary structures on the outside or inside of the Building notwithstanding that the foregoing may obscure Building signs and windows forming a part of the Premises and notwithstanding that access to portions of the Building may be diverted or partially obstructed. Landlord shall have no liability to Tenant or to any Tenant Party arising out of any such work, obscuration, diversion or obstruction, or out of the erection and maintenance of temporary scaffolding, “bridges” and/or other structures or out of any noise resulting from such work or erection, nor shall any matter arising out of any of the foregoing be deemed a breach of Landlord’s covenant of quiet enjoyment.

     19.09 Sony Lobby. Tenant acknowledges that the use northwest portion of the ground floor lobby (the “Sony Lobby”) has been exclusively granted to Sony (as hereinafter defined). Tenant acknowledges that neither Tenant, its employees or invitees shall be permitted to use the Sony Lobby for access to the Building. Tenant further acknowledges that the restrictions on the use of the Sony Lobby shall remain irrespective of whether Sony is a building tenant.

     19.10 No Tenant Closure of 24th Street. Tenant shall not apply (or permit its subtenants or occupants to apply, each sublease or occupancy agreement to contain this prohibition) to the City of New York for a street closing permit for the portion of East 24th Street adjacent to the Building at any time during the Term.

     19.11 Landlord Definition. For the purposes of this Article 19, the term “Landlord” shall include the lessors under superior leases, the holders of superior mortgages, and the sponsor and Board of Managers of the Condominium (as defined in Article 6 above).

ARTICLE 20

NOTICE OF ACCIDENTS

     20.01 Notice of Accidents. Tenant shall give written notice to Landlord, promptly after Tenant learns thereof, of (i) any accident in or about the Premises for which Landlord might be liable, (ii) all fires in the Premises, (iii) all damages to or defects in the Premises, including the fixtures, equipment and appurtenances thereof, for the repair of which Landlord might be responsible, and (iv) all damage to or defects in any parts or appurtenances of the Building’s sanitary, electrical, heating, ventilating, air-conditioning, elevator and other systems located in or passing through the Premises or any part thereof.

ARTICLE 21

NON-LIABILITY AND INDEMNIFICATION

     21.01 Non-Liability. (a) To the fullest extent permitted by law, neither Landlord, nor the lessors under any superior lease, nor the holders of any superior mortgages, nor any of their respective its agents, officers, directors, shareholders, partners or principals (disclosed or undisclosed) (collectively, “Landlord Indemnitees”) shall be liable or responsible to Tenant or any Tenant Party for any injury, loss or damage to Tenant, any Tenant Party or to any other person or for any damage to, or loss (by theft or otherwise) of, any property of Tenant, any Tenant Party or of any other person, irrespective of the cause of such injury, damage or loss, it being understood that no property, other than such as might normally be brought upon or kept in the Premises as an incident to the reasonable use of the Premises for the purpose herein permitted, will be brought upon or be kept in the Premises, including any injury, loss or damage that may be occasioned by the acts or omissions of persons occupying any space adjacent to or adjoining the Premises, or elsewhere in the Building, or any part thereof, or for any loss or damage resulting to Tenant, any Tenant Party or any of their property from water, gas, steam, fire, or the bursting, stoppage or leaking of sewer or other pipes. Furthermore, neither Landlord nor any Landlord Indemnitee shall be responsible or liable for any damage to property of Tenant, any Tenant Party or any other person entrusted to employees of the Building. If at any time any windows of the Premises are permanently closed, darkened or bricked up as a result of any Requirement compliance with which is not required because of Landlord’s wrongful acts, or temporarily closed, darkened or bricked up for any reason whatsoever, including, but not limited to Landlord’s own acts (other than wrongful acts), neither Landlord nor any Landlord Indemnitee shall be liable for any damage Tenant or any Tenant Party may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatement or diminution of rents nor shall the same release Tenant from its obligations under this Lease nor constitute an eviction.

          (b) If Tenant or any third person incurs damages as a result of the negligence of Landlord for which, under applicable law, Landlord cannot be released or otherwise exculpated from liability as set forth above, then, subject to the provisions of clause (iii) below, nothing contained in this Lease shall so release Landlord from liability for such damages (or shall be deemed to so release or exculpate Landlord); provided, however, nothing contained in this Lease (including the foregoing provisions of this sentence) shall be deemed a waiver of Tenant’s obligation to (i) maintain the insurance it is obligated to maintain under the applicable provisions of this Lease, (ii) obtain the waivers of subrogation it is obligated to obtain under the applicable provisions of this Lease, and (iii) release or otherwise exculpate Landlord from liability to the extent that the damages or injuries in question are covered by the insurance that Tenant maintains or is obligated to maintain.

          (c) Wherever in this Lease an indemnification is for the benefit of Landlord, such indemnification shall also be for the benefit of all Landlord Indemnitees, regardless of whether or not expressly so provided.

     21.02 Indemnification. (a) To the fullest extent permitted by law and in any event subject to the provisions of Section 11.03, Tenant shall (i) indemnify and save harmless Landlord and all Landlord Indemnitees against and from any and all claims (x) arising from (A) the use or manner of use of the Premises or the management of the Premises by Tenant or any Tenant Parties or the conduct of any business therein, (B) any default under any of the terms, covenants or conditions of this Lease on Tenant’s part to observe, perform or comply with, or (C) any work done, or any condition created (other than by, or on behalf of, Landlord for Landlord’s or Tenant’s account) in or about the Premises, by Tenant or any Tenant Party, during the Term or during the period of time, if any, prior to the Commencement Date that Tenant may have been given access to the Premises or during the period of time after the expiration of the Term that Tenant or any Tenant Party remains in possession or occupancy of the Premises or any portion thereof, or (y) arising from any negligent or otherwise wrongful act or omission of Tenant or any of its subtenants or licensees or its or their employees, agents or contractors, and (ii) reimburse to Landlord and the Landlord Indemnitees all reasonable costs and expenses paid or incurred by Landlord or any of the Landlord Indemnitees in connection with each such claim or action or proceeding brought thereon. In case any action or proceeding be brought against Landlord or any of the Landlord Indemnitees by reason of any such claim, Tenant, upon notice from Landlord, shall resist and defend such action or proceeding by attorneys reasonably acceptable to Landlord, Landlord agreeing that the attorneys for the insurance company providing Tenant’s insurance are acceptable.

          (b) To the fullest extent permitted by law and in any event subject to the provisions of Section 11.03, Landlord shall (i) indemnify and save harmless Tenant and all agents, officers, directors, shareholders, partners or principals (disclosed or undisclosed) of Tenant (the “Tenant Indemnitees”) against and from any and all claims, losses, costs and expenses (x) arising from any default under any of the terms, covenants or conditions of this Lease on Landlord’s part to observe, perform or comply with, or (y) arising from any negligent or otherwise wrongful act or omission of Landlord or its employees, agents or contractors, and (ii) reimburse to Tenant and the Tenant Indemnitees all reasonable costs and expenses paid or incurred by Tenant or any of the Tenant Indemnitees in connection with each such claim or action or proceeding brought thereon. In case any action or proceeding be brought against Tenant or any of the Tenant Indemnitees by reason of any such claim, Landlord, upon notice from Tenant, shall resist and defend such action or proceeding by attorneys reasonably acceptable to Tenant, Tenant agreeing that the attorneys for the insurance company providing Landlord’s insurance are acceptable.

     21.03 Unavoidable Delay. If, by reason of: (i) strikes or other labor troubles, (ii) governmental prohibitions, preemptions, restrictions or other controls, (iii) any Requirement compliance with which is not required because of Landlord’s wrongful acts or Landlord’s wrongful failure to act, (iv) shortages of fuel, supplies or labor, (v) acts of God or the elements (such as tornado, hurricane, flood, snow, etc. and abnormally inclement weather for the season), (vi) civil commotion, acts of war, terrorism or the public enemy, (vii) fire or other casualty or catastrophe, (viii) accidents, or (ix) any other cause beyond Landlord’s reasonable control (excluding, however, any financial inability) (each of the events described in the preceding clauses being herein referred to as an “Unavoidable Delay,” and, collectively, “Unavoidable Delays”), the observance, performance or compliance with, any non-monetary obligation (i.e., any obligation other than the obligation to pay a sum of money) on the part of Landlord to observe, perform or comply with, is prevented or delayed, including the inability to supply, provide or furnish, or a delay in supplying, providing or furnishing, any service expressly or implicitly to be supplied, provided or furnished, or the inability to make, or a delay in making, any alteration, decoration, installation, improvement, repair, addition or other physical change in, to or about the Premises or any other portion of the Building, or the inability to supply, or a delay in supplying, any equipment, fixtures or other materials, then, for so long as Landlord shall be unable to observe, perform or comply with, or shall be delayed in the observance, performance or compliance with, any such non-monetary obligation, this Lease and Tenant’s obligation to pay Rent hereunder and to observe, perform and comply with all of the other obligations on Tenant’s part to observe, perform or comply with, shall in no way be affected, impaired or excused, and, except as otherwise expressly provided to the contrary in this Lease, Landlord’s obligation to observe, perform or comply with any such non-monetary obligation shall be excused for the period during which the Unavoidable Delay prevents or delays such observance, performance or compliance.

ARTICLE 22

DESTRUCTION OR DAMAGE

     22.01 Casualty. (a) If the Building or the Premises shall be partially damaged or partially destroyed by fire or other casualty and as a result thereof a portion of the Premises becomes untenantable or inaccessible, the Base Rent and the Additional Rent payable under Article 5 hereof shall be abated on a per RSF basis based on the RSF of that portion of the Premises as shall have been rendered untenantable as a result of such damage or destruction for the period, commencing on the date such portion of the Premises becomes untenantable or inaccessible and ending on the date next preceding the earlier of (i) the date on which the Required Landlord Restoration (as defined below) is Substantially Complete or on which that portion of the Premises otherwise becomes tenantable and accessible, and (ii) the date on which Tenant or any Tenant Party occupies such portion of the Premises for the conduct of its business. For purposes of this Section 22, the term “untenantable” shall mean, with respect to any portion of the Premises, that Tenant is not reasonably able to conduct its business in that portion of the Premises affected in substantially the same manner as was conducted in such space immediately prior to such fire or other casualty.

          (b) If the Building or the Premises shall be totally (which shall be deemed to include substantially totally) damaged or destroyed by fire or other casualty and as a result thereof all (or substantially all) of the Premises becomes untenantable or inaccessible, the Base Rent and the Additional Rent payable under Article 5 hereof shall be abated for the period commencing on the date such portion of the Premises become untenantable or inaccessible and ending on the date next preceding the earlier of (i) the date the Required Landlord Restoration is substantially complete or on which the Premises otherwise becomes tenantable and accessible (exclusive of any Tenant’s Work), and (ii) the date on which Tenant or any Tenant Party occupies the Premises for the conduct of its business; provided, however, that if the Required Landlord Restoration is substantially complete with respect to portions of the Premises or portions of the Premises otherwise become tenantable and accessible prior to the Required Landlord Restoration with respect to the entire Premises being substantially complete or the entire Premises otherwise becoming tenantable and accessible, then, provided it is commercially reasonable for Tenant to use or occupy such portions of the Premises for the performance of Tenant’s repair or restoration work or for the conduct of business prior to the repair or restoration of the entire Premises, the abatement of rent for such portions of the Premises shall end, on a per RSF basis based on the RSF’s of such portions of the Premises, on the date that the Required Landlord Restoration is substantially complete with respect to that portion of the Premises or on which that portion of the Premises otherwise becomes so tenantable and accessible.

          (c) Promptly after the date on which the Required Landlord Restoration is substantially complete. Tenant shall commence, and thereafter diligently proceed with, the repair, restoration and replacement of all Alterations (including Tenant’s Work) and Tenant’s Property.

     22.02 Restoration. If any damage or destruction described in Section 22.01 above occurs, then, provided this Lease shall not have been terminated as in Section 22.03 below provided, Landlord shall repair or restore such damage or destruction with reasonable dispatch after notice to it of the damage or destruction; provided, however, that Landlord shall not be required to make (a) any repairs or restoration that are the obligation of Tenant or any other person to make (other than Landlord’s employees, agents or contractors), (b) repairs to items that are obsolete, or (c) repairs to portions of the Building where the failure to make such repairs will not materially adversely affect Tenant’s use of the Premises for the Permitted Uses, access to the Premises or the quality of the Building, and provided further that Landlord shall not be required to repair, replace or move any of Tenant’s Property nor to repair or restore any Tenant’s Work or other Alterations (such damage or destruction that Landlord is expressly obligated to repair or restore pursuant to this Section being herein referred to as the “Required Landlord Restoration”). In furtherance of the foregoing, for so long as there is a superior lease, Landlord shall not be obligated to make any repairs which are the obligation of any of the lessors under any superior lease to make, but, if this Lease shall not have been terminated as in Section 22.03 below provided, Landlord shall use commercially reasonable efforts to cause such lessor to make any repairs which under such superior lease(s) are the obligation of such lessor(s) to make.

     22.03 Termination Rights. (a) If the Building or the Premises shall be totally or substantially damaged or destroyed by fire or other casualty, or if the Building shall be so damaged or destroyed by fire or other casualty (whether or not the Premises are damaged or destroyed) as to require a reasonably estimated expenditure of more than twenty-five (25%) percent of the full insurable value of the Building immediately prior to the casualty, then in either such case Landlord may terminate this Lease by giving Tenant notice to such effect within one hundred twenty (120) days after the date of the casualty.

          (b) In case of any damage or destruction to the Premises mentioned in this Section 22.03:

     (i) Unless Landlord elects to terminate this Lease as provided in Section 22.03(a) hereof, within ninety (90) days after the date of such damage or destruction, Landlord shall give to Tenant a statement (the “Contractor’s Statement”) from a reputable, independent contractor, construction manager, architect or engineer, reasonably selected by Landlord, that sets forth such contractor’s, construction manager’s, architect’s or engineer’s good faith estimate as to when the repairs to the Premises will be substantially complete; and

     (ii) If (A) such contractor, construction manager, architect or engineer estimates that the repairs to the Premises will be substantially complete more than twenty-four (24) months after the date of such damage or destruction or (B) the repairs or restoration that Landlord is obligated to make are not substantially completed within the greater of (x) twenty-four (24) months after the date of such damage or destruction or (y) the period of time originally estimated by such contractor, construction manager, architect or engineer (which period, in the case of either (x) or (y), shall be extended for up to four (4) months if Landlord is delayed in making such repairs by reason or an Unavoidable Delay (such period, as same may be so extended by up to an additional four (4) months, being hereinafter referred to as the “Restoration Period”)), then, Tenant, as Tenant’s sole right and remedy, may elect to terminate this Lease by giving notice of such termination to Landlord. For Tenant’s notice of termination to be effective, it must be given, in the case of clause “(A),” within thirty (30) days after the date Landlord gives to Tenant the Contractor’s Statement, or, in the case of clause “(B),” within thirty (30) days after the last day of the Restoration Period., TIME BEING OF THE ESSENCE in both cases. Notwithstanding the foregoing, if Tenant fails to give Landlord such notice of termination in the manner and in the time period set forth above or if such damage or destruction was intentionally caused by the act or omission of Tenant or of any Tenant Party, then Tenant’s right to terminate this Lease shall be null and void, and of no further force or effect, and this Lease shall continue in full force and effect, subject to the other provisions of this Lease. The Contractor’s Statement shall be without any representation or warranty on the part of, or recourse against, Landlord or the person or entity that actually gives such statement.

          (c) If, in accordance with, and subject to, the provisions of this Section, either Landlord or Tenant give the other such notice of termination, the term of this Lease shall expire as fully and completely on the date which is thirty (30) days after the date on which Landlord or Tenant gives the other such notice of termination, as if such termination effective date were the Expiration Date, and on or prior to such termination effective date, Tenant shall quit, surrender and vacate the Premises in accordance with the applicable provisions of this Lease, without prejudice, however, to Landlord’s rights and remedies against Tenant under the provisions of this Lease in effect prior to such termination effective date, and any Base Rent or Additional Rent owing shall be paid up to such date (subject to any abatements of rent applicable under this Lease) and any payments of Base Rent or Additional Rent made by Tenant which were on account of any period subsequent to such date (less any amounts of other rents then owing to Landlord) shall be returned to Tenant.

     22.04 No Damages. No damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Building pursuant to this Article.

     22.05 Cooperation. Each of Landlord and Tenant shall cooperate with each other as is reasonably required to enable each to collect all of the insurance proceeds (including rent insurance proceeds) from their respective insurance companies applicable to damage or destruction of the Premises or the Building by fire or other casualty.

     22.06 Tenant’s Property, Alterations. Landlord will not carry insurance of any kind on Tenant’s Property, Alterations, Landlord’s Work or Tenant’s Work, and shall not be obligated to repair any damage thereto or replace the same. Tenant shall be obligated to carry insurance on Tenant’s Property, Alterations and Tenant’s Work as provided in Article 11 above, and shall be obligated to repair any damage thereto or replace the same as required under Section 22.01(c) above.

     22.07 Express Provision to the Contrary. The provisions of this Article shall be considered an express agreement governing any case of damage or destruction of the Premises by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, providing for such a contingency in the absence of an express agreement, and any other Requirement of like import, now or hereafter in force, shall have no application in such case.

ARTICLE 23

EMINENT DOMAIN

     23.01 Total Taking. If the whole of the Building shall be lawfully taken by condemnation or in any other manner for any public or quasi-public use or purpose, this Lease and the term and estate hereby granted shall forthwith terminate as of the date of vesting of title in such taking (which date is hereinafter also referred to as the “date of the taking”), and the rents shall be prorated and adjusted as of such date.

     23.02 Partial Taking. If only a part of the Building shall be so taken, this Lease shall be unaffected by such taking, except that Tenant may elect to terminate this Lease in the event of a partial taking of twenty-five (25%) percent (or more) of the RSF of the Premises if the remaining area of the Premises shall not be reasonably sufficient for Tenant to continue feasible operation of its business. Tenant shall give notice of such election to Landlord not later than sixty (60) days after (i) notice of such taking is given by Landlord to Tenant, or (ii) the date of such taking, whichever occurs sooner. Upon the giving of such notice by Tenant this Lease shall terminate on the date of such taking and the rents shall be prorated as of such termination date. Upon such partial taking and this Lease continuing in force as to any part of the Premises, the rents apportioned to the part taken shall be prorated and adjusted as of the date of taking and from such date the Base Rent for the Premises and Additional Rent payable pursuant to Article 5 shall be appropriately adjusted according to the RSF remaining.

     23.03 Awards. Landlord shall be entitled to receive the entire award in any proceeding with respect to any taking provided for in this Article without deduction therefrom for any estate vested in Tenant by this Lease and Tenant shall receive no part of such award, except as hereinafter expressly provided in this Article. Tenant hereby expressly assigns to Landlord all of its right, title and interest in or to every such award. Notwithstanding anything herein to the contrary, Tenant may, at its sole cost and expense, make a claim with the condemning authority for Tenant’s moving expenses, the value of Tenant’s fixtures and Tenant’s Alterations which do not become part of the Building or property of Landlord, provided however that Landlord’s award is not thereby reduced or otherwise adversely affected.

     23.04 Temporary Taking. If the temporary use or occupancy of all or any part of the Premises shall be lawfully taken by condemnation or in any other manner for any public or quasi-public use or purpose during the Term, Tenant shall be entitled, except as hereinafter set forth, to receive that portion of the award for such taking which represents compensation for the use and occupancy of the Premises and, if so awarded, for the taking of Tenant’s Property and for moving expenses, and Landlord shall be entitled to receive that portion which represents reimbursement for the cost of restoration of the Premises. This Lease shall be and remain unaffected by such taking and Tenant shall continue to be responsible for all of its obligations hereunder insofar as Tenant’s ability to perform such obligations are not affected by such taking and shall continue to pay in full the Base Rent and Additional Rent when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award which represents compensation for the use or occupancy of the Premises (or a part thereof) shall be divided between Landlord and Tenant so that Tenant shall receive so much thereof as represents the period prior to the Expiration Date and Landlord shall receive so much thereof as represents the period subsequent to the Expiration Date.

     23.05 Restoration. In the event of any taking of less than the whole of the Building which does not result in a termination of this Lease, or in the event of a taking for a temporary use or occupancy of all or any part of the Premises which does not extend beyond the Expiration Date, Landlord, at its expense, and to the extent any award or awards shall be sufficient for the purpose, shall proceed with reasonable diligence to repair, alter and restore (a) the remaining parts of the Building to substantially a Building Standard condition to the extent that the same may be feasible and so as to constitute a complete and tenantable Building and (b) the Premises to substantially the condition existing prior to the taking; provided, however, that Landlord shall not be required to repair, replace or move any of Tenant’s Property nor to repair or restore any Tenant’s Work or Alterations. In furtherance of the foregoing, for so long as there is a superior lease, Landlord shall not be obligated to make any repairs which are the obligation of any of the lessors under any superior lease to make, but Landlord shall use commercially reasonable efforts to cause such lessor to make any repairs which under such superior lease(s) are the obligation of such lessor(s) to make.

     23.06 Abatement. If any part of the Premises is taken to effect compliance with any Requirement other than in the manner hereinabove provided in this Article, then (i) if such compliance is the obligation of Tenant under this Lease, Tenant shall not be entitled to any diminution or abatement of rent or other compensation from Landlord therefor, but (ii) if such compliance is the obligation of Landlord under this Lease, the Base Rent hereunder shall be reduced and Additional Rents under Article 5 shall be adjusted in the same manner as is provided in Section 23.02 according to the reduction in RSF of the Premises resulting from such taking.

ARTICLE 24

SURRENDER; HOLDOVER

     24.01 Surrender. On the last day of the Term, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Premises pursuant to the applicable provisions of this Lease or as permitted pursuant to applicable law, Tenant shall quit and surrender the Premises to Landlord broom clean and in good order, condition and repair, except for ordinary wear and tear and damage by fire or other casualty; however, if Tenant would have had the obligation to repair or restore the damage due to fire or other casualty under Article 22 hereof, Tenant shall, if the claim has not yet been settled with Tenant’s insurer, assign its rights to the insurance proceeds covering the repair or restoration of prior to the Expiration Date or earlier termination date, or, if the claim has been settled, pay to Landlord all of the insurance proceeds therefor, and if Tenant failed to properly insure same, Tenant shall pay to Landlord the amount that Tenant would have received if the property had been properly insured in accordance with the Terms of the Lease. Tenant shall remove all of Tenant’s Property from the Premises and from the Building (except as otherwise expressly provided in this Lease) and shall repair all damage to the Premises and the Building caused by such removal.

     24.02 Holdover. (a) If Tenant or any Tenant Party shall remain in possession or occupancy of any portion of the Premises, or otherwise hold over, after the expiration or earlier termination of the Term, and if Landlord shall then not proceed to remove Tenant from the Premises in the manner permitted by law (or shall not have given written notice to Tenant that Tenant must vacate the Premises) irrespective of whether or not Landlord accepts rent from Tenant for a period beyond the last day of the Term, the parties hereby agree that Tenant’s occupancy of the Premises after the expiration of the Term shall be under a month to month tenancy commencing on the first day after the expiration of the Term, which tenancy shall be upon all of the terms set forth in this Lease except Tenant shall pay on the first day of each month of the hold over period as Base Rent at a rate equal to 150% of the greater of (i) the Base Rent applicable during the last year of the Term (i.e., the year immediately prior to the holdover period) for the Premises, and (ii) the fair market rental value of the Premises for such month (as reasonably determined by Landlord), together with Tax Payment, Expense Payment and all items of additional rent due under the Lease. Further, Landlord shall not be required to perform any work, furnish any materials or make any repairs within the Premises during the holdover period. It is further stipulated and agreed that if Landlord shall, at any time after the expiration of the original Term or after the expiration of any term created thereafter, proceed to remove Tenant from the Premises as a holdover, the rent for the use and occupancy of the Premises during any holdover period shall be 150% of the greater of (x) the rents (including Base Rent, Tax Payment, Expense Payment and all other items of Additional Rent) payable by Tenant during the last year of the Term, and (y) the fair market rental value of the Premises for such month (as reasonably determined by Landlord). In addition to the foregoing, Landlord shall be entitled to recover from Tenant all costs, expenses, losses and damages arising from such holdover, including all reasonable attorneys’ fees and disbursements and court costs incurred or paid by Landlord.

          (b) For the purposes of this subsection (b), the period commencing on the date succeeding the last day of the Term, without taking into account any month-to-month term created pursuant to subsection (a) above or otherwise, and ending on the date that Tenant and all Tenant Parties quit and surrender the entire Premises in the condition required pursuant to the applicable provisions of this Lease, is herein referred to as the “Holdover Period.” Notwithstanding anything contained in subsection (a) above to the contrary, the 150% percentage set forth in two places in said subsection (a) shall increase in both places to 200% from and after the thirty-first (31st) day of the Holdover Period.

          (c) Notwithstanding anything to the contrary contained in this Lease, the acceptance of any rent paid by Tenant pursuant to subsection (a) above shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding or from exercising any other right or remedy under this Lease, at law or in equity, and the preceding sentence shall be deemed to be an “agreement expressly providing otherwise” within the meaning of Section 232-c of the Real Property Law of the State of New York.

          (d) All damages to Landlord by reason of holding over by Tenant (or by any Tenant Party) may be the subject of a separate action and need not be asserted by Landlord in any summary proceedings against Tenant. Tenant acknowledges that possession of the entire Premises must be surrendered to Landlord at the expiration or sooner termination of the Term. Tenant agrees to indemnify, defend and save Landlord harmless from and against any and all actions, proceedings, claims, deficiencies, judgments, suits, losses, obligations, penalties, liabilities, damages, costs and expenses (including court costs and reasonable legal fees and disbursements), resulting from a delay by Tenant in so surrendering the entire Premises, including, without limitation, any claims made by any succeeding tenant of all or any portion of the Premises based on Landlord’s inability or failure to deliver possession thereof to such succeeding tenant, except that Landlord shall not be entitled to make a claim for consequential damages under this Section 24.02 unless Tenant remains in possession of the Premises (or any portion thereof) for more than forty-five (45) days after the expiration of the Term (without taking into account any month-to-month tenancy that may be created under this Section 24.02).

ARTICLE 25

CONDITIONS OF LIMITATION

     25.01 Bankruptcy Events. To the extent permitted by applicable Requirements, this Lease and the term and estate hereby granted are subject to the limitation that whenever Tenant shall make an assignment of all or substantially all of the property of Tenant for the benefit of creditors, or shall file a voluntary petition under any bankruptcy or insolvency law, or an involuntary petition alleging an act of bankruptcy or insolvency shall be filed against Tenant under any bankruptcy or insolvency law, or whenever a petition shall be filed against Tenant under the reorganization provisions of the United States Bankruptcy Act or under the provisions of any law of like import, or whenever a petition shall be filed by Tenant under the arrangement provisions of the United States Bankruptcy Act or under the provisions of any law of like import, or whenever a permanent receiver of Tenant or of or for the property of Tenant shall be appointed (each of such events, a “Bankruptcy Event”), then, Landlord, (a) at any time after receipt of notice of the occurrence of any Bankruptcy Event, or (b) if such Bankruptcy Event occurs without the acquiescence of Tenant, at any time after the event continues unstayed for ninety (90) days, Landlord may give Tenant a notice of intention to end the Term at the expiration of fifteen (15) Business Days from the date of service of such notice of intention, and upon the expiration of said fifteen (15) Business Day period this Lease and the term and estate hereby granted, whether or not the Term shall theretofore have commenced, shall terminate with the same effect as if that day were the Expiration Date, but Tenant shall remain liable for damages as provided in Article 27.

     25.02 Defaults. This Lease and the term and estate hereby granted are subject to the further limitation that:

          (a) if there is a failure to pay when due any Base Rent, Additional Rent or other payment payable by Tenant pursuant to any provision of this Lease, and the payment in question is not paid in full within five (5) Business Days after Tenant receives written notice specifying such default; or

          (b) if there is a failure to observe, perform or comply with any term, covenant or condition contained in Section 7.04, Section 9.03(b), or Article 33 of this Lease on Tenant’s part to observe, perform or comply with, whether by action or inaction, and such default continues and is not cured in full by Tenant within fifteen (15) days after Tenant receives written notice specifying such default; or

          (c) if there is a failure to observe, perform or comply with any term, covenant or condition contained in Sections 13.06 of this Lease on Tenant’s part to observe, perform or comply with, whether by action or inaction, and such default continues and is not cured in full by Tenant within ten (10) days after Tenant receives written notice specifying such default; or

          (d) if there is a failure to observe, perform or comply with any term, covenant or condition contained in Article 2 of this Lease on Tenant’s part to observe, perform or comply with, whether by action or inaction, and such default continues and is not cured in full by Tenant within five (5) Business Days after Tenant is given a notice specifying such default; or

          (e) if Tenant fails to provide or keep in force the insurance required by this Lease, at the times and for the durations specified in this Lease; or

          (f) if any event shall occur or any contingency shall arise whereby this Lease or the estate hereby granted or the unexpired balance of the Term would, by operation of law or otherwise, devolve upon or pass to any person other than Tenant, except as expressly permitted by Article 9; or

          (g) if the Premises shall be abandoned; or

          (h) (i) if there is a failure to observe, perform or comply with any term, covenant or condition contained in this Lease on Tenant’s part to observe, perform or comply with (other than those terms, covenants and conditions contained in the provisions of this Lease set forth in subsections (a), (b), (c), (d) and (e) above, and excluding those events described in subsections (f) and (g)), whether by action or inaction, and such default continues and is not cured in full by Tenant within thirty (30) days after Tenant receives written notice specifying such default, or (ii) in the case of a default which cannot with due diligence and using best efforts be cured within a period of thirty (30) days, where the continuance of such default for more than thirty (30) days will not (A) subject Landlord to the imminent or apparent (as opposed to remote) risk of civil liability or the risk of criminal liability, (B) subject the Real Property or any part thereof to being condemned or vacated, or (C) subject the Real Property or any part thereof to any lien or encumbrance or subject the certificate of occupancy for the Building to suspension or revocation or threatened suspension or revocation, if Tenant shall not (x) within thirty (30) days after Tenant is given a written notice specifying such default, give Landlord written notice of Tenant’s intention to duly institute all steps necessary to cure such default (which notice shall include a reasonably detailed description of such steps), (y) duly institute within said thirty (30) day period, and thereafter diligently prosecute to completion, using Tenant’s commercially reasonable efforts, all steps necessary to cure such default, and/or (z) complete such cure within such time after the date of the giving of such notice to Tenant as should have been necessary to complete such cure had Tenant so duly instituted such steps and thereafter diligently prosecuted to completion such cure using its best efforts and in any event within sixty (60) days after receipt of Landlord’s written notice of default; or

          (i) if there is a default under any term, covenant or condition on Tenant’s or any Related Entity’s part to observe, perform or comply with under any other lease or occupancy agreement in the Building to which Tenant or a Related Entity is a party (either directly or by assignment), and such default is not cured in full after the giving of any required notice and after the expiration of any applicable cure period, then in any of said cases set forth in the foregoing subsections (a), (b), (c) (d), (e), (f), (g), (h) and (i), or upon the occurrence of any other Event of Default, Landlord may give to Tenant a notice of intention to end the Term, and on the fifth (5th) day after the date on which Tenant receives such written notice, this Lease and the term and estate hereby granted, whether or not the Term shall theretofore have commenced, shall terminate with the same effect as if such fifth (5th) day were the Expiration Date, but Tenant shall remain liable for damages as provided in Article 27.

     25.03 Unused Premises. If, at any time after the Rent Commencement Date, Tenant (and all permitted subtenants or occupants thereof, if any) do not operate, or cause to be operated, in substantially all of the Premises a business then permitted to be operated in the Premises pursuant to the applicable provisions of this Lease for more than thirty (30) days (such portion of the Premises in which Tenant is not operating a business permitted to be operated in such space being hereinafter referred to as the “Unused Premises”), Tenant shall secure and protect such Unused Premises, regardless of whether the Premises have been vacated in whole or in part, all at Tenant’s sole cost and expense.

ARTICLE 26

RE-ENTRY BY LANDLORD

     26.01 Re-Entry. If Tenant shall default in the payment of any installment of Base Rent, or of any Additional Rent, on any date upon which the same ought to be paid, and if such default shall continue for five (5) Business Days after Tenant receives written notice specifying such default, or if this Lease shall expire as in Article 25 provided, Landlord or Landlord’s agents and employees may immediately or at any time thereafter re-enter the Premises, or any part thereof, in the name of the whole, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Premises again as and of its first estate and interest therein. The word re-enter, as herein used, is not restricted to its technical legal meaning. In the event of any termination of this Lease under the provisions of Article 25 or if Landlord shall re-enter the Premises under the provisions of this Article or in the event of the termination of this Lease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall thereupon pay to Landlord the Base Rent and Additional Rent payable by Tenant to Landlord up to the time of such termination of this Lease, or of such recovery of possession of the Premises by Landlord, as the case may be, and shall also pay to Landlord damages as provided in Article 27.

     26.02 Injunction. In the event of a default or threatened default by Tenant or any Tenant Party of any of Tenant’s obligations under this Lease, Landlord shall also have the right to seek equitable relief, including an injunction. The special remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled at any time and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not provided for herein.

     26.03 Collected Sums. If this Lease shall terminate under the provisions of Article 25, or if Landlord shall re-enter the Premises under the provisions of this Article, or in the event of the termination of this Lease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Landlord shall be entitled to retain all moneys, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise, but such moneys shall be credited by Landlord against any Base Rent or Additional Rent due from Tenant at the time of such termination or re-entry or, at Landlord’s option, against any damages payable by Tenant under Article 27 or pursuant to law.

ARTICLE 27

DAMAGES

     27.01 Damages. If this Lease is terminated under the provisions of Article 25, or if Landlord shall re-enter the Premises under the provisions of Article 26, or in the event of the termination of this Lease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall pay to Landlord as damages, all amounts then owed by Tenant, plus the expenses actually incurred or paid by Landlord in terminating this Lease or in re-entering the Premises and in securing possession thereof, plus the expenses actually incurred or paid by Landlord to relet the Premises or portions thereof, including altering and preparing the Premises (or such portions) for new tenants, brokers’ commissions, and all other expenses, plus, at the election of Landlord, either:

          (a) sums equal to the Base Rent and the Additional Rent payable hereunder which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so re-entered the Premises, payable upon the due dates therefor specified herein following such termination or such re-entry and until the Expiration Date, provided, however, that if Landlord shall relet the Premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the damages described in the introductory sentence of this Section 27.01; it being understood that any such reletting may be for a period shorter or longer than the remaining Term; but in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, nor shall Tenant be entitled in any suit for the collection of damages pursuant to this subsection to a credit in respect of any net rents from a reletting, except to the extent that such net rents are actually received by Landlord (the amount of such Base Rent and Additional Rent that would have been so payable, less such credit, being hereinafter referred to as the “Deficiency”). If the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot basis (for equivalent space) shall be made of the rent received from such reletting and of the expenses of reletting. If the Premises or any part thereof be relet by Landlord for the unexpired portion of the Term, or any part thereof, before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, be the fair and reasonable rental value for the Premises, or part thereof, so relet during the term of the reletting; or

          (b) whether or not Landlord shall have collected any monthly Deficiency as aforesaid, a sum which at the time of such termination of this Lease or at the time of any such re-entry by Landlord, as the case may be, represents the then value of the excess, if any, discounted to present value at the Prime Rate in effect at that time, of:

     (i) the aggregate of the Base Rent and the Additional Rent payable hereunder which would have been payable by Tenant (conclusively presuming the Additional Rent to be the same as was payable for the year immediately preceding such termination) for the period commencing with such earlier termination of this Lease or the date of any such re-entry, as the case may be, and ending with the Expiration Date, had this Lease not so terminated or had Landlord not so re-entered the Premises; over

     (ii) the aggregate fair market rental value of the Premises for the same period, less

     (iii) the aggregate amount of Deficiencies theretofore collected by Landlord pursuant to the provisions of subsection (a) above for the same period.

     27.02 Suits for Recovery. Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been so terminated under the provisions of Article 25, or under any provision of law, or had Landlord not re-entered the Premises. Nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove for and obtain as damages by reason of the termination of this Lease or re-entry on the Premises for the default of Tenant under this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved whether or not such amount be greater, equal to, or less than any of the sums referred to in Section 27.01.

ARTICLE 28

WAIVER

     28.01 Waiver of Redemption. Tenant, for Tenant, and on behalf of any and all persons claiming through or under Tenant, including creditors of all kinds, does hereby waive and surrender all right and privilege which they or any of them might have under or by reason of any Requirement, to redeem the Premises or to have a continuance of this Lease for the term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided.

     28.02 Waiver of Tenant Credits. In the event that Tenant is in arrears in payment of Base Rent or Additional Rent hereunder (after being given notice of default), Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Tenant agrees that Landlord may apply any payments made by Tenant to any items of rent then owed to Landlord under this Lease as Landlord sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items against which any such payments shall be credited.

     28.03 Waiver of Trial by Jury. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, INCLUDING ANY CLAIM OF INJURY OR DAMAGE, OR ANY EMERGENCY OR OTHER STATUTORY REMEDY WITH RESPECT THERETO.

     28.04 Provisions Regarding Services. The provisions of Articles 17 and 18 shall be considered expressed agreements governing the services to be furnished by Landlord, and Tenant agrees that any Requirements, now or hereafter in force, shall have no application in connection with any enlargement of Landlord’s obligations with respect to such services, except to the extent the same are reimbursable Operating Expenses pursuant to Article 5 above. The foregoing provisions of this Section shall not affect Landlord’s express obligations under Articles 10 and 15 hereof.

     28.05 Conditions of Limitation. If, at any time during the Term, any Requirement shall have the effect of limiting, for any period of time, the amount of the rents payable by Tenant, or receivable by Landlord, under this Lease, and the maximum rents so permitted to be paid by Tenant, or received by Landlord, hereunder shall be less than the rents herein reserved, then:

          (a) throughout the period of limitation, Tenant shall remain liable for the maximum amount of rents that is lawfully payable; and

          (b) if and when the period of limitation ends, the Requirement imposing such limitation is repealed, or such limitation is restrained or rendered unenforceable by any order or ruling of a court of appropriate jurisdiction:

     (i) to the extent that the same is not prohibited by any Requirement, Tenant shall pay to Landlord, on demand, all amounts that would have been due from Tenant to Landlord during the period of limitation, but that were not paid because of the Requirements; and

     (ii) thereafter, Tenant shall pay to Landlord all of the rents reserved under this Lease, all of which shall be calculated as if there had been no intervening period of limitation.

ARTICLE 29

NO OTHER WAIVERS OR MODIFICATIONS

     29.01 No General Waivers. The failure of either party to insist in any one or more instances upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the same shall continue and remain in full force and effect with respect to any subsequent default, act or omission. No executory agreement hereafter made between Landlord and Tenant shall be effective to change, modify, waive, release, discharge, terminate or effect an abandonment of this Lease, in whole or in part, unless such executory agreement is in writing, refers expressly to this Lease and is signed by the party against whom enforcement of the change, modification, waiver, release, discharge or termination or effectuation of the abandonment is sought.

     29.02 No Specific Waivers. The following specific provisions of this Section shall not be deemed to limit the generality of any of the foregoing provisions of this Article:

          (a) no agreement to accept a surrender of all or any part of the Premises shall be valid unless in writing and signed by Landlord and Tenant. The delivery of keys to an employee of Landlord or of its agent shall not operate as a termination of this Lease or a surrender of the Premises. If Tenant shall at any time request Landlord to sublet the Premises for Tenant’s account, Landlord or its agent is authorized to receive said keys for such purposes without releasing Tenant from any of its obligations under this Lease, and Tenant hereby releases Landlord from any liability for loss or damage to any of Tenant’s property in connection with such subletting;

          (b) the receipt by Landlord of rent with knowledge of a default of any of Tenant’s obligations of this Lease shall not be deemed a waiver of such default;

          (c) no payment by Tenant or receipt by Landlord of a lesser amount than the correct Base Rent or Additional Rent due hereunder shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law provided.

ARTICLE 30

CURING TENANT’S DEFAULTS, ADDITIONAL RENT

     30.01 Late Charges. (a) If Tenant shall default in the performance of any of Tenant’s obligations under this Lease, Landlord, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account and at the expense of Tenant, (1) without notice, in the case where the Term has ended, (2) after oral notice as is reasonable under the circumstances in the case of an emergency, and (3) in any other case, only if such default continues after the expiration of (i) five (5) Business Days from the date Tenant receives notice of Landlord’s intention so to do, or (ii) the applicable grace period provided in in this Lease for cure of such default, whichever occurs later. To the extent Landlord performs any such obligation for the account of Tenant, Tenant shall not be deemed in default of the underlying obligation, but Tenant shall remain obligated and liable to Landlord for the cost of such performance, as provided in this Article.

          (b) If Tenant shall fail to pay in full any Base Rent or Additional Rent within ten (10) Business Days after the same is due under this Lease (without taking into account any cure period that may be applicable thereto), then Tenant shall promptly pay to Landlord as Additional Rent, a late charge equal to three percent (3%) percent of amount of the payment that is not paid when so first due (the “Late Charge”). In addition, if Tenant shall fail to pay in full any Base Rent or Additional Rent within ten (10) Business Days after the same is due under this Lease (without taking into account any cure period that may be applicable thereto), such payments shall accrue interest at the Interest Rate until paid in full. Nothing herein contained shall be intended to violate any applicable Requirement and in all instances all such late charges and rates of interest shall be automatically reduced to any maximum applicable legal charge or rate. The provisions of this Section are in addition to all other rights and remedies available to Landlord for nonpayment of Base Rent or Additional Rent.

          (c) If Tenant shall make any payments due under this Lease by check, and such check shall be returned for insufficient funds or uncollected funds, or the account being closed, then Landlord shall not be obligated to accept any payment from or on behalf of Tenant other than by unendorsed certified check or official bank check. If payment made by Tenant to Landlord shall be returned for any of the above reasons, then the payment in question shall be deemed not to have been made by Tenant, and, in addition to all of Landlord’s other rights and remedies under this Lease, including under subsection (b) above and Article 25 hereof, there shall be an additional charge to Tenant of two hundred fifty dollars ($250.00) which shall be immediately due and payable by Tenant upon the giving of the demand to Tenant.

     30.02 Landlord Expenses. Bills for any expenses incurred by Landlord in connection with any such performance by it for the account of Tenant, and bills for all costs, expenses and disbursements of every kind and nature whatsoever, including reasonable counsel fees, involved in collecting or endeavoring to collect the Base Rent or Additional Rent or any part thereof (in the case where Tenant is in default of such obligation) or (in the case where Tenant is in default of any of its obligations under this Lease) enforcing or endeavoring to enforce any rights against Tenant, under or in connection with this Lease, or pursuant to law, including any such cost, expense and disbursement involved in instituting and prosecuting summary proceedings, as well as bills for any property, material, labor or services provided, furnished, or rendered, by Landlord or at its instance to Tenant, may be sent by Landlord to Tenant monthly, or immediately, at Landlord’s option, and, shall be due and payable in accordance with the terms of such bills, but in no event sooner than thirty (30) days after Tenant is given such bill.

ARTICLE 31

BROKER

     31.01 Tenant Covenants Regarding Brokers. Tenant covenants, warrants and represents that it had no conversations or other communications with any broker, finder or consultant, except CBRE, INC. (who is separately representing both Landlord and Tenant herein) (collectively, the “Brokers”), in connection with the leasing of the Premises to Tenant and that, to Tenant’s best knowledge, except for the Brokers, there were no brokers, finders or consultants instrumental in consummating this Lease. Tenant shall indemnify, defend and hold harmless Landlord from and against any and all actions, proceedings, claims, deficiencies, judgments, suits, losses, obligations, penalties, liabilities, damages, costs and expenses (including court costs and reasonable legal fees and disbursements), suffered, paid or incurred by Landlord as a result of any and all claims, actions or proceedings either made or brought by any brokers, finders or consultants (other than the Brokers) who claim to have dealt with Tenant, or arising out of negotiations or conversations had by Tenant with such other brokers, finders or consultants or arising out of such other brokers, finders or consultants having shown the Premises to the Tenant.

     31.02 Landlord Covenants Regarding Brokers. Landlord covenants, warrants and represents that it had no conversations or other communications with any broker, finder or consultant, except the Brokers in connection with the leasing of the Premises to Tenant and that, to Landlord’s best knowledge, except for the Brokers, there were no brokers, finders or consultants instrumental in consummating this Lease. Landlord shall indemnify, defend and hold harmless Tenant from and against any and all actions, proceedings, claims, deficiencies, judgments, suits, losses, obligations, penalties, liabilities, damages, costs and expenses (including court costs and reasonable legal fees and disbursements), suffered, paid or incurred by Tenant as a result of any and all claims, actions or proceedings either made or brought by any brokers, finders or consultants (other than the Brokers) who claim to have dealt with Landlord, or arising out of negotiations or conversations had by Landlord with such other brokers, finders or consultants or arising out of such other brokers, finders or consultants having shown the Premises to the Tenant under the direction of Landlord.

     31.03 Landlord Payment of Broker Fees. Based and relying upon the foregoing warranties, representations and obligations of Tenant, Landlord has agreed to pay, pursuant to separate agreements, brokerage commissions to the Brokers.

ARTICLE 32

NOTICES

     32.01 Notices and Notice Parties. Except as otherwise expressly permitted in this Lease, all notices, demands, approvals, consents, requests and other communications (collectively, “Notices”) which under the terms of this Lease, or under or pursuant to any Requirement, must or may be given or made by the parties hereto, must be in writing (whether or not so stated elsewhere in this Lease), unless expressly provided herein to the contrary, and must be given or made either by sending the Notice by (i) hand delivery, (ii) registered or certified mail of the United States of America, return receipt requested, or (iii) an overnight commercial courier service (“next Business Day delivery”) which provides for delivery with receipt guaranteed, in either case addressed to each party as follows:

If to Landlord:	11 Madison Avenue LLC
261 Madison Avenue
27th floor
New York, NY 10016
Attention: Alex Sapir, President

With a copy to:	11 Madison Avenue LLC
261 Madison Avenue
27th floor
New York, NY 10016
Attention: Legal Department, and

With a copy to:	11 Madison Avenue LLC
c/o Cushman & Wakefield
11 Madison Avenue, 1N
New York, NY 10010
Attn: James Whelan, General Manager

With a copy to:	DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020
Attn: Jeffrey B. Steiner, Esq.

If to Tenant:	Yelp Inc.
140 New Montgomery Street,
San Francisco, CA 94105
Attention: John Lieu
Telephone:

With a copy of default notices to be sent also to:

Yelp Inc.
140 New Montgomery Street
San Francisco, CA 94105
Attention: Laurence Wilson, Esq.

     32.02 Delivery of Notices. All Notices shall be deemed to have been made or given and received (i) if delivered by hand as provided for in this Article, on the date receipt thereof is acknowledged by the party to whom the Notice is being given (including an employee or agent of such party), (ii) if sent mailed as provided for in this Article, on the date which is three (3) Business Days after mailing, or (iii) if sent by commercial courier as provided for in this Article, on the date which is one (1) Business Day after accepted by the commercial courier for delivery. Either party may designate by a Notice given in the manner herein specified a new or other address to which Notices shall thereafter be so given or made. Notwithstanding the foregoing all Base Rent and Additional Rent statements, bills and invoices may be given by regular mail, hand-delivery or electronic scan and e-mail, and emergency repair notices may be hand-delivered or sent via e-mail to Tenant at                               (or such other e-mail address as Tenant may provide to Landlord from time to time) and shall be deemed given upon receipt, Tenant hereby acknowledges that no statement, bill or invoice shall be required for the payment of Base Rent, regardless of whether Tenant is given, or had ever been given, a statement, bill or invoice therefor. Notice for either party may be given by legal counsel for such party.

ARTICLE 33

ESTOPPEL CERTIFICATE

     33.01 Estoppel Certificate. Within twenty (20) days after either party’s written request, the other party shall execute and deliver to the requesting party a statement (i) certifying, as of the date of such statement, that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and whether any options granted to Tenant pursuant to the provisions of this Lease have been exercised, (ii) setting forth and certifying the Commencement Date, the Expiration Date and the Base Rent, (iii) certifying, as of the date of such statement, the dates to which the Base Rent and Additional Rent have been paid and the amounts thereof, (iv) stating, as of the date of such statement, whether or not, to the best knowledge of the signer, the other party is in default in performance of any of its obligations under this Lease, (and if Tenant is the certifying party, whether Tenant is in default) and, if so, specifying each such default of which the signer may have knowledge, (v) stating, as of the date of such statement, whether Tenant has any rights to offsets or abatement of rent, (vi) stating, as of the date of such statement, whether Tenant has prepaid any rent for more than one month in advance, and (vii) certifying such other information as the requesting party reasonably requests, it being intended that any such statement delivered pursuant hereto may be relied upon by others with whom the party requesting such certificate may be dealing and their respective successors and/or assigns. A default by Landlord or Tenant of its obligations under this Article shall constitute such defaulting party’s acknowledgement which may be relied on by any person holding or proposing to acquire an interest in the Building, this Lease or any superior mortgage, that this Lease is unmodified and in full force and effect and will constitute, as to any such person, a waiver of any defaults on Landlord’s part which may exist prior to the date of such request.

ARTICLE 34

ARBITRATION

     34.01 Arbitration Procedure. Landlord and Tenant shall have the right to submit disputes where arbitration is specifically provided for in this Lease to arbitration in the City of New York under the Expedited Procedures provisions of the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), provided, however, that with respect to any such arbitration (i) the list of arbitrators shall be returned within five (5) Business Days from the date of mailing, (ii) the parties shall notify the AAA by telephone within four (4) Business Days of any objections to the arbitrator appointed and will have no right to object if the arbitrator so appointed was on the list submitted by the AAA and was not objected to within such four (4) Business Day time period, (iii) the Notice of Hearing shall be four (4) Business Days in advance of the hearing, (iv) the hearing shall be held within five (5) Business Days after the appointment of the arbitrator, (v) the arbitrator shall have no right to award damages except with respect to a successful claim by one party that the other party has unreasonably withheld its consent in bad faith, (vi) the decision and award of the arbitrator shall be final and conclusive on the parties and, (vii) with respect to disputes under this Lease in which three (3) arbitrators are required pursuant to the express provisions of this Lease, each party shall, on the date it submits such dispute to arbitration, select and appoint (in its sole and absolute discretion) one (1) arbitrator to act as its designee and a third (3rd) arbitrator shall be chosen by the first two (2) arbitrators so chosen.

     34.02 Decisions of Arbitrators. The arbitrator(s) conducting any arbitration shall be bound by the provisions of this Lease and shall not have the power to add to, subtract from, or otherwise modify such provisions. Landlord and Tenant agree to sign all documents and to do all other things necessary to submit any such matter to arbitration and further agree to, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder which shall be binding and conclusive on the parties and shall constitute an “award” by the arbitrator(s) within the meaning of the AAA rules and applicable law. Judgment may be had on the decision and award of the arbitrator(s) so rendered in any court of competent jurisdiction. The arbitrator(s) shall be a qualified, disinterested and impartial person(s) who shall have had at least twenty (20) years’ experience in New York City in a calling connected with the matter of the dispute. Landlord and Tenant shall each have the right to appear and be represented by counsel before said arbitrator(s) and to submit such data and memoranda in support of their respective positions in the matter in dispute as may reasonably be necessary or appropriate in the circumstances. Each party hereunder shall pay its own costs, fees and expenses in connection with any arbitration or other action or proceeding brought under this Article 34, and the expenses and fees of the arbitrator selected shall be shared equally by Landlord and Tenant (provided, however, that where the arbitration is conducted by three (3) arbitrators pursuant to the terms of this Lease, each party shall pay the expenses and fees of its designee and share equally the expenses and fees of the third (3rd) arbitrator). Notwithstanding any contrary provisions hereof, Landlord and Tenant agree that (i) the arbitrator(s) may not award or recommend any damages to be paid by either party and (ii) in no event shall either party be liable for, nor be entitled to recover any damages. This Article 34 shall survive the expiration or sooner termination of this Lease.

ARTICLE 35

NO OTHER REPRESENTATIONS, CONSTRUCTION, GOVERNING LAW, CONSENTS, ATTORNEY’S FEES

     35.01 No Other Representations by Landlord. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease or in any other written agreement which may be made between the parties concurrently with the execution and delivery of this Lease and shall expressly refer to this Lease. This Lease and said other written agreement(s) made concurrently herewith are hereinafter referred to as the “lease documents.” It is understood and agreed that all understandings and agreements heretofore had between the parties are merged in the lease documents, which alone fully and completely express their agreements and that the same are entered into after full investigation, neither party relying upon any statement or representation not embodied in the lease documents, made by the other.

     35.02 Rules of Construction. If any of the provisions of this Lease, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted.

     35.03 Governing Law. This Lease shall be governed in all respects by the laws of the State of New York applicable to agreements made and wholly executed therein without reference to conflicts of laws principles.

     35.04 Consents. If Tenant shall request Landlord’s consent or approval pursuant to any of the provisions of this Lease or otherwise, and Landlord shall fail or refuse to give, or shall delay in giving, such consent or approval, Tenant shall in no event make, or be entitled to make, any claim for damages (nor shall Tenant assert, or be entitled to assert, any such claim by way of defense, set-off, or counterclaim) based upon any claim or assertion by Tenant that Landlord unreasonably withheld or delayed its consent or approval, and Tenant hereby waives any and all rights that it may have, from whatever source derived, to make or assert any such claim. Tenant’s sole remedy for any such failure, refusal, or delay shall be an action for a declaratory judgment, specific performance, or injunction (or if specifically required by this Lease, submission to arbitration pursuant to Article 34) and such remedies shall be available only in those instances where Landlord has expressly agreed in writing not to unreasonably withhold or delay its consent or approval or where, as a matter of law, Landlord may not unreasonably withhold or delay the same; provided, however, if Landlord is obligated not to unreasonably withhold or delay its consent or approval and Landlord withholds or delays its consent or approval, and a court of competent jurisdiction (or the arbitrator pursuant to Article 34), after final appeal (if any), determines that Landlord has acted in bad faith or with malice in doing so, Tenant shall be entitled to an award of its actual (but not consequential) damages resulting therefrom.

     35.05 Delivery of Lease. Submission by Landlord of this Lease to Tenant shall confer no rights nor impose any obligations on either party unless and until both Landlord and Tenant shall have executed this Lease and duplicate originals thereof shall have been delivered to the respective parties.

     35.06 Joint and Several Liability of Tenant. If there shall be more than one person named as Tenant herein, then all such persons shall be deemed to be joint tenants in the leasehold estate demised hereby, with joint and several liability hereunder.

     35.07 No Recordation of Lease. Without Landlord’s prior written consent, Tenant may not record this Lease or a memorandum hereof.

     35.08 Attorneys' Fees. Other than any action or proceeding pursuant to Article 34 hereof, if either Landlord or Tenant shall bring an action against the other by reason of the breach of any covenant, warranty, or condition hereof or otherwise arising out of this Lease, the other party shall pay to the prevailing party all reasonable costs and expenses associated therewith, including reasonable attorneys’ fees and disbursements. The term “prevailing party” shall include a party who brings an action or proceeding against the other by reason of the other’s breach or default (or alleged breach or default), or defends such an action or proceeding, and obtains substantially the relief sought.

     35.09 Counterpart Signatures. This Lease may be executed in multiple counterparts, each of which shall constitute an original instrument, but all of which shall constitute one and the same agreement.

ARTICLE 36

PARTIES BOUND

     36.01 Successors and Assigns. The obligations of this Lease shall bind and benefit the successors and assigns of the parties with the same effect as if mentioned in each instance where a party is named or referred to, except that no violation of the provisions of Article 9 shall operate to vest any rights in any successor or assignee of Tenant and that the provisions of this Article shall not be construed as modifying the conditions of limitation contained in Article 25. However, the obligations of Landlord under this Lease shall not be binding upon Landlord herein named with respect to any period subsequent to the transfer of its interest in the Building or the Premises Unit, as owner or lessee thereof and in the event of such transfer said obligations shall thereafter be binding upon each transferee of the interest of Landlord herein named as such owner or lessee of the Building or the Premises Unit, as applicable, but only with respect to the period ending with a subsequent transfer within the meaning of this Article.

     36.02 Limitation of Landlord’s Liability. TENANT SHALL LOOK ONLY TO LANDLORD’S ESTATE AND INTEREST IN THE REAL PROPERTY AND THE PROFITS AND PROCEEDS THEREFROM (INCLUDING THE NET PROCEEDS (AS HEREIN AFTER DEFINED) THEREFROM) FOR THE SATISFACTION OF TENANT’S REMEDIES FOR THE COLLECTION OF A JUDGMENT, AWARD OR DAMAGES (OR OTHER JUDICIAL OR ADMINISTRATIVE PROCESS OR ARBITRATION PROCEEDING) AGAINST LANDLORD IN THE EVENT OF EITHER ANY DEFAULT BY LANDLORD UNDER THIS LEASE, OR OTHERWISE IN RESPECT OF, OR APPURTENANT TO, THIS LEASE, THE PREMISES OR THE REAL PROPERTY, AND NO OTHER PROPERTY OR ASSETS OF SUCH LANDLORD (OR ANY SHAREHOLDER, PARTNER, MEMBER, OFFICER OR DIRECTOR THEREOF, DISCLOSED OR UNDISCLOSED), SHALL BE SUBJECT TO LEVY, EXECUTION OR OTHER ENFORCEMENT PROCEDURE FOR THE SATISFACTION OF TENANT’S REMEDIES UNDER OR WITH RESPECT TO THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, OR THE USE AND OCCUPANCY OF THE PREMISES BY TENANT OR BY ANY TENANT PARTY OR OTHERWISE IN RESPECT OF, OR APPURTENANT TO, THIS LEASE, THE PREMISES OR THE REAL PROPERTY. LANDLORD SHALL IN NO EVENT BE LIABLE FOR ANY LOSS OF BUSINESS OR ANY INDIRECT OR CONSEQUENTIAL DAMAGES UNDER OR WITH RESPECT TO THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, OR THE USE AND OCCUPANCY OF THE PREMISES BY TENANT OR BY ANY TENANT PARTY OR OTHERWISE IN RESPECT OF, OR APPURTENANT TO, THIS LEASE, THE PREMISES OR THE REAL PROPERTY. FOR THE PURPOSES OF THIS SECTION, “NET PROCEEDS” MEANS INSURANCE OR CONDEMNATION PROCEEDS (NET OF THE COSTS TO OBTAIN THE SAME) IN THE POSSESSION OF LANDLORD AND PROCEEDS OF A SALE (NET OF TRANSACTION COSTS) OR FINANCING OR REFINANCING (BUT ONLY TO THE EXTENT THE PROCEEDS OF A FINANCING OR REFINANCING EXCEED (I) THE AMOUNT OF ANY INDEBTEDNESS THAT WAS PAID WITH THE PROCEEDS OF SUCH FINANCING OR REFINANCING PLUS (II) ALL TRANSACTION COSTS ASSOCIATED WITH SUCH FINANCING OR REFINANCING) OF LANDLORD’S INTEREST IN THE BUILDING.

     36.03 No Consequential Damages. Notwithstanding any provision of this Lease to the contrary, except as provided in Section 24.02 hereof, Tenant shall not be liable to Landlord for any consequential damages under or with respect to this Lease, the relationship of Landlord and Tenant hereunder, or the use and occupancy of the Premises by Tenant or by any Tenant Party or otherwise in respect of, or appurtenant to, this Lease, the Premises or the Real Property.

ARTICLE 37

CERTAIN DEFINITIONS AND CONSTRUCTION

     37.01 Certain Definitions. For the purposes of this Lease and all agreements supplemental to this Lease, unless the context otherwise requires the definitions set forth in Section 1.01 hereof shall be utilized.

     37.02 Defined Terms Specified. The various terms which are in quotation marks, bolded or underlined and defined in other Articles of this Lease or are defined in Exhibits annexed hereto, shall have the meanings specified in such other Articles and such Exhibits for all purposes of this Lease and all agreements supplemental thereto, unless the context shall otherwise require or unless such supplemental agreements specifically provided otherwise.

     37.03 Captions and Headings. The captions and headings in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision hereof.

ARTICLE 38

ADJACENT EXCAVATION AND CONSTRUCTION; SHORING; VAULTS

     38.01 Excavation. If an excavation or other substructure work shall be made upon land adjacent to the Premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation a license to enter upon the Premises for the purpose of doing such work as shall be necessary to preserve the wall of the Building or the Building from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of rent, provided that the party or parties performing such work agree in writing to be liable for all loss, damage, or injury to persons or property resulting therefrom and will indemnify and hold Tenant harmless from all claims, losses, costs, expenses and liability, including reasonable attorney's fees, arising therefrom.

     38.02 Vaults. No vaults, vault space or area, whether or not enclosed or covered, not within the property line of the Building is leased hereunder, anything contained in or indicated on any sketch, blue print or plan or anything contained elsewhere in this Lease to the contrary notwithstanding. Landlord makes no representation as to the location of the property line of the Building. All vaults and vault space and all such areas not within the property line of the Building, which Tenant may be permitted to use and/or occupy, is to be used and/or occupied under a revocable license, and if any such license be revoked, or if the amount of such space or area be diminished or required by any federal, state or municipal authority or utility, Landlord shall not be subject to any liability nor shall Tenant be entitled to any compensation or diminution or abatement of rent, nor shall such revocation, diminution or requisition be deemed constructive or actual eviction. Any tax, fee or charge of municipal authorities for such vault or area shall be paid by Tenant.

ARTICLE 39

FINANCIAL STATEMENTS

     39.01 Financial Statements. If Tenant is not a publicly traded company whose financial statements are published with the Securities and Exchange Commission and are publicly available over the internet, then within (a) twenty (20) days after Landlord’s request for the same in connection with any sale, financing or refinancing (or proposed sale, financing or refinancing) of all or any portion of the Building or of any interest therein by Landlord or this Lease, but only during such times that the premises demised under this Lease is more than one (1) full floor in the Building (and, no more than one (1) time per year), and (b) except to the extent furnished pursuant to Section 9.02 above, within ten (10) days after Landlord’s request for the same in connection with any proposed assignment of this Lease or sublease of all or any portion of the Premises by Tenant, Tenant shall furnish, and cause all subtenants subleasing more than one (1) full floor in the Building to furnish, to Landlord such party’s most recent quarterly unaudited financial statements and most recent audited annual financial statements, provided, if Tenant, or any subtenant shall not have audited financial statements, then such party shall provide to Landlord financial statements based on an accountant’s review (except to the extent that Tenant or any subtenant does not have financial statements separate from its Parent, provided such Parent is a guarantor under the lease or sublease, as applicable, Tenant or any such subtenant shall provide the audited financial statements of such Parent). All such financial statements shall be prepared by a so-called “Big 4” accounting firm or other independent firm of certified public accountants reasonably acceptable to Landlord, in accordance with GAAP, consistently applied.

ARTICLE 40

SECURITY DEPOSIT

     40.01 Security Deposit. Tenant has deposited with Landlord the Required Security Amount (as hereinafter defined) as security for the full and faithful performance and observance by Tenant of Tenant’s covenants and obligations under this Lease. If Tenant defaults in the full and prompt payment and performance of any of Tenant’s covenants and obligations under this Lease, including, but not limited to, the payment of Base Rent and Additional Rent, Landlord may, but shall not be required to, use, apply or retain the whole or any part of the security so deposited and the interest accrued thereon, if any, to the extent required for the payment of any Base Rent and Additional Rent or any other sums as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants and conditions of this Lease, including, but not limited to, any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrue before or after summary proceedings or other re-entry by Landlord. If Landlord shall so use, apply or retain the whole or any part of the security or the interest accrued thereon, if any, Tenant shall upon within five (5) Business Days after receipt of written demand deposit with Landlord a sum equal to the amount so used, applied or retained, as security as aforesaid failing which Landlord shall have the same rights and remedies as for the non-payment of Base Rent beyond the applicable grace period. If Tenant shall fully and faithfully comply with all of Tenant’s covenants and obligations under this Lease, the security or any balance thereof, to which Tenant is entitled, shall be returned or paid over to Tenant within thirty (30) days after the date fixed as the end of this Lease and after delivery to Landlord of entire possession of the Premises. In the event of any sale, transfer or leasing of Landlord’s interest in the Building whether or not in connection with a sale, transfer or leasing of the Land to a vendee, transferee or lessee, Landlord shall transfer the unapplied part of the security and the interest thereon, if any, to which Tenant is entitled, to the vendee, transferee or lessee and, provided that the security deposit has been transferred, Landlord shall thereupon be released by Tenant from all liability for the return or payment thereof, and Tenant shall look solely to the new landlord for the return or payment of the same. The provisions of the preceding sentence shall apply to every subsequent sale, transfer or leasing of the Building, and any successor of Landlord may, upon a sale, transfer, leasing or other cessation of the interest of such successors in the Building, whether in whole or in part, pay over any unapplied part of said security to any vendee, transferee or lessee of the Building and shall thereupon be relieved of all liability with respect thereto. Except in connection with a permitted assignment of this Lease, Tenant shall not assign or encumber or attempt to assign or encumber the monies deposited herein as security or any interest thereon to which Tenant is entitled, and neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. In any event, in the absence of evidence satisfactory to Landlord of an assignment of the right to receive the security, or the remaining balance thereof, Landlord may return the security to the original Tenant regardless of one or more assignments of this Lease.

     40.02 Security Deposit Procedures. (a) Unless Landlord agrees that the security deposit provided for in Section 40.01 hereof may be held in cash form, Tenant shall deliver to Landlord and, shall, except as otherwise provided herein, maintain in effect at all times during the term hereof, an irrevocable letter of credit in the form annexed hereto as Exhibit I annexed hereto in the amount of the security required pursuant to this Lease issued by a commercial bank which is a member of The Clearing House Payments Company L.L.C. with offices for banking purposes in the City of New York and having a net worth of not less than Three Billion and 00/100 ($3,000,000,000.00) Dollars. Such letter of credit shall have an expiration date no earlier than the first anniversary of the date of issuance thereof and shall be automatically renewed from year to year unless terminated by the issuer thereof by notice to Landlord given not less than forty-five (45) days prior to the expiration thereof. Except as otherwise provided herein, Tenant shall, throughout the term of this Lease deliver to Landlord, in the event of the termination of any such letter of credit, replacement letters of credit in lieu thereof (each such letter of credit and such extensions or replacements thereof, as the case may be, is hereinafter referred to as a “Security Letter”) no later than forty-five (45) days prior to the expiration date of the preceding Security Letter. The term of each such Security Letter shall be not less than one year and shall be automatically renewable from year to year as aforesaid. If Tenant shall fail to obtain any replacement of a Security Letter within the time limits set forth in this Section 40.02(a), Landlord may draw down the full amount of the existing Security Letter and retain the same as security hereunder.

          (b) In the event Tenant defaults in respect to any of the terms, provisions, covenants and conditions of this Lease, including, but not limited to, the payment of rent and additional rent, Landlord may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any Base Rent and Additional Rent or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, provisions, covenants, and conditions of this Lease, including but not limited to, any damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord.

          (c) In the event that Tenant defaults in respect of any of the terms, provisions, covenants and conditions of the Lease and Landlord utilizes all or any part of the security represented by the Security Letter but does not terminate this Lease as provided in Article 25 hereof, Landlord may, in addition to exercising its rights as provided in Section 40.02(b), retain the unapplied and unused balance of the principal amount of the Security Letter as security for the faithful performance and observance by Tenant thereafter of the terms, provisions, and conditions of this Lease, and may use, apply, or retain the whole or any part of said balance to the extent required for payment of Base Rent, Additional Rent, or any other sum as to which Tenant is in default or for any sum which Landlord may expend or be required to expend by reason of Tenant’s default in respect of any of the terms, covenants, and conditions of this Lease. In the event Landlord applies or retains any portion or all of the security delivered hereunder, Tenant shall forthwith restore the amount so applied or retained so that at all times the amount deposited shall be not less than the security required by Section 40.01.

          (d) In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the security shall be returned to Tenant within thirty (30) days after the date fixed as the end of the Lease and after delivery of entire possession of the Premises to Landlord. In the event of a sale of the Land and Building or leasing of the Building, Landlord shall have the right to transfer any interest it may have in the Security Letter to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return of such Security Letter, provided such vendee or lessee assumes any responsibilities of Landlord with respect to such Security Letter, and Tenant agrees to look solely to the new landlord for the return of said Security Letter; and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Letter to a new landlord. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as security and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. In the event of a sale of the Building Landlord shall have the right to require Tenant to deliver a replacement Security Letter naming the new landlord as beneficiary and, if Tenant shall fail to timely deliver the same, to draw down the existing Security Letter and retain the proceeds as security hereunder until a replacement Security Letter is delivered. If a Bankruptcy Event occurs, Landlord shall have the right, exercisable by a sight draft, to immediately receive all monies represented by the Security Letter.

          (e) In the event that at any time during the term of this Lease, Landlord, in Landlord's reasonable opinion, believes (a) that the net worth of the issuing bank of any Security Letter shall be less than the minimum amount specified in Section 40.02(a) hereof, or (b) that circumstances have occurred indicating that the issuing bank may be incapable of, unable to, or prohibited from honoring the then existing Security Letter (the "Existing Security Letter") in accordance with the terms thereof, then, upon the happening of either of the foregoing, Landlord may send Notice to Tenant (hereinafter referred to as the "Replacement Notice") requiring Tenant within forty-five (45) days to replace the Existing Security Letter with a new Security Letter (hereinafter referred to as the "Replacement Security Letter") from an issuing bank meeting the qualifications described in Section 40.02(a) hereof. Upon receipt of a Replacement Security Letter meeting the qualifications of Section 40.02(a) hereof, Landlord shall forthwith return the Existing Security Letter to Tenant. In the event that (i) a Replacement Security Letter meeting the qualifications of Section 40.02(a) hereof is not received by Landlord within the time specified, or (ii) Landlord reasonably believes an emergency exists requiring immediate drawdown, then in either event, the Existing Security Letter may be presented for payment by Landlord and the proceeds thereof shall be held by Landlord in accordance with this Article 40, subject, however, to Tenant's obligation to replace such cash security with a new Security Letter meeting the qualifications of Section 40.02(a) hereof.

     40.03 As used herein the term “Required Security Amount” shall mean a sum equal to eight (8) months of the then payable monthly Base Rent for the Initial Premises (i.e., (x) for the period commencing on the date of this Lease and ending on the day immediately preceding the fifth (5th) anniversary of the Rent Commencement Date, $8,626,480.00, and (y) for the balance of the Term commencing on the fifth (5th) anniversary of the Rent Commencement Date, $9,641,360.00). Tenant shall deliver to Landlord an amended Security Letter reflecting such increase on or before the fifth (5th) anniversary of the Rent Commencement Date (failure to do which shall constitute an Event of Default hereunder) and shall also notify Landlord at least sixty (60) days prior to the fifth (5th) anniversary of the Rent Commencement Date confirming that such amended Security Letter will be delivered. Provided that Tenant has not been in default (beyond all notice cure and grace periods) under the terms and conditions of this Lease during the 12-month period preceding the date (the “Reduction Date”) which is thirty (30) months following the Rent Commencement Date, and provided that Tenant is not in default (beyond all notice cure and grace periods) under the terms and conditions of this Lease as of the Rent Reduction Date, then on the Rent Reduction Date, the Required Security Amount shall be reduced to an amount equal to six (6) months of the then payable monthly Base Rent for the initial Premises (i.e., (x) for the period commencing on the Reduction Date and ending on the day immediately preceding the fifth (5th) anniversary of the Rent Commencement Date, $6,469,860.00, and (y) for the balance of the Term commencing on the fifth (5th) anniversary of the Rent Commencement Date, $7,231,020.00). Any reduction of the Required Security Amount to which Tenant is entitled hereunder shall be effected by an amendment to the then existing Security Letter or issuance of a replacement Security Letter, and Landlord and Tenant shall reasonably cooperate with one another regarding the issuance of same.

ARTICLE 41

EXTENSION OPTION

     41.01 Options. (a) Provided that the Extension Occupancy Requirements (as such term is defined in Section 41.01(b) hereof) are satisfied on the date Tenant gives to Landlord the Extension Term Exercise Notice (as hereinafter defined), Tenant shall have the option (the “Extension Option”) to extend the term of this Lease for a term (the “Extension Term”) of five (5) years to commence on the date (the “Extension Term Commencement Date”) next succeeding the Expiration Date and to expire on the date (the “Extension Term Expiration Date”) that is the fifth (5th) anniversary of the original Expiration Date, which Extension Option shall be exercised only by Tenant giving to Landlord notice thereof (the “Extension Exercise Notice”) on or before the date (the “Extension Exercise Notice Date”) which is fifteen (15) months prior to the original Expiration Date, TIME BEING OF THE ESSENCE, but not earlier than the date which is sixty (60) months prior to the original Expiration Date. With respect to the Extension Option, Tenant shall have the right to extend the term of this Lease as to space (the “Renewal Space”) consisting either (i) all of the then Premises demised under this Lease as of the exercise of its option, or (ii) if the Premises then consist of more than one (1) full floor of the Building, less than the entire Premises provided (A) the Renewal Space shall contain at least one (1) full floor of the Building, (B) the Renewal Space may not contain less than all of the Premises then leased by Tenant on any floor of the Building, (C) if the Renewal Space contains space on more than one (1) floor, same shall be designated from the highest floor then included in the Premises down or the lowest floor then included in the Premises up, in either case without gaps, and (D) Tenant specifies in its Extension Exercise Notice the space on which it is exercising said option. With respect to any portion of the Premises as to which this Lease is not so extended (“Non-Renewal Space”), such Non-Renewal Space shall be surrendered to Landlord by Tenant as of the Expiration Date, in the condition and state of repair required under this Lease.

          (b) For the purposes of this Article, “Extension Occupancy Requirements” means that (i) this Lease is then in full force and effect, (ii) no Event of Default exists, (iii) the original Tenant named in this Lease (i.e., Yelp Inc.) (the “Named Tenant”) or a Permitted Transferee is the Tenant under this Lease, and (iv) the Named Tenant or a Permitted Transferee and/or its Related Entities is/are, for its/their own account, using and occupying at least one (1) full floor of the Renewal Space, in accordance with, and subject to, the applicable provisions of this Lease. For purposes of satisfying the Extension Occupancy Requirements and for clause “(b)” of Section 41.03 below, the premises demised under this Lease shall not include any portion of the Premises covered by a Takeback Sublease. The Extension Occupancy Requirements are for the benefit of Landlord and may be waived by Landlord in whole or in part.

     41.02 Occupancy Requirements. Notwithstanding anything contained in this Lease to the contrary, Tenant shall not have the Extension Option if on the date Tenant gives to Landlord the Extension Exercise Notice, the Extension Occupancy Requirements are not satisfied.

     41.03 Extension Voidable. In addition to the provisions of Section 41.02 above, and notwithstanding anything contained in this Lease to the contrary, the Extension Option shall be deemed revoked, null and void, and of no further force or effect, and the Extension Exercise Notice (or purported Extension Exercise Notice) given in connection with Tenant’s attempt to exercise the Extension Option shall be ineffective and void ab initio as an Extension Exercise Notice, (a) if Tenant fails to give the Extension Exercise Notice to Landlord on or before the Extension Exercise Notice Date (TIME BEING OF THE ESSENCE) in the manner hereinbefore provided, or (b) if on the date Tenant gives the Extension Exercise Notice to Landlord, the Extension Occupancy Requirements are not satisfied.

     41.04 Extension Terms. The Extension Term, if any, shall be upon, and subject to, all of the terms, covenants and conditions provided in this Lease for the initial term hereof, except that:

          (a) any terms, covenants, or conditions hereof that are expressly or by their nature inapplicable to the Extension Term (including this Article 41) shall not apply during the Extension Term; and

          (b) the annual Base Rent payable by Tenant during the Extension Term shall be, subject to adjustment as otherwise in this Lease provided, an amount equal to the greater of (i) the Base Rent payable hereunder for the last year of the initial Term, or (ii) 100% of the fair market rental value of the Premises, to be determined as provided in Sections 41.05 and 41.06 hereof and to be calculated as of the Extension Term Commencement Date, based on and taking into consideration all then relevant factors (the amount of said fair market rental value is herein referred to as the “FMV Amount”).

     41.05 FMV Determination. The initial determination of the FMV Amount shall be made by Landlord. Landlord shall give notice (a “Rent Notice”) to Tenant of the FMV Amount determined by Landlord on or before the date which is fifteen (15) months prior to the Extension Term Commencement Date. The FMV Amount so determined by Landlord shall be deemed conclusive and binding upon Tenant unless on or before the date (the “Determination Date”) which is thirty (30) days after Landlord gives to Tenant the Rent Notice either (a) Tenant gives to Landlord notice (the “FMV Dispute Notice”) that Tenant disputes the FMV Amount so determined by Landlord, which FMV Dispute Notice may, but shall not be required to, set forth Tenant’s determination of the FMV Amount, or (b) Tenant fails to respond to the Rent Notice. If on or before the Determination Date Tenant gives to Landlord a FMV Dispute Notice or fails to respond to the Rent Notice, then Tenant shall be deemed to have disputed Landlord’s determination of the FMV Amount, whereupon Landlord and Tenant shall have thirty (30) days after the Determination Date to negotiate, execute and deliver a written agreement (an “FMV Agreement”) setting forth the Base Rent for the Extension Term. If Landlord and Tenant fail to execute and deliver an FMV Agreement within thirty (30) days after the Determination Date, the FMV Amount shall be determined by arbitration pursuant to Section 41.06 below.

     41.06 Arbitration. Unless, by the Determination Date, Tenant agrees, in writing, with Landlord’s determination of the FMV Amount, or within thirty (30) days after the Determination Date, Landlord and Tenant execute an FMV Agreement, the FMV Amount for the Extension Term shall be determined by arbitration as follows:

          (a) Landlord and Tenant shall each appoint an arbitrator by written notice given to the other party hereto not later than sixty (60) days after the Determination Date. If either Landlord or Tenant fail to appoint an arbitrator within such period of time and thereafter fail to do so by written notice given within a period of five (5) days after notice by the other party requesting the appointment of such arbitrator, then such arbitrator shall be appointed by the American Arbitration Association or its successor (the branch office of which is located in or closest to the City and State of New York), upon request of either Landlord or Tenant, as the case may be;

          (b) The arbitrators will submit their determinations of fair market rental value to both parties within thirty (30) days after their selection. If the difference between the two (2) determinations is two percent (2%) or less of the higher appraisal, then the average between the two determinations will be the FMV Amount.

          (c) In the event that the arbitrators’ determination is more than 2% apart, they shall appoint a third (3rd) arbitrator by written notice given to both Landlord and Tenant, and, if they fail to do so by written notice given within thirty (30) days after their appointment, such third (3rd) arbitrator shall be appointed as above provided for the appointment of an arbitrator in the event either party fails to do so;

          (d) All of such arbitrators shall be New York State licensed real estate brokers having not less than ten (10) years’ experience in representing owners or tenants in commercial leasing transactions in respect of large first-class office use buildings in Manhattan; and

          (e) If a third (3rd) arbitrator is appointed as aforesaid, the three (3) arbitrators shall convene forthwith and render their decision in accordance with the then applicable rules of the American Arbitration Association or its successor, which decision shall be strictly limited to a determination of the FMV Amount (as defined in Section 41.04 above), within thirty (30) days after the appointment of the third (3rd) arbitrator. The decision of such arbitrators shall be in writing. The first two (2) arbitrators appointed as above provided shall each determine the FMV Amount and exchange their determinations simultaneously (neither arbitrator being bound by the prior offers or determinations of FMV Amount made by Landlord or Tenant), and if such determinations are not identical, to the third (3rd arbitrator and the third (3rd) arbitrator shall select the determination of one of the two (2) other arbitrators that such third (3rd) arbitrator determines is closest to its valuation. The decision of the first two (2) arbitrators appointed (if their determinations are identical), or of the third (3rd) arbitrator (if the determination of the first two (2) arbitrators are not identical) shall be binding upon Landlord and Tenant. Duplicate original counterparts of such decision shall be sent forthwith by the arbitrators by certified mail, return receipt requested, to both Landlord and Tenant. The arbitrators, in arriving at their decision, shall be entitled to consider all testimony and documentary evidence that may be presented at any hearing, as well as facts and data which the arbitrators may discover by investigation and inquiry outside such hearings. If, for any reason whatsoever, a written decision of the arbitrators shall not be rendered within thirty (30) days after the appointment of the third (3rd) arbitrator, then, at any time thereafter before such decision shall have been rendered, either party may apply to the Supreme Court of the State of New York, New York County, or to any other court having jurisdiction and exercising the functions similar to those now exercised by such court, by action, proceeding or otherwise (but not by a new arbitration proceeding) as may be proper, to determine the question in dispute consistently with the provisions of this Lease. The cost and expense of such arbitration, action, proceeding, or otherwise shall be borne equally by Landlord and Tenant, but Landlord and Tenant shall each pay their own attorneys’ fees and disbursements and witness fees.

     41.07 Interim Rent. If the FMV Amount is determined pursuant to Sections 41.05 and 41.06 hereof, and the Base Rent for the Extension Term shall not be finally determined pursuant to the terms of Section 41.05 or 41.06 hereof on or before the Extension Term Commencement Date, then:

          (a) The annual Base Rent payable by Tenant during the Extension Term until the Base Rent for the Extension Term shall be so finally determined (such interim annual Base Rent being herein referred to as the “Interim Extension Rent”) shall, subject to adjustment as herein provided, be equal to the greater of (i) the Base Rent in effect on the last day of the initial term of this Lease, without taking into effect any abatement, offset or reduction, and (ii) the average of the FMV Amount determined by Landlord and the FMV Amount determined by Tenant, except that if Tenant fails to give to Landlord a FMV Dispute Notice or if the FMV Dispute Notice does not include an FMV Amount determined by Tenant, then the “Interim Extension Rent” shall, subject to adjustment as herein provided, be equal to the FMV Amount determined by Landlord; and

          (b) If the Base Rent for the Extension Term, as finally determined pursuant to the terms of Section 41.06 hereof, shall be greater or less than the Interim Extension Rent, then (i) the annual Base Rent payable by Tenant for the balance of the Extension Term shall be and become the Base Rent as so finally determined, and (ii) if the Base Rent, as finally determined, shall be greater than the Interim Extension Rent, Tenant shall, within thirty (30) days after Landlord’s written demand therefor, pay to Landlord an amount equal to the difference between (x) the actual Base Rent paid to Landlord during the Extension Term before such final determination, and (y) the Base Rent that would have been payable by Tenant if the Base Rent for the Extension Term had been finally determined prior to Extension Term Commencement Date; or if the Base Rent, as finally determined, shall be less than the Interim Extension Rent, Landlord shall, within ten (10) days after Tenant’s demand therefor pay to Tenant an amount equal to the difference between the sum of the amount described in clause (x) above and the sum of the amount described in clause (y) above, as applicable to the Base Rent.

     41.08 Certain Definitions. If, in accordance with and subject to, all of the terms, covenants and conditions contained in this Article, the term of this Lease is extended for the Extension Term, then “Expiration Date,” as such term is used in this Lease, shall mean the “Extension Term Expiration Date,” and “Term,” “term of this Lease” (and comparable words), shall mean the initial term of this Lease, as extended by the Extension Term. Notwithstanding anything which may be contained in this Lease to the contrary, Landlord shall have no obligation or duty, nor shall Landlord be required, to make any repairs, installations, alterations or improvements to the Premises or any portion thereof (including, without limitation, painting, finishing, plastering or decorating), with respect to the Extension Term, provided, however, that nothing contained in this sentence shall affect Landlord’s obligations to perform the repairs that Landlord is expressly required to make under this Lease. Except as expressly set forth in this Article, Tenant shall not have any option or right to extend or renew the term of this Lease.

ARTICLE 42

RIGHT OF FIRST OFFER

     42.01 Offer. Provided that the named tenant and those occupants permitted pursuant to Section 9.15 or a Permitted Transferee hereof are in occupancy of the entire Premises as of the date Tenant delivers the applicable Election to Lease Notice, and provided further that there shall remain in the term of this Lease at least five (5) years between the Offer Space Effective Date (as hereinafter defined) and the expiration date of the term of this Lease (including for such purpose any Extension Term for which Tenant has exercised the applicable Extension Option pursuant to Article 41 hereof as of the date Landlord gives the Offer Space Notice or as to which Tenant exercises such Extension Option simultaneously with the giving of Tenant’s Election to Lease Notice), then, if at any time (and from time to time) that Landlord shall desire to lease any space (“Offer Space”) which is ROFO Applicable Space (hereinafter defined), Landlord shall give a notice (“Offer Space Notice”) to Tenant of Landlord’s desire to lease the Offer Space, which Offer Space Notice shall be deemed an offer to Tenant to lease the Offer Space to Tenant. The term “ROFO Applicable Space” shall mean, subject to Section 42.08 below, all or any portion of the 11th, 12th, 13thand 17th in the Building; provided, however, that:

          (a) Tenant’s rights under this Article 42 shall not apply to the 17th floor until after the initial leasing thereof following the date of this Lease; and

          (b) Landlord shall not be required to offer any additional ROFO Applicable Space to Tenant after Landlord has offered to Tenant ROFO Applicable Space consisting of either (the “ROFO Cap”) (x) the entire 17th floor, or (y) an aggregate amount of ROFO Applicable Space (offered in blocks of space containing not less than 20,000 RSF each) totaling at least 81,000 RSF, whether or not Tenant accepts any or all offers of space referred to in clause (x) or (y) of this subsection (ii); provided, however, that any ROFO Applicable Space offered to Tenant during the first two (2) years after the Commencement Date shall not be applied against the ROFO Cap unless Tenant leases such ROFO Applicable Space.

     42.02 ROFO Term. (a) If Tenant shall elect to lease the Offer Space in accordance with this Article 42, such Offer Space (or applicable portion thereof) shall be included in the demised premises for a term (as to any Offer Space, the “Tenant ROFO Term”) commencing on the Offer Space Effective Date with respect thereto (as determined in accordance with Section 42.08(b) hereof) and ending on the Expiration Date. Landlord shall deliver an Offer Space Notice with respect to any Offer Space not earlier than twenty four (24) months or later than six (6) months prior to the anticipated Offer Space Effective Date of such Offer Space (or not later than thirty (30) days prior to the anticipated Offer Space Effective Date of such Offer Space with respect to any Offer Space which becomes available by reason of the termination of any existing Lease by reason of the default of the then existing tenant thereunder). Notwithstanding anything contained in this Article 42 to the contrary, if the Offer Space is not contiguous to (or located on any portion of a floor immediately above or below) any other portion of the Premises, Tenant may elect (provided it does so in its Election to Lease Notice, failing which it shall be deemed to have waived its right to so elect) to lease any such non-contiguous Offer Space (“Short Term ROFO Space”) for a term (“Short Term ROFO Term”) specified in Tenant’s Election to Lease Notice which begins on the Offer Space Effective Date and ends at least five (5) years thereafter (it being acknowledged and agreed that Tenant shall thereafter have no right pursuant to Article 41 hereof or otherwise to extend the term of this Lease with respect to any such Short Term ROFO Space).

          (b) If Tenant shall elect to lease any Offer Space as hereinafter provided, the Base Rent payable for such Offer Space shall be, subject to adjustment as otherwise in this Lease provided, an amount equal to 100% of the fair market rental value of the applicable Offer Space, to be determined as provided in Sections 42.03 and 42.04 hereof and to be calculated as of the date of the applicable Election to Lease Notice on the basis of a new letting of the applicable Offer Space for a term of years equal to the Tenant ROFO Term commencing on the Offer Space Effective Date; provided, however, that the fair market rental value with respect to any Short Term ROFO Space shall be (i) calculated on the basis of a new letting of the applicable Short Term ROFO Space for the term (which shall be no shorter than the Short Term ROFO Term) for which Landlord could obtain the highest rental rate in the market place for the Short Term ROFO Term, and (ii) in no event less than the Base Rent payable with respect to the Premises on a per RSF basis pursuant to Section 1.01(b) hereof. The determination of the fair market rental value of the applicable Offer Space pursuant to this Lease shall be based on and take into consideration all then relevant factors, and the amount of said fair market rental value is herein referred to as the “Offer FMV Amount.”

     42.03 FMV Determination. The initial determination of the Offer FMV Amount shall be made by Landlord. Landlord shall give notice (a “Offer Rent Notice”) to Tenant of the Offer FMV Amount determined by Landlord on or before the date which is thirty (30) days following the date Tenant delivers the applicable Election to Lease Notice. The Offer FMV Amount so determined by Landlord shall be deemed conclusive and binding upon Tenant unless on or before the date (the “Offer Determination Date”) which is thirty (30) days after Landlord gives to Tenant the Offer Rent Notice either (a) Tenant gives to Landlord notice (the “Offer FMV Dispute Notice”) that Tenant disputes the Offer FMV Amount so determined by Landlord, which Offer FMV Dispute Notice may, but shall not be required to, set forth Tenant’s determination of the Offer FMV Amount, or (b) Tenant fails to respond to the Offer Rent Notice. If on or before the Offer Determination Date Tenant gives to Landlord an Offer FMV Dispute Notice or fails to respond to the Offer Rent Notice, then Tenant shall be deemed to have disputed Landlord’s determination of the Offer FMV Amount, whereupon Landlord and Tenant shall have thirty (30) days after the Offer Determination Date to negotiate, execute and deliver a written agreement (an “Offer FMV Agreement”) setting forth the Base Rent for the Extension Term. If Landlord and Tenant fail to execute and deliver an Offer FMV Agreement within thirty (30) days after the Offer Determination Date, the Offer FMV Amount shall be determined by arbitration pursuant to Section 42.04 below.

     42.04 Arbitration. Unless, by the Offer Determination Date, Tenant agrees, in writing, with Landlord’s determination of the Offer FMV Amount, or within thirty (30) days after the Offer Determination Date, Landlord and Tenant execute an Offer FMV Agreement, the Offer FMV Amount for the Extension Term shall be determined by arbitration as follows:

          (a) Landlord and Tenant shall each appoint an arbitrator by written notice given to the other party hereto not later than sixty (60) days after the Offer Determination Date. If either Landlord or Tenant fail to appoint an arbitrator within such period of time and thereafter fail to do so by written notice given within a period of five (5) days after notice by the other party requesting the appointment of such arbitrator, then such arbitrator shall be appointed by the American Arbitration Association or its successor (the branch office of which is located in or closest to the City and State of New York), upon request of either Landlord or Tenant, as the case may be;

          (b) The arbitrators will submit their determinations of the Offer FMV Amount to both parties within thirty (30) days after their selection. If the difference between the two (2) determinations is two percent (2%) or less of the higher appraisal, then the average between the two determinations will be the Offer FMV Amount.

          (c) In the event that the arbitrators’ determination is more than 2% apart, they shall appoint a third (3rd) arbitrator by written notice given to both Landlord and Tenant, and, if they fail to do so by written notice given within thirty (30) days after their appointment, such third (3rd) arbitrator shall be appointed as above provided for the appointment of an arbitrator in the event either party fails to do so;

          (d) All of such arbitrators shall be New York State licensed real estate brokers having not less than ten (10) years’ experience in representing owners or tenants in commercial leasing transactions in respect of first-class office use buildings in Manhattan; and

          (e) If a third (3rd) arbitrator is appointed as aforesaid, they shall convene forthwith and render their decision in accordance with the then applicable rules of the American Arbitration Association or its successor, which decision shall be strictly limited to a determination of the Offer FMV Amount (as defined in Section 42.02 above), within thirty (30) days after the appointment of the third (3rd) arbitrator. The decision of such arbitrators shall be in writing. The first two (2) arbitrators appointed as above provided shall each determine the Offer FMV Amount and exchange their determinations simultaneously (neither arbitrator being bound by the prior offers or determinations of Offer FMV Amount made by Landlord or Tenant), and if such determinations are not identical, the third (3rd) arbitrator shall select the determination of one of the two (2) other arbitrators that such third (3rd) arbitrator determines is closest to its valuation. The decision of the first two (2) arbitrators appointed (if their determinations are identical), or of the third (3rd) arbitrator (if the determination of the first two (2) arbitrators are not identical) shall be binding upon Landlord and Tenant. Duplicate original counterparts of such decision shall be sent forthwith by the arbitrators by certified mail, return receipt requested, to both Landlord and Tenant. The arbitrators, in arriving at their decision, shall be entitled to consider all testimony and documentary evidence that may be presented at any hearing, as well as facts and data which the arbitrators may discover by investigation and inquiry outside such hearings. If, for any reason whatsoever, a written decision of the arbitrators shall not be rendered within thirty (30) days after the appointment of the third (3rd) arbitrator, then, at any time thereafter before such decision shall have been rendered, either party may apply to the Supreme Court of the State of New York, New York County, or to any other court having jurisdiction and exercising the functions similar to those now exercised by such court, by action, proceeding or otherwise (but not by a new arbitration proceeding) as may be proper, to determine the question in dispute consistently with the provisions of this Lease. The cost and expense of such arbitration, action, proceeding, or otherwise shall be borne equally by Landlord and Tenant, but Landlord and Tenant shall each pay their own attorneys’ fees and disbursements and witness fees.

     42.05 Interim Rent. (a) In the event the computation of the fair market rental value of the Offer Space under this Article 42 is not determined until after the applicable Offer Space Effective Date, Tenant shall pay Base Rent for the Offer Space at a rate per RSF equal to one-half the sum of the Offer FMV Amount determinations made by the two arbitrators appointed by Landlord and Tenant pursuant to Section 42.04, and at such time as the Base Rent is determined, (i) the Base Rent shall be retroactively adjusted to the applicable Offer Space Effective Date, (ii) the parties shall (within ten (10) days of written demand made by one on the other for a reconciliation of the Base Rent paid by Tenant for the period commencing on the applicable Offer Space Effective Date through the date preceding the date Tenant commences the payment of the Base Rent in the recomputed amount, the “ROFO Interim Period”) reconcile the amount paid by Tenant for the Offer Space during the ROFO Interim Period, and if Tenant shall have overpaid for the ROFO Interim Period, Landlord shall credit the overage to the next payment of Base Rent payable under this Lease (provided that if such overpayment exceeds one (1) month’s payment of Base Rent as so recomputed, Landlord shall, within five (5) Business Days after such reconciliation, pay to Tenant the amount of such overage), and if Tenant shall have underpaid such amount, Tenant shall, within thirty (30) days after Landlord’s written demand therefor, pay the deficiency to Landlord and (iii) commencing on the first day of the month following the month in which the reconciliation referred to in the preceding clause (ii) of this Section 42.05(a) was made, Tenant shall start making monthly installments of Base Rent for the Offer Space in question in the recomputed amount.

          (b) Except as set forth in this Section 42.05, any Offer Space leased by Tenant shall be leased for the balance of the remaining Term of this Lease (as the same may be extended pursuant to Article 41) upon and subject to all of the terms and conditions of this Lease, provided that (i) Tenant will lease the Offer Space in its “as-is” condition without the obligation of Landlord to perform any work or incur any expense to prepare same for Tenant’s occupancy, and (ii) Tenant shall not be entitled to any work letter, tenant allowance, rent concession and/or other concessions in respect of the Offer Space.

     42.06 Offer Notice. The Offer Space Notice shall set forth the following: (i) the estimated date on which Landlord anticipates that the Offer Space shall become vacant and/or available for possession (“Offer Space Effective Date”); (ii) the Tenant’s Tax Share and Tenant’s Expense Share for the Offer Space; (iii) Landlord’s calculation of the RSF of the Offer Space; and (iv) a scaled floor plan of the Offer Space.

     42.07 Tenant Election. Tenant shall have thirty (30) days, time being of the essence, following Landlord’s giving of the Offer Space Notice to deliver to Landlord notice (the “Election to Lease Notice”) of Tenant’s desire to exercise its right under this Article 42 (the “Right of First Offer”) to lease from Landlord all (and not less than all) of the Offer Space. The failure or refusal of Tenant for any reason whatsoever to deliver to Landlord the Election to Lease Notice in the time and manner herein prescribed (any Offer Space being the subject of an Offer Space Notice which is not so leased by Tenant pursuant to an Election to Lease notice being herein referred to as “Rejected ROFO Space”), shall, subject to Section 42.09 below, be deemed an irrevocable waiver of Tenant’s Right of First Offer with respect to the Rejected ROFO Space as to the particular transaction, whereupon Tenant’s Right of First Offer with respect to such Rejected ROFO Space shall lapse and be of no further force or effect.

     42.08 Modification. (a) If Tenant shall timely and in the manner herein prescribed deliver its Election to Lease Notice, the parties hereto shall, enter into a modification of this Lease incorporating such Offer Space into this Lease for the Tenant ROFO Term and otherwise on the terms and conditions specified in this Article 42.

          (b) Landlord’s estimate of the Offer Space Effective Date as set forth in the Offer Space Notice shall not be binding upon Landlord. If Landlord is unable to deliver vacant possession of the Offer Space to Tenant for any reason on or prior to such date, Landlord shall use reasonable efforts to deliver vacant possession of the Offer Space to Tenant as soon thereafter as possible, including the institution and prosecution of eviction, holdover or other appropriate actions or proceedings against any tenant(s) of the Offer Space. The Offer Space Effective Date shall then be the later of thirty (30) days after Landlord gives Tenant notice of the date on which vacant possession is to be delivered to Tenant and the date on which Landlord is able to so deliver vacant possession and Landlord shall not be subject to any liability and this Lease shall not be impaired under such circumstances, provided that Landlord shall have made reasonable efforts to timely deliver vacant possession of the offer Space as aforesaid. For purposes of the preceding sentence, the prompt and diligent prosecution of appropriate holdover proceedings to obtain such vacant possession shall be deemed to constitute reasonable efforts. Nothing in this Article 42 is intended to or shall be deemed to obligate Landlord to pay any consideration to obtain vacant possession of the Offer Space, and Landlord’s unwillingness to do so shall not be considered a failure to exercise reasonable diligence. Tenant hereby waives any right to rescind this Lease or the new lease for the Offer Space under the provisions of Section 223(a) of the Real Property Law of the State of New York, and agrees that the provisions of this Article 42 are intended to constitute “an express provision to the contrary” within the meaning of said Section 223(a).

          (c) Notwithstanding the foregoing, if Landlord is unable to deliver vacant possession of the Offer Space to Tenant for any reason on or prior to the date (the “Outside Date”) that is three hundred (300) days subsequent to the date Landlord estimated as the Offer Space Effective Date in the Offer Space Notice, Tenant, at its option and upon written notice to Landlord, may (i) cause the cancellation of the inclusion of the Offer Space in the demised premises by 30 days’ prior written notice to Landlord given at any time within ninety (90) days subsequent to the Outside Date unless possession of the Offer Space is delivered prior to Landlord’s receipt of Tenant’s notice (provided that such cancellation notice shall be null and void if the applicable Offer Space is delivered within such 30 day period) or (ii) extend the Outside Date to the date set forth in Tenant’s notice provided such date is no more than one hundred eighty (180) days subsequent to the Outside Date. Landlord will give Tenant a non-binding thirty (30) day advance notice that the Offer Space will be available for delivery of vacant possession. If Landlord believes in good faith that Landlord will not obtain vacant possession of the Offer Space on or prior to the Outside Date (as such date may be extended pursuant to clause (ii) of this Section 42.08(c)), Landlord will give notice thereof to Tenant together with Landlord’s reasonable estimate of the date that it anticipates Landlord can deliver the Offer Space to Tenant, who shall have thirty (30) days thereafter as Tenant’s sole right in such circumstances to advise Landlord that Tenant elects either by 30 days prior written notice to cancel this Lease with respect to the Offer Space or to extend the Outside Date to the date set forth in Landlord’s notice (provided that such cancellation notice shall be null and void if the applicable Offer Space is delivered within such 30 day period). If Tenant extends the Outside Date, Landlord shall exercise and continue to exercise reasonable diligence to obtain such vacant possession. This procedure shall be repeated until either Landlord delivers the Offer Space or Tenant elects to cancel the inclusion of the Offer Space, as aforesaid.

     42.09 Failure to Exercise. (a) If with respect to Offer Space described in any Offer Space Notice Tenant shall notify Landlord of Tenant’s waiving its Right of First Offer, or if Tenant shall not timely and in the manner prescribed exercise its Right of First Offer, then the following shall apply:

     (i) Landlord shall have a period of two (2) years from the expiration of the thirty (30) day period referred to in Section 42.07 to execute a new lease or lease amendment (“Proposed New Lease”) for the Offer Space, for a term (which may be longer or shorter than the Tenant ROFO Term) and on such other terms and conditions as Landlord in its sole and absolute discretion deems in Landlord’s best interest free of and without being subject to Tenant’s Right of First Offer.

     (ii) If Landlord has not yet executed a Proposed New Lease and is not in bona fide negotiations for a Proposed New Lease for the Offer Space within one (1) year from the expiration of the thirty (30) day period referred to in Section 42.07, then Tenant’s Right of First Offer with respect to the Offer Space in question shall be deemed revived and reinstated with respect to any subsequent desire of Landlord to lease the Offer Space subsequent to said one (1) year period.

          (b) Notwithstanding the foregoing, if Landlord shall submit a new Offer Space Notice to Tenant within the 1-year period, then the provisions of subparagraph (a) above shall be deemed to apply to the new Offer Space Notice, and the terms of this subparagraph (b) shall be applicable to the most recent Offer Space Notice which Landlord has given.

          (c) The fact that Landlord and Tenant may, or in fact do, enter into negotiations after the thirty (30) day period set forth in Section 42.07 above shall not affect the validity or enforceability of the waiver of Tenant’s Right of First Offer.

     42.10 Superior Rights. Notwithstanding anything to the contrary contained in this Article 42, Tenant’s Right of First Offer shall be subject and subordinate only to the following rights and options (collectively, “Superior Rights”):

          (a) the existing rights of tenants under existing leases in the Building as of the Execution Date to renew or extend their lease term or to lease additional space, including rights of first offer, rights of first refusal and expansion rights; and

          (b) the renewal or extension of the lease terms of existing tenants in the Building whose leases cover a portion of the Offer Space as of the Execution Date, whether or not such existing tenants have been granted a right to renew or extend their lease term as of the Execution Date.

     42.11 ROFO Not Applicable. In addition, Tenant’s Right of First Offer shall not apply to any lease or demise, however characterized, or Landlord’s desire to effectuate same, of any space in the Building to or in connection with any of the following:

          (a) any subleasing under or assignment of any lease for space in the Building;

          (b) a recapture, assignment or subletting to Landlord or any Landlord’s Affiliates or nominee of Landlord pursuant to the exercise of such rights by Landlord in any lease, but Tenant’s Right of First Offer shall apply to the subsequent leasing or subleasing of such space or any assignment of the lease thereof to others by Landlord, or any Affiliate, other than to other Affiliates of Landlord, and are not otherwise exempt under the provisions of this Section 42.11; or

          (c) any portion of the Premises (i) on which the term of this Lease had theretofore expired or had theretofore been earlier terminated or (ii) which had been theretofore surrendered to, or had been theretofore recaptured by, Landlord.

ARTICLE 43

SIGNAGE

     43.01 Definition. For the purposes of this Lease, “Sign” means a plaque, placard, billboard, flag, banner, light, television screen, monitor or other advertising symbol or object, irrespective of whether same is temporary or permanent, or neon, lighted or flashing, or mechanical, stationary or electronic, which displays any words, pictures, logos, moving images, numbers or other messages.

     43.02 No Signage Except as Permitted. Except as expressly permitted in Section 43.03 below, no Sign that is visible from outside the Premises (including Signs in or on the exterior windows or doors of the Premises), shall be installed or displayed by Tenant or any other Tenant Party, without Landlord’s prior written approval in each instance, which approval may be withheld or denied in Landlord’s sole and absolute discretion. Landlord’s right to approve Signs shall relate to all aspects of the Sign in question, including size, colors, dimensions, materials, finishes and method of attachment.

     43.03 Tenant Signage. Tenant may, at its sole cost and expense, install, in accordance with, and subject to, Article 13 and the other applicable provisions of this Lease, “entry suite” signage that depicts the name and logo of Tenant or any Related Entity of Tenant that is then occupying the floor of the Building in question, in the elevator lobbies on the floors in which the Premises are situated and/or adjacent to the doors to the Premises, provided Tenant, at its sole cost and expense clean and maintain such signage in good order and condition. Landlord’s approval for the aesthetics of such signage (e.g., the lettering and colors, as opposed to the materials, location, method of attachment and other physical aspects of such signage) shall not be required for the installation of any such signage on any floor of the Building which is entirely leased by Tenant. For any floor of the Building which is not entirely leased by Tenant, such approval shall be required but shall not be unreasonably withheld or delayed provided such signage complies with any uniform Building signage program of Landlord then in effect, and in all cases, regardless of whether Landlord’s approval for the aesthetics of such signage is required, Landlord’s prior approval, which shall not be unreasonably withheld or delayed, shall be required for the materials, location, method of attachment and other physical aspects of such signage. Tenant, at its sole cost and expense, shall remove all such signage on or prior to the earlier of (a) the last day of the Term with respect to the floor of the Building in question, and (b) the date that Tenant or such Related Entity of Tenant is no longer leasing such floor, and shall repair any damage to the Building that may result from such removal and restore such portions of the Building to substantially the condition same were in prior to such installation.

     43.04 Lobby Signage. For so long as Tenant (i) is the originally Named Tenant hereunder or is a Permitted Transferee, and (ii) occupies one (1) full floor of the Building (the “Occupancy Requirements”), Tenant may, at its sole cost and expense, install, in accordance with, and subject to, Article 13 and the other applicable provisions of this Lease, and maintain signage (including its name and logo) on the back wall of the elevator bank “C” lobby vestibule (but not the left or right lobby-facing walls at the entrance to the elevator bank) only in the particular locations specified on, and otherwise in accordance with the requirements of, the signage plan annexed hereto as Exhibit M (the “Signage Plan”); provided, however that Landlord may modify the Signage Plan and/or require that Tenant remove such signage at Tenant’s sole cost and expense, in each case in Landlord’s sole discretion, at any time (and for so long as) Tenant is not satisfying the Occupancy Requirements, and provided that the modified requirements of the Signage Plan apply to all tenants or occupants permitted to have signs in such location. Tenant’s right to post signage in such location is non-exclusive and similar rights may be given to other occupants of elevator bank “C” (in which case the size and prominence of all such signs in such location may, if Landlord so determines, reflect the relative amounts of space occupied by Tenant and such other occupants). Tenant may elect at any time to remove signage Tenant has installed under the Signage Plan, provided, however, that in such event Tenant shall repair any damage to the Building that may result from such removal and restore such portions of the Building to the condition same were in prior to such installation. In any event, Tenant, at its sole cost and expense, shall remove all such signage on or prior to the earlier of (a) the last day of the Term, and (b) the date that Landlord requires Tenant to remove such signage because the named tenant is not satisfying the Occupancy (or the Tenant is no longer the originally named tenant), and Tenant shall repair any damage to the Building that may result from such removal and restore such portions of the Building to the condition same were in prior to such installation. Tenant shall, at its expense, keep all such signage in good repair and shall clean and polish same regularly. At Landlord’s option, any installation, maintenance, cleaning, polishing, removal or restoration work permitted or required under this Section 44.04 may be performed by Landlord, in which case Tenant shall reimburse Landlord for its actual reasonable out-of-pocket costs for performing such work as additional rent hereunder from time to time within thirty (30) days after delivery of an invoice therefor.

     43.05 Competitor Signage. Subject to the next sentence, for so long as the Occupancy Requirements are met, Landlord shall not permit Google, Inc. to install any signage identification or logos on any of the Common Areas of the Building or the exterior of the Building (the “Competitor Restrictions”). The Competitor Restrictions shall not apply to and Landlord shall be deemed not to be in breach of the provisions of this Section 43.05 on account of actions permitted under any existing leases in the Building as of the Execution Date or anyone claiming by, through or under such leases.

ARTICLE 44

ROOF INSTALLATIONS

     44.01 Roof Installations. (a) Subject to Tenant’s compliance with the terms and provisions of this Lease and Landlord’s prior approval in each instance, such approval not to be unreasonably withheld, conditioned or delayed, Tenant shall have the right, at Tenant’s sole cost and expense, to erect, operate, remove, repair, replace and maintain satellite communications equipment and/or antennae ancillary to Tenant’s use of the Premises at a location designated by Landlord in accordance with its usual practices for locating similar Roof Installations (any of the foregoing, as the same may be replaced from time to time, collectively, the “Roof Installations”) in each case without additional charge by Landlord therefor, provided (i) Tenant promptly repairs any damage to any property, including the Building and Building equipment, caused by such installation, maintenance, operation, repair, removal and replacement, (ii) at or prior to the expiration or earlier termination of this Lease, Tenant removes such Roof Installations that, as part of Landlord’s approval of plans approved as provided in this Lease, Landlord advised Tenant that Landlord would, at the expiration or earlier termination of this Lease, require Tenant to remove and that Tenant repairs any resulting damage to the Building and Building equipment, and (iii) the installation and use of the Roof Installations would not (and does not) unreasonably interfere with use of the roof by Landlord and such other parties as Landlord shall now or hereafter permit to use the roof for other purposes. Tenant shall have the right, in common with others, of reasonable access to the roof for the installation, operation, maintenance, repair, replacement and removal of the Roof Installations and for the partial or complete replacement of the foregoing, subject to the provisions of this Lease and to such other reasonable conditions imposed by Landlord or such other occupants or tenants of the Building who may be adversely affected thereby. Notwithstanding the foregoing, all roofing and waterproofing related to the installation, repair, replacement and/or removal of the Roof Installations shall be performed by Landlord, and Tenant shall reimburse Landlord for Landlord’s reasonable out-of-pocket costs thereof. No Roof Installations installed by Tenant may be visible from the ground or from any terraces in the Building (including those on the 29th floor).

     IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the date first above written.

LANDLORD:

11 MADISON AVENUE LLC

By:	/s/	Alex Sapir
Name: Alex Sapir
Title: Authorized Signatory

TENANT:
YELP INC.

By:	/s/	Rob Krolik
Name: Rob Krolik
Title: Chief Financial Officer

EXHIBIT A

Description of Land

All that certain plot, piece or parcel of land lying, being situated in Manhattan, City and State of New York and being known and designated as tax lot 1 in tax block No. 854 and being more particularly bounded and described as follows:

Beginning at the corner formed by the intersection of the northerly side of East 24th Street and the easterly side of Madison Avenue;

Running thence northerly, from said point of beginning, along the easterly side of Madison Avenue; a distance of 197.50 feet to the southerly side of East 25th Street;

Running thence easterly along the southerly side of East 25th Street, forming an interior angle of 90 degrees with Madison Avenue; a distance of 425.00 feet to the westerly side of Park Avenue South;

Running thence southerly along the westerly side of Park Avenue South, forming an interior angle of 90 degrees with East 25th Street, a distance of 197.50 feet to the northerly side of East 24th Street;

Running thence westerly along the northerly side of East 24th Street, forming an interior angle of 90 degrees with Park Avenue South, a distance of 425.00 feet to the point or place of beginning.

Said parcel known as 11-25 Madison Avenue.

EXHIBIT B

Premises Floor Plans

EXHIBIT C-1

Landlord’s Work

     1. The Premises shall be delivered vacant, demolished, and in broom clean condition. Landlord will deliver the following base Building systems servicing Tenant’s Premises i.e., HVAC, perimeter heating [including operable control valves], electrical, plumbing, life safety, security and elevator systems) (collectively, “Base Building Systems”), in good working order upon the Commencement Date. Landlord, at its sole cost, shall cause all elevators, elevator lobbies, common areas and core areas (including the core area bathrooms) within the Premises, all of the Building’s common and core areas, all entrances to the Building, the Building’s ground floor lobby, and the Building’s exterior perimeter areas to be in compliance with current Requirements, including the Americans with Disabilities Act and other state and local laws governing access by the disabled in effect as of the Commencement Date (the “ADA”).

     2. Landlord shall replace and restore all missing fireproofing prior to Tenant’s construction, as necessary to meet all applicable code requirements. Landlord shall fire stop/ patch any slab, wall and pipe penetrations through rated wall or floor assemblies as required by law.

     3. Landlord shall deliver the Premises with perimeter heating units/convector covers in good working order, with consistent covers throughout. All piping, valves, thermostats and controls will be in good working order as of the Commencement Date. Landlord shall deliver the main HVAC trunk complete at the core with Landlord installing fire dampers at the trunk locations if required by code.

     4. Landlord shall provide a temporary sprinkler loop. Sprinkler risers, valve, rigs and stand pipe have been brought to the Premises.

     5. Landlord shall provide sufficient unobstructed, hazardous-free, secure Shaft Space from the Telecom “Point of Entry” room in the Building to the Premises. There are two separate points of entry into the Building.

     6. There are currently four (4) electric closets on each floor with bus duct switches in each closet, in quantities and sizes necessary to provide 6 watts per usable square foot, and water and sanitary drainage risers are currently installed.

     7. There is currently a BMS interface panel on each floor for connection of tenant equipment.

     8. There are currently connection “stub outs available for drain, vent, hot and cold water at all wet columns. Hot water to be supplied by Tenant, except as provided in the Lease.

     9. Landlord shall provide Tenant with ACP-5’s (in numbers required for filing of Tenant work with the DOB) and such other documentation as may be required to confirm that all accessible asbestos containing material in the Premises has been removed so that Tenant is able to obtain a building permit for construction of Tenant’s plans and specifications. Such ACP-5 may note that asbestos containing material is located in the waterproofing on a single beam within the Premises, provided that Landlord (i) shall abate the same within sixty (60) days following the Commencement Date, and (ii) promptly after completing such abatement work (subject to delays caused by governmental authorities), Landlord shall deliver to Tenant a “clean” ACP-5.

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     10. Landlord shall also be required to deliver the Premises free of all mold.

     11. The core walls and exterior walls to be provided with existing sheetrock, finished to a level 4 finish, and ready to receive Tenant’s finishes. The ceiling slabs will be delivered in their as-is existing condition. Any loose spray fireproofing to be removed and reapplied as necessary to meet all applicable code requirements.

     12. Delivery of the floor to a reasonably level standard (i.e. ready to receive floor finishes such as carpeting) with all flash patching and leveling done by Landlord such that no additional flash patching or leveling is required by Tenant.

     13. The core walls and perimeter walls located on each floor of the tenant space shall be lined with sheetrock (and exterior wall insulated), finished, taped (to a level 4 finish) and ready to receive Tenant’s finishes. The core doors are in good working condition and ready to receive Tenant’s finishes. Interior columns are enclosed with sheetrock on the 14th floor. On the 16th floor, columns are enclosed with sheetrock to a height of approximately 8.5 feet. All drywall surfaces shall be delivered to a level 4 finish.

     14. All fire and safety systems, including alarms, speakers, communications, etc. are in full service and available within the Premises. Connection points available for Tenant’s strobes and related Class E connections. All windows currently have a building standard shade that is uniform throughout the Building.

     15. The windows are currently in good condition.

     16. Non-functioning pipes and conduit and back boxes have been removed. Exposed wires have been pulled out and terminated. all elevator call buttons and core door hardware and signage are currently ADA compliant.

     17. Tenant’s contractors shall utilize the power being made available to the Premises pursuant to Article 16 of this Lease (at Tenant’s expense as provided therein) and shall utilize only the restrooms located within the Premises.

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Exhibit C-2

Tenant’s Work

11 MADISON TENANT WORK LETTER

This Tenant Work Letter shall set forth certain terms and conditions relating to the performance of Tenant’s Work (as defined in the Lease). This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portions of the Lease to which this Tenant Work Letter is attached as Exhibit C-2, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portions of this Tenant Work Letter.

SECTION 1 - DELIVERY OF THE PREMISES AND BASE BUILDING

1.1 Delivery of Premises. Except as expressly set forth to the contrary in the Lease or this Tenant Work Letter, including without limitation in Section 1.2 below, Landlord shall deliver the Premises and Base Building to Tenant, and Tenant shall accept the Premises and Base Building from Landlord, in their presently existing, “as-is” condition. All defined terms used herein and not otherwise defined herein shall have the same meaning ascribed to them in the Lease. To the extent not otherwise provided for in this Tenant Work Letter, the Lease shall govern the performance of Tenant’s Work.

1.2 Landlord Work: Delivery Condition.

1.2.1 Landlord Work. Landlord shall complete the Landlord’s Work as set forth in Exhibit B to this Lease.

1.2.2 Delivery Condition. Landlord shall substantially complete Landlord’s Work on or before the Commencement Date as required by the Lease.

SECTION 2 - CONSTRUCTION DRAWINGS

2.1 Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 2.1. For the purposes of this Tenant Work Letter, Design Republic Partners Architects L.L.P. is hereby approved as Tenant’s Architect. Tenant shall retain at Tenant’s sole cost and expense the engineering consultants reasonably approved by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises, which work is not part of the Base Building. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings”. All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s approval (the approval for which shall be governed by Article 13 of the Lease). Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans (if any), and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 2 shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.

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2.2 Final Space Plan. To the extent Landlord has same in Landlord’s possession and without representation or warranty by Landlord as to the accuracy of same (and subject in any event to Section 2.1 hereof), Landlord shall provide to Tenant base building plans to allow to Tenant’s Architect (as identified in Section 2.1 above) to prepare a space plan showing all demising walls, corridors, entrances, exits, doors, interior partitions, and the locations of all offices, conference rooms, computer rooms, pantries, and the reception area, and file rooms (“Final Space Plan”). Tenant shall supply Landlord with four (4) copies signed by Tenant of the Final Space Plan. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within fifteen (15) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

2.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within fifteen (15) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith.

2.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits (the “Permits”). Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant (at Tenant’s sole cost and expense) in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall be governed by the provisions of Article 13 of the Lease.

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SECTION 3 - CONSTRUCTION OF TENANT’S WORK TENANT’S WORK

3.1 Tenant’s Selection of Contractors.

3.1.1 The Contractor. A general contractor shall be retained by Landlord to construct Tenant’s Work. Such general contractor (“Contractor”) shall be selected by Tenant from the list of general contractors attached to the Lease as Exhibit L, and Tenant shall deliver to Landlord notice of its selection of the Contractor upon such selection. Such Contactor shall utilize only subcontractors set forth on Exhibit L to the Lease or otherwise approved by Landlord.

3.1.2 Tenant’s Project Manager. Tenant shall retain a project manager (the “Project Manager”), subject to Landlord’s reasonable approval, to oversee the day-to-day construction of Tenant’s Work and to direct the Contractor in connection with the construction of Tenant’s Work. For the purposes of this Tenant Work Letter, Peter Braito from The Braito Group is hereby approved as Tenant’s Project Manager. Tenant shall cause the Project Manager to reasonably cooperate with Landlord and the Contractor in connection with the construction of Tenant’s Work.

3.2 Construction of Tenant Improvements.

3.2.1 Construction Contract. Prior to Landlord’s execution of the construction contract and general conditions with Contractor (the “Contract”), Landlord shall submit the Contract to Tenant and Tenant shall have the right to negotiate the Contract directly with the Contractor, including without limitation any Contractor penalties in the Contract for delays in connection with the substantial completion of Tenant’s Work; provided, however, the final form of Contract shall be subject to Landlord’s reasonable approval. The remaining terms of the Contract shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the fact that Landlord shall sign the Contract, Landlord shall only be obligated to use commercially reasonable efforts (all such efforts to be at Tenant’s sole cost and expense) to enforce the terms of the Contract when directed by Tenant and/or the Project Manager, and Landlord shall have no liability to Tenant if Contractor breaches its obligations under the Contract; provided, however, Landlord shall deliver to Tenant any and all penalty amounts Landlord receives from Contractor due to Contractor’s failure to perform its obligations under the Contract. Without limiting Landlord’s right to review and approve the Contract, the Contract shall contain a provision granting Landlord the absolute and unconditional right to terminate the contract at any time for any reason (or for no reason) and shall set forth the specific maximum dollar amount which Landlord shall be liable to pay to the Contractor in order to terminate the Contract (the “Contract Release Price”), and shall further state that, upon payment to the Contractor of the Contract Release Price, Landlord shall be unconditionally released from all further obligations and liabilities under the Contract.

3.2.2 Estimated Cost Schedule. Prior to the commencement of the construction of Tenant’s Work, and after Tenant has accepted all bids for Tenant’s Work, Tenant shall (or shall cause the Contractor to) provide Landlord with a detailed breakdown, by trade, of the estimated final costs to be incurred or which have been incurred, in connection with the design and construction of Tenant’s Work to be performed by the Contractor, which costs form a basis for the amount of the Contract, together with a written estimate of all other Tenant Work Costs (as such term is defined in Section 5.1 hereof) (the “Estimated Cost Schedule”), which shall be certified by the Architect and subject to Landlord’s reasonable approval for accuracy. Tenant shall (or shall cause the Contractor to) deliver updates to the Estimated Cost Schedule periodically throughout the construction of Tenant’s Work within three (3) business days after request from Landlord.

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3.3 Project Management.

3.3.1 Landlord’s General Conditions for Project Manager and Tenant Improvement Work. Tenant shall cause the Project Manager to comply with the following: (i) Tenant’s Work shall be constructed in strict accordance with the Approved Working Drawings; (ii) Landlord’s rules and regulations for the construction of improvements in the Building, (iii) Project Manager shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Project Manager of any changes which are necessary thereto, and Project Manager shall adhere to such corrected schedule; and (iv) Tenant and the Project Manager shall abide by all rules made by Landlord’s Building manager in accordance with the Lease with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of Tenant’s Work.

3.4 Indemnity. Tenant’s indemnity of Landlord as set forth in this Lease shall also apply with respect to all Tenant Work Costs and any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant, the Contractor, all subcontractors and vendors involved in Tenant’s Work, the Architect, the Engineer, or the Project Manager, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of Tenant’s Work and/or Tenant’s disapproval of all or any portion of any request for payment.

3.5 Contractor’s Warranties and Guaranties. Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to Tenant’s Work, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, Tenant’s Work.

3.6 Deliverables. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord four (4) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises, and (iii) Tenant shall deliver to Landlord all other Close Out Deliverables (as defined in Section 4.01(c) of the Lease).

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SECTION 4 - MISCELLANEOUS

4.1 Tenant’s Representative. Tenant has designated John Lieu as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

4.2 Landlord’s Representative. Landlord has designated Mike DeJohn as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

4.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

4.4 Tenant’s Agents. All contractors, subcontractors, laborers, materialmen, and suppliers retained directly by Tenant shall be from a list of supplied by Landlord and shall all be union labor in compliance with the then existing master labor agreements.

4.5 Bonding. If Landlord elects to require a completion or performance bond in connection with Tenant’s Work, such bond will be at Tenant’s sole cost and expense (provided however, that no such bond shall be required by Landlord with respect to subcontractors).

4.6 Miscellaneous Charges. Tenant’s responsibility for utilities and Building services during the period following the Commencement Date (including the period the Tenant Improvement work is in progress) shall be governed by the Lease.

4.7 Staging Area. In addition to Tenant’s rights with respect to storage space as provided for under the Lease, during the period prior to the Commencement Date, Tenant shall have the right, without the obligation to pay rent, and Tenant is hereby granted a revocable license therefor, to use a portion of the seventeenth (17th) floor to be designated by Landlord for the purposes of storing and staging its furniture and equipment only, but only to the extent such space in the Building is empty and available for such use by Tenant, as Landlord shall reasonably determine. With respect to any such free storage space, Tenant shall be responsible for providing all insurance (as if the space were a part of the Premises) and for providing any protective facilities. Tenant shall hold Landlord harmless and shall indemnify Landlord from and against any and all loss, liability or cost arising out of or in connection with use of such storage space by Tenant. Tenant shall be obligated to remove all of the stored materials and its fencing and other facilities within thirty (30) days after Tenant’s receipt of written notice from Landlord.

4.8 Move-In Priority. Tenant shall have first (1st) priority use of the Building’s freight elevators available for Tenant’s use in accordance with the Lease during the weekends that Tenant moves into the Building, provided that (i) Tenant has provided Landlord at least one month’s prior written notice of the applicable weekends, and (ii) in no event shall such priority use be applicable on more than two (2) weekends in the aggregate.

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SECTION 5 - PAYMENT OF WORK COSTS; WORK ALLOWANCE

5.1 Tenant Work Costs. Except for Landlord’s obligation to fund the Work Allowance, Tenant shall be responsible for all costs and expenses of whatever nature incurred by Landlord in connection with the performance of Tenant’s Work, including without limitation (i) all hard and soft costs payable to the Contractor or any other contractor, subcontractor, construction manager or vendor to furnish and complete Tenant’s Work, (ii) the cost of filing for and obtaining all required governmental permits and approvals, the cost of coordinating Tenant’s Work and Landlord’s Work, (iii) the fees and expenses of the Architect and Engineers for preparing and certifying the Construction Drawings, (iv) the cost of periodic inspections, supervision and certifications by the Architect and the Engineers, (v) the cost of enforcing the obligations of the Contractor, Architect, Engineers (or any other party engaged in the design, performance or supervision of the Building Separation Work) under their respective agreement, (vi) the cost of all Building services provided during the performance of Tenant’s Work (which shall be charged to Tenant at the applicable rates provided for in the Lease as if Tenant’s Work were being performed by Tenant as an Alteration), (vii) the cost of any additional insurance coverage reasonably required by Landlord in connection with Tenant’s Work, (viii) all out of pocket costs incurred by Landlord to review the Contract and all other relevant documents for Tenant’s Work, and (ix) any other out-of-pocket costs incurred by Landlord in connection with Tenant’s Work (collectively, “Tenant Work Costs”). Nothing contained in this Tenant Work Letter shall obligate Landlord to incur any Tenant Work Costs, other than the direct costs payable to the Contractor under the Contract, it being acknowledged and agreed that, in lieu of incurring any other Tenant Work Costs which Landlord would otherwise be obligated or entitled to incur hereunder, Landlord may require that Tenant (rather than Landlord) execute the applicable contract or agreement therefor and/or pay such costs directly (in which event Tenant shall be responsible for such costs and shall indemnify, defend and hold harmless Landlord from any claims arising from Tenant’s failure to pay same when due, but same shall not constitute Tenant Work Costs for purposes of the Estimated Cost Schedule). All Tenant Work Costs (other than those paid through Tenant’s Requisition Share, hereinafter defined) shall be paid to Landlord within ten (10) days after delivery to Tenant of an invoice therefor and shall constitute additional rent under the Lease.

5.2 Deposit. As a condition to Landlord’s obligation to perform Tenant’s Work and to execute the Contract, Tenant shall deposit with Landlord, prior to Landlord’s execution of the Contract, an amount (“Tenant’s Deposit”) equal to the sum of (x) the Contract Release Price, and (y) 100% of the amount of any initial deposit or payment required to be made to the Contractor concurrently with the execution of the Contract. Tenant’s Deposit shall be held by Landlord in a non-interest bearing account as security for Tenant’s obligations under this Tenant Work Letter.

5.3 Payment of Work Allowance and Tenant’s Deposit.

5.3.1. Landlord agrees to pay to the Contractor or Tenant or any third party entitled to payment of any Tenant Work Costs, in accordance with, and subject to, the provisions of this Section 5.3, an amount not to exceed the lesser of (i) the total amount of Tenant’s Work Costs (including Soft Costs, as hereinafter defined and subject to the limitations hereinafter provided), other than the cost of items which constitute Tenant’s Property (as defined in the Lease) and any other item which constitutes personal property and which is removable from the Premises on the expiration or sooner termination of the term of the Lease, and (ii) the Maximum Work Allowance (as hereinafter defined) (such lesser amount being hereinafter referred to as the “Work Allowance”), provided that at the time Landlord is otherwise obligated to make such payment of the Work Allowance or any portion thereof, Tenant is not in default under the Lease, after receipt of written notice and the expiration of any applicable cure period. Notwithstanding anything contained in the Lease or this Tenant Work Letter to the contrary, no more than twenty (20%) percent of the Work Allowance may be used for architectural, engineering, space planning, design fees, expediter and inspection fees, fees for all municipal and other permits, licenses and approvals and other so-called “soft costs” (all of the foregoing being herein referred to as the “Soft Costs”), and then only to the extent that same are directly related to the Tenant’s Work (as opposed to being related to furniture, furnishings or other non-”hard cost” items, none of which shall be paid for, or reimbursed by Landlord). “Maximum Work Allowance” means NINE MILLION ONE HUNDRED SEVENTY-ONE THOUSAND TWO HUNDRED EIGHTY AND 27/100 ($9,171,280.27) DOLLARS.

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5.3.2. Subject to the provisions of this Section, Landlord hereby agrees to make periodic payments of portions of the Work Allowance as Tenant’s Work progresses, in accordance with the terms and conditions hereinafter set forth (the “Work Allowance Conditions”). Tenant shall submit (or cause its Project Manager to submit) to Landlord from time to time, but not more often than once per month, requisitions (each such requisition being herein referred to as a “Tenant’s Request”) for such periodic payments (each, a “Periodic Payment”) with respect to the portion of the Tenant’s Work performed subsequent to the immediately preceding Tenant’s Request, if any, the form of which Tenant’s Request shall be AIA G702/703, together with the following (and any additional items required under the Contract):

(i)	a certificate from the Architect together with copies of all construction contracts, contracts and other agreements for the Soft Cost, change orders and other agreements relating to the Tenant’s Work, to the extent same have not been theretofore submitted to Landlord;

(ii)	copies of paid receipted invoices from the contractors and subcontractors for portions of Tenant’s Work performed through the date of such Tenant’s Request, and from the materialmen and suppliers for the materials and supplies supplied through the date of such Tenant’s Request;

(iii)	a certificate from the Architect that (1) such portion of the Tenant’s Work has been substantially completed in accordance with the Construction Drawings and revisions thereto theretofore approved by Landlord; and (2) to the best of the Architect’s knowledge, after due inquiry, there are no violations or liens pending as a result of such portion of the Tenant’s Work;

(iv)	lien waivers from the Contractor, and/or each direct contractor, subcontractor, materialman and supplier of (i) Tenant, or (ii) the Contractor, to the extent of the work performed and materials and supplies supplied, as applicable, through the date of such Tenant’s Request (to the extent not already provided to Landlord); and

(v)	payment to Landlord (by wire transfer of immediately available Federal Funds to an account which shall be designated by Landlord in writing in advance) an amount (“Tenant’s Requisition Share”) equal to the difference between the Total Requisitioned Amount (hereinafter defined) in such Tenant’s Request and the Periodic Payment payable by Landlord with respect to such requisition, determined as hereinafter provided. If Tenant or its Project Manager fails to timely submit a timely requisition in accordance with this section and a payment is due to the Contractor under the Contract, Tenant’s Requisition Share shall be payable within two (2) business days following demand from Landlord.

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Provided the Work Allowance Conditions have been, and remain, satisfied, within thirty (30) days after Landlord’s receipt of Tenant’s Request together with the accompanying documentation, Landlord shall pay to the Contractor a Periodic Payment. The amount of each Periodic Payment shall be the product obtained by multiplying (i) the total allowable Tenant Work Costs (including Soft Costs, subject to the limitations herein contained) set forth in Tenant's Request therefor (the “Total Requisitioned Amount”), by (ii) a fraction (but not greater than 1) the numerator of which is the Maximum Allowance and the denominator of which is the estimated aggregate total Tenant Work Costs (including all Soft Costs in connection therewith), which total costs shall be based upon the Estimated Cost Schedule as certified by the Architect subject to Landlord’s reasonable approval for accuracy. Simultaneously with payment of a Periodic Payment, Landlord shall also pay Tenant’s Requisition Share to the Contractor. Within thirty (30) days following final completion of Tenant's Work, submission of a Tenant’s Request accompanied by all Close Out Deliverables, Landlord shall disburse the lesser of (i) the amount set forth in Tenant’s Request therefor, or (ii) the remaining unfunded portion of the Maximum Work Allowance, plus any remaining balance of Tenant’s Deposit then being held by Landlord. The Contract shall incorporate provisions for payment in accordance with the requirements and time frames provided for in this Section 5.3.2.

5.3.3. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to pay any portion of the Work Allowance for any portion of the Tenant Work unless such portion of the Tenant’s Work has been performed substantially in compliance with the applicable provisions of the Lease and this Tenant Work Letter. Landlord shall have the right from time to time, upon prior written or oral notice to Tenant, to enter the Premises for the purpose of verifying that such portion of Tenant’s Work covered by Tenant’s Request has been performed in accordance with the Tenant’s Plans and revisions thereto theretofore approved by Landlord, or otherwise to inspect any or all aspects of Tenant’s Work, either by Landlord’s architect or other professional or by an independent architect retained by Landlord at Landlord’s sole cost and expense.

5.3.4 Any portion of the Work Allowance not properly requested by Tenant within eighteen (18) months after the Commencement Date shall be deemed forfeited by Tenant (and, to the extent all Tenant’s Work Costs have not then been fully paid, Tenant shall make an immediate additional Tenant Deposit to cover the shortfall).

5.3.5 In the event that Landlord does not fund any installment of the Work Allowance within thirty (30) days following Tenant’s satisfaction of the applicable conditions under this Section 5.3 for the disbursement of same, Tenant may give to Landlord (and any mortgagee to which Tenant has delivered a SNDA) a notice of such failure which shall contain a legend in not less than 14 point font bold upper case letters stating “FAILURE TO FUND THE REQUESTED WORK ALLOWANCE IN THE AMOUNT OF $________ IN 30 DAYS SHALL RESULT IN TENANT’S ABILITY, AS FURTHER EXPLAINED IN SECTION 5.3.5 OF THE TENANT WORK LETTER, TO OFFSET SUCH AMOUNT FROM THE BASE RENT”, and if Landlord does not provide the requested Work Allowance funds within thirty (30) days after Landlord’s receipt of such notice, and provided Tenant shall have paid the requested amount of the Work Allowance to the Contractor or other third party entitled to payment of the applicable Tenant’s Work Costs, then Tenant shall be permitted to offset such amount against the Base Rent due and owing under the Lease together with interest at the Interest Rate on a monthly basis until the full amount of the Work Allowance has been recouped by Tenant; provided, however, that if Landlord notifies Tenant that Landlord disputes Tenant’s entitlement to the Work Allowance or such portion thereof, Tenant may not offset any amount on account thereof unless and until such dispute is finally resolved. Any such disputes regarding Tenant’s entitlement to the Work Allowance that are not resolved between the parties within ten (10) days following such notice by Landlord may be submitted by either party for resolution by arbitration in accordance with Article 34 of the Lease.

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5.4 Event of Default. In the event (i) Tenant shall fail to make a payment of Tenant’s Requisition Share or any other Tenant’s Work Costs or other amounts when due and payable under this Work Letter and such default shall continue for three (3) Business Days after written notice to Tenant, and (ii) Tenant shall default in the performance of any other obligation under this Work Letter and such default shall continue for ten (10) days following written notice to Tenant, any such event shall constitute an Event of Default under the Lease. Upon the occurrence of such an Event of Default, or any other Event of Default under the Lease, without limiting Landlord’s rights and remedies under the Lease, Landlord shall be entitled to (i) terminate this Tenant Work Letter, (ii) terminate the Contract and pay all or any portion of Tenant’s Deposit to Contractor, and/or (iii) to exercise any and all remedies under the Lease (including terminating the Lease and/or drawing upon the Security Letter).

5.5 Assignment of Rights; Exculpation of Landlord.

5.5.1 Upon completion of Tenant’s Work and payment by Tenant of all amounts in respect of Tenant’s Work Costs for which Tenant is liable hereunder and delivery to Landlord of all Close Out Deliverables, Landlord shall assign to Tenant all rights of Landlord under the Contract and any separate warranties in respect of Tenant’s Work, whereupon Landlord shall have no further liability or obligations to Tenant under this Tenant Work Letter or in respect of Tenant’s Work (except as otherwise expressly set forth in the Lease).

5.5.2 Tenant acknowledges and agrees that Landlord will not have any liability for (and the Rent Commencement Date will not be extended by reason of) (i) any delays caused by the Contractor or any other party in performing or completing Tenant’s Work for any reason whatsoever (including force majeure), (ii) any defects in Tenant’s Work, or (iii) any other acts and omissions of the Contractor or any other third parties performing Tenant’s Work, and Tenant agrees to release Landlord and all Landlord Indemnitees from all claims and liability arising out of any of the matters set forth in this sentence.

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EXHIBIT D-1

Building Rules and Regulations

     (1) The rights of each tenant in the entrances, corridors, elevators and escalators servicing the Building are limited to ingress and egress from such tenant's premises for the tenant and its employees, licensees and invitees, and no tenant shall use, or permit the use of, the entrances, corridors, escalators or elevators for any other purpose. No tenant shall invite to the tenant's premises, or permit the visit of, persons in such numbers or under such conditions as to interfere with the use and enjoyment of any of the plazas, entrances, corridors, escalators, elevators and other facilities of the Building by any other tenants. Except as provided in this Lease, fire exits and stairways are for emergency use only, and they shall not be used for any other purpose by the tenants, their employees, licensees or invitees. No tenant shall encumber or obstruct, or permit the encumbrance or obstruction of, any of the sidewalks, plazas, entrances, corridors, escalators, elevators, fire exits or stairways of the Building. No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors or vestibules. Landlord reserves the right to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally.

     (2) Landlord may refuse admission to the Building to any person not known to the attendant in charge or not having a pass issued by Landlord or the tenant whose premises are to be entered or not otherwise properly identified or registered, and may require all persons admitted to or leaving the Building to register and provide appropriate identification. Tenant shall be responsible for all persons for whom it issues any such pass or who it so registers and shall be liable to Landlord for all acts or omissions of such persons. Any person whose presence in the Building at any time shall, in the reasonable judgment of Landlord, be prejudicial to the safety, character, reputation or interests of the Building or of its tenants may be denied access to the Building or may be ejected therefrom. In case of invasion, riot, public excitement or other commotion, Landlord may prevent all access to the Building during the continuance of the same, by closing the doors or otherwise, for the safety of the tenants and protection of property in the Building. Landlord reserves the right to inspect all packages and other objects to be brought into the Building and to exclude from the Building all packages and other objects which violate any of these Rules and Regulations or this Lease. Landlord may require any person leaving the Building with any package or other object to exhibit a pass, listing such package or other object, from the tenant from whose premises the package or object is being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any tenant against the removal of property from the premises of such tenant. Landlord shall, in no way, be liable to any tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the tenant's premises or the Building under the provisions of this rule. Canvassing, soliciting or peddling in the Building is prohibited and each tenant shall cooperate to prevent the same.

     (3) No tenant shall obtain or accept for use in its premises ice, drinking water, food, beverage, towel, barbering, boot blacking, floor polishing, lighting maintenance, cleaning or other similar services from any persons not approved by Landlord in writing to furnish such services, which approval will not be unreasonably withheld, delayed or conditioned. Such services shall be furnished only at such hours, in such places within the tenant's premises and under such reasonable regulations as may be determined by Landlord from time to time. The first sentence of this Rule and Regulation is not intended to require Tenant to obtain approval of the food and beverage vendors from whom Tenant, its employees or business invitees may, from time to time, order meals or catered events in the Premises, provided such vendors follow the reasonable directions of Landlord in connection with accessing the Premises and provided further that a vendor that is catering an event in the Premises complies with the reasonable insurance requirements imposed by Landlord from time to time.

     (4) Except as otherwise provided in this Lease and Exhibit M,, no lettering, sign, advertisement, notice or object shall be displayed outside the tenant's premises (including in or on the exterior windows or doors), or on the outside of any tenant's premises, or at any point inside any tenant's premises where the same might be visible outside of such premises, except that the name of the tenant may be displayed on the entrance door of the tenant's premises, and in the elevator lobbies of the floors which are occupied entirely by any tenant, subject to the approval of Landlord as to the size, colors, dimensions, materials, finishes and method of attachment of such display. The inscription of the name of the tenant on the door of the tenant's premises shall be done by Landlord at the expense of the tenant. Listing of the name of the tenant on the directory boards in the Building shall be done by Landlord at its expense; any other listings shall be in the discretion of Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove the same without any liability, and may charge the expense incurred in such removal to the tenant violating this rule.

     (5) No awnings or other projections shall be attached to the outside walls, windows or any other portion of the Building. No curtains, blinds, shades or screens which are different from the standards adopted by Landlord for the Building shall be attached to or hung in, or used in connection with, any exterior window or door of the premises of any tenant, without the prior written consent of Landlord. Such curtains, blinds, shades or screens must be of a quality, type, design and color, and attached in the manner approved by Landlord, which approval shall not be unreasonably withheld. Linoleum, tile or other floor coverings shall be laid in a tenant's premises only in a manner approved by Landlord.

     (6) The sashes, sash doors, skylights, windows and doors that reflect or admit light and air into the tenant's premises or into the halls, passageways or other public places in the Building shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed on the window sills or on the peripheral air conditioning or heating enclosures, if any. All windows of the tenant's premises shall remain closed at all times.

     (7) No vehicles or animals of any kind shall be brought into or kept in or about the tenant's premises or the Building, except for guide and other service dogs. Bicycles may be brought into the Premises only through the Building entrances designated by Landlord and only brought to the Premises via the Freight Elevators.

     (8) The Landlord shall have the right to prescribe the weight and position of safes and other objects of excessive weight, and no safe or other object whose weight exceeds the lawful load for the area upon which it would stand shall be brought into or kept upon a tenant's premises. If, in the reasonable judgment of Landlord, it is necessary to distribute the concentrated weight of any heavy object, the work involved in such distribution shall be done at the expense of Tenant and in such manner as Landlord shall reasonably determine. The moving, removal, or the carrying in or out of any safes, freight, furniture, packages, boxes, crates or any other object or matter of any description must take place during such hours and in such elevators, in such manner as Landlord or its agent may reasonably determine from time to time, and upon previous notice to Landlord. All persons employed to move any of the foregoing shall be reasonably acceptable to Landlord and, if so required by applicable Requirements, shall hold a Master Rigger's license. Freight, furniture, business equipment, merchandise and bulky matter of any description shall be delivered to and removed from the premises only in the freight elevators and through the service entrances and corridors, and only during hours and in a manner approved by Landlord. Arrangements will be made by Landlord with any tenant for moving large quantities of furniture and equipment into or out of the Building.

     (9) No machines or mechanical equipment of any kind, other than computers, copiers, scanners, faxes, and other typical business machines, may be installed or operated in any tenant's premises without Landlord's prior written consent, which will not be unreasonably withheld, conditioned or delayed, and in no case (even where the same are of a type so excepted or as so consented to by Landlord) shall any machines or mechanical equipment be so placed or operated as to disturb other tenants but machines and mechanical equipment which may be permitted to be installed and used in a tenant's premises shall be so equipped, installed and maintained by such tenant as to prevent any disturbing noise, vibration or electrical or other interference from being transmitted from such premises to any other area of the Building.

     (10) No noise, including music or the playing of any musical instruments, radio or television, which, in the reasonable judgment of Landlord, disturbs other tenants in the Building, shall be made or permitted by any tenant.

     (11) No tenant shall cause or permit any unusual or objectionable fumes, vapors or odors to emanate from its premises which would annoy other tenants or occupants of the Building or create a public or private nuisance. No cooking shall be done in the tenant's premises, except as may otherwise be expressly approved by Landlord or permitted in such tenant's lease.

     (12) If a tenant's premises is or becomes infested with rats, mice, insects and other vermin as a result of the use or any misuse or neglect by tenant, a subtenant or any of their respective agents, employees, visitors or licensees, such tenant shall at its expense cause the same to be exterminated from time to time to the reasonable satisfaction of Landlord and shall employ such exterminators and such exterminating company or companies as shall be designated by Landlord or, if none is so designated, as reasonably approved by Landlord.

     (13) Nothing shall be done or permitted in any tenant's premises, and nothing shall be brought into or kept in any tenant's premises, which would impair or interfere with, beyond a de minimis extent, any of the Building services or the proper and economic heating, cleaning or other servicing of the Building or the premises, or the use or enjoyment by any other tenant of any other premises, nor shall there be installed by any tenant any ventilating, air conditioning, electrical or other equipment of any kind which, in the reasonable judgment of Landlord, might cause any such impairment or interference. No dangerous, inflammable, hazardous, combustible or explosive substance or material, including gases and liquids, shall be brought into the Building by any tenant, or any tenant's contractors, employees or agents, or with the permission of any tenant, except that Tenant may use and store in the Premises limited quantities of substances reasonably necessary in the ordinary operation and maintenance of office equipment and permitted business operations, provided such substances are used and stored within the Premises, in accordance with all applicable Requirements.

     (14) No tenant shall occupy or permit any portion of its premises to be occupied as an office for a public stenographer or public typist, or for the possession, storage, manufacture, or sale of liquor, narcotics, dope, tobacco in any form, or as a barber, beauty or manicure shop, or as a school. No tenant shall use, or permit its premises or any part thereof to be used, for manufacturing, or the sale at retail or auction of merchandise, goods or property of any kind.

     (15) Landlord shall have the right to prohibit any advertising or identifying sign naming Landlord or the Building by any tenant which, in Landlord's reasonable judgment, tends to impair the reputation of the Building or its desirability as a building for others, and upon written notice from Landlord, such tenant shall refrain from and discontinue such advertising or identifying sign.

     (16) No acids, vapors, paper towels or other materials shall be discharged or permitted to be discharged into the waste lines, vents or flues of the Building which may damage them. The water and wash closets and other plumbing fixtures in or serving any tenant's premises shall not be used for any purpose other than the purposes for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other foreign substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have, caused the same. Any cuspidors or containers or receptacles used as such in the premises of any tenant, or for garbage or similar refuse, shall be emptied, cared for and cleaned by and at the expense of such tenant.

     (17) Additional locks or bolts of any kind which shall not be operable by the Grand Master Key for the Building shall not be placed upon any of the doors or windows by any tenant except for Tenant’s secure areas, nor shall any changes be made in locks or the mechanism thereof which shall make such locks inoperable by said Grand Master Key except for Tenant’s secure areas. Additional keys for a tenant's premises and toilet rooms shall be procured only from Landlord who may make a reasonable charge therefor. Each tenant shall, upon the termination of its tenancy, turn over to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys furnished by Landlord, such tenant shall pay to Landlord the cost thereof.

     (18) All entrance doors in each tenant's premises shall be left locked and all windows shall be left closed by the tenant when the tenant's premises are not in use. Entrance doors shall not be left open at any time. Each tenant, before closing and leaving its premises at any time, shall turn out all lights.

     (19) Hand trucks not equipped with rubber tires and side guards shall not be used within the Building.

     (20) All windows in each tenant's premises shall be kept closed and all blinds therein, if any, above the ground floor shall be lowered when and as reasonably required because of the position of the sun, during the operation of the Building air-conditioning system to cool or ventilate the tenant's premises, subject to the last sentence of Section 17.04 of the Lease. If Landlord shall elect to install any energy saving film on the windows of the Premises or to install energy saving windows in place of the present windows, tenant shall cooperate with the reasonable requirements of Landlord in connection with such installation and thereafter the maintenance and replacement of the film and/or windows and permit Landlord to have access to the tenant's premises at reasonable times to perform such work.

     (21) Landlord, its contractors, and their respective employees shall have the right to use, without charge therefor, all light, power and water in the premises of any tenant while cleaning or making repairs or alterations in the premises of such tenant.

     (22) No premises of any tenant shall be used for lodging of sleeping or for any immoral or illegal purpose.

     (23) The requirements of tenants will be attended to only upon application at the office of the Building. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from Landlord.

     (24) To the extent there is a conflict between the provisions contained in this Exhibit and the other provisions of this Lease, the other provisions of the Lease shall govern and control.

     (25) The Landlord reserves the right to rescind, alter or waive any rule or regulation at any time prescribed for the Building when, in its judgment, it deems it necessary, desirable or proper for its best interest and for the best interests of the tenants, and no alteration or waiver of any rule or regulation in favor of one tenant shall operate as an alteration or waiver in favor of any other tenant. The Landlord shall not be responsible to any tenant for the non-observance or violation by any other tenant of any of the rules and regulations at any time prescribed for the Building; however, Landlord shall operate the Building as a First Class Office Building at all times. In the event of any conflict between these Rules and Regulations and any other provisions of the Lease, the provisions of the Lease will control.

EXHIBIT D-2

Alterations Rules and Regulations

     1. To the extent there is a conflict between the provisions contained in this Exhibit and the other provisions of this Lease, the other provisions of the Lease shall govern and control.

     2. The passenger cars are for the use building occupants and visitors. All construction personnel must use the service cars; all service personnel (whether tenant's or outside vendor) must use the service cars only for transport of carts, dollies, ladders or any materials.

     3. All requirements for interruption of services (e.g., HVAC, water, fire systems, etc.) must be thoroughly reviewed and coordinated with Landlord/Manager, giving prior notice as is reasonable under the circumstances to Landlord/Manager to properly schedule the interruption of services.

     4. Landlord/Manager reserves the right to immediately stop any work in the event that the Contractor or Subcontractors fail to comply with any of the House Rules or, if the work activity of the Contractor or Subcontractors may adversely affect the conduct of the Landlord/Manager business operations.

     5. Extinguish all lighting as soon as practical after completion.

     6. The Contractor is responsible for all keys issued to the Contractor's employees. All keys will be turned in with the access card at the place of issue or wherever designated by Landlord/Manager. The following rules always apply:

          A. Notification of Loss - All recipients of keys and access cards must notify Landlord/Manager immediately of any lost keys and/or access cards assigned to them.

          B. Duplication - Duplication of keys issued is prohibited and any duplicate keys must be acquired through Landlord/Manager only.

          C. Misuse - Recipients must retain possession of the keys at all times while at work and not loan keys to other persons. Failure to comply could result in the removal of the employee from the building.

SECURITY

     1. The Landlord/Manager will issue to vendors/contractors building identification passes valid for six months, daily, or as required. All passes are to be returned upon completion of the project. Requests for additional passes from Landlord/Manager must be requested in writing to Landlord/Manager.

     2. Alternatively, the vendors/contractors may be required to sign-in daily and to otherwise schedule access at least 24 hours in advance.

     3. No equipment or materials may be removed from the building without a Building Pass signed by an authorized representative of Landlord/Manager; the pass must identify the serial number of any equipment to be removed from the Building. Building passes are available from Landlord/Manager in the Building Office.

DELIVERIES AND STORAGE OF MATERIALS AND EQUIPMENT:

     1. All deliveries are to be made through the loading dock and or freight entrance. No deliveries are to be made through the main entrance. All materials and equipment delivered to the Building are the responsibility of the tenant or its Contractors and not of the Landlord/Manager. Tenant and Contractors must take all precautions, including posting of security guards, to ensure proper protection is provided.

     2. Construction deliveries must be scheduled either before or after normal business hours unless such deliveries can be made during normal business hours without interference with or inconvenience to Landlord/Manager or the tenants or other licensees of the Building. Major deliveries (defined as larger than one full trip) shall be scheduled after hours for dedicated use.

     3. The freight elevator cars may be used in common with tenants or other licensees during normal business hours; the freight elevator is not available for exclusive use during such times. After hours usage of freight elevator service may be arranged at least 24 hours in advance, at the Building's prevailing rates for such service. Tenant or tenant contractor to fill out building freight reservation form for all bookings.

CONSTRUCTION

     1. Any changes (other than de minimis changes) to the approved Tenant's Plans must be reviewed and approved by Landlord/Manager before it may proceed.

     2. No contractor or subcontractor may work in the Building without prior authorization from Landlord/Manager. Such authorization shall not be unreasonably withheld, conditioned or delayed and should be arranged, at least 24 hours in advance by Tenant or its representative, not by the Contractor directly, in accordance with the following procedure:

          A. A memo containing the following information is to be approved by Building Services and sent to Security.

               i. Name of contractor.

               ii. Names of all staff or number of staff if names are not known (all will be required to sign-in).

               iii. Name of supervisor who will be on site at all times.

               iv. Times, dates, location (as exact as possible, including room number if applicable) and description of work.

               v. Access to building systems if required (i.e.: sprinkler drain down, access to communication, electrical or security closets).

               vi. Name and emergency number of tenant's Project Manager responsible for the work.

          B. Weekend work requests must be delivered by Licensee and received by Landlord/Manager NO LATER THAN 12:00 P.M. on Friday or the work will not be allowed to proceed. Tenant's Project Manager will deliver the work requests to Landlord/Manager.

          C. Where contractor's work involves an interruption of services, prior notice as is reasonable under the circumstances must be provided to Landlord/Manager to minimize impact on Landlord/Manager's operations and services to other tenants. Tenant or tenant representative should always schedule interruption in services to provide Landlord/Manager adequate time to schedule the interruptions in services with other tenants in the building. When contractor's work involves critical systems [e.g., data centers, Uninterrupted Power System (UPS), Emergency Power System (EPS), etc.] or require a drain down, the Project Manager should notify Landlord/Manager as soon as possible.

     3. Construction activity may not interfere with or inconvenience Landlord/Manager or the tenants or other occupants of the Building.

     4. All outside personnel are expected to conduct themselves in accordance with building regulations. The contractor shall be deemed responsible for all activities of his employees anywhere within the Building. Further, the Contractor will immediately remove from the Building any personnel the Landlord/Manager requests to have removed.

     5. It is the Contractor's responsibility to provide protective covering for all building finishes in the area of construction and any other areas where it may be required to protect such finishes from material deliveries. Finishes shall include but not be limited to the following: carpeting, wood trim, metal trim, glass doors, ceramic tiles, metal counter tops, et cetera, and any other finished surface including concrete. Any damage to building finishes caused by the Contractor shall be repaired or replaced at the discretion of Landlord/Manager, at the expense of the Contractor.

     6. It is the contractor's responsibility to provide suitable protection and site safety signage wherever it is deemed necessary by Landlord/Manager.

     7. Construction debris must be removed from the building promptly, and must not be allowed to accumulate on the loading dock or at the truck entrance. No stacking of containers on the sidewalk allowed.

     8. A contractor who begins a job will be held responsible for the total completion of that job. An electrical project, for example, will not be considered complete until all removed carpet and ceiling tiles have been replaced and all site clean-up has been done. Any follow up work that has to be done will be back-charged to the project/contractor.

     9. Any approved work to be done on a fire system (e.g., sprinkler, Class E, etc.) must first be coordinated with the Building Office and Fire Command Station, each day, before the work activity commences.

     10. Any work to be done in an area in which smoke or heat detection devices are contained must first be coordinated with the Building Office and Fire Command Station, each day, before the work activity commences.

     11. No storage or staging of equipment and/or materials is permitted without the prior permission of Landlord/Manager. Equipment and material improperly stored will be removed without notice to the contractor. In no event are stairways, landings or service elevator lobbies to be used for storage and/or staging.

     12. The Contractor is responsible for all housekeeping and cleaning on a daily basis (or more frequently, if needed). If the cleaning is not deemed adequate, Landlord/Manager may elect to provide same, at Tenant's cost and expense. In the event that failure to properly maintain the cleanliness of the site, in the reasonable judgment of the Landlord/Manager, poses a potential safety risk, Landlord/Manager may elect to perform such cleaning without prior notice at Tenant's sole cost and expense.

     13. Temporary light and power will be provided by the Contractor where deemed necessary, subject to the prior approval of Landlord/Manager. All such temporary power and light will be removed as soon as deemed practical and all finishes restored to the condition existing prior to such temporary installations.

     14. Work done on Mechanical and Electrical systems may require standby coverage by operating personnel which will require advance coordination with Landlord/Manager. Any standby coverage shall be at Tenant's sole cost and expense.

FIRE SAFETY RULES

     1. No fire system (e.g., sprinklers, standpipe, smoke/heat detectors, manual pull stations, or the like) is to be removed, installed or altered without the prior approval of Landlord/Manager.

     2. Whenever a fire system is to be disabled, a minimum of 24 hours prior notice must be given to Landlord/Manager. Once the system is disabled, the contractor must provide a fire watch continuously in the affected area(s), including any materials or equipment required to support the fire watch.

     3. Burning/Welding operations:

          A. Minimum 48 hour notice to Landlord/Manager. No burning may take place during normal business hours 8:00 AM to 6:00 PM without prior notice to Landlord/Manager and the posting of a fire watch during the performance thereof.

          B. Certification of Fitness must be presented to Landlord/Manager.

          C. Adequate protection must be provided to protect surrounding areas.

          D. All combustibles must be removed from the area by Contractor.

          E. A minimum of one (1) 2½ gallon water-type fire extinguisher will be kept at hand at all times.

          F. All cracks or openings in floors will be safely covered or sealed.

          G. No work activity will commence until the area is examined by the Fire Safety Director.

     4. In the event of a fire:

          A. Call 911.

          B. Use a telephone to call Fire Command Station @ 1.212.448.1269; or,

          C. Pull nearest manual pull station.

     5. The Contractor is responsible for being knowledgeable of all applicable code requirements and for strict compliance with same.

     6. Where slab penetrations are made, the contractor will install temporary fire safeing (material to be specified by Landlord/Manager) at the end of each workday.

SUPERVISION

     1. Tenant or tenant's contractor will provide adequate supervisory staff to discharge its responsibilities hereunder. Tenant recognizes the importance of such supervision in the event of emergencies that may arise during the term of the work. Accordingly, Tenant has identified three (3) employees, who can be readily contacted in the event of an emergency, as follows:

Name  Office Phone  Home Phone  Cellular

STANDBY & OVERTIME

     1. Tenant may request work to be done outside of normal business hours and Landlord/Manager may accommodate such requests; however, Tenant shall pay all actual costs and expenses incurred by Landlord/Manager for such overtime personnel and equipment as Landlord/Manager deems reasonably necessary to accommodate such work, including costs and expenses incurred for standby staff coverage. In all such instances, Tenant will pay as additional rent all costs and expenses incurred by Landlord/Manager for such overtime personnel, equipment and standby labor.

TESTING

     1. In such instances where Tenant installs mechanical, electrical, electronic or other operating systems, Landlord/Manager reserves the right to require the Tenant to arrange for full-function and/or full-load testing of such systems to ensure operational integrity and reliability, except and to the extent Landlord/Manager approves the testing thereof described in the approved Tenant's Plans. Before commencing the any work hereunder, Tenant may request a meeting with Landlord/Manager and/or Landlord/Manager's Architect and/or Engineer to review the testing requirements applicable to the Work involved.

STANDARDS

     1. All equipment, devices, controls and the like to be installed as part of the work will be compatible with such existing equipment, devices, controls and the like, so as to minimize the need for spare parts. To the extent provided in the approved Tenant's Plans, the systems shall be monitored by the Building Management System and connected thereto by Tenant at its sole cost and expense.

Agreed & Accepted for Contractor:

Contractor Name:

By:	(Print)
(Sign)
Title:
Date:

Power Wiring Standards
For Tenant's Electrical Contractor

Wire Identification

     1. At the electrical panel, wire must be tagged with identification of grid address for a general purpose outlet (e.g., convenience or appliance outlet) or location if for a specific device (e.g., fan coil or photocopier); tag all wire with identification name and number.

     2. At the device, outlet must be tagged identification of panel location and pole position for termination panel.

     3. Use building standard wire markers only. For example, "the standard marker is Thomas & Betts roll marker, WPR-12A type 60, and T&B printer, Cat. No. WD-25P".

     4. Landlord/Manager reserves the right to designate a "house electrician" to perform all wire termination in electric panels. In such an event, the contractor will perform all work up to the electric panel in the electric closet, as indicated for termination by the "house electrician".

Wire & Conduit Standards

     1. Phase conductors are not to be spliced unless specifically approved by Landlord/Manager; accordingly, splice boxes are not permitted.

     2. Neutral conductors may be spliced where a common neutral is to be utilized but there may not be more than three phase conductors per common neutral. Common neutral conductor must be at least one size larger than phase conductors; for example, three #12 phase conductors require a minimum #10 neutral conductor.

     3. All wire splices must be made with an appropriately sized wire nut, no other splice method is permitted. All wire nuts must be wrapped with electrical tape (2-1/2 turns) rated at 600 volts minimum for all wiring at 220 volts or less; follow manufacturer's recommendations for electrical tape voltage ratings for wire capacities above 220 volts.

     4. Pull boxes are permitted, as allowed by local code and as shown on approved drawings.

     5. EMT may be used in compliance with all applicable legal requirements.

     6. Weatherproof enclosures & fittings must be used for all exterior installations or in interior areas where water piping is present.

     7. No boxes may be mounted directly to slab; boxes must be mounted on 1-5/8" unistrut, same for conduits.

     8. Greenfield connectors to floor box may be longer than 2 meters long.

     9. All circuits must be provided with a conducted ground (earth) to the originating electrical panel; low voltage (120 volts or less) ground is green, high voltage ground is green with stripe. Whenever a common neutral is permitted, a common ground conductor may also be utilized so long as all phase conductors are common to both neutral and ground.

Demolition

     1. Remove all disconnected conductors - do not abandon in place.

     2. Remove all unused conduits - do not abandon in place

     3. Plug any openings in electrical panels resulting from removal of conduit.

     4. Pasers may be used for circuit tracing during business hours, if scheduled in advance with Landlord/Manager.

     5. All demolition can be performed without interference with or inconvenience to Landlord/Manager or the tenants or other occupants of the Building. All areas, which will be affected, must be identified to Landlord/Manager and temporary power provided to occupied areas, as deemed necessary.

No work may proceed without prior approval of drawings by the responsible entities and a review and coordination meeting with Landlord/Manager personnel. In all instances, Contractor is responsible for knowledge of and compliance with all applicable codes and for strict compliance with such codes and building standards for doing such work. Contractor acknowledges that it has received, reviewed and understands all of its obligations for doing work in the property managed by Landlord/Manager.

Agree & Accepted:

Contractor Name:

By:	(Print)
(Sign)
Title:
Date:

EXHIBIT E

Transfer Restrictions

Pursuant to Section 9.16 of the Lease, Tenant covenants not to assign, sublease, license or otherwise transfer the Premises (or any portion thereof) to any Sony Competitor. As used in this Lease, the term “Sony Competitors” means (i) the entities listed below (as such list may be modified from time to time as hereinafter provided), and (ii) any “affiliates” of any entity listed below (as such list may be modified from time to time as hereinafter provided). For purposes of this Exhibit E, “affiliate” means an entity that controls, is controlled by or is under common control with, the entity in question, and the word “control” (including the derivations of the word “control,” such as “controlling”, “controlled by” or “under common control with” or words of like import) means: (x) ownership of more than 50% of the outstanding voting shares of a corporation or more than 50% of the beneficial interests of any other entity and (y) the ability to effectively control or direct the management decisions of such corporation or entity.

Sony Competitors:

1.	Apple
2.	Microsoft (and its affiliates or divisions Xbox and Nokia)
3.	Samsung
4.	Universal Music
5.	Warner Music

In addition, the following companies shall be deemed to be included in the list of Sony Competitors if and for so long as any portion of the Premises is at any time serviced by elevator bank “D” in the Building, provided that the foregoing shall not preclude the subletting or licensing, to the extent otherwise permitted under this Lease, to any such entity listed below of any space within the Premises which is not serviced by elevator bank “D”:

1.	CBS
2.	Comcast (and its affiliates NBC and Universal)
3.	Fox
4.	Lenovo (and its affiliate Motorola)
5.	LG
6.	Nintendo
7.	Viacom (and its affiliate Paramount)
8.	Vizio
9.	Walt Disney
10.	Warner Brothers

Changes to Sony Competitors:

Landlord shall have the right to periodically modify the above lists of Sony Competitors to reflect changes to the corresponding lists of Sony Competitors permitted under the Sony Lease, each such change to be effective immediately upon written notice thereof given by Landlord to Tenant.

Notwithstanding the foregoing, if Tenant shall be acquired by a Sony Competitor in a transaction for which Landlord’s consent is not required under this Lease, the continued occupancy by Tenant of the Premises following such acquisition will not violate the provisions of this Exhibit E.

EXHIBIT F

Prohibited Uses

(a) Non-Retail.

     1. Other than uses permitted under this Lease with respect to the Retail Premises, any retail use or purpose, it being agreed that for the purposes of this Lease, the term “retail” shall refer to a business whose primary patronage are customers visiting the Premises in person;

     2. Other than the uses permitted under this Lease with respect to the Retail Premises, (i) the business of photographic reproductions or offset printing except if incidental to an occupant’s or tenant’s business; (ii) a school or classroom, except if incidental to the conduct of an occupant’s or a tenant’s business; (iii) conduct of an auction, except for the liquidation sale of the property of any occupant or tenant or as a comparable part of such other tenant’s or occupant’s business similar to the exclusion contained in clause (ix) of subparagraph (b), below; (iv) gambling activities; (v) assembly of the public purposes except if incidental to the conduct of an occupant’s or a tenant’s business; (vi) a messenger service business other than incidental to the conduct of an occupant’s or a tenant’s business; (vii) a barber shop, except for the incidental use for “in-house” facilities for any occupant or tenant; (viii) an employment or placement agency other than as an executive search firm; (ix) a personal loan or check-cashing business, except as part of the business of a bank, trust company or savings and loan association; (x) gambling or gaming activities, including New York City Off-Track Betting or any other governmentally sponsored betting activity, other than incidental sales of legally conducted lotteries as part of a newsstand; (xi) a video or other game arcade; (xii) “T-Shirt only” stores; and/or (xiii) for medical, dental, or psychiatric offices or for the providing of any therapeutic services, other than the incidental use for “in-house” medical facilities for any occupant or tenant.

(b) Retail Premises

     1. an employment or placement agency other than as an executive search firm;

     2. a personal loan or check-cashing business, except as part of the business of a bank, trust company or savings and loan association.

     3. gambling or gaming activities, including New York City Off-Track Betting or any other governmentally sponsored betting activity, other than incidental sales of legally conducted lotteries as part of a newsstand;

     4. a school or classroom, except as may be incidental to a permitted use;

     5. the conduct of a public auction, except as may be conducted by a tenant which is a high-class auction house (e.g., Christie’s and Sotheby’s) or which is for the liquidation sale of the property of any occupant or tenant;

     6. a video or other game arcade (but expressly excluding the use of video games for display and demonstration purposes in a retail store selling audio/visual equipment);

     7. “T-Shirt only” stores;

     8. the sale or display of pornographic or obscene material, or the use of such space for the conduct of any obscene, nude, or semi-nude live performances, nude modeling, as a so-called rubber goods store, or as a sex club of any sort, or as a “massage parlor”, or for any similar or related purpose;

     9. the rendition of medical, dental, psychiatric, psychological, or therapeutic services, but the provision of spa services (including as an incident to a gym or health club) shall be permitted;

     10. any “fast food” use, which shall be defined as having a limited menu of precooked meals that shall be wrapped in paper or boxes and sold to patrons in paper bags, disposable containers and/or on plastic trays (such as a “McDonald’s”, “Burger King”, “Dunkin Donuts”, “Wendy’s” or “Ranch One Chicken”), it being agreed that (A) the failure of a restaurant to provide waiter or waitress service or tablecloth dining shall not automatically be deemed to constitute “fast food”, (B) the existence of cafeteria type dining shall not automatically be deemed to constitute “fast food” and (C) a restaurant such as “Starbucks”, “Pret A Manger”, “Cosi”, “Au Bon Pain” and other restaurants that are upscale, high-quality and (in the reasonable discretion of Landlord) not detrimental to the reputation or image of the Building as a First Class Office Building shall be deemed to not constitute “fast food” nothing in this subsection 11 shall limit "fast food" sales from the Retail Premises to Tenant's employees and invitees so long as such use is conducted as an Ancillary Permitted Use rather than as a Retail Use, e.g., from an employee cafeteria, not a retail store open to the public); and

     11. any of the following uses: (A) a pool hall, (B) a bowling alley, amusement arcade or other business deriving income from coin operated games, a shooting gallery or the use of any type of video game, slot machine, pinball machines or related equipment, (C) check cashing, (D) a dating or escort service, (E) discount stores, (F) a night club, cabaret, ballroom, dance hall or discotheque, (G) a flea market or second hand business, (H) a funeral parlor or chapel, (I) a gypsy, fortune teller, palm reader or card reader, (J) the offices of a labor union, (K) a liquor store or wine shop, (L) a pawn shop, (M) a pet shop, (N) stereos, hi-fi, television, camera or video equipment sales (except that upscale electronics stores such as “Sony” are permitted), (O) storage (other than ancillary to a permitted retail use), and (P) the sale of ice cream, confectionery, candy or baked goods (except for restaurants permitted under clause (x) hereof and except that stores such as “Godiva”, “Magnolia Bakery”, “Crumbs Bake Shop”, “Pinkberry Yogurt”, “16 Handles” and other similar stores that are upscale and high-quality are also permitted) (nothing in this subsection 12 shall limit the sale of ice cream confectionery, candy or baked goods from the Retail Premises to Tenant's employees and invitees so long as such use is conducted as an Ancillary Permitted Use rather than as a Retail Use, e.g., from an employee cafeteria, not a retail store open to the public).

     12. the offices or business of a governmental or quasi-governmental bureau, department or agency, foreign or domestic, including an autonomous governmental corporation or diplomatic or trade mission, and

     13. leases to any of UBS, Deutsche Bank, Goldman Sachs, Morgan Stanley, Barclays, Morgan Chase, Citigroup, and Bank of America or any retail stock brokerage by a brokerage firm that is a member of the New York Stock Exchange or any other major stock exchange or any entity that is in the financial services industry.

(c) Entire Premises

     1. As a mailing address or telephone answering service;

     2. Fundraising or solicitation for other purposes by means of telephone “bank” calls or a telephone call center;

     3. An employment or placement agency other than as an executive search firm;

     4. A school or classroom, learning center, studying center or vocational training center except as may be incidental to a permitted use;

     5. Athletic facilities including a tanning, health, exercise and/or racquet club or spa, gymnasium or other sports or recreational activity facility (other than a fitness center for Tenant’s own employees);

     6. The conduct of a public auction, except as may be conducted by a tenant which is a high-class auction house (e.g., Christie’s and Sotheby’s) or which is for the liquidation sale of the property of any occupant or tenant;

     7. A real estate sales or rental office;

     8. A diagnostic or treatment medical, dental, psychiatric, psychological or veterinary center or office, or for the practice of medicine, dentistry, psychiatry, psychology or veterinary medicine or for the performance of any procedures (surgical other or otherwise) or for the treatment of patients;

     9. The rendition of medical, dental, psychiatric, psychological, veterinary, scientific laboratories or therapeutic services, but the provision of spa services (including as an incident to a gym or health club) shall be permitted;

     10. A narcotics, alcohol or substance abuse rehabilitation clinic or for the treatment of any narcotic addiction, alcoholism or substance abuse;

     11. A mental health clinic, a sex therapy clinic, a public health clinic, a parenting, fertility or abortion clinic, or any similar clinic or center;

     12. A messenger service (provided that a messenger center related to the use of the Office premises as an Ancillary Permitted Use shall be permitted);

     13. A day care center (other than a day care center for Tenant’s own employees);

     14. Gambling or gaming, including, without limitation, an Off-Track betting, sports gambling, casino gambling or similar establishment, carnival or amusement park; gambling or gaming activities, including New York City Off-Track Betting or any other governmentally sponsored betting activity, other than incidental sales of legally conducted lotteries as part of a newsstand;

     15. Residential uses including hotels, motels, living quarters, apartments and lodging rooms;

     16. Manufacturing;

     17. Office, store, reading room, headquarters, center or other facility devoted or opposed to the promotion, advancement, representation, purpose or benefit of: (a) any political party, political movement or political candidate, (b) any religion, religious group or religious denomination, or (c) any domestic or foreign government (other than incidental use by revocable license for a de minimis amount of un-demised space with respect to clauses (a) and (b) only, strictly as ancillary and related to a Permitted Use);

     18. Tax exempt or charitable, educational, religious, union or other not-for-profit uses government (other than incidental use by revocable license for a de minimis amount of un-demised space only, strictly as ancillary and related to a Permitted Use);

     19. T-Shirt only” stores;

     20. The sale or display of pornographic or obscene material, or the use of such space for the conduct of any obscene, nude, or semi-nude live performances, nude modeling, as a so-called rubber goods store, or as a sex club of any sort, or as a “massage parlor”, or for any similar or related purpose;

     21. A pool hall;

     22. A bowling alley;

     23. A dance hall or discotheque;

     24. Storage (other than ancillary to a permitted use; provided that the Auxiliary Premises can be used entirely for storage).

EXHIBIT G

Cleaning Specifications

GENERAL CLEANING

GENERAL OFFICES: Standard Frequency

1. All hard surfaced flooring to be swept using approved chemically treated cloth.     N

2. All carpeting and rugs to be vacuumed once a week.     W

3. Dust all furniture, fixtures, window sills and telephones.     N

4. Empty all waste receptacles and remove wastepaper to a designated area.     N

5. Line all waste disposal cans and baskets with plastic bags or as needed.     N

6. Wash and clean all water fountains and coolers.     N

7. Keep slop sink rooms in a neat and orderly condition at all times.     N

PERIODIC:

1. Remove fingerprints from all painted surfaces near light switches, entrance doors, etc., as required but not less than once a month.

2. Dust all louvers, within reach, once a month.

3. Dust all pictures, frames, charts, graphs, and similar wall hangings not reached in nightly cleaning monthly.

4. Dust clean all vertical surfaces, such as walls, partitions, door bucks and other surfaces not reached in nightly cleaning monthly.

5. Dust clean all pipes, high moldings, and other high areas not reached in nightly cleaning quarterly.

6. Dust exteriors of lighting fixtures annually.

LAVATORIES: Standard Frequency

1. Sweep, scrub, and/or wash all floors using proper disinfectants with approved germicidal detergent solution to remove all spills, smears, scuffs, marks, and foot tracks throughout.	N

2. Wash and polish all mirrors, shelves, bright work, and enameled surfaces.	N

3. Scour, wash and disinfect all basins, bowls, urinals, and other fixtures with approved germicidal detergent. Clean flushometers and other metal work as required.	N

4. Wash all toilet seats. Remove stains as necessary. Clean underside of rims of urinals and bowls.	N

5. Hand dust and clean all partitions, tile walls, dispensers, and receptacles in lavatories and restrooms.	W

6. Empty all receptacles and remove refuse for disposal.	N

7. Supply and fill toilet tissue holders, as well as soap and towel and sanitary napkin/tampon dispensers.	N

8. Empty and clean sanitary disposal receptacles.	N

9. Disinfect, wash and polish all partitions, tile walls, enamel surfaces, dispensers, doors, and receptacles from trim to floor every thirty (30) days.	QUARTERLY

10. Damp mop spillage as required.	N

11. Vacuum louvers, ventilating grills, and dust light fixtures one time per year.	A

12. Perform high dusting monthly.	QUARTERLY

13. Wipe down all painted wall surfaces, ceilings, including tile, as needed at least quarterly.	QUARTERLY

WINDOW CLEANING:

1. Wash exterior windows four times per annum. Wash interior windows two times per annum. Washing to include all adjacent metal surfaces that will be wiped clean during the window cleaning operation. All lobby exterior glass shall be washed and cleaned once a week and all lobby interior glass, once a month.

TERRACES/SETBACKS:

1. Police setbacks monthly, weather permitting, and clean as often as necessary provided that access is provided to Landlord by Tenant.	M

*Annotation:     N=Nightly on Business Days     A=Annually     M=Monthly
2W=Twice a week     W=Weekly

EXHIBIT H

HVAC Specifications

     72 degrees F.,+/- 2 degrees F. dry bulb, and not more than 50% relative humidity, when, in both cases, outside conditions are 95 degrees F. dry bulb.

     72 degrees F.,+/- 2 degrees F. dry bulb, and not more than 30% relative humidity, when, in both cases, outside conditions are 0 degrees F. dry bulb.

Outside Air or Make Up Air: The HVAC system shall provide a ventilation rate (i.e. outside air) of (i) 14th floor: Minimum of 7,600 cfm, Maximum of 62,400 cfm, and (ii) 16th floor: Minimum of 6,400 cfm, Maximum of 51,600 cfm.

EXHIBIT I

Form of Security Letter

Date:

Beneficiary:
[Inset Landlord’s name and address]

Letter of Credit No. NY___________________________

Gentlemen:

By order of our client, [Insert name of Tenant] (the “Applicant”), we hereby open our irrevocable Standby Letter of Credit No. NY __________________, in your favor for an amount not to exceed in the aggregate $_____________ (In words _______________________________and ___/100 Dollars), effective immediately and expiring at the office of our Servicer, [Insert Name of Manhattan Branch] (the “Office”), on ______________.

Funds hereunder are available to you against presentation of your Sight Draft(s), drawn on us, mentioning thereon our Letter of Credit Number NY--. We hereby agree to honor each Draft drawn under and in compliance with the terms and conditions of this letter of credit upon presentation of your sight draft in the form of Exhibit “A” attached hereto, at our Office on or before the expiration date hereof.

Partial drawings are allowed.

Presentation of documents may be made by fax transmission to [insert fax number] or such other fax number as we may identify in a written notice sent to you at the above address by certified mail (return receipt requested). To the extent a presentation of a draft is made by fax transmission you must (a) provide telephone notification thereof to us (phone number [insert phone number]) prior to or simultaneously with the sending of such fax transmission and (b) send the original of such draft to us by overnight courier, at the same address provided above for presentation of drafts. However, receipt of such telephone call or original Draft will not be condition for payment hereunder. We will pay the draft in question by wire transfer of funds to an account designated by you in accordance with payment instructions which accompany such draft.

It is a condition of this Letter of Credit that it shall be deemed automatically extended, without amendment, for additional period(s) of one year from the expiry date hereof, or any future expiration date, but not beyond _______________, unless forty-five (45) days prior to any expiration date we notify you by certified mail (return receipt requested) that we elect not to consider this Letter of Credit renewed for any such additional period, whereupon you may draw for the available amount under this Letter of Credit by means of your sight Draft(s), drawn on us, mentioning our Letter of Credit number.

It is a condition of this letter of credit that it is transferable and may be transferred in its entirety, but not in part, and may be successively transferred by you or any transferee hereunder to a successor transferee(s) without additional charge to you (whether or not our transfer fee is paid). Transfer under this letter of credit to such transferee shall be effected upon presentation to us of the original of this Letter of Credit and any amendments hereto accompanied by a request designating the transferee in the form of Exhibit “B” attached hereto appropriately completed. Our transfer fees are for the Applicant’s account.

This letter of credit cannot be modified or revoked without your consent.

Should you have occasion to communicate with us regarding this Letter of Credit, please direct your correspondence to our Office, making specific mention of the Letter of Credit number indicated above.

Except as far as otherwise expressly stated herein, this Standby Letter of Credit is subject to the International Standby Practices (“ISP98”), International Chamber of Commerce, Publication No. 590, and as to matters not governed by the ISP98, shall be governed by and construed in accordance with the laws of the State of New York and applicable U.S. Federal Law.

Exhibit A To Letter Of Credit

FOR VALUE RECEIVED

PAY AT SIGHT BY WIRE TRANSFER IN IMMEDIATELY AVAILABLE FUNDS TO ______________________THE SUM OF U.S. ______________ DOLLARS ($______) DRAWN UNDER IRREVOCABLE LETTER OF CREDIT NO. _______DATED_________, 200_ ISSUED BY ___________________________.

TO:		[ISSUER OF LETTER OF CREDIT]

NEW YORK, NEW YORK

EXHIBIT B TO [INSERT NAME OF ISSUING BANK] LETTER OF CREDIT NO.____

TO:	[Insert Name of Issuing Bank]
[Insert Address of Issuing Bank]

For value received, the undersigned beneficiary of the above described Letter of Credit (the “Transferor”) hereby irrevocably transfers all its rights under the Letter of Credit as heretofore and hereafter amended, extended or increased (the “Credit”) to the following transferee (the “Transferee”).

Name of Transferee

Address

By this transfer all of our rights in the Credit are transferred to the Transferee, and the Transferee shall have sole rights as beneficiary under the Credit, including, but not limited to, sole rights relating to any amendments, whether increases or extensions or other amendment, and whether such amendments are now existing or hereafter made.

ADVISE OF FUTURE AMENDMENTS: You are hereby irrevocably instructed to advise future amendment(s) of the Credit to the Transferee without the Transferor’s consent or notice to the Transferor.

Enclosed are the original of the Credit and the original of all amendments to this date. Please notify the Transferee of this transfer and of the terms and conditions of the credit as transferred. This transfer will not become effective until the Transferee is so notified.

TRANSFEROR’S SIGNATURE GUARANTEED BY:

[Add Bank’s Name]

By

Printed Name

Title:

[Add Transferor’s Name]

By

Printed Name

Title

EXHIBIT J

Holidays

New Year's Day

Martin Luther King's Day

Memorial Day

Independence Day

Labor Day

Thanksgiving Day

Christmas Day

EXHIBIT K

Intentionally Omitted

EXHIBIT L

Approved Contractors

General Contractors

Americon
J.T. Magen & Company Inc.
StructureTone, Inc.
Benchmark Builders Inc.
JRM Construction Management, LLC
Hennegan Construction Co., Inc.
Petretti & Associates
L&K Partners, Inc.
Turner Construction Corporation
Hunter Roberts
Shawmut
SPK Lewis
Sciame
J.G. Fitzgerald
Gilbane
Skanska
Tishman Construction Corp.
R.C. Dolner

Plumbing

Ashland Plumbing PAR
Lab
Preferred Mechanical
American Piping
M&S Mechanical
Pace Plumbing
Brennan Brothers
Richard's Plumbing
Evolution Piping

HVAC

Sound Mechanical Manhattan
Donnelly
PJ Mechanical
Penguin
M&S Mechanical
Sovereign
Marlin
United Air Conditioning
JDP Mechanical
BP Mechanical
Crossland Mechanical

Electrical

Campbell & Dawes
Atlas Acon
Nead Electric Unity
Ohm Electric
P.E. Stone
Sovereign
Marlin
United Air Conditioning
JDP Mechanical
BP Mechanical
Crossland Mechanical
ADCO
Forest Electric
Egg Electric
E.J. Electric
AIIran
Kleinknect Electric

EXHIBIT M

Signage Plan

11 MADISON AVE
SAPIR ORGANIZATION
30 JUNE 2014
ELEV BANK SIGNAGE

STUDIOS architecture

-i-

TENANT
TENANT
TENANT
TENANT
TENANT
TENANT
1'-6"
1'-6"

- ALIGN TOP SIGNAGE TO ELEVATOR ENTRANCE
- 5" LETTERS - 3/6" THK NICKEL PLATED FINISH
- 5" GAP BETWEEN LETTERS
- 18" MIN CLEAR ON BOTH SIDES OF SIGNAGE
- LEFT JUSTIFIED LETTERS

ELEVATOR BANK VIEW
11 MADISON AVENUE

EXHIBIT N

Certificate of Occupancy

NEW YORK CITY DEPARTMENT OF BUILDINGS

CERTIFICATE OF OCCUPANCY

BOROUGH Manhattan **DATE:** APR 2 3 2003 **NO.** 100929355

This certificate supersedes C.O. No 100929355 -T-3 ZONING DISTRICT C5-3

THIS CERTIFIES that the -altered- building-premises located at

11 MADISON AVE Block 854 Lot 7501

CONFORMS SUBSTANTIALLY TO THE APPROVED PLANS AND SPECIFICATIONS AND TO THE REQUIREMENTS OF ALL APPLICABLE LAWS, RULES, AND REGULATIONS FOR THE USES AND OCCUPANCIES SPECIFIED HEREIN.

PERMISSIBLE USE AND OCCUPANCY

STORY	LIVE LOAD LBS. PER SQ. FT.	MAXIMUM NO. OF PERSONS PERMITTED	ZONING DWELLING OR ROOMING UNITS	BUILDING CODE HABITABLE ROOMS	ZONING USE GROUP	BUILDING CODE OCCUPANCY GROUP	DESCRIPTION OF USE
4th Basement		250					Storage & Machinery
3rd Basement	100	277					Accessory Storage, Pump Rooms, Locker Rooms and Offices
2nd Basement	100	396			6	F-4	Cafeteria
		64			6	F-4	Club Room
		178			6	F-1b	Auditorium
		303			6	E, D-2	Offices, Kitchen & Mechanical Room
		31					
1st Basement		64			6	F-3	Fitness Area
		50			6	F-3	Aerobic Room
		91			6	E, D-2	Offices, Mechanical Equipment Rooms
		7					
1st Basement Mezzanine	120	4				E	Offices
1st Story	100	150			6	E	Office, Accessory Storage
		38			6	C	Retail
		218			6	F-4	Eating & Drinking (Northwest)
		311			6	F-4	Eating & Drinking (Southwest)
		11			6	D-2	Kitchen (Southwest)
1st Mezzanine		169			6	E, D-2	Offices, Mechanical Equipemnt Accessory Storage
		152			6	F-4	Eating & Drinking (Northwest)
		12			6	D-2	Kitchen (Northwest)
		94			6	F-4	Eating & Drinking (Southwest)
		2			6	D-2	Kitchen (Southwest)
2nd Story	250	500					Office & Storage

(CONTINUED)

OPEN SPACE USES ______________________________
(SPECIFY-PARKING SPACES, LOADING BERTHS, OTHER USES, NONE)

NO CHANGE OF USE OR OCCUPANCY SHALL BE MADE UNLESS A NEW AMENDED CERTIFICATE OF OCCUPANCY IS OBTAINED

THIS CERTIFICATE OF OCCUPANCY IS ISSUED SUBJECT TO FURTHER LIMITATIONS, CONDITIONS AND SPECIFICATIONS NOTED ON THE REVERSE SIDE.

BOROUGH COMMISSIONER
BOROUGH SUPERINTENDENT

Commissioner A.I.A. MAN 11
COMMISSIONER

☐ ORIGINAL ☐ OFFICE COPY - DEPARTMENT OF BUILDINGS ☐ COPY

-i-

B Form 54 (rev. 8/85)

THAT THE ZONING LOT ON WHICH THE PREMISES IS LOCATED IS BOUNDED AS FOLLOWS:

BEGINNING at point on the East side of Madison Avenue
distant 0'0" feet from the corner formed by the intersection of Madison Ave and East 24th Street running thence North 197'6" feet; thence East 425'0" feet;
thence South 197'6" feet; thence West 425'0" feet;
thence ______ feet; thence ______ feet;
thence ______ feet; thence ______ feet;
to the point or place of beginning

ALT No. 100929355 DATE OF COMPLETION CONSTRUCTION CLASSIFICATION C1-FP
BUILDING OCCUPANCY GROUP CLASSIFICATION E HEIGHT STORIES. FEET

THE FOLLOWING FIRE DETECTION AND EXTINGUISHING SYSTEMS ARE REQUIRED AND WERE INSTALLED IN COMPLIANCE WITH APPLICABLE LAWS.

	YES	NO		YES	NO
STANDPIPE SYSTEM	X		AUTOMATIC SPRINKLER SYSTEM	X	
YARD HYDRANT SYSTEM					
STANDPIPE FIRE TELEPHONE AND SIGNALLING SYSTEM					
SMOKE DETECTOR					
FIRE ALARM AND SIGNAL SYSTEM	X				

STORM DRAINAGE DISCHARGES INTO:
A) STORM SEWER ☐ B) COMBINED SEWER ☐ C) PRIVATE SEWAGE DISPOSAL SYSTEM ☐

SANITARY DRAINAGE DISCHARGES INTO:
A) SANITARY SEWER ☐ B) COMBINED SEWER ☐ C) PRIVATE SEWAGE DISPOSAL SYSTEM ☐

LIMITATIONS OR RESTRICTIONS:
BOARD OF STANDARDS AND APPEALS CAL. NO. ______
CITY PLANNING COMMISSION CAL. NO. ______
OTHERS:

NEW YORK CITY DEPARTMENT OF BUILDINGS

CERTIFICATE OF OCCUPANCY

BOROUGH Manhattan **DATE:** APR 23 2003 **NO.** 100929355

This certificate supersedes C.O. No 100929355-T-3 ZONING DISTRICT C5-3

THIS CERTIFIES that the -altered building-premises located at

11 MADISON AVENUE Block 854 Lot 7501

CONFORMS SUBSTANTIALLY TO THE APPROVED PLANS AND SPECIFICATIONS AND TO THE REQUIREMENTS OF ALL APPLICABLE LAWS, RULES, AND REGULATIONS FOR THE USES AND OCCUPANCIES SPECIFIED HEREIN.

PERMISSIBLE USE AND OCCUPANCY

STORY	LIVE LOAD LBS. PER SQ. FT.	MAXIMUM NO. OF PERSONS PERMITTED	ZONING DWELLING OR ROOMING UNITS	BUILDING CODE HABITABLE ROOMS	ZONING USE GROUP	BUILDING CODE OCCUPANCY GROUP	DESCRIPTION OF USE
2nd Mezzanine	100	30					Offices & Storage
3rd Story	250	840			6	E	Offices
4th Story	250	840			6	E	Offices
5th Story	250	840			6	E	Offices
6th Story	80	642			6	E	Offices
7th Story	80	840			6	E	Offices
8th Story	80	642			6	E	Offices
9th Story	80	586			6	E	Offices
10th Story	80	262			6	E	Offices
	80	50			11	E	Accessory Custom Manufacturing
	80	102			11	E	Accessory Showroom
11th Story	80	595			6	E	Offices
12th Story	80	603			6	E	Offices
13th Story	80	508			6	E	Offices
14th Story	80	508			6	E	Offices
15th Story	80	70			6	E	Offices, Mechanical Equipment
16th Story	80	432			6	E	Offices

OPEN SPACE USES (continued)
(SPECIFY-PARKING SPACES, LOADING BERTHS, OTHER USES, NONE)

NO CHANGE OF USE OR OCCUPANCY SHALL BE MADE UNLESS A NEW AMENDED CERTIFICATE OF OCCUPANCY IS OBTAINED

THIS CERTIFICATE OF OCCUPANCY IS ISSUED SUBJECT TO FURTHER LIMITATIONS, CONDITIONS AND SPECIFICATIONS NOTED ON THE REVERSE SIDE.

BOROUGH COMMISSIONER

BOROUGH SUPERINTENDENT

Commissioner, A.I.A.

COMMISSIONER

☐ ORIGINAL ☐ OFFICE COPY - DEPARTMENT OF BUILDINGS ☐ COPY

B Form 54 (rev. 8/85)

THAT THE ZONING LOT ON WHICH THE PREMISES IS LOCATED IS BOUNDED AS FOLLOWS:

BEGINNING at point on the East side of `Madison Avenue
distant 0'0" feet from the corner formed by the intersection of
Madison Avenu and East 24th Street

running thence North 197'6" feet; thence East 425'0" feet;
thence South 197'6" feet; thence West 425'0" feet;
thence ______ feet; thence ______ feet;
thence ______ feet; thence ______ feet;
to the point or place of beginning

No. 100929355 DATE OF COMPLETION CONSTRUCTION CLASSIFICATION C1-FP
BUILDING OCCUPANCY GROUP CLASSIFICATION E HEIGHT STORIES. FEET

THE FOLLOWING FIRE DETECTION AND EXTINGUISHING SYSTEMS ARE REQUIRED AND WERE INSTALLED IN COMPLIANCE WITH APPLICABLE LAWS.

	YES	NO
STANDPIPE SYSTEM	X	
YARD HYDRANT SYSTEM		
STANDPIPE FIRE TELEPHONE AND SIGNALLING SYSTEM		
SMOKE DETECTOR		
FIRE ALARM AND SIGNAL SYSTEM	X	

	YES	NO
AUTOMATIC SPRINKLER SYSTEM	X	

STORM DRAINAGE DISCHARGES INTO:
A) STORM SEWER ☐ B) COMBINED SEWER ☐ C) PRIVATE SEWAGE DISPOSAL SYSTEM ☐

SANITARY DRAINAGE DISCHARGES INTO:
A) SANITARY SEWER ☐ B) COMBINED SEWER ☐ C) PRIVATE SEWAGE DISPOSAL SYSTEM ☐

LIMITATIONS OR RESTRICTIONS:
BOARD OF STANDARDS AND APPEALS CAL. NO ______
CITY PLANNING COMMISSION CAL. NO. ______
OTHERS:

B Form 54 (rev. 8/85)

THAT THE ZONING LOT ON WHICH THE PREMISES IS LOCATED IS BOUNDED AS FOLLOWS:

BEGINNING at point on the East side of Madison Avenue
distant 0'0" feet from the corner formed by the intersection of
Madison Avenue and East 24th Street
running thence North 197'6" feet; thence East 425'0" feet;
thence South 197'6" feet; thence West 425'0" feet;
thence ______ feet; thence ______ feet;
thence ______ feet; thence ______ feet;
to the point or place of beginning

No. 100929355 DATE OF COMPLETION CONSTRUCTION CLASSIFICATION C1 FP
BUILDING OCCUPANCY GROUP CLASSIFICATION E HEIGHT STORIES. FEET

THE FOLLOWING FIRE DETECTION AND EXTINGUISHING SYSTEMS ARE REQUIRED AND WERE INSTALLED IN COMPLIANCE WITH APPLICABLE LAWS.

	YES	NO		YES	NO
STANDPIPE SYSTEM	X		AUTOMATIC SPRINKLER SYSTEM	X	
YARD HYDRANT SYSTEM					
STANDPIPE FIRE TELEPHONE AND SIGNALLING SYSTEM					
SMOKE DETECTOR					
FIRE ALARM AND SIGNAL SYSTEM	X				

STORM DRAINAGE DISCHARGES INTO:
A) STORM SEWER ☐ B) COMBINED SEWER ☐ C) PRIVATE SEWAGE DISPOSAL SYSTEM ☐

SANITARY DRAINAGE DISCHARGES INTO:
A) SANITARY SEWER ☐ B) COMBINED SEWER ☐ C) PRIVATE SEWAGE DISPOSAL SYSTEM ☐

LIMITATIONS OR RESTRICTIONS:
BOARD OF STANDARDS AND APPEALS CAL. NO ______
CITY PLANNING COMMISSION CAL. NO. ______
OTHERS: